As filed with the Securities and Exchange Commission on November 23, 1998
                                                          Registration No. 333-

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-4

                          REGISTRATION STATEMENT UNDER
                           The Securities Act of 1933

                           UNION PLANTERS CORPORATION
             (Exact Name of Registrant as Specified in its Charter)


               TENNESSEE                                 6712                                62-0859007
    (State or Other Jurisdiction of          (Primary Standard Industrial       (I.R.S. Employer Identification No.)
    Incorporation or Organization)           Classification Code Number)


                          7130 GOODLETT FARMS PARKWAY
                            MEMPHIS, TENNESSEE 38018
                                 (901) 580-6000
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                           E. JAMES HOUSE, JR., ESQ.
                SECRETARY AND MANAGER OF THE LEGAL DEPARTMENT OF
                           UNION PLANTERS CORPORATION
                          7130 GOODLETT FARMS PARKWAY
                            MEMPHIS, TENNESSEE 38018
                                 (901) 580-6495
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                WITH COPIES TO:


  ANN W. LANGSTON, ESQ.                                 VIRGINIA B. WILSON, ESQ.
Gerrish & McCreary, P.C.                                 Wyatt, Tarrant & Combs
   700 Colonial Road                                       6075 Poplar Avenue
       Suite 200,                                            Suite 650
Memphis, Tennessee 38117                              Memphis, Tennessee 38119
    (901) 767-0900                                        (901) 537-2164

                         -----------------------------

 APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF SECURITIES TO THE PUBLIC:
  As soon as practicable after this Registration Statement becomes effective.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General
                  Instruction G, check the following box. | |

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective
               registration statement for the same offering. | |

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act registration statement number of the earlier effective
               registration statement for the same offering. | |

                        CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------------------------------------------------------
           TITLE OF EACH                                          Proposed                 Proposed
              CLASS OF                                        Maximum Offering              Maximum
             SECURITIES                      Amount                 Price                  Aggregate              Amount of
                TO BE                         To Be              per share(2)              Offering              Registration
             REGISTERED                   Registered(1)                                    Price(2)                  Fee
--------------------------------------------------------------------------------------------------------------------------------
Common stock, $5.00 par                  907,301 shares            $20.51                 $18,611,000              $5,173.86
value per share (and associated          (with Preferred
Preferred Share Rights)                   Share Rights)
---------------------------------------------------------------------------------------------------------------------------------

(1) This Registration Statement covers the maximum number of shares of common stock of the Registrant which is expected to be issued in connection with the merger described herein.

(2) Estimated solely for the purpose of calculating the Registration Fee and based, pursuant to Rule 457(f)(2) under the Securities Act of 1933, as amended, on the book value per share of the Common stock of FSB, Inc. as of the latest practicable date prior to the filing of this Registration Statement.

                               DELAYING AMENDMENT

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                   FSB, INC.
                             103 E. PLEASANT AVENUE
                        COVINGTON, TENNESSEE 38019-2531

                                                              November __, 1998

Dear Shareholder:

     You are cordially invited to attend a special meeting of shareholders of FSB, Inc. to be held at 10:00 A.M., local time, on December 29, 1998 at 103 East Pleasant Avenue, Covington, Tennessee 38019. At the special meeting, you will be asked to vote on a proposal to approve an Agreement and a related Plan of Merger (the "Agreement" and the "Plan of Merger") between FSB and Union Planters Corporation ("Union Planters"). The Agreement and the Plan of Merger provide for the merger of FSB and Union Planters Holding Corporation, a wholly-owned subsidiary of Union Planters. As a result of the merger, each outstanding share of FSB common stock will be converted into 1.61 shares of Union Planters common stock and associated Preferred Share Rights (as defined in the accompanying proxy statement-prospectus). Cash (without interest) will be paid in lieu of the issuance of fractional shares of Union Planters common stock. THE ACCOMPANYING PROXY STATEMENT-PROSPECTUS CONTAINS DETAILED INFORMATION ABOUT THE PROPOSED MERGER.
YOU SHOULD READ IT CAREFULLY.

     The closing price of Union Planters common stock on the New York Stock Exchange on November 18, 1998 was $48.00. If the merger had been consummated on that date the value of the Union Planters shares to be received for each share of FSB common stock, based on the closing price of Union Planters common stock on November 18, 1998, would have been $77.28 per share.

     AFTER CAREFUL CONSIDERATION, YOUR BOARD OF DIRECTORS UNANIMOUSLY APPROVED THE AGREEMENT AND THE RELATED PLAN OF MERGER. THE BOARD BELIEVES THE MERGER IS IN THE BEST INTERESTS OF FSB AND ITS SHAREHOLDERS AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE AGREEMENT AND THE RELATED PLAN OF MERGER. THE REASONS FOR THE BOARD OF DIRECTORS' RECOMMENDATION ARE STATED IN THE ACCOMPANYING PROXY STATEMENT-PROSPECTUS. FURTHERMORE, FSB'S FINANCIAL ADVISOR, MERCER CAPITAL MANAGEMENT, INC., HAS ISSUED ITS OPINION TO THE EFFECT THAT THE EXCHANGE RATIO OF UNION PLANTERS COMMON STOCK FOR FSB COMMON STOCK IN THE MERGER IS FAIR, FROM A FINANCIAL POINT OF VIEW, TO FSB'S SHAREHOLDERS.

     The merger presents an opportunity for holders of FSB common stock to join on favorable terms in a combined enterprise with greater financial resources and a more geographically diversified business. As a result of the proposed merger, you, as a new shareholder of Union Planters, will own common stock in a bank holding company whose shares are actively traded on the New York Stock Exchange.

     We urge you to read the enclosed materials carefully so that you can evaluate the merger for yourself.

     All shareholders are invited to attend the special meeting in person. However, in order to ensure that your shares will be represented at the special meeting, please date, sign and promptly return the enclosed proxy card in the enclosed postage paid envelope, whether or not you plan to attend the special meeting. If you attend the special meeting in person, you may, if you wish, vote personally on all matters brought before the special meeting.


                                            Very truly yours,




                                            ------------------------------------
                                            Theodore B. Sloan
                                            Chairman and Chief Executive Officer

                             YOUR VOTE IS IMPORTANT
                    PLEASE SIGN, DATE AND RETURN YOUR PROXY

                 PROXY STATEMENT
             FOR THE SPECIAL MEETING                       PROSPECTUS
                OF SHAREHOLDERS OF                 UNION PLANTERS CORPORATION
                    FSB, INC.

     The board of directors of FSB, Inc. has unanimously approved a merger of FSB into Union Planters Holding Corporation, a wholly-owned subsidiary of Union Planters Corporation. Union Planters Corporation is a multi-state bank holding company headquartered in Memphis, Tennessee. In the proposed merger, Union Planters will issue shares of Union Planters common stock in exchange for shares of FSB common stock. At the special meeting, we will ask FSB shareholders to approve the merger, and the agreement and related plan of merger, which set out the terms of the merger. We cannot complete the merger unless FSB shareholders approve it.

     In the proposed merger, you will receive 1.61 shares of Union Planters common stock for each of your shares of FSB common stock. If the exchange results in your owning any fraction of a share of Union Planters common stock, you will receive cash (without interest) instead of stock for that fraction. Union Planters common stock is traded on the New York Stock Exchange under the symbol "UPC." Based on the closing price of Union Planters common stock on November 18, 1998, and the 1.61 exchange ratio, you will receive shares of Union Planters common stock having a market value of $77.28 for each share of FSB common stock. The market value of the Union Planters stock you will receive in the merger will go up or down depending on the market price of Union Planters common stock.

     This proxy statement-prospectus provides you with detailed information about the proposed merger. In addition, you may obtain information about Union Planters from documents filed with the Securities and Exchange Commission. We encourage you to read carefully this entire document and the other documents that we refer you to in this document.

     The term "Union Planters" as used in this proxy statement-prospectus, refers to Union Planters Corporation and its subsidiaries, and the term "FSB" as used in this proxy statement-prospectus refers to FSB, Inc. and its subsidiaries.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SHARES OF UNION PLANTERS COMMON STOCK TO BE ISSUED IN THE MERGER OR DETERMINED IF THIS PROXY
STATEMENT-PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     SHARES OF UNION PLANTERS COMMON STOCK ARE NOT DEPOSITS, SAVINGS ACCOUNTS OR OTHER OBLIGATIONS OF A DEPOSITORY INSTITUTION AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

     The date of this proxy statement-prospectus is November __, 1998. It is first being mailed to shareholders on November ___, 1998.

                                   FSB, INC.
                             103 E. PLEASANT AVENUE
                        COVINGTON, TENNESSEE 38019-2531


                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To The Shareholders of FSB, Inc.:

     FSB, Inc. will hold a special meeting of shareholders at 103 East Pleasant Avenue, Covington, Tennessee 38019 on Tuesday, December 29, 1998 at 10:00 A.M.., local time, to vote on:

     1. The Agreement and Plan of Merger, dated as of August 4, 1998, between FSB, Union Planters Corporation, and Union Planters Holding Corporation, a wholly-owned subsidiary of Union Planters. The terms of the Agreement and the related Plan of Merger call for the merger of FSB into Union Planters Holding Corporation.

     2. Any other matters that properly come before the special meeting or any adjournment or postponement of the special meeting.

DISSENTING SHAREHOLDERS WHO COMPLY WITH THE PROCEDURES REQUIRED BY THE TENNESSEE BUSINESS CORPORATION ACT WILL BE ENTITLED TO RECEIVE PAYMENT OF THE FAIR CASH VALUE OF THEIR SHARES. WE HAVE ATTACHED A COPY OF THIS LAW AS AN APPENDIX TO THE ACCOMPANYING PROXY STATEMENT-PROSPECTUS. FSB SHAREHOLDERS CONSIDERING THE EXERCISE OF THEIR DISSENTERS' RIGHTS SHOULD CAREFULLY REVIEW THESE MATERIALS AND INFORMATION BEFORE VOTING AT THE SPECIAL MEETING.

     All shareholders are invited to attend the special meeting in person. However, in order to ensure that your shares will be represented at the special meeting, please date, sign and promptly return the enclosed proxy card in the enclosed postage-paid envelope, whether or not you plan to attend the special meeting. If you do not return your card, the effect will be a vote against the merger. Your proxy may be revoked by notice to the Secretary of FSB at any time prior to the vote at the special meeting or by delivery of a later-dated proxy. If you attend the special meeting in person, you may withdraw your proxy and vote personally on all matters brought before the special meeting.

                                            By Order of the Board of Directors.




                                            -----------------------------------
                                            Theodore B. Sloan
                                            Chairman of the Board

                               TABLE OF CONTENTS

                                                                                      Page
                                                                                      ----

SUMMARY ........................................................................         1
     The Companies .............................................................         1
     The Merger ................................................................         2
     What FSB Shareholders Will Receive in the Merger ..........................         2
     Ownership of Union Planters After the Merger ..............................         3
     Dissenters' Rights ........................................................         3
     Certain Federal Income Tax Consequences of the Merger .....................         3
     Comparative Market Prices of Common Stock .................................         4
     Our Reasons for the Merger ................................................         4
     Fairness Opinion of FSB's Financial Advisor ...............................         4
     Special Meeting of FSB Shareholders .......................................         5
     Voting Rights at the Special Meeting ......................................         5
     Our Recommendation to Shareholders ........................................         5
     Shareholder Vote Required to Approve the Merger ...........................         5
     Share Ownership of Management and Certain Shareholders ....................         6
     Interests of Certain Persons in the Merger That May Be Different From Yours         6
     Effective Time ............................................................         6
     Exchange of Stock Certificates ............................................         6
     Termination Fee Agreement .................................................         7
     Regulatory Approval and Other Conditions ..................................         7
     Waiver, Amendment, and Termination ........................................         7
     Accounting Treatment ......................................................         8
     Certain Differences in Shareholders' Rights ...............................         8
     Historical and Pro Forma Comparative Per Share Data .......................         9
     Selected Financial Data ...................................................        11

INTRODUCTION ...................................................................        15

SPECIAL MEETING OF FSB SHAREHOLDERS ............................................        15
     Date, Place, Time and Purpose .............................................        15
     Record Date, Voting Rights, Required Vote, and Revocability Of Proxies ....        15
     Solicitation of Proxies ...................................................        17
     Dissenters' Rights ........................................................        17
     Recommendation ............................................................        20

DESCRIPTION OF TRANSACTION .....................................................        20
     General ...................................................................        20
     Certain Federal Income Tax Consequences of the Merger .....................        21
     Background of and Reasons for the Merger ..................................        24
     Opinion of FSB's Financial Advisor ........................................        26
     Effective Time of the Merger ..............................................        32
     Distribution of Union Planters Stock Certificates .........................        32
     Termination Fee Agreement .................................................        33
     Conditions to Consummation of the Merger ..................................        34
     Regulatory Approval .......................................................        35
     Waiver, Amendment, and Termination ........................................        36
     Conduct of Business Pending the Merger ....................................        37
     Management and Operations After the Merger ................................        37
     Interests of Certain Persons in the Merger ................................        38
     Accounting Treatment ......................................................        39
     Expenses and Fees .........................................................        40
     Resales of Union Planters Common Stock ....................................        40

EFFECT OF THE MERGER ON RIGHTS OF SHAREHOLDERS .................................        42
     Anti-Takeover Provisions Generally ........................................        42

     Authorized Capital Stock ...............................................        43
     Preemptive Rights ......................................................        44
     Amendment of Charter and Bylaws ........................................        44
     Classified Board of Directors and Absence of Cumulative Voting .........        45
     Director Removal and Vacancies .........................................        46
     Limitations on Director Liability ......................................        47
     Indemnification ........................................................        47
     Special Meeting of Shareholders ........................................        49
     Actions by Stockholders Without a Meeting ..............................        49
     Shareholder Nominations and Proposals ..................................        49
     Business Combinations ..................................................        50
     Limitations on Ability to Vote Stock ...................................        53
     Dissenters' Rights of Appraisal ........................................        54
     Shareholders' Rights to Examine Books and Records ......................        54
     Dividends ..............................................................        54

COMPARATIVE MARKET PRICES AND DIVIDENDS .....................................        55

BUSINESS OF FSB, INC ........................................................        57
     General ................................................................        57
     Competition ............................................................        57
     Properties .............................................................        57
     Bank Lending ...........................................................        57
     Loan "Watch List" ......................................................        58
     Investment Activities ..................................................        58
     Legal Proceedings ......................................................        58
     Beneficial Ownership of FSB Common Stock ...............................        59

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
     OPERATIONS OF FSB, INC. AND SUBSIDIARY .................................        60
     Results of Operations ..................................................        60
     Provision for Possible Loan Losses .....................................        64
     Capital Resources, Liquidity and Financial Condition ...................        65
     Interest Rate Sensitivity Gaps .........................................        67
     Investment Securities ..................................................        68
     Deposits ...............................................................        68
     Loans ..................................................................        69
     Reserve for Bad Debts and Risk Elements ................................        69
     Nonaccrual, Past Due and Restructured Loans ............................        70
     Return on Equity and Assets ............................................        70

BUSINESS OF UNION PLANTERS ..................................................        71
     General ................................................................        71
     Recent Developments ....................................................        72

CERTAIN REGULATORY CONSIDERATIONS ...........................................        75
     General ................................................................        75
     Payment of Dividends ...................................................        78
     Capital Adequacy .......................................................        79
     Support of Subsidiary Institutions .....................................        80
     Prompt Corrective Action ...............................................        81

DESCRIPTION OF UNION PLANTERS CAPITAL STOCK .................................        83
     Union Planters Common Stock ............................................        84

     Union Planters Preferred Stock .........................................        85

OTHER MATTERS ...............................................................        86

SHAREHOLDER PROPOSALS .......................................................        86

EXPERTS .....................................................................        86

OPINIONS ....................................................................        86

WHERE YOU CAN FIND MORE INFORMATION .........................................        87

                      HOW TO OBTAIN ADDITIONAL INFORMATION

     THIS PROXY STATEMENT-PROSPECTUS INCORPORATES IMPORTANT BUSINESS AND FINANCIAL INFORMATION ABOUT UNION PLANTERS THAT IS NOT INCLUDED IN OR DELIVERED WITH THIS DOCUMENT. YOU CAN OBTAIN FREE COPIES OF THIS INFORMATION BY WRITING OR CALLING:



FOR UNION PLANTERS DOCUMENTS:                   FOR FSB DOCUMENTS
E. James House, Jr.                             T.B. Sloan
Secretary and Manger of the Legal Department    Chairman and CEO
Union Planters Corporation                      FSB, Inc.
7130 Goodlett Farms Parkway                     P. O. Box 808
Memphis, Tennessee  38018                       Covington, Tennessee  38019-0808
Telephone (901) 580-6584                        Telephone (901) 475-5000


          IN ORDER TO OBTAIN TIMELY DELIVERY OF THE DOCUMENTS, YOU MUST REQUEST THE INFORMATION BY DECEMBER ____, 1998.


                                  PLEASE NOTE

          We have not authorized anyone to provide you with any information other than the information included in this document and the documents we refer you to. If someone provides you with other information, please do not rely on it as being authorized by us.

          This proxy statement-prospectus has been prepared as of _________, 1998. There may be changes in the affairs of Union Planters or FSB since that date which are not reflected in this document.

                   A WARNING ABOUT FORWARD-LOOKING STATEMENTS

          This document contains forward-looking statements about Union Planters and FSB and about Union Planters following the merger and other acquisitions by Union Planters. These statements can be identified by our use of words like "expect," "may," "could," "intend," "project," "estimate" or "anticipate." These forward-looking statements reflect our current views, but they are based on assumptions and are subject to risks, uncertainties and other factors. These factors include the following:

     (1) expected cost savings from the merger and the other acquisitions cannot be fully realized;

     (2) deposit attrition, customer loss, or revenue loss following the merger and the other acquisitions is greater than expected;

     (3)  competitive pressure in the banking industry increases significantly;

     (4) costs or difficulties related to the integration of the businesses of Union Planters and the institutions to be acquired are greater than expected;

     (5)  changes in the interest rate environment reduce margins;

     (6) general economic conditions, either nationally or regionally, are less favorable than expected, resulting in, among other things, a deterioration in credit quality;

     (7)  changes occur in the regulatory environment;

     (8)  changes occur in business conditions and inflation;

     (9)  changes occur in the securities markets; and

     (10) disruptions of the operations of Union Planters, FSB or any of their subsidiaries, or any other governmental or private entity as a result of the "Year 2000 Problem."

         The forward-looking earnings estimates included in this proxy statement-prospectus have not been examined or compiled by the independent public accountants of Union Planters and FSB, nor have our independent accountants applied any procedures to our estimates. Accordingly, such accountants do not express an opinion or any other form of assurance on them. Further information on other factors that could affect the financial results of Union Planters after the merger and the other acquisitions is included in the Securities and Exchange Commission filings incorporated by reference in this proxy statement-prospectus.

                                    SUMMARY

This summary highlights selected information from this proxy statement-prospectus and may not contain all of the information that is important to you. You should carefully read this entire document and the other documents we refer to in this document. These will give you a more complete description of the transaction we are proposing. For more information about Union Planters, see "WHERE YOU CAN FIND MORE INFORMATION" on page ___. We have included page references in this summary to direct you to a more complete description of the topics provided elsewhere in this proxy statement-prospectus.

THE COMPANIES (SEE PAGE 57 FOR FSB, PAGE 71 FOR UNION PLANTERS)

FSB, Inc.
103 East Pleasant Avenue
Covington, Tennessee 38019
(901) 475-5000

          FSB is a registered bank holding company incorporated in Tennessee. FSB conducts its business activities through its wholly-owned subsidiary, First State Bank, Covington, Tennessee. First State Bank is a full service commercial bank offering consumer and commercial banking services in Covington, Tennessee. The bank operates its main office and two branches in Covington, Tennessee, and one branch in Munford, Tennessee. As of September 30, 1998, FSB had consolidated assets of approximately $146 million, consolidated loans of approximately $104 million, consolidated deposits of approximately $115 million, and consolidated shareholders' equity of approximately $18.6 million.

Union Planters Corporation
7130 Goodlett Farms Parkway
Memphis, Tennessee 38018
(901)580-6000

          Union Planters is a registered bank holding company incorporated in Tennessee. Through Union Planters Bank, National Association, its principal bank subsidiary, and various other banking and banking-related subsidiaries, Union Planters provides a diversified range of financial services in the communities in which it operates. It maintains 801 banking offices and 1,000 automated teller machines.

          Union Planters considers acquisitions an important part of its business strategy and expects that they will continue to be important in the future. During the period beginning January 1, 1994 and ending September 30, 1998, Union Planters has completed 43 acquisitions adding approximately $26.4 billion to its assets. Union Planters also has pending agreements to acquire five financial institutions, in addition to FSB, in four states, and an agreement to purchase 56 branches and assume deposit liabilities of approximately $1.8 billion in Indiana ("Indiana Branch

Purchase"). These other pending acquisitions had combined total assets of approximately $3.4 billion at September 30, 1998.

          On September 30, 1998, Union Planters had consolidated assets of approximately $30.5 billion, consolidated loans of approximately $19.7 billion, consolidated deposits of approximately $23.3 billion, and consolidated shareholders' equity of approximately $2.9 billion.

Union Planters Holding Corporation
7130 Goodlett Farms Parkway
Memphis, Tennessee 38018
(901) 580-6000

          Union Planters Holding Corporation is a wholly-owned subsidiary of Union Planters. It is a bank holding company. Union Planters owns most of its banking subsidiaries through Union Planters Holding Corporation. The directors and officers of Union Planters Holding Corporation are officers of Union Planters.

Union Planters Bank, National Association
7130 Goodlett Farms Parkway
Memphis, Tennessee 38018
(901) 580-6000

          Union Planters Bank, National Association, a wholly owned subsidiary of Union Planters Holding Corporation, is a multi-state national banking association headquartered in Memphis, Tennessee with total assets of $27 billion. Union Planters Bank, National Association has 709 branches in Alabama, Arkansas, Florida, Illinois, Iowa, Kentucky, Louisiana, Mississippi, Missouri, and Tennessee.

THE MERGER (SEE PAGE 20)

          Union Planters proposes to acquire FSB by merging FSB with Union Planters Holding Corporation, a wholly owned subsidiary of Union Planters. After the merger, FSB's business will continue to be conducted by Union Planters Holding Corporation as the surviving corporation in the merger. The agreement, which is an agreement between Union Planters and FSB, governs the whole transaction. The plan of merger, which is attached to the agreement as an exhibit, is an agreement between Union Planters Holding Corporation and FSB that governs the merger of these two corporations. The agreement and related plan of merger were entered into on August 4, 1998.

WHAT FSB SHAREHOLDERS WILL RECEIVE IN THE MERGER (SEE PAGE 20)

          If the merger is completed, you will receive 1.61 shares of Union Planters common stock for each share of your FSB common stock.

          Union Planters will not issue any fractions of a share of common stock. Rather, Union Planters will pay cash (without interest) for any fractional share interest any FSB shareholder would otherwise receive in the merger. The cash payment will be in an amount equal to the fraction multiplied by the closing price of one share of Union Planters common stock on the New York Stock Exchange on the last trading day before the merger is completed.

OWNERSHIP OF UNION PLANTERS AFTER THE MERGER

          Union Planters will issue approximately 907,301 shares of Union Planters common stock to FSB shareholders in the merger. Based on that number, after the merger, FSB shareholders will own approximately .66% of the outstanding shares of Union Planters common stock This information is based on the number of shares of FSB and Union Planters common stock outstanding on October 31, 1998. It does not reflect shares that Union Planters may issue due to other pending acquisitions or due to the exercise of Union Planters stock options, or for other purposes.

DISSENTERS' RIGHTS (SEE PAGE 54)

          FSB shareholders have the right, under chapter 23 of the Tennessee Business Corporation Act, to dissent from the merger. Certain specific procedures must be followed to dissent from the merger. An FSB shareholder who complies with the required procedures will not receive Union Planters common stock in the merger. Instead, if the merger is completed, a dissenting shareholder will be entitled to demand payment of the fair cash value of his FSB shares. A copy of chapter 23 of the Tennessee Business Corporation Act ("TBCA") is attached as Appendix E to this proxy statement-prospectus.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER (SEE PAGE 21)

          We expect that, for federal income tax purposes, FSB shareholders will not recognize any gain or loss upon the exchange of their FSB shares solely for shares of Union Planters common stock. You may recognize taxable gain or loss related to any cash you receive in lieu of a fractional share of Union Planters common stock. See discussion under "What You Will Receive in the merger." Before the merger can be completed, Union Planters and FSB expect to receive opinions of Wyatt, Tarrant & Combs and Gerrish & McCreary, P.C. substantially to this effect.

          Tax matters are very complicated and the tax consequences of the merger to you will depend on your own situation. You should consult your own tax advisors to determine the effect of the merger on you under federal, state, local, and foreign tax laws.

COMPARATIVE MARKET PRICES OF COMMON STOCK

          Shares of Union Planters common stock are traded on the New York Stock Exchange under the symbol "UPC." Shares of FSB common stock are not traded on any national exchange. On August 3, 1998, the last trading day before we announced the execution of the agreement, Union Planters common stock closed at $54.00 per share. On November 18, 1998, the latest practicable date before the mailing of this proxy statement-prospectus, Union Planters common stock closed at $48.00 per share.

          The total market value of the Union Planters common stock to be issued to FSB shareholders would be $49 million based on Union Planters' August 3, 1998 closing price, and $43.5 million based on Union Planters' November 18, 1998 closing price.

          We can provide no assurance as to what the market price of the Union Planters common stock will be if and when the merger is completed. You should obtain current stock price quotations for Union Planters common stock.

OUR REASONS FOR THE MERGER (SEE PAGE 24)

          The FSB Board believes that the proposed merger is fair to, and in the best interests of, FSB and its shareholders. If the merger is consummated, the FSB shareholders will acquire stock in a much larger and more diversified corporation. The Union Planters common stock is traded on the NYSE and is more readily marketable than the FSB common stock.

          The FSB Board recommends that the holders of FSB common stock vote "FOR" approval of the Agreement and the Plan of Merger and the transactions provided for therein.

          In unanimously approving the Agreement and the Plan of Merger, the FSB Board considered, among other things, the financial condition of FSB and Union Planters, the financial terms and income tax consequences of the merger, the higher dividend rate of Union Planters compared with FSB, the likelihood of the merger being approved by regulatory authorities.

FAIRNESS OPINION OF FSB'S FINANCIAL ADVISOR (SEE PAGE 26)

          Mercer Capital Management, Inc., financial advisor to FSB, rendered a written fairness opinion, dated November ____, 1998, to the FSB Board that as of that date the Exchange Ratio was fair to FSB shareholders from a financial point of view. A copy of the fairness opinion is attached to this Proxy Statement-Prospectus as Appendix D. You should read the fairness opinion in its entirety.

SPECIAL MEETING OF FSB SHAREHOLDERS  (SEE PAGE 15)

          The special meeting will be held at 103 East Pleasant Avenue, Covington, Tennessee 38019 at 10:00 A.M., local time, on Tuesday, December 29, 1998. At the special meeting, we will ask you:

         (1) to approve the merger, the agreement, and the related plan of merger; and

         (2) to act on any other matters that may be put to a vote at the special meeting.

VOTING RIGHTS AT THE SPECIAL MEETING (SEE PAGE 15)

          You are entitled to vote at the special meeting if you owned shares as of the close of business on November 20, 1998, the record date. On the record date, there were 563,541 shares of FSB common stock outstanding. You will be entitled to one vote for each share of FSB common stock you own on the record date. You may vote either by attending the special meeting and voting your shares, or by completing the enclosed proxy card and mailing it to us in the enclosed envelope.

          We are seeking your proxy to use at the special meeting. We have prepared this proxy statement-prospectus to assist you in deciding how to vote and whether or not to grant your proxy to us. If you have elected not to attend the meeting, please indicate on your proxy card how you want to vote. Then sign, date and mail it to us as soon as possible so that your shares will be represented at the special meeting. If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be counted as a vote for the merger and the related agreement and plan of merger. If you fail to return your proxy card and fail to vote at the meeting, the effect will be a vote against the merger. If you have elected to attend the meeting, you need to do nothing at this time. If you sign a proxy, you may revoke it at any time before the special meeting, or by attending and voting at the special meeting. You cannot vote shares held in "street name;" only your broker can vote them, with your instructions. If you do not provide your broker with instructions on how to vote your shares, your broker will not be permitted to vote them, and your shares will be treated as votes against the merger.

OUR RECOMMENDATION TO SHAREHOLDERS (SEE PAGE 20)

          FSB's board of directors unanimously approved the Agreement and the related Plan of Merger. We believe that the proposed merger is fair to you and in your best interests. We unanimously recommend that you vote to approve the merger, the agreement and the related plan of merger.

SHAREHOLDER VOTE REQUIRED TO APPROVE THE MERGER (SEE PAGE 15)

          Assuming that a quorum is present at the special meeting, to approve the merger, shareholders who own a majority of the outstanding shares of FSB common stock must vote for the merger. Union Planters shareholders will not vote on the merger.

SHARE OWNERSHIP OF MANAGEMENT AND CERTAIN SHAREHOLDERS (SEE PAGE 59)

          On the record date, FSB's directors and officers, their immediate family members and entities they control owned 128,225 shares, or approximately 22.75% of the outstanding shares of FSB common stock.

          On the record date, Union Planters' directors and executive officers owned no shares of FSB common stock and Union Planters held no shares of FSB common stock in a fiduciary capacity for others, or as a result of debts previously contracted.

INTERESTS OF CERTAIN PERSONS IN THE MERGER THAT MAY BE DIFFERENT FROM YOURS
          (SEE PAGE 38)

          FSB's board of directors and certain officers may have interests in the merger that differ from the interests of FSB shareholders generally. Those interests include, among others, provisions in the Agreement and Plan of Merger regarding indemnification, insurance and eligibility to participate in certain Union Planters employee benefit plans. Certain executive officers of FSB also have interests in the merger that are different from other FSB shareholders because they will terminate their existing employment agreements with FSB and its bank subsidiary and enter into employment agreements with a banking subsidiary of Union Planters upon consummation of the merger. The board of directors of FSB was aware of these interests and considered them in approving and recommending the merger.

EFFECTIVE TIME (SEE PAGE 32)

          The merger will become final when Articles of Merger are filed with the Secretary of State of the State of Tennessee. If FSB shareholders approve the merger at the special meeting, we currently anticipate that the merger will be completed on or about December 31, 1998, although delays could occur.

          Union Planters and FSB cannot assure you that they can obtain the necessary shareholder and regulatory approvals or that the other conditions precedent to the merger can or will be satisfied. FSB and Union Planters anticipate that the merger can be completed on or before December 31, 1998, however, delays could occur.

EXCHANGE OF STOCK CERTIFICATES (SEE PAGE 32)

          Promptly after the merger is completed, you will receive a letter and instructions on how to surrender your FSB stock certificates in exchange for Union Planters stock certificates. You will need to carefully review and complete these materials and return them as instructed along with your stock certificates for FSB common stock. Please do not send FSB, Union Planters or Union Planters' transfer agent any stock certificates until you receive these instructions. If you do not have stock certificates but hold shares of FSB common stock in the form of a book entry with

FSB's transfer agent, the transfer agent will automatically exchange the shares unless you have elected to exercise your dissenters' rights. If you elected to exercise your dissenters' rights, you should follow the procedures outlined in the "Dissenters' Rights" section beginning on page 54 of this proxy statement-prospectus.

          Do not send in your stock certificates until you receive a letter and instructions on how to surrender your FSB stock certificates.

TERMINATION FEE AGREEMENT (SEE PAGE 33)

          FSB and Union Planters entered into a termination fee arrangement under which FSB has agreed to pay to Union Planters a termination fee of $2,400,000 under certain circumstances if the merger is not consummated.

REGULATORY APPROVAL AND OTHER CONDITIONS (SEE PAGE 35)

          Union Planters is required to notify and get approvals from certain government regulatory agencies before the merger, including the Board of Governors of the Federal Reserve System. We expect that Union Planters will obtain all required regulatory approvals before the special meeting.

          In addition to the required regulatory approvals, the merger will be completed if certain conditions, including the following, are met:

         (1)      FSB shareholders approve the merger at the special meeting;

         (2) FSB and Union Planters receive an opinion of counsel that the merger will qualify as a tax-free reorganization;

         (3) Union Planters receives a letter from its accountants concerning the pooling-of-interests accounting treatment of the merger (discussed below under "Accounting Treatment"); and

         (4) neither Union Planters nor FSB has breached any of its representations or obligations under the agreement.

          The agreement attached to this proxy statement-prospectus as an appendix describes other conditions that must be met before the merger may be completed.

WAIVER, AMENDMENT, AND TERMINATION (SEE PAGE 36)

          Union Planters and FSB may agree to terminate the agreement and the related plan of merger and not complete the merger at any time before the merger is completed.

          In addition, each of the parties can terminate the merger in certain other circumstances, including either party may terminate the agreement if the merger is not completed by June 1, 1999.

But a party may not terminate the agreement if (a) it willfully breached the agreement and (b) its breach is the reason the merger has not been completed. There are also some instances where the parties cannot use this reason to terminate the merger if the delay results from actions of third parties.

          The parties may also terminate the merger if other conditions occur. These conditions are described in the agreement, attached to this proxy statement-prospectus as an appendix.

          The agreement and the related plan of merger may be amended by the written agreement of Union Planters and FSB . The parties can amend the agreement to a certain extent without shareholder approval, even if the FSB shareholders have already approved the merger.

ACCOUNTING TREATMENT (SEE PAGE 39)

          Union Planters intends to account for the merger as a pooling-of-interests transaction for accounting and financial reporting purposes.

          Pooling-of-interests is an accounting method that assumes that each company's shareholders have combined their ownership interests in such a manner that each group becomes an owner of the combined, enlarged business. The key differences between this method of accounting and the more common purchase accounting method fall into two areas: income measurement and asset valuation. Under pooling-of-interests, the earnings of each company are combined as though the combination had occurred at the beginning of the earliest financial period presented or in the case of transactions which are not considered significant, from the date of consummation forward. Under purchase accounting, the earnings of the acquired company are included only after the closing of the merger. Under pooling-of-interests, the assets of the acquired company are valued at their historical cost. Under the purchase method, the assets are valued at their fair value. The excess of the consideration the acquiring company pays over the fair value of the target's assets is recorded as goodwill.

CERTAIN DIFFERENCES IN SHAREHOLDERS' RIGHTS  (SEE PAGE 42)

          When the merger is completed, unless you have elected to exercise your right to dissent, you will automatically become a Union Planters shareholder. The rights of Union Planters shareholders differ from the rights of FSB shareholders in certain important ways. Many of these have to do with provisions in Union Planters' charter and bylaws and Tennessee law. These provisions are intended to make a takeover of Union Planters harder if the Union Planters board of directors does not approve it.

HISTORICAL AND PRO FORMA COMPARATIVE PER SHARE DATA

          The following table shows certain comparative per share data relating to earnings (before extraordinary items and accounting changes), cash dividends, and book value. The equivalent pro forma information assumes an exchange ratio of 1.61 shares of Union Planters common stock for each share of FSB common stock.

          With the exception of the Indiana Branch Purchase and the pending mergers of First Mutual Bancorp, Inc. and First & Farmers Bancshares, Inc. which are expected to be accounted for using the purchase method of accounting, the merger and the other acquisitions which Union Planters has pending are expected to be accounted for using the pooling-of-interests method of accounting. The FSB equivalent pro forma information reflects only the acquisition of FSB because the other acquisitions which Union Planters currently has pending are not considered significant to Union Planters from a financial statement presentation standpoint. See "BUSINESS OF UNION PLANTERS - Recent Developments" for a discussion of Union Planters' other pending acquisitions.

          We present the pro forma and the equivalent pro forma data for your information only. It does not necessary indicate the results of operations or combined financial position that would have resulted had Union Planters completed the merger or the other acquisitions at the times indicated, and it does not necessarily indicate what future results of operations or combined financial position will be.

          You should read the information shown below in conjunction with the historical consolidated financial statements of Union Planters and FSB and the notes provided with them. In reviewing Union Planters' historical information, please keep in mind that Union Planters has restated its historical financial statements to reflect the impact of the several mergers completed through the third quarter of 1998. You will find the restated numbers in Union Planters' September 30, 1998 Quarterly Report on Form 10-Q, Exhibit 99.1. See "WHERE YOU CAN FIND MORE INFORMATION," "-Selected Financial Data," and "BUSINESS OF UNION PLANTERS - Recent Developments."

                           UNION PLANTERS CORPORATION
                                 AND FSB, INC.
              HISTORICAL AND PRO FORMA COMPARATIVE PER SHARE DATA


                                                            YEARS ENDED DECEMBER 31,(1)
                                                                                                    NINE MONTHS
                                                                                                       ENDED
                                                                                                   SEPTEMBER 30,
                                                        1995           1996          1997                1998
                                                       ------         ------        ------        ---------------

EARNINGS BEFORE EXTRAORDINARY ITEMS
 AND ACCOUNTING CHANGES
 Union Planters
  Basic                                                $2.55          $2.24         $2.50              $1.44
  Diluted                                               2.46           2.17          2.43               1.41

 FSB
  Basic                                                 3.26           3.79          4.19               3.16

Pro Forma (Union Planters and FSB)
  Basic                                                 2.55           2.24          2.50               1.44
  Diluted                                               2.46           2.17          2.43               1.42



 FSB equivalent pro forma
     (Union Planters only)(1)
  Basic                                                 4.11           3.61          4.03               2.32
  Diluted                                               3.96           3.49          3.91               2.29


CASH DIVIDENDS PER SHARE
 Union Planters                                        $ .98          $1.08         $1.495             $1.50
 FSB                                                     .88           1.08          1.30               1.32
 FSB equivalent pro forma(1)                            1.58           1.74          2.41               2.42



                                                                  September 30, 1998          December 31, 1997
                                                                  ---------------------------------------------
BOOK VALUE PER COMMON SHARE
 Union Planters                                                      $21.43                         $20.93
 FSB                                                                  33.02                          31.90
 Pro Forma (Union Planters and FSB)                                   21.43                          20.92
 FSB equivalent pro forma (Union Planters  only)(1)                   34.50                          33.68


-------------------------------------------------------------

(1) The equivalent pro forma per share data for FSB is computed by multiplying Union Planters' pro forma information by an exchange ratio of 1.61.

 SELECTED FINANCIAL DATA

          The following tables present selected consolidated historical data for Union Planters and FSB. The information is based on the consolidated financial information that is contained in reports Union Planters has previously filed with the Securities and Exchange Commission, including its September 30, 1998 Quarterly Report on Form 10-Q. Union Planters' September 30, 1998 Quarterly Report on Form 10-Q includes as Exhibit 99.1, restated 1997 audited financial statements and restated Management Discussion and Analysis of Results of Operation and Financial Condition for the three years ended December 31, 1997. The financial information was restated for four significant acquisitions completed in the third quarter of 1998 and accounted for as pooling-of-interests. All of these documents are incorporated by reference in this proxy statement-prospectus. See "WHERE YOU CAN FIND MORE INFORMATION" on page 87.

          The information for FSB is based on its Consolidated Financial Statements including its unaudited financial statements for the nine months ended September 30, 1998 and 1997, and its audited consolidated financial statements for the year ended December 31, 1997, all of which are included in this proxy statement-prospectus. See "Consolidated Financial Statements" attached as Appendix C.

          You should read the following tables in conjunction with the Consolidated Financial Statements of Union Planters and FSB described above and with the notes to them.

          Historical results do not necessarily indicate the results that you can expect for any future period. In the opinion of the respective managements of Union Planters and FSB, all adjustments (which include only normal, recurring adjustments) necessary to arrive at a fair statement of interim results of operations of Union Planters and of FSB have been included. With respect to Union Planters and FSB, results for the nine months ended September 30, 1998 do not necessarily indicate the results which you can expect for any other interim period or for the year as a whole. See "BUSINESS OF UNION PLANTERS -- Recent Developments" on page 72 for information concerning Union Planters' other acquisitions.

                        UNION PLANTERS AND SUBSIDIARIES
                            SELECTED FINANCIAL DATA


                                                                               Years Ended December 31, (1)
                                                        ---------------------------------------------------------------------------
                                                            1993                 1994                  1995                1996
                                                            ----                 ----                  ----                ----
                                                                        (Dollars in thousands, except per share data)
INCOME STATEMENT DATA
   Net interest income ...................              $    779,756         $    881,875          $    944,694        $  1,043,942
   Provision for losses on loans .........                    49,267               23,000                47,393              84,198
   Investment securities gains (losses) ..                    12,160              (21,053)                2,008               4,942
   Other noninterest income ..............                   282,124              297,596               355,317             383,824
   Noninterest expense ...................                   737,608              845,217               818,944             942,733
                                                        ------------         ------------          ------------        ------------
   Earnings before income taxes
      extraordinary item, and
      accounting changes .................                   287,165              290,201               435,682             405,777
   Applicable income taxes ...............                    86,669               92,325               145,485             139,649
                                                        ------------         ------------          ------------        ------------
   Earnings before extraordinary
      item and accounting changes ........                   200,496              197,876               290,197             266,128
   Extraordinary item and
      accounting changes, net
      of taxes ...........................                     4,757                   --                    --                  --
                                                        ------------         ------------          ------------        ------------
   Net earnings ..........................              $    205,253         $    197,876          $    290,197        $    266,128
                                                        ============         ============          ============        ============

PER COMMON SHARE DATA(4)
   Basic
   Earnings before extraordinary
      item and accounting changes.........              $       2.11         $       1.74          $       2.55        $       2.24
   Net earnings...........................                      2.16                 1.74                  2.55                2.24
   Diluted
   Earnings before extraordinary..........
      item and accounting changes.........                      1.97                 1.71                  2.46                2.17
   Net earnings...........................                      2.02                 1.71                  2.46                2.17
   Cash dividends.........................                       .72                  .88                   .98                1.08
   Book value.............................                     15.23                15.66                 18.64               19.87

Balance sheet data at period end
   Total assets ..........................              $ 20,330,065         $ 22,260,487          $ 24,596,205        $ 26,427,236
   Loans, net of unearned income .........                11,815,553           14,381,566            15,713,783          17,819,088
   Allowance for losses on loans .........                   229,334              237,377               243,395             257,638
   Investment securities .................                 5,970,140            5,810,934             5,976,297           5,667,251
   Total deposits ........................                16,989,720           17,954,001            19,014,248          19,899,772
   Short-term borrowings .................                   432,461              980,935             1,074,673           1,732,437
   Long-term debt(5)
     Parent company ......................                   114,729              114,790               214,758             373,459
     Subsidiary banks ....................                   530,810              937,160             1,193,861           1,426,433
   Total shareholders' equity .............                1,657,832            1,768,009             2,147,621           2,376,768
   Average assets .........................               19,462,599           21,796,952            23,261,530          26,003,849
   Average shareholders' equity ...........                1,481,351            1,779,158             1,963,852           2,247,335
   Average shares outstanding
    (in thousands)(4)
   Basic .................................                    90,360              107,981               110,255             115,794
   Diluted ...............................                    96,001              114,810               117,673             123,793

PROFITABILITY AND CAPITAL RATIOS:
   Return on average assets...............                      1.05%                 .91%                 1.25%               1.02
   Return on average common
      equity..............................                     14.65                11.89                 15.60               12.32

Net interest income (taxable
    equivalent)/average earning                                 4.28                 4.53                  4.52                4.45
    assets(6).............................


                                                                                           Nine Months
                                                                                              Ended
                                               Years Ended December 31, (1)         September 30, (2) and (3)
                                               -----------------------------------------------------------------
                                                 (Dollars in thousands,
                                                 except per share data)

                                                            1997                 1997                  1998
                                                            ----                 ----                  ----
INCOME STATEMENT DATA
   Net interest income ...................              $  1,122,149         $    835,730          $    858,506
   Provision for losses on loans .........                   150,606              104,440               122,436
   Investment securities gains (losses) ..                     4,781                4,500               (15,111)
   Other noninterest income ..............                   449,261              333,146               375,596
   Noninterest expense ...................                   950,986              645,979               795,169
                                                        ------------         ------------          ------------
   Earnings before income taxes
      extraordinary item, and
      accounting changes .................                   474,599              422,957               301,386
   Applicable income taxes ...............                   162,302              144,291               113,321
                                                        ------------         ------------          ------------
   Earnings before extraordinary
      item and accounting changes ........                   312,297              278,666               188,065
   Extraordinary item and
      accounting changes, net
      of taxes ...........................                        --                   --                    --
                                                        ------------         ------------          ------------
   Net earnings ..........................              $    312,297         $    278,666          $    188,065
                                                        ============         ============          ============

PER COMMON SHARE DATA(4)
   Basic
   Earnings before extraordinary
      item and accounting changes.........              $       2.50         $       2.25          $       1.44
   Net earnings...........................                      2.50                 2.25                  1.44
   Diluted
   Earnings before extraordinary
      item and accounting changes.........                      2.43                 2.18                  1.41
   Net earnings...........................                      2.43                 2.18                  1.41
   Cash dividends.........................                     1.495                1.095                  1.50
   Book value.............................                     20.93                21.13                 21.43

Balance sheet data at period end
   Total assets ..........................              $ 27,993,452         $ 27,939,458          $ 30,525,482
   Loans, net of unearned income .........                19,126,708           18,936,526            19,653,468
   Allowance for losses on loans .........                   310,385              291,084               352,643
   Investment securities .................                 5,840,704            5,709,842             7,867,587
   Total deposits ........................                21,203,147           20,800,890            23,288,899
   Short-term borrowings .................                 1,784,347            1,827,953             1,829,275
   Long-term debt (5)
     Parent company ......................                   373,746              373,169               380,164
     Subsidiary banks ....................                 1,327,451            1,588,764             1,362,894
   Total shareholders' equity ............                 2,668,721            2,680,841             2,932,567
   Average assets ........................                27,366,896           27,240,642            28,724,000
   Average shareholders' equity ..........                 2,562,009            2,396,275             2,734,717
   Average shares outstanding
    (in thousands)(4)
   Basic .................................                   122,812              122,068               129,561
   Diluted ...............................                   129,397              127,924               133,784

PROFITABILITY AND CAPITAL RATIOS:
   Return on average assets...............                      1.14%                1.37%                  .88%
   Return on average common
      equity..............................                     12.51                15.79                  9.23

Net interest income (taxable
    equivalent)/average earning                                 4.57                 4.55
    assets (6)............................

                        UNION PLANTERS AND SUBSIDIARIES
                            SELECTED FINANCIAL DATA

                                                                                                 Nine Months
                                                                                                    Ended
                                                  Years Ended December 31, (1)             September 30, (2) and (3)
                                       -------------------------------------------------   -------------------------
                                        1993      1994      1995        1996       1997         1997       1998
                                       ------    ------    ------      ------     ------       ------     ------
                                                       (Dollars in thousands, except per share data)

Net interest income (taxable
   equivalent/average earning
   assets...........................    4.28%      4.53%     4.52%       4.45%      4.57%        4.55%     4.45%
Loan/deposits.......................   69.55      80.10     82.64       89.54      90.21        91.04     84.39
Equity/assets (period end)              8.15       7.82      8.73        8.99       9.53         9.60      9.61
Average shareholders' equity/
  average total assets..............    7.61       8.16      8.44        8.64       9.36         8.80      9.52
Leverage ratio......................    8.02       7.93      8.41        9.32       9.62         9.67      9.29
Tier 1 capital/risk-weighted assets    13.47      12.75     13.32       14.39      14.25        14.05     13.49
Total capital/risk-weighted assets     15.41      14.57     15.71       16.63      16.39        16.20     17.07

CREDIT QUALITY RATIOS (7)
   Allowance/period end loans           2.02       1.74      1.65        1.59       1.74         1.66      1.87
   Nonperforming loans/
      total loan....................    1.22        .76       .80         .81        .83          .83       .79
   Allowance/nonperforming
      loans.........................     166        228       206         195        210          199       236
   Nonperforming assets/loans
      and foreclosed properties         1.73       1.06      1.03        1.04       1.01         1.01       .93
   Provision/average loans..........     .45        .18       .33         .54        .87          .80       .88
   Net charge-offs/average loans         .38        .21       .31         .49        .66          .65       .75


(1) Union Planters' audited financial statements for the three years ended December 31, 1997 and the related management's discussion and analysis of results of financial condition and operations were restated for four acquisitions completed in the third quarter of 1998 and accounted for as poolings-of-interests. The 1997 restated audited financial statements (the "1997 Restated Financial Statements") and the restated management's discussion and analysis of results of financial condition and operations were filed as Exhibit 99.1 to Union Planters Quarterly Report on Form 10-Q dated September 30, 1998. Additionally, the selected financial data for 1993 and 1994 has been restated to reflect the aforementioned four acquisitions.
(2)      Interim period ratios have been annualized where applicable.
(3) Reference is made to Union Planters' Quarterly Report on Form 10-Q dated September 30, 1998 for a discussion of merger-related and other charges that significantly impacted operating results for the nine months ended September 30, 1998.
(4) Share and per share amounts have been retroactively restated for significant acquisitions accounted for as poolings-of-interests and to reflect the changes in presentation of Earnings Per Share as discussed in Notes 2 and 16 to the 1997 Restated Financial Statements.
(5) Long-term debt includes Medium-Term Notes, Federal Home Loan Bank advances, Trust Preferred Securities, variable rate asset-backed certificates, subordinated notes and debentures, obligations under capital leases, mortgage indebtedness, and notes payable with maturities greater than one year.
(6) Average balances and calculations do not include the impact of the net unrealized gain or loss on available for sale securities. (7) FHA/VA government-insured/guaranteed loans have been excluded, since they represent minimal credit risk to Union Planters.

                           FSB, INC, AND SUBSIDIARIES
                            SELECTED FINANCIAL DATA


                                                                        YEARS ENDED DECEMBER 31
                                                ------------------------------------------------------------------------
                                                    1993           1994           1995           1996           1997
                                                ------------------------------------------------------------------------
                                                             (Dollars in thousands, except per share data)

INCOME STATEMENT DATA
   Net interest income....................      $    5,001      $   5,230       $   5,392      $  5,798        $   6,294
   Provision for losses on loans..........            (120)          (150)           (132)          (93)            (123)
   Investment securities gains (losses)...               -           (29)              60             3               25
   Other noninterest income...............             943            920           1,122         1,294            1,369
   Noninterest expense....................           3,792          3,911           3,951         4,067            4,241
   Earnings before income taxes...........           2,032          2,060           2,491         2,935            3,324
   Applicable income taxes................             429            454             693           844            1,007
   Net earnings...........................           1,603          1,606           1,799         2,091            2,317

PER COMMON SHARE DATA
  Net earnings............................      $     2.88      $    2.89       $    3.26      $   3.79        $    4.19
  Cash dividends..........................            1.22           1.40             .88          1.08             1.30
  Book value..............................           18.70          18.75           23.94         26.98            31.90

BALANCE SHEET DATA AT PERIOD END
  Total assets............................      $  117,711        132,158         131,720       136,329          145,888
  Loans, net of unearned income...........          64.962         66,994          73,653        84,912           98,063
  Allowance for losses on loans...........             884            858             981           964            1,021
  Investment securities...................          38,309         50,136          39,795        38,671           36,149
  Deposits................................          97,895        108,929         109,449       110,122          116,299
  Short-term borrowings...................           8,344          8,314           7,734         9,827            9,454
  Total shareholders' equity..............          10,437         10,388          13,201        14,812           17,779
  Average assets
  Average shareholders' equity
  Total shares outstanding................         279,016        553,913         551,369       548,957          557,357

PROFITABILITY AND CAPITAL RATIOS:
   Return on average assets...............            1.41%          1.32%           1.42%         1.60%            1.68%
   Return on average common
      equity..............................           17.44          15.48           15.39         14.99            14.45
   Net interest income (taxable
      equivalent/average earning
      assets).............................            5.09           4.89            4.77          4.95             4.97
   Loan/deposits..........................           66.35          61.50           67.29         77.10            84.32
   Equity/assets (period end).............            8.87           7.86           10.02         10.87            12.19
   Average stockholders' equity/
      average total assets................            8.10           8.53            9.25         10.68            11.60
   Leverage ratio.........................            8.30           8.42            9.18         10.01            10.14
   Tier 1 capital/risk-weighted assets....           14.58          15.20           15.82         15.93            15.37
   Total capital/risk-weighted assets.....           15.83          16.43           17.07         17.12            16.48

CREDIT QUALITY RATIOS (6)
   Allowance/period end loans.............            1.36           1.28            1.33          1.14             1.04
   Nonperforming loans/
      total loan..........................            0.12           0.71            0.10          0.24             0.13
   Allowance/nonperforming
      loans...............................            9.05          55.59            7.54         21.45            12.54



                                                              NINE MONTHS
                                                                 ENDED
                                                           SEPTEMBER 30, (1)
                                                       -------------------------
                                                          1997           1998
                                                       -------------------------

INCOME STATEMENT DATA
   Net interest income....................             $     4,625   $     4,975
   Provision for losses on loans..........                     (87)         (273)
   Investment securities gains (losses)...                     (13)           23
   Other noninterest income...............                     966         1,231
   Noninterest expense....................                   3,161         3,360
   Earnings before income taxes...........                   2,330         2,596
   Applicable income taxes................                     692           819
   Net earnings...........................                   1,638         1,777

PER COMMON SHARE DATA
  Net earnings............................            $       2.95   $      3.16
  Cash dividends..........................                     .95          1.32
  Book value..............................                   29.98         33.02

BALANCE SHEET DATA AT PERIOD END
  Total assets............................                 140,504       145,930
  Loans, net of unearned income...........                  96,940       103,948
  Allowance for losses on loans...........                   1,025         1,163
  Investment securities...................                  36,895        29,353
  Deposits................................                 109,999       114,839
  Short-term borrowings...................                   9,680        10,519
  Total shareholders' equity..............                  16,643        18,611
  Average assets
  Average shareholders' equity
  Total shares outstanding................                 555,110       563,610

PROFITABILITY AND CAPITAL RATIOS:
   Return on average assets...............                    1.60%         1.63%
   Return on average common
      equity..............................                   13.98         12.94
   Net interest income (taxable
      equivalent/average earning
      assets).............................                    4.77          4.79
   Loan/deposits..........................                   88.13         90.52
   Equity/assets (period end).............                   11.85         12.75
   Average stockholders' equity/
      average total assets................                   11.47         12.59
   Leverage ratio.........................                   10.13         10.49
   Tier 1 capital/risk-weighted assets....                   15.15         15.46
   Total capital/risk-weighted assets.....                   16.28         16.68

CREDIT QUALITY RATIOS (6)
   Allowance/period end loans.............                    1.06          1.12
   Nonperforming loans/
      total loan..........................                    0.21          0.29
   Allowance/nonperforming
      loans...............................                   20.00         26.31

-----------------------------
(1)    Interim period ratios have been annualized where applicable.

                                  INTRODUCTION

         Union Planters and FSB are furnishing this proxy statement-prospectus to holders of FSB common stock, $10 par value per share, in connection with the proxy solicitation by FSB's board of directors. The FSB board of directors will use the proxies at the special meeting of shareholders of FSB to be held on December 29, 1998, and at any adjournments.

         At the special meeting, holders of FSB common stock will be asked to vote upon a proposal to approve the Agreement and Plan of Merger, dated August 4, 1998, between Union Planters and FSB, attached to this proxy statement-prospectus as Appendix A, and the related Plan of Merger between FSB and Union Planters Holding Corporation, a wholly owned subsidiary of Union Planters, attached to this proxy statement-prospectus as Appendix B (the "Agreement" and the "Plan of Merger"). Pursuant to the Agreement and the Plan of Merger, FSB will merge into Union Planters Holding Corporation, and the outstanding shares of FSB common stock will be converted into whole shares of Union Planters common stock, $5.00 par value per share, and associated Preferred Share Rights. For information about Union Planters' Preferred Share Rights, see page 85. FSB shareholders will receive cash in lieu of any fractional shares.



                      SPECIAL MEETING OF FSB SHAREHOLDERS

MEETING OF FSB SHAREHOLDERS - DATE, PLACE, TIME AND PURPOSE

         A Special Meeting of FSB shareholders will be held on December 29, 1998, at the main office of FSB at 103 East Pleasant Avenue, Covington, Tennessee 38019 at 10:00 A.M.., local time. At the special meeting, FSB shareholders will be asked to vote on a proposal to approve the Agreement and the Plan of Merger.

RECORD DATE, VOTING RIGHTS, REQUIRED VOTE, AND REVOCABILITY OF PROXIES

         You are entitled to vote at the special meeting if you owned shares on November 20, 1998, the Record Date. As of that date, there were 563,541 shares of FSB common stock issued and outstanding and held by approximately 269 holders of record. FSB shareholders are entitled to one vote for each share of FSB common stock on any matter that properly comes before the special meeting. Your vote is important and you are encouraged to vote your shares in person or by proxy at the special meeting.

         Approval by the FSB shareholders of the proposal to approve and adopt the Agreement and the Plan of Merger requires the affirmative vote of a majority of the shares of FSB common stock outstanding on the Record Date.

         Brokers who hold shares in street name for customers who are the beneficial owners of such shares may not give a proxy to vote those shares without specific instructions from their customers. Any abstention, non-voting share or "broker non-vote" will have the same effect as a vote AGAINST the approval of the Agreement and the Plan of Merger.

         Properly executed proxies that FSB receives before the vote at the special meeting that are not revoked will be voted in accordance with the instructions indicated on the proxies. IF NO INSTRUCTIONS ARE INDICATED, SUCH PROXIES WILL BE VOTED FOR THE PROPOSAL TO APPROVE THE AGREEMENT AND THE PLAN OF MERGER, AND THE PROXY HOLDER MAY VOTE THE PROXY IN ITS DISCRETION AS TO ANY OTHER MATTER WHICH MAY COME PROPERLY BEFORE THE SPECIAL MEETING. IF NECESSARY, THE PROXY HOLDERS MAY VOTE IN FAVOR OF A PROPOSAL TO ADJOURN THE SPECIAL MEETING IN ORDER TO PERMIT FURTHER SOLICITATION OF PROXIES IF THERE ARE NOT SUFFICIENT VOTES TO APPROVE THE PROPOSAL AT THE TIME OF THE SPECIAL MEETING. HOWEVER, NO PROXY HOLDER WILL VOTE ANY PROXIES VOTED AGAINST APPROVAL OF THE AGREEMENT AND THE PLAN OF MERGER IN FAVOR OF A PROPOSAL TO ADJOURN THE SPECIAL MEETING.

         A FSB shareholder who has given a proxy solicited by FSB's board of directors may revoke it at any time prior to its exercise at the special meeting by (1) giving written notice of revocation to the Secretary of FSB, (2) properly submitting to FSB a duly executed proxy bearing a later date, or (3) attending the special meeting and voting in person. All written notices of revocation and other communications with respect to revocation of proxies should be sent to: FSB, 103 E. Pleasant Avenue, Covington, Tennessee 38019,
Attention: Rita Hubbard, Secretary.

         On the Record Date, the officers and directors of FSB, including their affiliates, beneficially owned an aggregate of 128,225 shares of FSB common stock, or approximately 22.75% of the shares of FSB common stock outstanding. On the Record Date, FSB had three shareholders beneficially owning 5% or more of the FSB common stock outstanding, including James Edmonds with 5.69%; Theodore B. Sloan with 6.12% (including Mr. Sloan's beneficial ownership of shares allocated to him in the ESOT); and FSB's Employee Stock Ownership Trust ("ESOT") with 17.14%. Participants in the ESOT will have the right to vote the shares of FSB common stock in the ESOT allocated to them at the special meeting.

         On the record date, Union Planters held no shares of FSB common stock in a fiduciary capacity for others, or as a result of debts previously contracted.

  SOLICITATION OF PROXIES

         FSB and Union Planters will share the costs of soliciting proxies. In addition to the use of the mail, proxies may be solicited by the directors, officers and employees of FSB in person, or by telephone, telecopier or telegram. Directors, officers and employees will not be additionally compensated for solicitation but may be reimbursed for out-of-pocket expenses incurred in connection with solicitation activities. Arrangements will also be made with custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of FSB common stock held of record by such persons, and FSB may reimburse custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred for these services.

  DISSENTERS' RIGHTS

         Any holder of FSB common stock has the right to dissent from the merger by complying with the procedures described in this Section. Such a person is sometimes referred to as a Dissenting Shareholder herein. The following summary does not purport to be a complete statement of dissenters' rights of appraisal, and such summary is qualified in its entirety by reference to Chapter 23 of the TBCA, which is reproduced in full as Appendix D to this proxy statement-prospectus.

         Under the TBCA, any holder of FSB common stock has the right to object to the merger and demand payment of the fair value of his or her shares upon compliance with Sections 48-23-202 and 48-23-204 of the TBCA. A shareholder may not dissent as to less than all of the shares that he or she holds at the close of business on the Record Date. A nominee or fiduciary may not dissent on behalf of a beneficial owner as to less than all of the shares of such beneficial owner held of record by such nominee or fiduciary. A beneficial owner asserting dissenters' rights to shares held on his or her behalf must notify FSB in writing of the name and address of the record holder of the shares, if known to him or her.

         Any FSB shareholder intending to enforce his or her dissenters' rights may not vote in favor of the Agreement and the Plan of Merger (either personally or by proxy) and must deliver to FSB before the time of the vote a written notice of intent to demand payment for his or her shares (the "Objection Notice"). The Objection Notice must state that the shareholder intends to demand payment for his or her shares of FSB common stock if the merger should be effected. A vote against approval of the Agreement and the Plan of Merger will not, in and of itself, constitute an Objection Notice satisfying the requirements of Section 48-23-202 of the TBCA.

         If the Agreement and the Plan of Merger are approved by FSB's shareholders at the special meeting, each FSB shareholder who has filed an Objection Notice will be notified by FSB of such approval no later than ten days after the special meeting (the "Dissenter's Notice"). The Dissenter's Notice will (i) state where the payment demand must be sent and where and when certificates for certificated shares of FSB common stock (the "Certificates") must be deposited, (ii) inform holders of uncertificated shares (if any) to what extent transfer of the shares will be restricted after the payment demand is received, (iii) supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the principal terms of the proposed corporate action and requires that the person asserting the dissenters' rights certify whether or not he or she acquired beneficial ownership of the shares before that date, (iv) set a date by which FSB must receive the payment demand, which date may not be fewer than one nor more than two months after the date the Dissenter's Notice was delivered, and (v) be accompanied by a copy of Chapter 23 of Title 48 of the TBCA. Within the time prescribed in the Dissenter's Notice, a FSB shareholder electing to dissent must make a demand for payment (the "Payment Demand"), certify whether he (or the beneficial shareholder on whose behalf he is asserting dissenters' rights) acquired beneficial ownership of the shares of FSB common stock before August 4, 1998 (the date of the first public announcement of the terms of the Agreement and the Plan of Merger), and deposit all Certificates in accordance with the terms of the Dissenter's Notice. Upon delivering the Payment Demand and depositing the Certificates in accordance with the Dissenter's Notice, the Dissenting Shareholder will retain all other rights of a FSB shareholder until these rights are canceled or modified by consummation of the merger. Failure to comply substantially with these procedures will cause the Dissenting Shareholder to lose his or her dissenters' rights to payment for the shares. Consequently, any FSB shareholder who desires to exercise his or her rights to payment for his or her shares is urged to consult his or her legal advisor before attempting to exercise such rights.

         As soon as the merger is consummated, or upon later receipt of a timely Payment Demand, FSB shall, pursuant to Section 48-23-206 of the TBCA, pay to each Dissenting Shareholder who has complied with the requirements of
Section 48-23-204 of the TBCA the amount which FSB estimates to be the fair value of the shares of FSB common stock, plus accrued interest. Such payment must be accompanied by (i) certain of FSB's financial statements, (ii) a statement of FSB's estimate of the fair value of the shares, (iii) an explanation of how the interest was calculated, (iv) a statement of the Dissenting Shareholder's right to demand payment under Section 48-23-209 of the TBCA, and (v) a copy of Sections 48-23-101 through 48-23-302 of the TBCA if not previously furnished. As authorized by Section 48-23-208 of the TBCA, FSB intends to delay any payments with respect to any shares (the "after-acquired shares") held by a Dissenting Shareholder which were not held by such shareholder on August 4, 1997, the date of the first public announcement of the terms of the Agreement. To the extent FSB should elect to withhold payment, after effecting the merger, UPHC as the surviving corporation in the merger must estimate the fair value of the shares, plus accrued interest, and pay such amount to each Dissenting Shareholder who agrees to accept it in full satisfaction of this demand. Union Planters Holding Corporation ("UPHC") shall send with such payment a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated and a statement of the Dissenting Shareholder's right to demand additional payment under Section 48-23-209 of the TBCA.

         If (i) a Dissenting Shareholder believes that the amount paid with respect to his or her shares under Section 48-23-206 or offered under Section 48-23-208 of the TBCA is less than the fair value of his or her shares or that the interest due is incorrectly calculated, (ii) UPHC fails to make payment under Section 48-23-206 within two months after the date set for demanding payment, or (iii) FSB, having failed to effect the merger, does not return the deposited Certificates or release the transfer restrictions imposed on uncertificated shares within two months after the date set for demanding payment, the Dissenting Shareholder may notify FSB (or its successor in the merger) in writing (which notice is invalid if not delivered to FSB within one month after FSB made or offered payment for such shareholders' shares) of his or her own estimate of the fair value of the shares and the amount of interest due and may demand payment of the difference between his or her estimate of the fair value and the amount of any payment in respect to such shares already received by the shareholder, or, in the alternative, if no payment has yet been made by FSB, reject FSB's offer under Section 48-23-208 of the TBCA and demand payment of the fair value of his or her shares and interest due.

         If UPHC (as the surviving corporation) cannot agree with such Dissenting Shareholder on a fair value within two months after UPHC receives the Payment Demand, UPHC will institute judicial proceedings in either the Chancery or Circuit Court of Tipton County, Tennessee (the "Court"), naming all Dissenting Shareholders (whether or not Tennessee residents) whose demands remain unsettled as parties to the proceeding and serving such parties with a copy of the petition. The Court will then undertake to establish the fair value of the shares immediately before the consummation of the merger, excluding any appreciation or depreciation in anticipation of the merger, and will determine the interest owing on the disputed amount. The fair value of a Dissenting Shareholder's shares of FSB common stock may be more than, less than or the same as the consideration provided in the Agreement. The Court may, in its discretion, appoint one or more persons as appraisers to receive evidence and render a decision on the question of fair value. Each Dissenting Shareholder made a party to the proceeding is entitled to judgement for the amount (if any) by which the Court finds the fair value of his or her shares, plus accrued interest, exceeds the amount paid by FSB or the fair value, plus accrued interest, of his or her after-acquired shares for which FSB elected to withhold payment under Section 48-23-208 of the TBCA.

         The Court shall assess costs and expenses of such proceeding (including reasonable compensation for and expenses of the appraiser but excluding fees and expenses of counsel and experts) against FSB (or its successor in the merger), except that the Court may assess such costs and expenses as it deems appropriate against any or all of the Dissenting Shareholders if it finds that their demand for additional payment was arbitrary, vexatious or not in good faith. The Court may award fees and expenses of counsel and experts in amounts the Court finds equitable: (i) against FSB, if the Court finds that FSB did not comply substantially with the relevant requirements of the TBCA or (ii) against FSB or any Dissenting Shareholder, if the Court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith.

         The foregoing summary of the applicable provisions of Chapter 23 of Title 48 of the TBCA is not intended to be a complete statement of such provisions, and is qualified in its entirety by reference to such Chapter, a copy of which is attached as Appendix D. Any FSB shareholder who intends to dissent from the merger should review the text of Appendix D carefully and should also consult with an attorney. Any shareholder who fails to strictly follow the procedures described in the statute will forfeit dissenters' rights.

         For a discussion of certain federal income tax consequences in connection with exercising dissenters' rights, see "The Merger -- Material Federal Income Tax Consequences."

  RECOMMENDATION

         The FSB Board has unanimously approved and adopted the Agreement and the Plan of Merger and recommends a vote "FOR" approval of the Agreement and the Plan of Merger. You should refer to the reasons that the FSB Board considered in determining whether to approve and adopt the Agreement and the related Plan of Merger.


                           DESCRIPTION OF TRANSACTION

         The following information describes material aspects of the merger. This description does not provide a complete description of all the terms and conditions of the Agreement and the Plan of Merger. It is qualified in its entirety by the Appendices hereto, including the text of the Agreement and the Plan of Merger, which are attached as Appendices A and B, respectively, to this proxy statement-prospectus. The Agreement and Plan of Merger are incorporated herein by reference. You are urged to read the Appendices in their entirety.

GENERAL

         The Agreement provides for the acquisition of FSB by Union Planters pursuant to the merger of FSB with and into Union Planters Holding Corporation. Union Planters Holding Corporation is a Tennessee corporation and a wholly-owned subsidiary of Union Planters. Union Planters Holding Corporation will be the surviving corporation resulting from the merger. At the time the merger becomes effective, each share of FSB common stock then issued and outstanding (except shares held by FSB, Union Planters and their subsidiaries other than shares held in a fiduciary capacity or as a result of debts previously contracted) will be converted into and exchanged for the right to receive 1.61 shares of Union Planters common stock and the associated Preferred Share Rights (the "Exchange Ratio").

         No fractional shares of Union Planters common stock will be issued. Rather, Union Planters will pay cash (without interest) in an amount equal to such fractional part of a share of Union Planters common stock multiplied by the closing price of Union Planters common stock on the New York Stock Exchange (as reported by The Wall Street Journal) on the last trading day before the merger becomes effective. On the record date, FSB had 563,541 shares of common stock issued and outstanding. Based on an Exchange Ratio of 1.61, upon completion of the merger, Union Planters will issue approximately 907,307 shares of its common stock to FSB shareholders. After the merger, Union Planters would then have outstanding approximately 136,970,336 shares of common stock based on the number of shares of Union Planters common stock outstanding on __________, 1998 (not including shares Union Planters may issue in its other pending acquisitions and shares it may issue pursuant to the exercise of Union Planters stock options or for other purposes).

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

         The following is a summary of the material anticipated federal income tax consequences of the merger to FSB shareholders who hold their FSB common stock as a capital asset (generally, property held for investment). This summary is based on the federal income tax laws as now in effect and as currently interpreted. No assurance is based on the federal income tax laws as now in effect and as currently interpreted. No assurance can be given that future changes in such laws or interpretations, including amendments to applicable statutes or regulations or changes in judicial or administrative rulings, some of which may have retroactive effect, will not affect the accuracy of any statement in this proxy statement-prospectus. This summary does not purport to address all aspects of the possible federal income tax consequences of the merger that may be relevant to U.S. shareholders of FSB. The tax discussion below is included for general information only and should not be construed as tax advice to a particular shareholder of FSB.

         Union Planters and FSB have not and do not intend to seek a ruling from the Internal Revenue Service ("IRS") as to the federal income tax consequences of the merger. Instead, Union Planters has obtained the opinion of its counsel, Wyatt, Tarrant & Combs, and FSB has obtained the opinion of its counsel, Gerrish & McCreary P.C. as to certain of the expected federal income tax consequences of the merger. Copies of these opinions are attached as exhibits to the registration statement.

         The tax opinions which Union Planters and FSB have obtained do not address, among other matters:

         (1) state, local, estate, foreign or other federal tax consequences of the merger not specifically addressed in the opinion;


         (2) federal income tax consequences to FSB shareholders who are subject to special rules under the Internal Revenue Code, such as foreign persons, corporations, tax-exempt organizations, insurance companies, financial institutions, dealers in stocks and securities, and persons who do not own such stock as a capital asset;

         (3) federal income tax consequences affecting shares of FSB common stock acquired upon the exercise of stock options, stock purchase plan rights or otherwise as compensation;

         (4) federal income tax consequences affecting shares of FSB common stock acquired as part of a hedge, straddle or conversion transaction;

         (5) the tax consequences to holders of warrants, options or other rights to acquire shares of such stock;

         (6) the tax consequences to Union Planters, Union Planters Holding Corporation and FSB of the inclusion as income the amount of the bad-debt reserve maintained by FSB and/or its subsidiaries and any other amounts resulting from any required change in accounting methods; and


         (7) the tax consequences of Union Planters, Union Planters Holding Corporation and FSB of any income and deferred gain recognized pursuant to Treasury Regulations issued under
                  Section 1502 of the Internal Revenue Code.

         Subject to the conditions, qualifications, representations and assumptions contained herein, and in the tax opinions, Union Planters' and FSB's counsel have opined that:

         (1) The acquisition by Union Planters Holding Corporation of substantially all of the assets of FSB in exchange for shares of Union Planters common stock and the assumption of liabilities of FSB pursuant to the merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

         (2) FSB, Union Planters and Union Planters Holding Corporation will each be "a party to a reorganization" within the meaning of Section 368(b) of the Internal Revenue Code.

         (3) No gain or loss will be recognized by FSB as a result of the merger.

         (4) No gain or loss will be recognized by Union Planters Holding Corporation or Union Planters as a result of the merger.

         (5) No gain or loss will be recognized by the shareholders of FSB as a result of the exchange of FSB common stock for Union Planters common stock pursuant to the merger, except that a gain or loss will be recognized on the receipt of any cash in lieu of a fractional share. Assuming that the FSB common stock is a capital asset in the hands of the respective FSB shareholders, any gain or loss recognized as a result of the receipt of cash in lieu of a fractional share will be a capital gain or loss equal to the difference between the cash received and that portion of the holder's tax basis in the FSB common stock allocable to the fractional share.

         (6) The tax basis of Union Planters common stock to be received by the shareholders of FSB will be the same as the tax basis of the FSB common stock surrendered in exchange therefor (reduced by any amount allocable to a fractional share interest for which cash is received).

         (7) The holding period of the Union Planters common stock to be received by shareholders of FSB will include the holding period of the FSB common stock surrendered in exchange therefor, provided the FSB shares were held as a capital asset by the shareholders of FSB on the date of the exchange.

         (8) A shareholder of FSB who perfects his dissenters' rights and who receives payment of the fair market value of his shares of FSB common stock will be treated as having received such payment in redemption of such stock. Such redemption will be subject to the conditions and limitations of Section 302 of the Internal Revenue Code.

         The tax opinions are based on the Internal Revenue Code, the Treasury Regulations promulgated under the Internal Revenue Code by the IRS, judicial decisions and administrative pronouncements of the IRS, all existing and in effect on the date of this proxy statement-prospectus and all of which are subject to change at any time, possibly retroactively. Any such change could have a material impact on the conclusions reached in the opinions. The opinions represent only such counsel's best judgment as to the expected federal income tax consequences of the merger and are not binding on the IRS or the courts. The IRS may challenge the conclusions stated in the opinions and shareholders of FSB may incur the cost and expense of defending positions taken by them with respect to the merger. A successful challenge by the IRS could have material adverse consequences to the parties to the merger, including shareholders of FSB and Union Planters.

         In rendering the tax opinions, counsel for Union Planters and FSB have relied, as to factual matters, solely on the continuing accuracy of (1) the description of the facts relating to the merger contained in the Agreement and this proxy statement-prospectus, (2) the factual representations and warranties contained in the Agreement and this proxy statement-prospectus and related documents and agreements, and (3) certain factual matters addressed by representations made by certain executive officers of FSB, Union Planters and Union Planters Holding Corporation, as further described in the opinions. Events occurring after the date of the opinions could alter the facts upon which the opinions are based. In such case, the conclusions reached in the opinions and in this summary could be materially impacted.

         Accordingly, for all of the above reasons, shareholders of FSB are urged to consult their own tax advisors as to the specific tax consequences to them of the merger, including the applicability and effect of federal, state, local and other tax laws, and the implications of any proposed changes in the tax laws.

         The obligation of Union Planters and FSB to complete the merger is conditioned on, among other things, receipt by Union Planters of an opinion of Wyatt, Tarrant & Combs and the receipt by FSB of an opinion of Gerrish & McCreary P.C., substantially to the foregoing effect. The conditions relating to the receipt of the tax opinions may be waived by both Union Planters and FSB. Neither Union Planters nor FSB currently intends to waive the conditions relating to the receipt of tax opinions. If the conditions relating to the receipt of tax opinions were waived and the material federal income tax consequences of the merger were substantially different from those described in this proxy statement-prospectus, FSB would resolicit the approval of its shareholders prior to completing the merger.

BACKGROUND OF AND REASONS FOR THE MERGER

         BACKGROUND OF THE MERGER. After studying the rapidly changing nature of the banking industry, working with a bank operations consultant and consulting with its financial advisors, a special committee of the FSB Board and Theodore B. Sloan, Chairman, presented strategic choices to the FSB Board in October 1997. Two choices were outlined as possible future plans for FSB and First State Bank of Covington, including (i) re-engineering the Bank, and (ii) considering a sale of FSB and the Bank taking into consideration various stakeholders. That Board meeting marked the beginning of a continuing process over the next several months for strategic planning by the Board for FSB and the Bank.

         On December 19, 1997, Mr. Sloan presented a strategic planning report to the FSB Board. This report was focused on re-engineering the Bank while continuing to study the option of a sale of FSB and the Bank. In February, 1998 the Board considered a presentation on the sale alternative as opposed to the no sale/re-engineering alternative. After that meeting, the Strategic Planing Committee of the Board met and discussed these alternatives. After extensive discussion, this committee decided the sale alternative should be further considered, and the Board should move forward to determine the market value of FSB by presenting bid information to interested parties. At its meeting on March 27, 1998, the FSB Board agreed with the recommendations of the Strategic Planning Committee and approved a motion that the sale alternative be considered and action be taken to move forward to determine the market value of FSB by presenting bid information to interested parties.

         During May 1998, Mercer Capital Management, Inc. ("Mercer") and legal counsel to FSB, on behalf of FSB, sent information to seventeen prospective bidders. A response from the prospective purchasers was requested by June 30, 1998, and seven prospective purchasers responded with bid proposals.

         One of the bid proposals received was from Union Planters On June 30, 1998, Union Planters submitted a term sheet with a proposed purchase price of $50 million dollars, payable in a fixed number of shares of Union Planters common stock in a tax-free transaction. The FSB Board reviewed Union Planters' proposal, along with the other proposals received from prospective purchasers, at a meeting on July 17, 1998. At that meeting, the FSB Board authorized management to engage in due diligence with Union Planters and one other regional bank in order to identify and price terms for a possible sale for a net price of not less than $90.00 per share plus expenses, subject to final approval by the FSB Board. Following that meeting, the officers designated by the Board met with representatives of the two prospective bidders including Union Planters.

         As a result of negotiations between the acquisition committee of FSB and Union Planters, on July 31, 1998, the FSB Board was presented with a proposed Agreement and Plan of Merger from Union Planters. After lengthy discussion and consideration, the FSB Board unanimously approved the proposed merger Agreement and the related Plan of Merger.

         RECOMMENDATION OF THE FSB BOARD AND REASONS FOR THE MERGER. The FSB Board believes that the proposed merger is fair to, and in the best interests of, FSB and its shareholders. If the merger is consummated, the FSB shareholders will acquire stock in a much larger and more diversified corporation. The Union Planters common stock is traded on the NYSE and is more readily marketable than FSB common stock.

         The FSB Board recommends that the holders of FSB common stock vote "FOR" approval of the Agreement and the Plan of Merger and the transactions provided for therein.

         The terms of the merger, including the Exchange Ratio are the results of arm's-length negotiations between representatives of FSB and Union Planters. Before reaching its unanimous decision to approve the Agreement, the FSB Board consulted with its financial advisor on the financial aspects of the merger and the fairness of the Exchange Ratio to the Shareholders of FSB, with its legal advisors regarding the terms of the proposed merger, and with management and the banking consultant to FSB. The FSB Board considered a number of factors in deciding to approve the Agreement and the Plan of Merger. The Board did not assign any priority or special consideration to any of these factors, but it considered the following:

-        The higher dividend rate of Union Planters compared with FSB.

- The value of the Union Planters common stock to be received by FSB shareholders, compared to the value of your FSB common stock, based on the preliminary valuation analysis conducted by Mercer.

- The trading of Union Planters common stock on the NYSE, compared to the lack of an established trading market for FSB common stock.

- FSB's business, financial condition, results of operations, and prospects for growth and profitability and the business risk involved in achieving additional growth and profitability.

- The banking industry environment for FSB, the need for new products and services, technology enhancements, additional employee benefits, management succession plans for FSB, national and local economic conditions, the competitive environment in banking, and the rapid consolidation in the financial services industry.

- Both the financial terms and other terms of the proposed Merger with Union Planters, and the review of those terms by the FSB Board with its legal and financial advisors.

- Comparison of the value to be received by FSB shareholders from Union Planters to the value in the other proposals from other prospective purchasers of FSB.

- The proposed tax-free exchange of FSB common stock for Union Planters common stock.

         UNION PLANTERS' REASONS FOR THE MERGER. In adopting the Agreement, the Plan of Merger, and the merger, the Union Planters' board of directors considered a number of factors concerning the benefits of the merger. Without assigning any relative or specific weights to the factors, the Union Planters' board of directors considered the following additional material factors:

- a review, based in part on a presentation by Union Planters' management, of

         Other business, operations, earnings, and financial condition, including the capital levels and asset quality, of FSB on an historical, prospective, and pro forma basis and in comparison to other financial institutions in the area,

         Other demographic, economic, and financial characteristics of the markets in which FSB operates, including existing competition, history of the market areas with respect to financial institutions, and average demand for credit, on historical and prospective basis, and

         Other results of Union Planters' due diligence review of FSB; and

  - a variety of factors affecting and relating to the overall strategic focus of Union Planters, including Union Planters' desire to expand into markets in Tipton County and the business lines pursued by FSB.

         Union Planters' board of directors determined that the merger was in the best interests of Union Planters and its stockholders and unanimously approved the proposed merger on October 15, 1998.

OPINION OF FSB'S FINANCIAL ADVISOR

         Mercer Capital Management, Inc., as part of its valuation consulting and investment banking businesses, is regularly engaged to assist financial institutions in mergers and acquisitions and to value the debt and equity securities of such institutions. The FSB Board of Directors retained Mercer Capital during April, 1998 on the basis of its reputation and experience in negotiating mergers among financial institutions and in representing such institutions in merger transactions. No limitations were imposed by FSB's Board with respect to the investigations made or the procedures followed by Mercer Capital in rendering its fairness opinion. Mercer Capital was paid a fee of $15,000 for preparing a valuation analysis of FSB. In addition, Mercer Capital will be paid a fee equal to 0.1875% of the value of the consideration received by FSB shareholders on the effective date.

         Mercer Capital prepared a valuation analysis, dated July 10, 1998, which developed a range of value for FSB utilizing various valuation methods for purposes of comparing the analysis with the initial expressions of interest received from potential acquirors. Upon completion of negotiations with Union Planters during early July, Mercer Capital rendered a preliminary fairness opinion, dated August 4, 1998, which stated that the exchange ratio was fair to FSB shareholders from a financial point of view. Mercer Capital subsequently rendered a written fairness opinion, dated November ___, 1998. Mercer Capital's preliminary and updated opinions are directed only to the fairness to the FSB shareholders, from a financial point of view, of the Exchange Ratio, and such opinions do not address any other aspect of the merger or related transactions and do not constitute a recommendation to any stockholder as to how the stockholder should vote at the special meeting. The fairness opinion, which is included in Appendix D of this proxy statement-prospectus, should be read in its entirety by FSB shareholders.

         As part of its investigation, Mercer Capital reviewed: (1) the Agreement and the Plan of Merger; (2) FSB's annual reports for fiscal years 1995, 1996, and 1997; (3) the Bank's Call Reports for fiscal years 1995, 1996, and 1997 and the quarters ended March 31, 1998 and June 30, 1998; (4) Union Planters' annual reports for the fiscal years ended December 31, 1995, 1996 and 1997; (5) Union Planters' 10-K for fiscal years 1995, 1996, and 1997 and Form 10-Q for the quarters ended March 31, 1998, June 30, 1998, and September 30, 1998; (6) Union Planters' proxy statements for fiscal years 1996, 1997, and 1998; (7) FSB's 1998 budget prepared by FSB management; (8) public market pricing data of publicly traded banks which Mercer Capital deemed comparable to Union Planters; and, (9) transaction data involving other banks which have been acquired.

         As part of its engagement, representatives of Mercer Capital visited with FSB management in Covington, Tennessee and Union Planters management in Memphis, Tennessee. Factors considered in rendering the opinion included: (1) terms of the Agreement and the Plan of Merger; (2) the arms' length process by which the Agreement was negotiated; (3) the valuation analysis prepared by Mercer Capital; (4) an analysis of the estimated pro-forma changes in book value per share, earnings per share, and dividends per share from the perspective of the FSB shareholders; (5) a review of Union Planters' historical financial performance, historical stock pricing, the liquidity of its shares and pricing in relation to other publicly traded bank holding companies; (6) a review of FSB's historical financial performance and projected financial performance; and, (7) tax consequences of the merger for FSB shareholders.

         In connection with rendering its opinion, Mercer Capital performed a variety of financial analyses, which are summarized below. Mercer Capital believes that its analyses must be considered as a whole and that selection of portions of such analyses and the factors considered therein, without considering all factors and analyses, could create an incomplete view of the analyses and the process underlying Mercer Capital's opinion.

         Mercer Capital did not compile nor audit FSB's or Union Planters' financial statements, nor did Mercer Capital independently verify the information reviewed. Mercer Capital relied upon such information as being complete and accurate in all material respects. Mercer Capital did not make an independent valuation of the loan portfolio, adequacy of the loan loss reserve or other assets or liabilities of either institution.

         Mercer Capital's opinion does not constitute a recommendation to any FSB shareholder as to how the shareholder should vote on the proposed merger; nor did Mercer Capital express any opinion as to the prices at which any security of FSB or Union Planters might trade in the future.

         The following is a summary of Mercer Capital's valuation analysis and the analysis of the proposed merger with Union Planters.

         TRANSACTION SUMMARY. Mercer Capital and Gerrish & McCreary, P.C. conducted a joint marketing effort for FSB in which 17 banks were contacted regarding their interest in acquiring FSB. Seven institutions submitted proposals. Union Planters' offer was determined to be the best offer of the seven, based upon the price offered, liquidity of its shares, increase in dividends to FSB shareholders, and its perceived attractiveness as a possible acquisition party. Negotiations were then conducted with Union Planters management which led to the signing of the Agreement.

         During the negotiations, Union Planters management agreed to increase the exchange ratio to reflect a value of $95.00 per FSB share, from $89.00 per FSB share as submitted originally, with the exchange ratio based upon Union Planters' 20 day average closing price for the period ended immediately before the Agreement was executed. The negotiated value of the transaction of $95.00 per share, or $53.5 million, represented 22.4x FSB's trailing 12 months ended March 31, 1998 and 294% of reported book value as of the same date.

         Mercer Capital cautioned, however, that the ultimate value of the Union Planters shares received by FSB shareholders would be contingent upon the value of Union Planters' shares on the effective date of the merger given the fixed exchange ratio.

         PRO FORMA ANALYSIS OF PER SHARE DATA. Mercer Capital analyzed the changes in pro forma dividends per share, earnings per share and book value per share from the perspective of the FSB shareholders. Mercer Capital did not represent or warrant that the actual pro forma data reflected in the proxy statement-prospectus mailed to FSB shareholders would reflect that which was developed in its analysis.

         Based upon financial data as of March 31, 1998 for both Union Planters and FSB, Mercer Capital calculated that: (a) book value per share would increase to $34.02 per exchange adjusted share from $32.28 per share; (b) earnings per share for the trailing twelve months would decline to $4.23 per exchange adjusted share from $4.25 per share; (c) budgeted 1998 earnings would increase to $5.76 per exchange adjusted share from $4.44 per share, based upon FSB's 1998 budget and analysts' 1998 median earnings estimate for Union Planters of $3.58 per share; and, (d) annual dividends would increase to $3.22 per exchange adjusted share from $1.80 per share based upon FSB's and Union Planters' annualized quarterly dividends.

         CONTRIBUTION ANALYSIS. Mercer Capital compared FSB's relative contribution to a summary pro forma balance sheet and income statement for Union Planters after giving effect to a merger with Union Planters. FSB's contribution to the pro forma financial statements was then contrasted with the FSB shareholders' pro forma ownership interest in Union Planters.

         Mercer Capital calculated that FSB shareholders would receive approximately 907,301 shares in the merger, which would represent 1.070% of Union Planters' pro forma outstanding common shares based upon 83.86 million outstanding shares as of March 31, 1998. FSB would contribute: (a) 0.861% of net interest income, (b) 0.411% of fee income; (c) 0.670% of operating expenses; (d) 0.788% of operating income; (e) 1.112% of reported net income; (f) 0.977% of net income from operations; (g) 0.775% of loans; (h) 0.837% of deposits; (i) 1.016% of common equity; and, (j) 0.777% of total assets.

         COMPARABLE TRANSACTION ANALYSIS. Mercer Capital reviewed the prices paid for various banks which have been acquired based upon certain available public information as compiled by SNL Securities. Mercer Capital noted that most banking transactions are measured in terms of the price/book ("P/B"), price/tangible book ("P/TB"), price/earnings ("P/E"), price/assets ("P/A") and tangible book premium/core deposit ("TBP/CD") ratios.

         The bank acquisition data was divided into the following six groups:
(1) aggregate national acquisition data; (2) banks based in the Southeast; (3) banks based in Tennessee, Arkansas, and Mississippi; (4) banks with assets of $100 million to $300 million with equity capital of 8% to 12% of assets; (5) Union Planters' acquisitions; and, (6) Regions Financial's acquisitions.

         For each group, average and median P/E, P/B, P/TB, P/A and TBP/CD ratios were calculated for calendar years 1993-1997 and through mid-year 1998. The 1998 median P/E ratio and average P/B, P/TB, P/A and TBP/CD ratios were then multiplied times the Bank's net income for the twelve months ended March 31, 1998, and the book value, tangible book value, assets and core deposits as of March 31, 1998, to develop an initial indication of value, to which FSB's $3.7 million of excess capital held by its parent company was added to derive an overall indicated range for FSB.

         The range of indicated multiples and values as applied to FSB's March 31, 1998, financial data were as follows: (a) P/E 19.2x-22.8x, $48.0-$56.4 million; (b) P/B 227%-318%, $36.7-$50.0 million; (c) P/TB 239%-324%, $38.4-$50.1 million; (d) P/A 23.4%-30.1%, $36.5-$50.0 million; and, (e) TBP/CD 18.1%-34.6%,
$36.0-$52.2 million. Mercer Capital noted that the implied value of the transaction at the time the Agreement was negotiated fell towards the upper end of the indicated comparable transaction range.

         Mercer Capital further noted that the pricing for community banks had risen substantially during 1997 and the first half of 1998. The increase in acquisition P/E multiples was attributable to an expansion in P/E multiples at which publicly traded banks were valued in the public markets. Thus, an acquiror could pay a higher price without issuing additional shares and thereby avoid issuing additional shares and incurring the additional earnings per share and ownership dilution.

With regard to the P/B multiples, the increase in pricing was attributable to the expansion in P/E ratios and, for many banks, an improvement in their ROE.

         DILUTION ANALYSIS. A dilution analysis was conducted whereby hypothetical non-dilutive prices for FSB were generated under the assumption that various potential buyers would structure an offer so that FSB's pro-forma earnings per share would equal that of the assumed buyer based solely on the shares issued to FSB.

         The valuation analysis was based upon hypothetical non-dilutive mergers with Union Planters, Regions Financial, First Tennessee, National Commerce Bancorporation, BancorpSouth, SouthTrust, and The Peoples Holding Company. The analysis calculated a range of values for each assumed buyer based upon FSB's trailing twelve month earnings, plus after-tax cost savings that a buyer might realize, less revenues lost from some core deposit run off of 0% to 10%. Expense savings were assumed to range from 0% to 35% of FSB's non-interest operating expenses.

         Excluding National Commerce Bancorporation whose shares were trading in the vicinity of 27x estimated 1998 earnings at the time the analysis was prepared, the indicated lower range was $42.0 million to $49.7 million assuming no expense savings and no core deposit run-off. The analysis indicated a higher range of $52.5 million to $62.4 million assuming the buyer credited FSB with a 35% reduction in overhead and a 10% run-off in core deposits.

         At the time the analysis was prepared, the banks in the analysis were trading at a range of 17x to 22x estimated 1998 earnings. Union Planters was trading in the vicinity of $59 per share and 17x estimated 1998 earnings, which resulted in an indicated range of $42.0 million to $52.5 million. Mercer Capital noted that while other institutions had submitted initial expressions of interests which credited FSB with no or few expense savings, Union Planters' offer was at the high end of the range which it could pay, given the noted assumptions, without diluting its per share earnings.

         Mercer Capital further noted that the analysis was predicated upon the hypothetical buyer's earnings per share and public market stock price. It was noted that a buyer can pay a higher price without issuing additional shares the greater the buyer's P/E ratio. Mercer Capital cautioned, however, that the implicit assumption in the analysis is that the buyer "pays" the seller for all expense savings. Mercer Capital noted that in its opinion, buyers rarely credit the seller with all expense savings, particularly when the seller is a small community bank.

         DISCOUNTED CASH FLOW ANALYSIS. A discounted cash flow ("DCF") analysis was prepared to develop an estimate of value FSB shareholders might realize assuming a merger was delayed five years. Indications of value derived using the DCF method reflected interim cash flows (dividends) and a terminal cash flow (the value of FSB at the end of the projection period), both discounted to the present at an appropriate required rate of return.

         Mercer Capital prepared projections which were reviewed by FSB management for overall reasonableness. Mercer Capital did not warrant or represent that the projections could or would be realized. Rather, the projections were prepared to derive a range of present values given a set of assumptions. Those assumptions included annual balance sheet growth of 10%, an ROA of 1.85%-1.90%, and distribution of about 50% of earnings each year in order to maintain the equity-to-asset ratio at its then current level.

         The terminal value was based upon the product of projected earnings for 2002 of $3.3 million and a range of P/E ratios of 18x to 24x. The terminal values and interim dividends were discounted to present values at a rate of 15% to derive an overall range of $37.2 million to $47.1 million. When the analysis was expanded to include a range of earnings of $3.1 million to $3.7 million in 2002, the overall indicated range of value was $35.4 million to $51.8 million.

         REVIEW OF UNION PLANTERS. Using public and other available information, Mercer Capital compared the historical financial performance and current market pricing of Union Planters with the following: (1) publicly traded bank holding companies based in the Mid-South; (2) publicly traded bank holding companies with $10 billion to $35 billion of assets; and, (3) aggregate data for all publicly traded bank holding companies. None of the companies considered in the comparison analysis are Union Planters.

         Based upon pricing data as of mid July 1998, Mercer Capital calculated that Union Planters was trading at 22.7x reported twelve month earnings for the period ended March 31, 1998, and 16.7x and 14.5x, 1998 and 1999 earnings, respectively, based upon the median of analysts' estimates of Union Planters' operating earnings of $3.58 per share for 1998 and $4.10 per share for 1999. By way of comparison, the comparable groups were trading at the following multiples: (a) Mid-South Group - 21.2x trailing twelve month earnings, 18.8x estimated 1998 earnings, and 16.8x estimated 1999 earnings; (b) $10-$35 Billion Group - 21.0x trailing twelve month earnings, 19.0x estimated 1998 earnings, and 17.1x estimated 1999 earnings; and, (c) National Group - 22.4x trailing twelve month earnings, 18.4x estimated 1998 earnings, and 16.2x estimated 1999 earnings.

         In terms of book value, Union Planters' P/B ratio was 282% as compared to median P/B multiples of 260% for the Mid-South Group, 311% for the $10-$35 Billion Group, and 259% for the National Group. Union Planters' dividend yield was 3.35% compared to median yields of 1.82% for the Mid-South Group, 2.03% for the $10-$35 Billion Group, and 1.55% for the National Group.

         Union Planters' reported ROE and ROA for the twelve month period ended March 31, 1998 were, respectively, 12.75% and 1.23% as compared to 13.29% and 1.21% for the Mid-South, 16.28% and 1.35% for the $10-$35 Billion Group, and 13.21% and 1.18% for the National Group. Mercer Capital noted that Union Planters' historical financial statements included merger related charges for consummated acquisitions given that growth through acquisitions is a key component of Union Planters' strategy. Mercer Capital stated that, in its opinion, Union Planters has tended to trade at a discount to its peers in relation to forward operating earnings estimates because of Union Planters' active acquisition program.

         OTHER FACTORS. Other factors considered by Mercer Capital in rendering its opinion included the possibility that FSB shareholders may benefit from an acquisition of Union Planters being acquired given the ongoing industry consolidation. Mercer Capital made no representation or warranty, however, that such an event would occur, or if it did occur, that it would occur on favorable terms.

EFFECTIVE TIME OF THE MERGER

         Subject to the conditions to the obligations of the parties to effect the merger, the merger will become effective when Articles of Merger reflecting the merger become effective with the Secretary of State of the State of Tennessee. Unless Union Planters and FSB agree otherwise, they will use reasonable efforts to cause the merger to become effective as soon as is reasonably practicable, but in no event later than 30 days following the last to occur of (1) the effective date of the last consent of any regulatory authority having authority over and approving or exempting the merger (taking into account any required waiting period), (2) the date on which FSB's shareholders approve the Agreement and the Plan of Merger, and (3) the date all other conditions precedent have been satisfied or waived. Union Planters and FSB anticipate that the merger will become effective on or about December 31, 1998.

         Union Planters and FSB cannot assure that the necessary shareholder and regulatory approvals of the merger will be obtained or that other conditions precedent to the merger can or will be satisfied. FSB and Union Planters anticipate that all conditions to consummation of the merger will be satisfied so that the merger can be completed on or about December 31, 1998.
However, completion of the merger could be delayed.

         Either FSB's or Union Planters' board of directors may terminate the Agreement and the Plan of Merger if the merger is not completed by June 1, 1999, unless it is not completed because of the willful breach of the Agreement by the party seeking termination. See "-- Conditions to Consummation of the merger" and "-- Waiver, Amendment, and Termination."

DISTRIBUTION OF UNION PLANTERS STOCK CERTIFICATES

         Promptly after the merger is completed, each former FSB shareholder will be mailed a letter of transmittal and instructions for the exchange of the certificates representing shares of FSB common stock for certificates representing shares of Union Planters common stock. Union Planters expects that one of its bank subsidiaries will serve as Exchange Agent.

         You should not send in your certificates until you receive a letter of transmittal and instructions.

         After you surrender to the Exchange Agent certificates for FSB common stock with a properly completed letter of transmittal, the Exchange Agent will mail you a certificate or certificates representing the number of shares of Union Planters common stock to which you are entitled and a check for the amount to be paid in lieu of any fractional share (without interest), if any, together with all undelivered dividends or distributions in respect of the shares of Union Planters common stock (without interest thereon), if any. Union Planters will not be obligated to deliver the consideration to you, as a former FSB shareholder, until you have surrendered your FSB common stock certificates.

         Whenever a dividend or other distribution is declared by Union Planters on Union Planters common stock with a record date after the date on which the merger became effective, the declaration will include dividends or other distributions on all shares of Union Planters common stock that may be issued in the merger. However, Union Planters will not pay any dividend or other distribution that is payable after the effective date of the merger to any former FSB shareholder who has not surrendered his or her FSB common stock certificate until the holder surrenders the certificate. If any FSB shareholder's common stock certificate has been lost, stolen, or destroyed, the Exchange Agent will issue the shares of Union Planters common stock and any cash in lieu of fractional shares upon the shareholder's submission of an affidavit claiming the certificate to be lost, stolen, or destroyed by the shareholder of record and, the posting of a bond in such amount as Union Planters will reasonably direct as indemnity against any claim that may be made against Union Planters with respect to the certificate.

         At the time the merger becomes effective, the stock transfer books of FSB will be closed to FSB's shareholders and no transfer of shares of FSB common stock by any shareholder will thereafter be made or recognized. If certificates for shares of FSB common stock are presented for transfer after the merger becomes effective, they will be canceled and exchanged for shares of Union Planters common stock, a check for the amount due in lieu of fractional shares, if any, and any undelivered dividends on the Union Planters common stock.

TERMINATION FEE AGREEMENT

         FSB and Union Planters have entered into a termination fee agreement which requires FSB to pay Union Planters $2,400,000 as liquidated damages if FSB enters into a letter of intent, agreement in principle, or definitive agreement with any third party with respect to an acquisition proposal, or indicates an intent to support an acquisition proposal, other than the Agreement. The termination fee is payable by FSB immediately upon entering into a letter of intent, agreement in principle, or definitive agreement concerning an acquisition proposal other than that contemplated in the Agreement, unless the acquisition proposal results from a hostile takeover. In that event the termination fee is due at the closing of the transaction. The amount of the termination fee represents:

- direct costs and expenses incurred by Union Planters in negotiating and preparing to consummate the transactions contemplated in the Agreement;

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



- Union Planters' indirect costs and expenses incurred in connection with the transactions contemplated in the Agreement, including management's time spent in negotiating and preparing for consummation of the transactions; and

- Union Planters' loss as a result of not consummating the transactions contemplated in the Agreement.

         FSB's obligation to pay the termination fee could extend as late as September 30, 1999, in the event that the merger is not consummated or terminated for certain specific reasons provided in the Agreement.

CONDITIONS TO CONSUMMATION OF THE MERGER

         Union Planters and FSB are required to complete the merger only after the satisfaction of various conditions. These conditions include:

         (1) the holders of a majority of the outstanding shares of FSB common stock must approve the Agreement and the Plan of Merger;

         (2) Union Planters and FSB must receive certain required regulatory approvals;

         (3) Union Planters and FSB must receive a written opinion of counsel as to the tax-free nature of the merger;

         (4) the Securities and Exchange Commission must declare the registration statement, registering the shares of Union Planters common stock to be issued to FSB shareholders in the merger, effective under the Securities Act of 1933, as amended;

         (5) the shares of Union Planters common stock to be issued in the merger must be approved for listing on the New York Stock Exchange, subject to official notice of issuance;

         (6) the representations and warranties of FSB and Union Planters as set forth in the Agreement must be true and correct in all material respects;

         (7) the performance of all agreements and the compliance with all covenants of FSB and Union Planters as set forth in the Agreement must be accurate as of the date of the Agreement and as of the date the merger becomes effective;

         (8) Union Planters and FSB must receive all other consents that may be required to complete the merger or to prevent any default under any contract or permit which would be reasonably likely to have, individually or in the aggregate, a material adverse effect on FSB or Union Planters;

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



         (9) Union Planters must receive a letter, as of the date the merger becomes effective, from PricewaterhouseCoopers LLP to the effect that the merger will qualify for pooling-of-interests accounting treatment;

         (10) the absence of any law or order or any action taken by any court, governmental, or regulatory authority of competent jurisdiction prohibiting or restricting the merger or making it illegal;

         (11) Union Planters must receive agreements from each person FSB reasonably believes may be deemed an affiliate of FSB; and

         (12) certain other conditions must be satisfied, including receipt of various certificates from the officers of FSB and Union Planters.

         Neither Union Planters nor FSB can assure FSB shareholders as to when or if all of the conditions to the merger can or will be satisfied or waived by the party permitted to do so. If the merger is not effected on or before June 1, 1999 the board of directors of either FSB or Union Planters may terminate the Agreement and abandon the merger. See "-- Waiver, Amendment, and Termination."

REGULATORY APPROVAL

         Union Planters must receive certain regulatory approvals before the merger can be completed. There is no assurance that these regulatory approvals will be obtained or when they will be obtained.

         It is a condition to the completion of the merger that Union Planters and FSB receive all necessary regulatory approvals to the merger, without the imposition by any regulator of any condition that, in the reasonable judgment of the Union Planters board of directors, would so materially adversely impact the financial or economic benefits of the merger that, had such condition or requirement been known, Union Planters would not have entered into the Agreement. There can be no assurance that the regulatory approvals of the merger will not contain terms, conditions or requirements which would have such an impact.

         FSB and Union Planters are not aware of any material governmental approvals or actions that are required to complete the merger, except as described below. Should any other approval or action be required, Union Planters and FSB contemplate that they would seek such approval or action.

         The merger is subject to the prior approval of the Federal Reserve, pursuant to Section 3 of the Bank Holding Company Act. Factors considered by the Federal Reserve in evaluating the merger are discussed under the heading "CERTAIN REGULATORY CONSIDERATIONS-General" on page 75. The merger may not be completed until the 30th day following the date of the Federal Reserve approval, although the Federal Reserve may reduce that period to 15 days. During this

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



period the United States Department of Justice is given the opportunity to challenge the transaction on antitrust grounds. The commencement of any antitrust action would stay the effectiveness of the approval of the agencies, unless a court of competent jurisdiction specifically ordered otherwise. Union Planters filed an application with the Federal Reserve Bank of St. Louis on or about October 27, 1998, seeking prior approval of the merger from the Federal Reserve Bank of St. Louis, pursuant to authority delegated by the Board of Governors of the Federal Reserve. As of the date of this proxy statement-prospectus the Federal Reserve Bank of St. Louis has not acted to approve or disapprove the application.

WAIVER, AMENDMENT, AND TERMINATION

         To the extent permitted by law, the Boards of Directors of Union Planters and FSB may agree in writing to amend the Agreement, whether before or after FSB's shareholders have approved the Agreement and the Plan of Merger. In addition, before or at the time the merger becomes effective, either FSB or Union Planters, or both, may waive any default in the performance of any term of the Agreement by the other party or may waive or extend the time for the compliance or fulfillment by the other party of any and all of its obligations under the Agreement. In addition, either Union Planters or FSB may waive any of the conditions precedent to its obligations under the Agreement, unless a violation of any law or governmental regulation would result. To be effective, a waiver must be in writing and signed by a duly authorized officer of FSB or Union Planters, as the case may be.

         At any time before the merger becomes effective, the Boards of Directors of Union Planters and FSB may agree to terminate the Agreement and the Plan of Merger. In addition, either FSB's board of directors or the Union Planters board of directors may terminate the Agreement in the following circumstances:

         (1) in certain circumstances, upon the inaccuracy of any representation or warranty of a party contained in the Agreement if the inaccuracy cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such inaccuracy (provided that the terminating party is not itself then in breach of the Agreement),

         (2) if a material breach by the other party of any covenant or agreement contained in the Agreement cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach (provided that the terminating party is not itself then in breach of the Agreement),

         (3) if any consent of any regulatory authority required to complete the merger has been denied by final nonappealable action, or if any action taken by such authority is not appealed within the time limit for appeal,

         (4) if the shareholders of FSB fail to approve the Agreement, the Plan of Merger and the merger at the special meeting, or

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



         (5) if the merger is not consummated by June 1, 1999, provided that the failure to consummate is not caused by any willful breach of the Agreement by the party electing to terminate.

         If the merger is terminated, the Agreement and the Plan of Merger will become void and have no effect, except that certain provisions of the Agreement, including those relating to the obligations to share certain expenses and maintain the confidentiality of certain information obtained, will survive. Termination of the Agreement will not relieve any breaching party from liability for any uncured willful breach of a representation, warranty, covenant, or agreement.

CONDUCT OF BUSINESS PENDING THE MERGER

         The Agreement obligates FSB to conduct its business only in the usual, regular, and ordinary course before the merger becomes effective and imposes certain limitations on the operations of FSB and its banking subsidiaries. These items are listed in Article 7 of the Agreement which is attached as Appendix A to this proxy statement-prospectus. The Agreement authorizes FSB to declare and pay regular quarterly dividends on the FSB common stock in accordance with its past practice in an amount not to exceed $ .45 per share per quarter. The Agreement contemplates that the merger will be timed to occur at such a time that the FSB shareholders will not fail to receive a dividend during a quarterly period, nor will they receive a dividend on both their FSB common stock and the Union Planters common stock they receive in the merger during the same quarterly period.

         FSB has also agreed that neither it nor any of its representatives will directly or indirectly solicit any proposal for the acquisition of FSB or, except to the extent necessary to comply with the fiduciary duties of FSB's board of directors as advised by its counsel, furnish any non-public information concerning FSB that it is not legally obligated to furnish, negotiate with respect to, or enter into any contract with respect to, any proposal to acquire FSB .

         Union Planters and FSB have also agreed not to take any action that would (a) materially adversely affect their ability to obtain any consents required for the merger or prevent the merger from qualifying for pooling-of-interests accounting treatment or as a tax-free reorganization under the Internal Revenue Code (see "-- Certain Federal Income Tax Consequences of the merger"), or (b) materially adversely affect their ability to perform their covenants and agreements under the Agreement.

MANAGEMENT AND OPERATIONS AFTER THE MERGER

         The merger will not change the present management team or board of directors of Union Planters. Information concerning the management of Union Planters is included in the documents incorporated by reference in this proxy statement-prospectus. See "WHERE YOU CAN FIND MORE INFORMATION."

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



         The current officers and directors of FSB's subsidiary bank will continue to serve in their respective capacities on behalf of First State Bank. Union Planters Holding Corporation, as the sole shareholder of First State Bank after the merger, may change the composition of the Bank's board of directors. Union Planters currently expects that First State Bank will be merged into Union Planters Bank, National Association at an undetermined future date. At such time, executive officers of First State Bank could be offered positions as regional officers, and directors of First State Bank could be offered positions as advisory directors of Union Planters Bank, National Association. For additional information regarding the interests of certain persons in the merger, see "-- Interests of Certain Persons in the merger."

         Union Planters Holding Corporation will be the surviving corporation resulting from the merger and will continue to be governed by the laws of the State of Tennessee and operate in accordance with its charter and bylaws.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

         GENERAL. In considering the FSB Board's recommendation regarding the Agreement, FSB shareholders should be aware that certain members of FSB's management and Board have interests in the merger that may differ from, or be in addition to, their interests as FSB shareholders. Two executive officers of FSB, Theodore B. Sloan and Jerry L. DuPriest, are members of the FSB Board that approved the merger.

         EMPLOYEE BENEFITS. The Agreement provides that, after the effective date of the merger, Union Planters will, subject to compliance with applicable legal and regulatory requirements, provide coverage for all employees of FSB and First State Bank under Union Planters' benefit plans for which they are eligible participants under any health, group term life benefit plan, or 401(k) plan, and no employee will be denied benefits under any such plan for pre-existing conditions. All prior years of service of First State Bank employees will be counted for vesting and eligibility purposes under all applicable Union Planters employee benefit plans to the extent permitted by applicable law. Any First State Bank employee who, immediately prior to the effective date, is covered by or is a participant in a First State Bank employee benefit plan, shall on the effective date, be covered by or participate in the comparable Union Planters employee benefit plan if a comparable plan otherwise is maintained by Union Planters and if the eligibility requirements of the Union Planters plan are met.

         EMPLOYMENT AGREEMENTS. The Agreement provides that Union Planters will enter into employment agreements, no later than the closing date, with Theodore
B. Sloan and Jerry L. DuPriest. It is the intent of the parties for these employment agreements to bring Mr. Sloan and Mr. DuPriest's respective employment terms in line with the corporate policies and practices of Union Planters and with other Union Planters contracts with similarly situated employees.

         INDEMNIFICATION; DIRECTORS AND OFFICERS INSURANCE. Union Planters has agreed to indemnify the present and former directors, officers, employees, and agents of FSB and its subsidiaries against certain liabilities arising out of actions or omissions occurring at or prior to the time the merger becomes effective (including the merger) to the full extent permitted under Tennessee law, FSB's charter and bylaws, and any indemnity agreements previously entered into by FSB or any of its subsidiaries and any director, officer, employee, or agent of FSB or any of its subsidiaries. This provision of the Agreement is consistently included in Union Planters' standard form merger agreement and is not intended to broaden in any manner the scope of indemnification to which the present and former directors, officers, employees, and agents of FSB and its subsidiaries are entitled, but serves to ratify the legal obligations of FSB and its subsidiaries to provide indemnification in accordance with Tennessee law, FSB's charter and bylaws, and any indemnification agreements to which FSB or its subsidiaries is a party with an indemnified person. These obligations will be assumed by Union Planters Holding Corporation upon completion of the merger. The indemnification provided under these instruments will be subject to the same standards that currently apply in determining whether indemnified parties are entitled to indemnification.

         BONUSES. At closing of the merger, certain officers of FSB will be paid special bonuses. These "Retention Bonuses," in the amount of $100,000 each, will be paid to Theodore B. Sloan and Jerry L. DuPriest. As an additional part of these Retention Bonuses, if, on the first anniversary of the effective date of the merger, neither Mr. Sloan nor Mr. DuPriest's respective employment agreements have been terminated by either of these officers or by Union Planters, then each of these individuals will receive additional payments, in the amount of $290,000 to Mr. Sloan and $246,000 to Mr. DuPriest, plus interest calculated at the one year Treasury note rate from the effective date of the merger to the date of such payments. If, during the period beginning on the effective date of the merger and ending at midnight on the date immediately preceding the first anniversary of the Effective Date, either of these officers' employment agreement is terminated due to death or disability by Union Planters without cause, or by the officer for good reason, Union Planters will pay the entire remaining balance due for such Retention Bonuses within 30 days following the date the employment agreement is terminated.

         DIRECTOR RETENTION AND ADVISORY SERVICE. The Agreement provides that the directors of FSB in office immediately prior to the effective time of the merger shall serve as directors of the Bank from and after the effective time, in accordance with the terms of certain Director Retention and Advisory Service Agreements between FSB and its directors. These agreements provide that such directors shall remain as directors of the Bank and receive their regular director fees for a period of one year after the effective date of the merger.

ACCOUNTING TREATMENT

         It is anticipated that the merger will be accounted for as a pooling-of-interests. Under the pooling-of-interests method of accounting, the recorded amounts of the assets and liabilities of FSB will be carried forward at their previously recorded amounts. Since FSB is not considered significant to Union Planters from a financial statement presentation standpoint, the operating results will be included in Union Planters results from the effective time of the merger forward.

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



         In order for the merger to qualify for pooling-of-interests accounting treatment, substantially all (90% or more) of the outstanding FSB common stock must be exchanged for Union Planters common stock with substantially similar terms. There are certain other criteria that must be satisfied in order for the merger to qualify as a pooling-of-interests. Some of the criteria cannot be satisfied until after the merger becomes effective. In addition, it is a condition to closing the merger that PricewaterhouseCoopers LLP deliver a letter to Union Planters to the effect the merger will qualify for pooling-of-interests accounting treatment.

         Certain conditions will be imposed on the exchange of FSB common stock for Union Planters common stock in the merger by affiliates of FSB . Certain restrictions will also be imposed on the transferability of the Union Planters common stock received by those affiliates in the merger. These conditions and restrictions will be imposed in order, among other things, to ensure the availability of pooling-of-interests accounting treatment. For information concerning these conditions and restrictions see"-- Resales of Union Planters common stock."

EXPENSES AND FEES

         Union Planters and FSB will each pay its own expenses in connection with the merger, including filing, registration and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel, except that each of Union Planters and FSB will bear and pay one-half of the printing costs in connection with the registration statement and this proxy statement-prospectus.

RESALES OF UNION PLANTERS COMMON STOCK

         Union Planters common stock to be issued to shareholders of FSB in the merger will be registered under the Securities Act of 1933, as amended. All shares of Union Planters common stock received by shareholders of FSB in the merger will be freely transferable after the merger by those shareholders of FSB who are not considered to be "affiliates" of FSB or Union Planters. "Affiliates" generally are defined as persons or entities who control, are controlled by, or are under common control with FSB or Union Planters at the time of the special meeting (generally, executive officers, directors, and 10% or greater shareholders).

         Rule 145 promulgated under the Securities Act of 1933, as amended, restricts the sale of Union Planters common stock received in the merger by affiliates of FSB and certain of their family members and related interests. Under the rule, during the one year after the merger becomes effective, affiliates of FSB or Union Planters may resell publicly the Union Planters common stock they receive in the merger within certain limitations as to the amount of Union Planters common stock they can sell in any three-month period and as to the manner of sale. After the one-year period, affiliates of FSB who are not affiliates of Union Planters may resell their shares without restriction. Union Planters must continue to satisfy its reporting requirements under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), in order for affiliates to resell, under Rule 145, shares of Union Planters common stock received in the merger. Affiliates also would be permitted to resell Union Planters common stock received in the merger pursuant to an effective registration statement under the Securities Act of 1933, as amended, or an available exemption from the Securities Act of 1933, as amended, registration requirements. This proxy statement-prospectus does not cover any resales of Union Planters common stock received by persons who may be deemed to be affiliates of FSB or Union Planters.

         Securities and Exchange Commission guidelines regarding qualifying for the "pooling of interests" method of accounting also limit sales of shares of Union Planters and FSB by their affiliates in connection with the merger. Securities and Exchange Commission guidelines indicate that the "pooling of interests" method of accounting generally will not be challenged on the basis of sales by affiliates of the acquiring or acquired company if such affiliates do not dispose of any of the shares of the corporation they own, or shares of a corporation they receive in connection with a merger, during the period beginning 30 days before the merger is consummated and ending when financial results covering at least 30 days of post-merger operations of the combined companies have been published.

         FSB has agreed to use its reasonable efforts to cause each person who may be deemed to be an affiliate of FSB to execute and deliver to Union Planters not later than 30 days prior to the effective time of the merger, an agreement intended to ensure compliance with the Securities Act of 1933, as amended, and to preserve the ability of the merger to be accounted for as a "pooling of interests." Each FSB affiliate must agree not to sell, pledge, transfer, or otherwise dispose of any FSB common stock held by the affiliate except as contemplated by the Agreement or the affiliate agreement. In addition, each FSB affiliate must agree not to sell, pledge, transfer or otherwise dispose of any Union Planters common stock received in the merger (1) except in compliance with the Securities Act of 1933, as amended, and the rules and regulations under the Securities Act of 1933, as amended, and (2) until such time as financial results covering 30 days of combined operations of Union Planters and FSB have been published. Prior to publication of such results, Union Planters will not transfer on its books any shares of Union Planters common stock received by an affiliate in the merger. The stock certificates representing Union Planters common stock issued to affiliates in the merger may bear a legend summarizing these restrictions on transfer. See "-- Conditions to Consummation of the merger."

                 EFFECT OF THE MERGER ON RIGHTS OF SHAREHOLDERS

         In the merger, shareholders of FSB will exchange their shares of FSB for shares of Union Planters. FSB is a Tennessee corporation governed by Tennessee law and FSB's Charter and bylaws. Union Planters is a Tennessee corporation governed by Tennessee law and Union Planters' charter and bylaws. There are significant differences between the rights of FSB shareholders and Union Planters shareholders. The following is a summary of the principal differences between the current rights of FSB shareholders and those of Union Planters' shareholders.

         The following summary is not intended to be complete and is qualified it its entirety by reference to the Tennessee Business Corporation Law and the Tennessee Business Corporation Act as well as Union Planters' charter and bylaws and FSB's charter and bylaws. Copies of the Union Planters charter and bylaws are incorporated by reference in this proxy statement-prospectus and will be sent to holders of FSB common stock upon request. See "WHERE YOU CAN FIND MORE INFORMATION" on page 87.

ANTI-TAKEOVER PROVISIONS GENERALLY

         UNION PLANTERS. Union Planters' charter and bylaws contain certain provisions designed to assist the Union Planters board of directors in playing a role if any group or person attempts to acquire control of Union Planters so that the Union Planters board of directors can further protect the interests of Union Planters and its shareholders under the circumstances. These provisions may help the Union Planters board of directors determine that a sale of control is in the best interests of Union Planters shareholders, or enhance the Union Planters board of directors' ability to maximize the value to be received by the shareholders upon a sale of control of Union Planters.

         Although Union Planters management believes that these provisions are beneficial to Union Planters shareholders, they also may tend to discourage some takeover bids. As a result, Union Planters shareholders may be deprived of opportunities to sell some or all of their shares at prices that represent a premium over prevailing market prices. On the other hand, defeating undesirable acquisition offers can be a very expensive and time-consuming process. To the extent that these provisions discourage undesirable proposals, Union Planters may be able to avoid those expenditures of time and money.

         These provisions also may discourage open market purchases by a company that may desire to acquire Union Planters. Those purchases may increase the market price of Union Planters common stock temporarily, and enable shareholders to sell their shares at a price higher than that they might otherwise obtain. In addition, these provisions may decrease the market price of Union Planters common stock by making the stock less attractive to persons who invest in securities in anticipation of price increases from potential acquisition attempts. The provisions also may make it more difficult and time consuming for a potential acquiror to obtain control of Union Planters through replacing the board of directors and management. Furthermore, the provisions may make it more difficult for Union Planters shareholders to replace the board of directors or management, even if a majority of the shareholders believe that replacing the board of directors or management is in the best interests of Union Planters. Because of these factors, these provisions may tend to perpetuate the incumbent board of directors and management.

         FSB. FSB's charter and bylaws also contain certain anti-takeover provisions which are described below. These provisions may discourage or prevent tender or exchange offers by a corporation or group that intends to use the acquisition of a substantial number of shares of FSB to initiate a takeover culminating in a merger or other business combination. These provisions may also have the effect of making the removal of current management more difficult.

          For more information about these provisions, see "--Authorized Capital Stock," "-- Amendment of Charter and Bylaws," "-- Classified Board of Directors and Absence of Cumulative Voting," "-- Director Removal and Vacancies," "-- Limitations on Director Liability," "-- Indemnification," "--Special Meetings of Stockholders," "-- Actions by Stockholders Without a Meeting," "-- Stockholder Nominations and Proposals" and "-- Business Combinations."

AUTHORIZED CAPITAL STOCK

         UNION PLANTERS. Union Planters is authorized to issue 300,000,000 shares of common stock, of which 136,063,035 shares were issued and outstanding as of October 31, 1998, and 10,000,000 shares of no par value preferred stock, of which 968,865 shares of Series E preferred stock were issued and outstanding as of October 31, 1998. The Union Planters board of directors may authorize the issuance of additional shares of common stock without further action by its shareholders, unless applicable laws or regulations or a stock exchange on which Union Planters' capital stock is listed requires shareholder action.

         Union Planters may issue, without a shareholders vote, shares of its preferred stock, in one or more classes or series, with voting, conversion, dividend, and liquidation rights as it specifies in its charter. The Union Planters board of directors may determine, among other things, the distinctive designation and number of shares comprising a series of preferred stock, the dividend rate or rates on the shares of such series and the relation of such dividends to the dividends payable on other classes of stock, whether the shares of such series shall be convertible into or exchangeable for shares of any other class or series of Union Planters capital stock, the voting powers if any of such series, and any other preferences, privileges, and powers of such series.

         In the event of the voluntary or involuntary liquidation, dissolution, distribution of assets, or winding up of Union Planters, holders of preferred stock will have priority over holders of common stock.

         The authority to issue additional shares of common stock or preferred stock provides Union Planters with the flexibility necessary to meet its future needs without the delay resulting from seeking shareholder approval. The authorized but unissued shares of common stock and preferred stock may be issued from time to time for any corporate purpose, including, stock splits, stock dividends, employee benefit and compensation plans, acquisitions, and public or private sales for cash as a means of raising capital. The shares could be used to dilute the stock ownership of persons seeking to obtain control of Union Planters. The sale of a substantial number of shares of voting stock to persons who have an understanding with Union Planters concerning the voting of such shares, or the distribution or declaration of a dividend of shares of voting stock (or the right to receive voting stock) to its shareholders, may have the effect of discouraging or increasing the cost of unsolicited attempts to acquire control of Union Planters.

         Union Planters has a share purchase rights plan ("Preferred Share Rights Plan") and distributed a dividend of one preferred share unit purchase right ("Preferred Share Right") for each outstanding share of Union Planters common stock. Under the Plan, one Preferred Share Right is automatically distributed for each share of Union Planters common stock. The Preferred Share Rights may deter coercive takeover tactics and encourage persons interested in potentially acquiring control of Union Planters to treat each shareholder on a fair and equal basis. Each Preferred Share Right trades on the same basis with the share of Union Planters common stock to which it relates until the occurrence of certain events. Upon a potential change in control of Union Planters, the Preferred Share Rights would separate from Union Planters common stock and each holder of a Preferred Share Right (other than the potential acquiror) would be entitled to purchase equity securities of Union Planters at prices below their market value. Union Planters has authorized 750,000 shares of Series A preferred stock for issuance under the Preferred Share Rights Plan. No shares have been issued as of the date of this proxy statement-prospectus. Until a Preferred Share Right is exercised, the holder has no rights as a shareholder of Union Planters.

         FSB. FSB is authorized to issue 2,500,000 shares of common stock, par value $10.00 per share, of which 563,541 shares were issued and outstanding as of the record date. FSB has no other authorized class of stock. The FSB board of directors may authorize the issuance of additional shares of common stock for valid corporate purposes without prior shareholder approval.

PREEMPTIVE RIGHTS

         UNION PLANTERS. The Tennessee Business Corporation Act provides that, unless a Tennessee corporation's charter expressly provides for preemptive rights, stockholders of a Tennessee corporation do not have a preemptive right to acquire proportional amounts of the corporation's unissued shares upon a decision of the board of directors to issue shares. The Union Planters charter does not provide for preemptive rights to its stockholders.

         FSB. The FSB charter does not provide for preemptive rights to its shareholders.

AMENDMENT OF CHARTER AND BYLAWS

         UNION PLANTERS. Union Planters may amend its charter in any manner permitted by Tennessee law. The Tennessee Business Corporation Act provides that a corporation's charter may be amended by a majority of votes entitled to be cast on an amendment, subject to any condition the board of directors may place on its submission of the amendment to the shareholders.

Union Planters' charter requires a vote of two-thirds or more of the shares of capital stock entitled to vote in an election of directors to amend the articles of the charter governing directors and to remove a director from office, whether with or without cause. A two-thirds vote is also required to amend, alter, or repeal the article of the charter relating to business combinations.

         The Union Planters board of directors may adopt, amend, or repeal Union Planters' bylaws by a majority vote of the entire board of directors. The bylaws may also be amended or repealed by action of Union Planters shareholders.

         Union Planters' charter provides that the Union Planters board of directors must exercise all powers unless otherwise provided by law. The board of directors may designate an executive committee consisting of five or more directors and may authorize that committee to exercise all of the authority of the board of directors.

         FSB. FSB may amend its charter in any manner permitted by Tennessee law. The FSB charter requires a vote of at least 80% of the outstanding voting stock of FSB to amend or repeal the sections of the charter relating to business combinations.

         The FSB bylaws may be amended, added to, or repealed by a majority vote of the shares represented at a shareholders' meeting, or a majority vote of the entire FSB board of directors. Any change in the FSB bylaws made by its board of directors may be amended or repealed by the FSB shareholders.

CLASSIFIED BOARD OF DIRECTORS AND ABSENCE OF CUMULATIVE VOTING

         UNION PLANTERS. The Union Planters charter provides that the Union Planters board of directors is divided into three classes, with each class to be as nearly equal in number as possible. The directors in each class serve three-year terms of office. The effect of Union Planters having a classified board of directors is that only approximately one-third of the members of the Union Planters board of directors are elected each year. As a result, two annual meetings are required for Union Planters stockholders to change a majority of the members of the Union Planters board of directors. The purpose of dividing the Union Planters board of directors into classes is to facilitate continuity and stability of leadership of Union Planters by ensuring that experienced personnel familiar with Union Planters will be represented on the board of directors at all times, and to permit Union Planters management to plan for the future for a reasonable amount of time. However, by potentially delaying the time within which an acquirer could obtain working control of the Union Planters board of directors, this provision may discourage some potential mergers, tender offers, or takeover attempts.

         Pursuant to the Union Planters charter, each holder of Union Planters common stock is entitled to one vote for each share of Union Planters common stock held in the election of directors, and is not entitled to cumulative voting rights in the election of directors. With cumulative voting, a stockholder has the right to cast a number of votes equal to the total number of such holder's shares multiplied by the number of directors to be elected. The stockholder has the right to distribute all of his or her votes in any manner among any number of candidates or to accumulate such shares in favor of one candidate.

         Directors are elected by a plurality of the total votes cast by all stockholders. With cumulative voting, it may be possible for minority stockholders to obtain representation on the Union Planters board of directors. Without cumulative voting, the holders of more than 50% of the shares of Union Planters common stock generally have the ability to elect 100% of the Union Planters board of directors. As a result, the holders of the remaining Union Planters common stock effectively may not be able to elect any person to the Union Planters board of directors. The absence of cumulative voting thus could make it more difficult for a stockholder who acquires less than a majority of the shares of Union Planters common stock to obtain representation on the Union Planters board of directors.

         FSB. The FSB charter provides that the FSB board of directors will be composed of 10 shareholders of FSB. The number of directors may be increased or decreased only by an amendment to the FSB charter. FSB directors are elected by a plurality of the votes cast, with 3 directors to be elected at the 1999 annual meeting of shareholders, 4 directors at the 2000 annual meeting of shareholders and 3 directors at the 2001 annual meeting of shareholders, each to serve three year terms and the same number to be elected every three years thereafter. The staggered election of the FSB board of directors exists for the same purpose as the staggered election of the Union Planters board of directors described above. The FSB charter also does not provide for cumulative voting in the election of directors.

DIRECTOR REMOVAL AND VACANCIES

         UNION PLANTERS. Union Planters' charter provides that a director may be removed by the shareholders only if the shareholders holding at least two-thirds of the voting power entitled to vote generally in the election of directors vote for such removal. The purpose of this provision is to prevent a majority shareholder from circumventing the classified board system by removing directors and filling the vacancies with new individuals selected by that shareholder. This provision may have the effect of impeding efforts to gain control of the board of directors by anyone who obtains a controlling interest in Union Planters common stock.

         FSB. The FSB charter provides that a director may be removed only for "cause" by the affirmative vote of a majority of the entire FSB board of directors or by the FSB shareholders. "Cause" is defined in the FSB charter as "fraudulent or dishonest conduct or gross abuse of authority or discretion with respect to the corporation." The purpose of this provision is to prevent a majority shareholder from removing directors and filling vacancies with new individuals selected by that shareholder. This provision may have the effect of impeding efforts to gain control of the FSB board of directors by anyone who obtains a controlling interest in FSB common stock.

LIMITATIONS ON DIRECTOR LIABILITY

         UNION PLANTERS. Union Planters' charter does not address the issue of a directors liability to the corporation. Section 48-18-301 of the Tennessee Business Corporation Act provides that a director shall not be liable for any action, or failure to take action if he discharges his duties:

         (1)      in good faith;

         (2) with the care of an ordinarily prudent person in a like position under similar circumstances; and

         (3) in a manner the director reasonably believes to be in the best interests of the corporation.

         In discharging his duties, a director may rely on the information, opinions, reports, or statements, including financial statements, if prepared or presented by officers or employees of the corporation whom the director reasonably believes to be reliable. The director may also rely on such information prepared or presented by legal counsel, public accountants or other persons as to matters that the director reasonably believes are in the person's competence.

         FSB. The FSB charter contains the following indemnification provision:

         "The personal liability of any director to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director shall be eliminated to the maximum extent authorized by Sections 48-18-501 et seq. of the Tennessee Business Corporation Act, as amended from time to time; provided that the foregoing shall not eliminate or limit the liability of a director:

         (a) For any breach or the director's duty of loyalty to the corporation or its shareholders;

         (b) For acts or omissions not in good faith or which involve intentional misconduct or knowing violations of laws; or

         (c) For any unlawful distribution under Section 48-18-304 of the Tennessee Business Corporation Act, as amended from time to time."

INDEMNIFICATION

         UNION PLANTERS. Under the Tennessee Business Corporation Act, a corporation may indemnify any director against liability if the director:

                  -        conducted himself or herself in good faith;

                  - reasonably believed, in the case of conduct in his or her official capacity with the corporation, that his or her conduct was in the best interests of the corporation;

                  - reasonably believed, and in all other cases, that his or her conduct was at least not opposed to the corporation's best interests;

                  - and, in the case of any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful.

         Unless limited by its charter, a Tennessee corporation must indemnify, against reasonable expenses incurred by him or her, a director who was wholly successful, on the merits or otherwise, in defending any proceeding to which he or she was a party because he or she is or was a director of the corporation. Expenses incurred by a director in defending a proceeding may be paid by the corporation in advance of the final disposition of the proceeding if three conditions are met:

         (1) the director must furnish the corporation a written affirmation of the director's good faith belief that he or she has met the standard of conduct as set forth above;

         (2) the director must furnish the corporation a written undertaking by or on behalf of a director to repay such amount if it is ultimately determined that he or she is not entitled to be indemnified by the corporation against such expenses; and

         (3) a determination must be made that the facts then known to those making the determination would not preclude indemnification.

         A director may apply for court-ordered indemnification under certain circumstances. Unless a corporation's charter provides otherwise:

         (1) an officer of a corporation is entitled to mandatory indemnification and is entitled to apply for court-ordered indemnification to the same extent as a director;

         (2) the corporation may indemnify and advance expenses to an officer, employee, or agent of the corporation to the same extent as to a director; and

         (3) a corporation may also indemnify and advance expenses to an officer, employee, or agent who is not a director to the extent, consistent with public policy, that may be provided by its charter, bylaws, general or specific action of its board of directors, or contract.

         Union Planters' charter and bylaws provide for the indemnification of its directors and officers to the fullest extent permitted by Tennessee law.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers, or persons controlling Union Planters under the provisions described above, Union Planters has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is therefore unenforceable.

         FSB. The FSB charter and bylaws do not provide for or limit the indemnification of its directors and officers. Therefore, its directors and officers are indemnified to the fullest extent permitted by the Tennessee Business Corporation Act and Tennessee law.

SPECIAL MEETING OF SHAREHOLDERS

         UNION PLANTERS. Special meetings of Union Planters shareholders may be called for any purpose or purposes whatever at any time by the Chairman of the Board, the President, the Secretary, or the holders of not less than one-tenth of the shares entitled to vote at such meeting.

         FSB. The FSB bylaws provide that a special meeting of FSB shareholders may be called by the President, a majority of the FSB board, or by the holders of not less than one tenth of all the shares of FSB entitled to vote at such meeting.

ACTIONS BY STOCKHOLDERS WITHOUT A MEETING

         UNION PLANTERS. The Union Planters charter and bylaws provide that any action required or permitted to be taken by Union Planters shareholders at a duly called meeting of Union Planters shareholders may be effected by the unanimous written consent of the shareholders entitled to vote on such action.

         FSB. The FSB bylaws provided that whenever the shareholders or directors of FSB are required or permitted to take any action by vote, such action may be taken without a meeting on written consent, setting forth the action so taken, and signed by all the persons or entities entitled to vote.

SHAREHOLDER NOMINATIONS AND PROPOSALS

         UNION PLANTERS. Union Planters' charter and bylaws do not address whether a shareholder may nominate members of the board of directors.

         Holders of Union Planters common stock are entitled to submit proposals to be presented at an annual meeting of Union Planters shareholders. Union Planters' bylaws provide that any proposal of a shareholder which is to be presented at any annual meeting of shareholders must be sent so it is be received by Union Planters not less than 120 days in advance of the anniversary date of the proxy statement issued in connection with the previous year's annual meeting.

         FSB. The FSB charter and bylaws do not address whether a shareholder may nominate members of the board or directors or submit proposals to be presented at the annual meeting of FSB shareholders.

BUSINESS COMBINATIONS

         UNION PLANTERS. Holders of two-thirds or more of Union Planters common stock must approve a merger, consolidation, or a sale or lease of all or substantially all of the assets of Union Planters if the other party to the transaction is a beneficial owner of 10% or more of the outstanding shares of Union Planters. A two-thirds vote is not required for any merger or consolidation of Union Planters with or into any corporation or entity if a majority of the outstanding shares of voting capital stock is owned by Union Planters.

         The requirement of a supermajority vote of shareholders to approve certain business transactions may discourage a change in control of Union Planters by allowing a minority of Union Planters shareholders to prevent a transaction favored by the majority of the shareholders. Also, in some circumstances, the board of directors could cause a two-thirds vote to be required to approve a transaction and thereby enable management to retain control over the affairs of Union Planters. The primary purpose of the supermajority vote requirement is to encourage negotiations with Union Planters management by groups or corporations interested in acquiring control of Union Planters and to reduce the danger of a forced merger or sale of assets.

         As a Tennessee corporation, Union Planters is or could be subject to certain restrictions on business combinations under Tennessee law, including, but not limited to, combinations with interested shareholders. See the discussion in the following section entitled "-- Takeover Statutes."

         Tennessee has three anti-takeover acts which are applicable to Union Planters, the Tennessee Business Combination Act, the Tennessee Greenmail Act, and the Tennessee Investor Protection Act. The Tennessee Control Share Acquisition Act does not apply to Union Planters, because Union Planters' charter does not include a provision electing to be covered by that act.

         The Tennessee Business Combination Act. The Tennessee Business Combination Act generally prohibits a "business combination" by Union Planters or a subsidiary with an "interested shareholder" within five years after the shareholder becomes an interested shareholder. But Union Planters or a subsidiary can enter into a business combination within that period if, before the interested shareholder became such, the Union Planters board of directors approved:

         -        the business combination or

         - the transaction in which the interested shareholder became an interested shareholder.

         After that five year moratorium, the business combination with the interested shareholder can be consummated only if it satisfies certain fair price criteria or is approved by two-thirds of the other shareholders.

         For purposes of the Tennessee Business Combination Act, a "business combination" includes mergers, share exchanges, sales and leases of assets, issuances of securities, and similar transactions. An "interested shareholder" is generally any person or entity that beneficially owns ten percent or more of the voting power of any outstanding class or series of Union Planters stock.

         Tennessee law also severely limits the extent to which Union Planters or any of its officers or directors could be held liable for resisting any business combination. Under the Tennessee Business Corporation Act, neither a Tennessee corporation having any stock registered or traded on a national securities exchange, nor any of its officers or directors, may be held liable for:

         - Failing to approve the acquisition of shares by an interested shareholder on or before the date the shareholders acquired such shares;

         - Seeking to enforce or implement the provisions of Tennessee law;

         - Failing to adopt or recommend any charter or by-law amendment or provision relating to such provisions of Tennessee law; or

         - Opposing any merger, exchange, tender offer, or significant asset sale because of a good faith belief that such transaction would adversely affect the corporation's employees, customers, suppliers, the communities in which the corporation or its subsidiaries operate or any other relevant factor. But the officers and directors can only consider such factors if the corporation's charter permits the board to do so in connection with the transaction.

         The Tennessee Greenmail Act. The Tennessee Greenmail Act applies to a Tennessee corporation that has a class of voting stock registered or traded on a national securities exchange or registered with the Securities and Exchange Commission pursuant to Section 12(g) of the Exchange Act. Under the Tennessee Greenmail Act, Union Planters may not purchase any of its shares at a price above the market value of such shares from any person who holds more than 3% of the class of securities to be purchased if such person has held such shares for less than two years, unless the purchase has been approved by the affirmative vote of a majority of the outstanding shares of each class of voting stock issued by Union Planters or Union Planters makes an offer, of at least equal value per share, to all shareholders of such class.

         The Tennessee Investor Protection Act. The Tennessee Investor Protection Act generally requires the registration, or an exemption from registration, before a person can make a tender offer for shares of a Tennessee corporation which, if successful, would result in the offeror beneficially owning more than 10% of any class. Registration requires the filing with the Tennessee Commissioner of Commerce and Insurance of a registration statement, a copy of which must be sent to the target company, and the public disclosure of the material terms of the proposed offer. Additional requirements are imposed under that act if the offeror beneficially owns 5% or more of any class of equity securities of the target company, any of which was purchased within one year prior to the proposed takeover offer. The Tennessee Investor Protection Act also prohibits fraudulent and deceptive practices in connection with takeover offers, and provides remedies for violations.

         The Tennessee Investor Protection Act does not apply to an offer involving a vote by holders of equity securities of the offeree company, pursuant to its charter, on a merger, consolidation or sale of corporate assets in consideration of the issuance of securities of another corporation, or on a sale of its securities in exchange for cash or securities of another corporation. Also excepted from the Tennessee Investor Protection Act are tender offers which are open on substantially equal terms to all shareholders, are recommended by the board of directors of the target company and include full disclosure of all terms.

         The Tennessee Investor Protection Act applies to tender offers for corporations with substantial ties in Tennessee, including corporations incorporated in Tennessee or which have their principal offices in the state. The Sixth Circuit Court of Appeals has held that the application of this act, and Tennessee's other takeover statutes, to a target company that was not organized under Tennessee law is unconstitutional. Tyson Foods, Inc. v. McReynolds, 865 F.2d 99 (6th Cir. 1989).

         The acts described above along with the provisions of Union Planters' charter regarding business combinations might be deemed to make Union Planters less attractive as a candidate for acquisition by another company than would otherwise be the case in the absence of such provisions. For example, if another company should seek to acquire a controlling interest of less than 66-2/3% of the outstanding shares of Union Planters common stock, the acquiror would not thereby obtain the ability to replace a majority of the Union Planters board of directors until at least the second annual meeting of shareholders following the acquisition. Furthermore the acquiror would not obtain the ability immediately to effect a merger, consolidation, or other similar business combination unless the described conditions were met.

         As a result, Union Planters' shareholders may be deprived of opportunities to sell some or all of their shares at prices that represent a premium over prevailing market prices in a takeover context. The provisions described above also may make it more difficult for Union Planters' shareholders to replace the Union Planters board of directors or management, even if the holders of a majority of the Union Planters common stock should believe that such replacement is in the interests of Union Planters. As a result, such provisions may tend to perpetuate the incumbent Union Planters board of directors and management.

         FSB. The FSB charter provides that the affirmative vote of at least 80% of the outstanding voting stock of FSB is required in the event that the FSB board does not recommend to the FSB shareholders a vote in favor of (1) a merger or a consolidation of FSB with, (2) a sale, exchange or lease of all or substantially all of the assets of FSB to, any person or entity.

         The affirmative vote of the holders of not less than 80% of the outstanding shares of voting stock of FSB and the affirmative vote of the holders of not less than 67% of the outstanding shares of voting stock held by stockholders other than the "controlling party" is required for the approval or authorization of any merger, consolidation, reverse stock split, sale, exchange or lease of all or substantially all of the assets of FSB, if any such transaction involves any shareholder owning or controlling 20% or more of FSB's voting stock (a "controlling party") at the time of the proposed transaction. However, these voting requirements do not apply in any transaction in which all of the conditions specified in either (A) or (B) are met:

         A. The transaction has been approved by a majority of the continuing directors of FSB. A continuing director is any member of the FSB board, such person is a member of the FSB board, who is not a controlling party or in any manner affiliated or associated with or representative of a controlling party and was a member of the FSB board prior to the time that the controlling party became a controlling party. A continuing director also means any person who subsequently becomes a member of the FSB board and, while a member of the board, is not a controlling party or in any manner affiliated or associated with or a representative of a controlling party, if such person's nomination for election or election to the FSB board is recommended or approved by a majority of the continuing directors then in office.

         B.   All of the following conditions shall have been met:

              (i) The aggregate amount of cash and fair market value (as determined by the continuing directors in good faith) as of the date of the consummation of any transaction for consideration other than cash, to be received per share by holders of FSB common stock in such transaction, shall be at least equal to the highest amount determined under sub-clauses a, b, c below:

                  (a) (If applicable) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by the controlling party for any share of common stock acquired by it within the three year period immediately prior to the first public announcement of the proposal of the transaction, or in the transaction in which it became a controlling party, whichever is higher;

                  (b) The fair market value (as determined by the continuing directors in good faith) per share of FSB common stock on the announcement date of the transaction or on the date on which the controlling party became a controlling party, whichever is higher; and

                  (c) (If applicable) the price per share equal to the fair
                      market value (as determined by the continuing directors in good faith) per share of FSB common stock determined pursuant to (B)(i) (b) above, multiplied by the ratio of
                      (1) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers fees) paid by the controlling party for any shares of FSB common stock acquired by it within the three year period immediately prior to the announcement date to (2) the total shareholder's equity per share of FSB common stock (determined in accordance with generally accepted accounting principles) on the first day of such three year period on which the controlling party acquired any shares of FSB common stock.

         In addition to the charter provision described above, FSB has the benefit of the Tennessee Business Combination Act and the Tennessee Investor Protection Act, described above for Union Planters.

         The FSB charter provision regarding business combinations and the two applicable Tennessee acts described above could be deemed to make FSB less attractive as an acquisition candidate than might be the case in the absence of such provisions.

LIMITATIONS ON ABILITY TO VOTE STOCK

         UNION PLANTERS. The Union Planters charter and bylaws do not contain any provision restricting a shareholder's ability to vote shares of Union Planters voting stock.

         FSB. The FSB charter and bylaws do not contain any provision restricting a shareholder's ability to vote shares of FSB voting stock.

DISSENTERS' RIGHTS OF APPRAISAL

         UNION PLANTERS AND FSB. Under the Tennessee Business Corporation Act, a shareholder is generally entitled to dissent from a corporate action and obtain payment of the fair value of his shares in certain events. These events generally include:

         (1) mergers, share exchanges and sales of substantially all of the corporation's assets other than in the usual and regular course of business, if the shareholder is entitled to vote on the transaction;

         (2) certain types of amendments of the corporation's charter that materially and adversely affects a shareholder's rights; or

         (3) other corporate actions taken pursuant to a shareholder vote, to the extent the charter, bylaws, or a resolution of the board of directors provide for dissenters' rights. Union Planters' charter and bylaws do not provide for any such additional dissenters' rights.

Under the Tennessee Business Corporation Act, a shareholder will not have the right to dissent as to any shares which are listed on a national securities exchange registered under Section 6 of the Exchange Act or are national market system securities under the Exchange Act rules. Union Planters common stock is currently listed on the New York Stock Exchange. Accordingly, shareholders of Union Planters will NOT be able to assert dissenters' rights with respect to their shares of Union Planters common stock even if Union Planters were to engage in one of the actions listed above.

SHAREHOLDERS' RIGHTS TO EXAMINE BOOKS AND RECORDS

         UNION PLANTERS AND FSB. The Tennessee Business Corporation Act provides that a shareholder of a Tennessee corporation may inspect and copy books and records of the corporation during regular business hours, if he or she gives the corporation written notice of his or her demand at least five business days before the date of the inspection. In order to inspect certain records, written demand must also be made in good faith and for a proper purpose and must describe with reasonable particularity the purpose of the request and the records the stockholder desires to inspect.

DIVIDENDS

         UNION PLANTERS AND FSB. Union Planters' and FSB's ability to pay dividends on its common stock is governed by Tennessee corporate law. Under Tennessee corporate law, dividends may be paid so long as the corporation would be able to pay its debts as they become due in the ordinary course of business and the corporation's total assets would not be less than the sum of its total liabilities plus the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution to shareholders whose preferential rights are superior to those receiving the distribution.

         There are various statutory limitations on the ability of the Union Planters' and FSB's banking subsidiaries to pay dividends to Union Planters. and FSB ,respectively See "CERTAIN REGULATORY CONSIDERATIONS -- Payment of Dividends."

                    COMPARATIVE MARKET PRICES AND DIVIDENDS

         Union Planters common stock is traded on the New York Stock Exchange under the symbol "UPC." The following table sets forth, for the indicated periods, the high and low closing sale prices for the Union Planters common stock as reported by the New York Stock Exchange, and the cash dividends declared per share on Union Planters common stock and FSB common stock for the indicated periods. The stock prices and dividend amounts for Union Planters have been restated to give effect to stock splits and stock dividends. The stock prices do not include retail mark-ups, mark-downs or commissions.

                                                                            UNION PLANTERS                    FSB
                                                              ----------------------------------------     ----------

                                                                                               Cash           Cash
                                                                    Price Range              Dividends      Dividends
                                                              -----------------------        Declared       Declared
                                                                 High           Low          Per Share      Per Share
                                                              -------------------------------------------------------

1996
   First Quarter................................                $31.75         $29.00          $  .27         $ .26
   Second Quarter...............................                 31.25          29.63             .27           .26
   Third Quarter................................                 36.25          28.63             .27           .28
   Fourth Quarter...............................                 41.38          34.63             .27           .28
                                                                                               ------         -----
   Total                                                                                       $ 1.08         $1.08
                                                                                               ======         =====

1997
   First Quarter................................                $47.75         $38.38          $ .320         $ .30
   Second Quarter...............................                 52.13          41.25            .375           .30
   Third Quarter................................                 56.50          49.25            .400           .35
   Fourth Quarter...............................                 67.88          57.00            .400           .35
                                                                                               ------         -----
   Total                                                                                       $1.495         $1.30
                                                                                               ======         =====

1998
   First Quarter................................                $67.31         $58.38          $  .50         $ .42
   Second Quarter...............................                 62.56          53.94             .50           .45
   Third Quarter................................                 61.94          40.25             .50           .45
   Fourth Quarter (through November __, 1998)...                  -.-            -.-              .50           .45
                                                                                               ------         -----
  Total.........................................                                               $ 2.00         $1.77
                                                                                               ======         =====


         FSB. FSB common stock is not listed for quotation on any stock exchange. The price of FSB common stock in the last known sales transaction prior to August 4, 1998 (the date the merger was publicly announced) was $69.00 per share and occurred on July 20, 1998. Based on transactions of which FSB management is aware, sales of FSB common stock have been effected in a range of $42.57 to $69.00 per share during the period from August 4, 1997 to August 4, 1998. Management has not determined that such sales were arms-length transactions. Thus, no assurance can be given that the stated price range represents the actual market value of FSB common stock.

         On November 18, 1998, the last sale prices of Union Planters common stock as reported on the New York Stock Exchange was $48.00 per share. On August 3, 1998, the last business day prior to public announcement of the proposed merger, the last sale price of the Union Planters common stock as reported by the New York Stock Exchange was $54.00.

         The holders of Union Planters common stock are entitled to receive dividends when and if declared by the board of directors out of funds legally available for the payment of such dividends. Although Union Planters currently intends to continue to pay quarterly cash dividends on the Union Planters common stock, there is no assurance that Union Planters' dividend policy will remain unchanged after completion of the merger. The declaration and payment of dividends thereafter will depend upon business conditions, operating results, capital and reserve requirements, and the board of directors' consideration of other relevant factors. The Agreement provides that FSB may not declare and pay cash dividends, other than regular quarterly cash dividends, on the shares of FSB common stock.

         Union Planters and FSB are each legal entities separate and distinct from their subsidiaries and their revenues depend in significant part on the payment of dividends from their subsidiary depository institutions. Union Planters' and FSB's subsidiary depository institutions are subject to certain legal restrictions on the amount of dividends they are permitted to pay. See "CERTAIN REGULATORY CONSIDERATIONS -- Payment of Dividends."

                             BUSINESS OF FSB, INC.

GENERAL

         FSB, Inc. is a bank holding company which owns First State Bank, Covington, Tennessee (the "Bank"). FSB was chartered as a Tennessee corporation on March 9, 1982, and the Bank is its sole operating subsidiary.

         The Bank was chartered as a Tennessee state bank on March 5, 1919. The Bank operates a general retail banking business in Covington, Tennessee and surrounding communities, providing customary banking services such as checking and savings accounts, various types of time deposits, safe deposit facilities and money transfers. The Bank finances commercial transactions and makes and services both secured and unsecured loans to individuals, firms and corporations.

COMPETITION

         Commercial banking in the market areas serviced by FSB and the Bank is highly competitive. The Bank faces substantial competition from other commercial banks, savings banks, credit unions, mortgage companies and other non-traditional financial entities. The Bank also competes for interest-bearing funds with a number of other financial intermediaries and investment alternatives, including brokerage firms, money market mutual funds, government bonds, corporate bonds and other securities. In addition to local credit unions and brokerage firms, the Bank competes with numerous financial institutions in its market area including Insouth Bank, Volunteer Bank, Munford Union Bank, Brighton Bank and Bank of Mason. Bank management considers Volunteer Bank and Munford Union Bank to be its primary competitors for deposits.

         As a result of its economic stability, the primary market of the Bank in Tipton County provides competing financial institutions with strong loan demand, especially in the Munford-Atoka area, where residential mortgage demand has been quite high. The Bank serves the Munford area through its full service branch in Munford, and that area continues to flourish and has expanded the Bank's overall mortgage portfolio.

PROPERTIES

         FSB's main office is located at 103 East Pleasant Avenue, Covington, Tennessee 38019, which is also the main office of the Bank. The Bank has two branches in Covington and a branch office in Munford, Tennessee. The Bank owns the properties which it occupies as its main office and its branches in Covington and Munford. The Bank also holds, from time to time, real estate acquired through foreclosure.

BANK LENDING

         The Bank provides a wide variety of commercial, consumer and mortgage loans. The Bank provides commercial lending for agricultural equipment purposes, general commercial lending for commercial and industrial businesses, individuals, churches, clubs and other community affiliated organizations. In addition, the Bank provides consumer lending for new and used cars, residential home improvement, mobile home, farm home and other buildings. The Bank provides mortgage loans for construction and land development, farm acreage, residential home loans and FHLB home loans.

LOAN "WATCH LIST"

         Each quarter, management analyzes the loan portfolio to determine the Bank's potential problem loans and to create a "Watch List." The "Watch List" has categories of substandard, doubtful, loss, and loans meriting special attention. The total amount of loans on this list as of September 30, 1998 was $681,900.

INVESTMENT ACTIVITIES

         As of September 30, 1998, FSB had investments totaling $29.353 million. These investments were comprised of 5.13% U.S. Treasury securities, 41.25% government agency obligations, 35.88% municipal securities, and 17.74% other securities. The duration for the portfolio is approximately 2.12 years.

LEGAL PROCEEDINGS

         FSB and its subsidiary are not a party to any legal proceedings.

BENEFICIAL OWNERSHIP OF FSB COMMON STOCK

The following table lists, as of September 30, 1998, the number of shares of FSB common stock beneficially owned by each person known to FSB to be the holder of record of 5.0% or more of the outstanding shares of FSB common stock, by each officer and director of FSB, and by all officers and directors of FSB as a group.

                                                Amount and Nature
Name and Address                             of Beneficial Ownership (1)         Percent of Class
-----------------------------------------------------------------------------------------------------

First State Bank ESOT
P. O. Box 808                                       96,629                            17.14%
Covington, TN  38019

James Q. Edmonds
2657 Mount Carmel Rd.                               32,090 (2)                         5.69%
Covington, TN  38019

Theodore B. Sloan
1401 Roane Avenue                                   34,469 (3)                         6.12%
Covington, TN  38019

All Directors and Officers as                      128,225                            22.75%
a group (13 persons)

-----------------------------------------------------------------------------------------------------

         (1) Fractional share interests are in the FSB Dividend Reinvestment Plan ("DRIP"). No fractional shares will be issued, but participants in the DRIP will receive cash in lieu of fractional shares.

         (2) Includes 16,400 shares in Mr. Edmonds' IRA; 8,304 shares in the J. Q. Edmonds Trust of which Mr. Edmonds is Trustee; 1,630 shares owned jointly with his son; 2,556 shares of which Mr. Edmonds is custodian for his minor grandchildren; and 3,200 shares in his wife's trust of which she is Trustee.

         (3) Includes 2,777 shares in Mr. Sloan's IRA; 20,025 shares allocated to Mr. Sloan in the FSB ESOT; 7,244 shares owned jointly with his wife; 3,348 shares owned by his wife or held in her IRA; and 1075 owned by Mr. Sloan individually.

        MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
               RESULTS OF OPERATIONS OF FSB, INC. AND SUBSIDIARY

         The following discussion provides certain information regarding the financial condition and results of operations of FSB, Inc. This discussion should be read in conjunction with FSB's Consolidated Financial Statements and Notes to Consolidated Financial Statements presented elsewhere in this Proxy Statement-Prospectus.

RESULTS OF OPERATIONS

         General. The earnings of FSB depend primarily on net interest income (i.e., the difference between the income earned on loans and investments and the interest paid on its deposits and other borrowed funds). Among the factors affecting net interest income are the type and volume of its deposits and other borrowed funds, and the relative sensitivity of its interest-earning assets and its interest-bearing liabilities to changes in market interest rates.

         FSB's income also is affected by fees it receives from other banking services, by its provisions for loan losses and the level of operating expenses. All aspects of FSB's operations are affected by general market, economic and competitive conditions.

         FSB reported net income of $1,777,000 for the nine month period ended September 30, 1998, an increase of $139,000 from the nine month period ended September 30, 1997. Pre-tax income was $2,596,000 for the nine month period ended September 30, 1998, a $266,000 increase from the nine month period ended September 30, 1997.

         FSB reported net income of $2,317,000 for the year ended December 31, 1997, an increase of $226,000 from net income of $2,091,000 for the year ended December 31, 1996. Pretax income was $3,324,000 for the year ended December 31, 1997, a $389,000 increase from the $2,935,000 earned during the year ended December 31, 1996. FSB had net income of $1,799,000 and pretax income of $2,491,000 for the year ended December 31, 1995. Changes occurring in the major components of FSB's income statement for such periods are discussed below.

         Net interest income. Net interest income is the primary source of income for FSB and represents the amount by which interest generated by earning assets exceeds the cost of funds, primarily paid to depositors on interest-bearing accounts.

         Net interest income was $4,975,000 for the nine months ended September 30, 1998, a 7.57% increase from net interest income of $4,625,000 for the nine months ended September 30, 1997. This increase in net interest income is primarily due to the increases in interest on loans. The average yield earned on loans was 9.71% as of September 30, 1998. Average deposits for the nine months ended September 30, 1998 were $114,637,000.

         Net interest income was $6,294,000 for the year ended December 31, 1997, a 8.57% increase from net interest income of $5,797,000 for the year ended December 31, 1996. This increase in net interest income is primarily due to the increases in interest on loans. Average yields earned on interest-bearing assets increased to 8.63% as of December 31, 1997, from 8.62% as of December 31, 1996. Average loans of $91,992,000 for the year ended December 31, 1997, increased 11.86% from average loans of $82,239,000 for the year ended December 31, 1996. The increase in average loans resulted from increases in commercial, installment and mortgage loans. Average deposits for the year ended December 31, 1997 were $109,351,000, an increase of 2.20% over average deposits of $106,997,000 for the year ended December 31, 1996.

         Net interest income was $5,797,000 for the year ended December 31, 1996, a 7.51% increase from net interest income of $5,392,000 for the year ended December 31, 1995. This increase in net interest income is primarily due to the increases in interest on loans. The average loans as of December 31, 1996, were $82,239,000. Average deposits for the year ended December 31, 1996 were $106,997,000.

         The following table sets forth for the periods indicated net interest income by each major category of interest-bearing assets and interest-bearing liabilities. The yields earned and paid on each major type of asset and liability account are set forth beside the average level in the account for the period, and the average yields on all interest-bearing liabilities also are summarized.

                                                                    DECEMBER 31, 1997                   DECEMBER 31, 1996
                                                            --------------------------------------------------------------------
                                                            AVERAGE       INTEREST              AVERAGE       INTEREST
                                                            BALANCE       INC/EXP     YIELD     BALANCE       INC/EXP      YIELD
                                                            --------------------------------------------------------------------
                                                                                   (DOLLARS IN THOUSANDS)
                                                            --------------------------------------------------------------------

ASSETS

INTEREST EARNING ASSETS

  Loans                                                     $ 91,992      $ 9,025     9.81%     $ 82,239      $ 8,173      9.94%
  Securities                                                  37,808        2,207     5.84%       38,416        2,299      5.98%
  Federal Funds Sold                                             799           42     5.26%        2,102          111      5.28%
  Deposits in Financial Institutions
                                                                  64            3     4.69%           69            3      4.35%
                                                            --------      -------     ----      --------      -------      ----

    Total Interest Earning Assets/
     Interest Income/Average Yield                           130,663       11,277     8.63%      122,826      $10,586      8.62%

Non Interest Earning Assets:
 Cash and Due from Banks                                       3,682                               3,824
 Other Assets                                                  4,901                               4,962

Allowance for Loan Losses                                     (1,017)                               (999)
                                                            --------                            --------

TOTAL ASSETS                                                $138,229                            $130,613
                                                            ========                            ========

LIABILITIES AND STOCKHOLDERS'  EQUITY


INTEREST BEARING LIABILITIES

 NOW, Money Market and Savings                              $ 35,041      $ 1,139      3.25%    $ 36,255      $ 1,222      3.37%
 Certificates of Deposit                                      58,962        3,223      5.47%      56,968        3,106      5.45%
 Fed Funds Purchased and FHLB Advances                        10,495          621      5.92%       7,677          461      6.00%
                                                            --------      -------      ----     --------      -------      ----

   Total Interest Bearing Liabilities/
   Interest Expense/Average Yield                            104,498        4,983      4.77%     100,900        4,789      4.75%

NON INTEREST BEARING DEMAND                                   15,348                              13,744
DEPOSITS

OTHER LIABILITIES                                              2,352                               1,987
                                                            --------                            --------

TOTAL LIABILITIES                                            122,198                             116,661
                                                            --------                            --------

STOCKHOLDERS' EQUITY                                          16,031                              13,952
                                                            --------                            --------


TOTAL LIABILITIES AND STOCKHOLDERS'                         $138,229                            $130,613
                                                            ========                            ========
EQUITY


NET INTEREST INCOME                                                       $ 6,294      3.86%                  $ 5,797      3.87%
                                                                          =======                             =======

                                                                          Nine Months Ended
                                                                         September 30, 1998
                                                                 -------------------------------
                                                                  Average    Interest
                                                                  Balance     Inc/Exp     Yield

                                                                 -------------------------------
                                                                     (Dollars in Thousands)
------------------------------------------------------------------------------------------------
ASSETS

INTEREST EARNING ASSETS

  Loans                                                          $100,022     $ 9,709     9.71%
  Securities                                                       32,949       1,823     5.53%
  Federal Funds Sold                                                5,519         299     5.41%
  Deposits in Financial Institutions                                   77           4     5.19%

    Total Interest Earning Assets/
     Interest Income/Average Yield                                138,567      11,835     8.54%

Non Interest Earning Assets:
 Cash and Due from Banks                                            3,731
 Other Assets                                                       4,164

Allowance for Loan Losses                                          (1,058)
                                                                 --------

TOTAL ASSETS                                                     $145,404
                                                                 ========

LIABILITIES AND STOCKHOLDERS'  EQUITY


INTEREST BEARING LIABILITIES

 NOW, Money Market and Savings                                   $ 35,766     $ 1,139     3.18%
 Certificates of Deposit                                           62,810       3,441     5.48%
 Fed Funds Purchased and FHLB Advances                             10,582         621     5.87%
                                                                 --------     -------     ----

   Total Interest Bearing Liabilities/
   Interest Expense/Average Yield                                 109,158       5,201     4.76%

NON INTEREST BEARING DEMAND DEPOSITS                               16,061

OTHER LIABILITIES                                                   1,880
                                                                 --------

TOTAL LIABILITIES                                                 127,099
                                                                 --------

STOCKHOLDERS' EQUITY                                               18,305
                                                                 --------

TOTAL LIABILITIES AND SHAREHOLDER'S                               145,404
EQUITY                                                           ========

NET INTEREST INCOME                                                             6,634     3.78%
                                                                              =======

PROVISION FOR POSSIBLE LOAN LOSSES

         First State Bank's allowance for loan losses is established through charges to operating income in the form of the provision for loan losses. Actual credit losses or recoveries of credit losses are charged or credited directly to the reserve for bad debt account.

         First State Bank recorded a provision for possible loan losses of $273,000 for the nine months ended September 30, 1998, and $87,000 for the nine months ended September 30, 1997. The reserve for bad debt expressed as a percentage of outstanding loans was 1.12% and 1.06% as of September 30, 1998 and 1997, respectively.

         For the year ended December 31, 1997, the Bank recorded a provision for possible loan losses of $123,000. For the year ended December 31, 1996, the Bank recorded a provision for possible loan losses of $93,000. The reserves for bad debts as of December 31, 1997 and 1996 were $1,021,000 and $965,000, respectively. The reserve for bad debts expressed as a percentage of outstanding loans was 1.04% and 1.14% as of December 31, 1997 and 1996, respectively.

         There were no nonaccrual loans as of September 30, 1998, or December 31, 1997.

         Non-interest income. Non-interest income, which primarily includes service charges, mortgage banking fee income and trust income was $1,254,000 for the nine months ended September 30, 1998, and $966,000 for the nine months ended September 30, 1997. Non-interest income increased 7.48% to $1,393,000 for the year ended December 31, 1997, from $1,298,000 for the year ended December 31, 1996, primarily due to an increase in service charge fee income. Non-interest income increased 10.48% to $1,298,000 for the year ended December 31, 1996, from $1,182,000 for the year ended December 31, 1995, primarily due to an increase in service charge fee income.

         Non-interest Expense. Non-interest expense includes expenses which the Bank incurs in the course of operations such as employee compensation and benefits, occupancy expense and general operating expenses. These expenses increased 5.86% from $3,174,000 for the nine months ended September 30,1997, to $3,360,000 for the nine months ended September 30, 1998. Non-interest expense increased from $4,067,000 for the year ended December 31, 1996, to $4,240,000 for the year ended December 31, 1997, primarily due in an increase in other operating expenses. Non-interest expense increased from $3,951,000 for the year ended December 31, 1995, to $4,067,000 for the year ended December 31, 1996, primarily due in an increase in salary and benefit costs.

         Federal Income Taxes. FSB's provisions for income taxes were $692,000 and $819,000 for the nine months ended September 30, 1997 and 1998, respectively. FSB's provisions for income taxes were $1,007,000, $844,000, and $692,000 for the years ended December 31, 1997, 1996, and 1995, respectively.

CAPITAL RESOURCES, LIQUIDITY AND FINANCIAL CONDITION

         Capital Resources. Capital resources are subject to various regulatory capital requirements administered by the federal and state banking agencies. Any institution that fails to meet its minimum capital requirements is subject to actions by regulators that could have a direct material effect on the financial statements. Under the capital adequacy guidelines and the regulatory framework for prompt corrective action, First State Bank must meet specific capital requirements based on its assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. FSB and First State Bank's capital amounts and the Bank's classification under the regulatory framework for prompt corrective action also are subject to qualitative judgments by the regulators regarding the components, risk weightings and other factors.

         To meet the capital adequacy requirements, FSB and the Bank must maintain minimum amounts and ratios as defined in the regulations. FSB and First State Bank met all capital adequacy requirements as of September 30, 1998 and December 31, 1997. The most recent notification from the Federal Deposit Insurance Corporation, as of June 2, 1997, categorized First State Bank as "well-capitalized" under the regulatory framework for prompt corrective action. To be categorized as well-capitalized, the Bank must maintain minimum total risked-based, Tier 1 risked-based, and Tier 1 leverage ratios as set forth in the table below. There have been no conditions or events since that notification which management of FSB believes have changed the Bank's category.

         The Bank's actual capital amounts and ratios as of September 30, 1998, and December 31, 1997, are presented in the table below (dollars in thousands).

                                                                                                              TO BE "WELL
                                                                                                              CAPITALIZED"
                                                                                  FOR CAPITAL                 UNDER PROMPT
                                                                                   ADEQUACY                    CORRECTIVE
                                                        ACTUAL                     PURPOSES                ACTION PROVISIONS
                                                --------------------------------------------------------------------------------
                                                                            (DOLLARS IN THOUSANDS)
                                                --------------------------------------------------------------------------------
                                                  AMOUNT       RATIO           AMOUNT       RATIO         AMOUNT         RATIO
                                                --------------------------------------------------------------------------------
As of September 30, 1998:
     Total Capital (to Risk-Weighted Assets)     $15,975       16.68%         >$7,663      >8.00%        >$9,579        >10.00%


     Tier 1 Capital (to Risked-Weighted Assets)  $14,812       15.46%         >$3,831      >4.00%        >$5,747         >6.00%


     Tier 1 Capital (to Average Assets)          $14,812       10.49%         >$4,237      >3.00%        >$7,062         >5.00%


As of December 31, 1997:
     Total Capital (to Risk-Weighted Assets)     $15,122       16.48%         >$7,339      >8.00%        >$9,174        >10.00%


     Tier 1 Capital (to Risked-Weighted Assets)  $14,100       15.37%         >$3,669      >4.00%        >$5,504         >6.00%


     Tier 1 Capital (to Average Assets)          $14,100       10.14%         >$4,173      >3.00%        >$6,955         >5.00%

         Liquidity. FSB's asset and liability management policy is intended to maintain adequate liquidity and thereby enhance its ability to raise funds to support asset growth, meet deposit withdrawals and lending needs, maintain reserve requirements, and otherwise sustain operations. FSB accomplishes this through management of the maturities of its interest-earning assets and interest-bearing liabilities. Liquidity is monitored and overall interest rate risk is assessed through reports showing both sensitivity ratios and existing dollar "gap" data. FSB believes its present position to be adequate to meet its current and future liability needs.

         The liquidity of FSB is maintained in the form of readily marketable investment securities, vault cash and federal funds sold. While the minimum liquidity requirement for banks is determined by federal bank regulatory agencies as a percentage of deposit liabilities, FSB's management monitors liquidity requirements as warranted by interest rate trends, changes in the economy and the scheduled maturity and interest rate sensitivity of the investment and loan portfolio and deposits. In addition to the liquidity provided by the foregoing, FSB has correspondent relationships as of September 30, 1998, with other institutions with available secured lines of credit to purchase overnight funds totaling $11,500,000 should additional liquidity be needed. Also fsb can borrow $24.78 million from the Federal Home Loan Bank in Cincinnati, of which $10,519,000 was borrowed as of September 30, 1998.

         Financial Condition. From December 31, 1997, to September 30, 1998, FSB increased its total assets by approximately $42,000, primarily through increases of approximately $610,000 in cash and cash equivalents, decreases of $6,796,000 in investment securities, and increases in loans of $5,743,000. These decreases were offset by increases in deposits of approximately $1,460,000.

         From year end 1996 to year end 1997, total assets increased by approximately $9,559,000. The increase in deposits was invested in the loan portfolio.

         Interest Rate Sensitivity. Interest rate sensitivity refers to the relationship between market interest rates and net interest income resulting from the repricing of certain assets and liabilities. Interest rate risk arises when an earning asset matures or when its rate of interest changes in a time frame different from that of the supporting interest-bearing liability. One way to reduce the risk of significant adverse effects of market rate fluctuations on net interest income is to minimize the difference between rate sensitive assets and liabilities, referred to as "gap," by maintaining a similar interest rate sensitivity position of the assets and liabilities within a particular time frame.

         Maintaining an equilibrium between sensitive assets and liabilities will reduce some of the risk associated with changes in market rates, but it will not guarantee a stable net interest spread because yields and rates may change simultaneously and by different amounts. These changes in market spreads could materially affect the overall net interest spread even if assets and liabilities were perfectly matched. If more assets than liabilities reprice within a given period, an asset sensitive position or "positive gap" is created. During a positive gap, a decline in market rates will have a negative Impact on net interest income. Alternatively, where more liabilities than assets reprice in a given period, a liability sensitive position or "negative gap" is created and a decline in interest rates will have a positive impact on net interest income.


INTEREST RATE SENSITIVITY GAPS

         The following table shows the interest rate sensitivity gaps for different time periods and the cumulative interest rate sensitivity gap as of September 30, 1998.

                                               0 to 90 Days   91 Days to 1 Year  Over One Year   Total
                                             -----------------------------------------------------------

INTEREST EARNING ASSETS
     Loans                                        $ 16,451       $ 20,539       $66,958       $103,948
     Securities                                      4,911          4,248        20,194         29,353
     Federal Funds Sold                              5,249             --            --          5,249
                                                  --------       --------       -------       --------
          Total Interest Earning Assets           $ 26,611       $ 24,787       $87,152       $138,550

INTEREST BEARING LIABILITIES
     NOW, Money Market and Savings Deposits       $  8,571       $  8,571       $17,142       $ 34,284
     Time Deposits                                  17,892         35,960        10,343         64,195
     FHLB Borrowings                                 3,283             --         7,236         10,519
                                                  --------       --------       -------       --------
          Total Interest Bearing Liabilities      $ 29,746       $ 44,531       $34,721       $108,998

PERIOD GAP                                        $ (3,135)      $(19,744)      $52,431       $ 29,552

CUMULATIVE GAP                                    $ (3,135)      $(22,879)      $29,552       $ 29,552

CUMULATIVE GAP AS A PERCENTAGE
OF TOTAL ASSETS                                     -2.15%        -15.68%         20.25%         20.25%

         Varying interest rate environments can create unexpected changes in prepayment levels of assets and liabilities which are not reflected in the interest sensitivity analysis. These prepayments may have significant effects of FSB's net interest margin. Because of these factors, an interest sensitivity gap report may not provide a complete assessment of FSB's exposure to changes in interest rates.

INVESTMENT SECURITIES

         Set forth below is a distribution of FSB's investment securities by contractual maturity dates at September 30, 1998 (mortgage-backed securities are classified in the period of final maturity). Borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                  After One   Maturing After
                                                    Within One    but within  Five but Within  After Ten
                                                       Year       Five Years    Ten Years       Years       Total
                                                    ---------------------------------------------------------------

SECURITIES HELD TO MATURITY:
Obligations of States and Other
  Political Subdivisions                                    --       $  770       $2,295       $  748       $ 3,813
                                                        ------       ------       ------       ------       -------
Total Securities Held to Maturity                           --       $  770       $2,295       $  748       $ 3,813

SECURITIES AVAILABLE FOR SALE:
U. S. Government Obligations                            $1,505           --           --           --       $ 1,505
U.S. Government Agency Obligations                       1,500        7,544        1,571           --        10,615
Obligations of States and Other
  Political Subdivisions                                   948          704        3,109        1,959         6,720
Mortgage-backed Securities                                  --           --        1,025          469         1,494
Marketable Equity Securities                             3,786           --           --           --         3,786
Other Equity Securities                                  1,420           --           --           --         1,420
                                                        ------                                              -------

Total Securities Available for Sale                      9,159        8,248        5,705        2,428        25,540
                                                        ------       ------       ------       ------       -------

Total All Securities                                    $9,159       $9,018       $8,000       $3,176       $29,353
                                                        ======       ======       ======       ======       =======



DEPOSITS

         The average balances and average rates paid by category of deposits at the dates shown below are as follows:

                                                 September 30, 1998           December 31, 1997        December 31, 1996
                                                 -----------------------------------------------------------------------
                                                                            (Dollars in Thousands)
                                                 -----------------------------------------------------------------------
                                                   Amount        Rate        Amount        Rate       Amount        Rate
                                                 -----------------------------------------------------------------------

NON-INTEREST  BEARING:
Demand                                           $ 16,061          --       $ 15,348         --      $ 13,774         --

INTEREST BEARING:
NOW, Money Market, and Savings Deposits            35,766        3.18%        35,041       3.25%       36,255       3.37%
Certificates of Deposit                            62,810        5.48%        58,962       5.47%       56,968       5.45%
                                                 --------                   --------                 --------
    Total Interest Bearing                         98,576        4.65%        94,003       4.64%       93,223       4.64%
                                                 --------                   --------                 --------
TOTAL DEPOSITS                                   $114,637                   $109,351                 $106,997
                                                 ========                   ========                 ========

         The scheduled maturities of certificates of deposit in denominations of $100,000 or more at September 30, 1998, and December 31, 1997, including public funds, are shown below:

                                                                 September 30,   December 31,
                                                                         1998           1997
                                                                 ----------------------------
                                                                    (DOLLARS IN THOUSANDS)
                                                                 ----------------------------

         Due in three months or less                             $ 1,305              $ 5,342
         Due in over three to twelve months                        7,478                4,835
         Due in over twelve months                                 2,913                2,295
                                                                 -------              -------
         TOTAL                                                   $11,696              $12,472
                                                                 =======              =======


LOANS

         The following table classifies the Bank's loans according to type as of the dates shown:

                                         September 30, 1998     December 31, 1997     December 31, 1996     December 31, 1995
                                         ------------------------------------------------------------------------------------
         (Dollars in Thousands)
Commercial Loans                                   $ 13,982              $ 12,869               $10,706               $ 9,715
Installment Loans                                    14,974                14,981                15,705                13,762
Mortgage Loans                                       75,115                71,116                60,185                51,563
Mortgage Loans Sold                                   2,003                 1,179                   647                   414
                                                   --------              --------               -------               -------
TOTAL                                               106,074               100,145                87,243                75,454

Less Allowance for Loan Losses                        1,163                 1,022                   964                   981
Less Unearned Income                                  2,126                 2,081                 2,331                 2,171
                                                   --------              --------               -------               -------
TOTAL NET LOANS                                    $102,785              $ 97,042               $83,948               $72,302
                                                   ========              ========               =======               =======



         The maturities of loans, net of unearned discount, at September 30, 1998, were as follows:

                                                        (Dollars in Thousands)
                                                        ----------------------
                  Less than 1 year                                    $ 33,961
                  1-5 years                                             54,439
                  5-15 years                                            15,127
                  Over 15 years                                            421
                                                                      --------
                  TOTAL LOANS                                         $103,948
                                                                      ========



RESERVE FOR BAD DEBTS AND RISK ELEMENTS

         The provision for loan losses represents a determination by FSB's management of the amount necessary to be charged to operating income and transferred to the reserve for bad debts to maintain a level which it considers adequate in relation to the risk of losses inherent in the loan portfolio. It is FSB's policy to provide for exposure to losses of assets identified on the internal "watch list" and a general allowance for the remainder of the loan portfolio. While it is also FSB's policy to charge off in the current period those loans in which a loss is deemed to exist, risks of losses also exist which cannot be quantified precisely or attributed to particular loans or classes of loans.

         In assessing the adequacy of its reserve for bad debts, management relies on its ongoing review of the loan portfolio, which is undertaken both to ascertain whether there are probable losses which must be charged off and to assess the risk characteristics of individually significant loans and of the portfolio in the aggregate. This review takes into consideration the judgments of responsible lending officers, senior loan officers, the Finance Committee, the President, the Chief Executive Officer and the Board of Directors.

NONACCRUAL, PAST DUE AND RESTRUCTURED LOANS

         The following is an analysis of non-performing assets as of the dates shown and the cumulative interest rate sensitivity gap as of September 30, 1998.

                                                  SEPTEMBER 30, 1998       DECEMBER 31, 1997        DECEMBER 31, 1996
                                                  -------------------------------------------------------------------
                                                                        (DOLLARS IN THOUSANDS)
                                                  -------------------------------------------------------------------
         Loans accounted for on a
           nonaccrual basis                               --                       --                        --
         Accruing loans which are
           contractually past due 90 days
           or more as to principal or
           interest payments                            $142                      $93                       $92
                                                        ----                      ---                       ---
         TOTAL                                          $142                      $93                       $92
                                                        ====                      ===                       ===



   The accrual of interest on a loan is discontinued when, in the opinion of management (based upon such criteria as default in payment, asset deterioration, decline in cash flow, recurring operating loss, declining sales, bankruptcy and other financial conditions which could result in default), the borrower's financial condition is such that the collection of interest is doubtful.

RETURN ON EQUITY AND ASSETS

         The return on equity and return on assets for the periods ended as shown below are as follows:

                                September 30, 1998      December 31, 1997       December 31, 1996
                                -----------------------------------------------------------------

     Return on Average Assets           1.63%                  1.59%                   1.53%
     Return on Average Equity          12.94%                 13.03%                  14.12%
     Average Equity to                 12.59%                 11.60%                  10.68%
     Average Assets
     Dividend Payout Ratio             42.00%                 31.00%                  28.00%

                           BUSINESS OF UNION PLANTERS

GENERAL

   Union Planters, a Tennessee corporation, is a bank holding company registered with the Federal Reserve under the Bank Holding Company Act. As of September 30, 1998, Union Planters had total consolidated assets of approximately $30.5 billion, total consolidated loans of approximately $19.7 billion, total consolidated deposits of approximately $23.3 billion, and total consolidated shareholders' equity of approximately $2.9 billion.

   Union Planters conducts its business activities through Union Planters Bank, National Association, its principal bank subsidiary, and a number of other banking and banking-related subsidiaries. Through its various subsidiaries, Union Planters provides a diversified range of financial services, maintaining at September 30, 1998, 801 banking offices and 1,000 ATMs in the states in which it operates, as follows:

                           Full Service and
                           Limited Service
     State                     Branches                  ATMs
-------------------------------------------------------------

Alabama                                 22                 22
Arkansas                                48                 37
Florida                                 65                 47
Illinois                                95                104
Indiana                                 17                 18
Iowa                                    30                 33
Kentucky                                28                 26
Louisiana                               22                 17
Mississippi                            151                170
Missouri                                98                123
Tennessee                              209                375
Texas                                   16                 28
                                       ---              -----
                                       801              1,000
                                       ===              =====


         Acquisitions have been, and are expected to continue to be, an important part of the expansion of Union Planters' business. During the period beginning January 1, 1994 and ending September 30, 1998, Union Planters completed the acquisition of 43 institutions with approximately $26.4 billion in total assets. The restated consolidated financial statements of Union Planters included in Exhibit 99.1 to its September 30, 1998 Quarterly Report on Form 10- Q and filed with the SEC, and the financial information relating to Union Planters included under "Selected Financial Data" in this proxy statement-prospectus, reflect the financial impact of all of such acquisitions, including the acquisitions completed during 1998.

         In addition, as of September 30, 1998, Union Planters was a party to definitive agreements to acquire five financial institutions in addition to FSB, and to purchase 56 branch locations and assume deposit liabilities of approximately $1.8 billion in Indiana (the "Indiana Branch Purchase" and, together with all other pending acquisitions, the "Other Pending Acquisitions:). The Other Pending Acquisitions had aggregate total assets of approximately $3.3 billion at September 30, 1998. For information with respect to these acquisitions, see " -- Recent Developments" below.

         Union Planters expects to continue to take advantage of the consolidation of the financial services industry by further developing its franchise through the acquisition of financial institutions. Future acquisitions may entail the payment by Union Planters of consideration in excess of the book value of the underlying net assets acquired, may result in the issuance of additional shares of Union Planters capital stock or the incurring of additional indebtedness by Union Planters, and could have a dilutive effect on the earnings or book value per share of Union Planters common stock. Moreover, significant charges against earnings are sometimes required incidental to acquisitions. For a description of the acquisitions in addition to the merger which are currently pending, see "-- Recent Developments."

         The principal executive offices of Union Planters are located at 7130 Goodlett Farms Parkway, Memphis, Tennessee 38018, and its telephone number at such address is (901) 580-6000. Additional information with respect to Union Planters and its subsidiaries is included in documents incorporated by reference in this proxy statement-prospectus. See "WHERE YOU CAN FIND MORE INFORMATION."

RECENT DEVELOPMENTS

         RECENT SALE OF CREDIT CARD PORTFOLIO. On October 15, 1998, Union Planters sold substantially all of its credit card portfolio to MBNA Bank America, N.A. Union Planters also entered into an agreement with MBNA Bank America, N.A. to sell it a large majority of the credit card portfolios of Union Planters Bank of Kentucky, a wholly owned subsidiary of Union Planters, and of Magna Bank, N.A. which merged into Union Planters Bank, National Association on October 9, 1998. The value of the credit card portfolio sold totaled $460 million. In the fourth quarter of 1998, Union Planters expects to recognize a net gain of $65 to $70 million on a pretax basis and approximately $40 to $43 million after taxes as a result of the sale. Certain estimated costs related to selling the credit card portfolios, including employee severance, equipment write-offs and other fees, have been netted against the gain. Union Planters also expects to charge off approximately $10 million to $15 million of credit card receivables that will not be purchased by MBNA Bank America, N.A. in the fourth quarter of 1998. A smaller portion of the transaction will settle in the first quarter of 1999.

         RECENTLY COMPLETED ACQUISITIONS. Since December 31, 1997, Union Planters has completed 14 acquisitions, representing approximately $13.5 billion in assets. The financial impact of all of such acquisitions deemed material are reflected in the restated consolidated financial statements of Union Planters included in its Exhibit 99.1 to the September 30, 1998 Quarterly Report on Form 10-Q and filed with the Securities and Exchange Commission, and in the financial information relating to Union Planters included under "Summary-Selected Financial Data" in this proxy statement-prospectus.

         OTHER PENDING ACQUISITIONS. Union Planters has entered into definitive agreements to acquire the following financial institutions in addition to FSB (collectively, the "Other Pending Acquisitions") which Union Planters' management considers probable of consummation and which are expected to close in 1998.


                                              Asset Size                                                   Projected
             Institution                   (in Millions)(1)           Type of Consideration(2)            Closing Date
========================================================================================================================
Purchase of 58 branches and
assumption of $1.8 billion of
deposits of First Chicago NBD                   $1,800         $294 million deposit premium in                02/12/99
Corporation in Indiana ("Indiana                               cash(3)
Branch Purchase")(3)

Ready State Bank and its
subsidiary Ready Holding, Inc.,                                Approximately 3,214,000 shares
Hialeah, Florida                                   595         of Union Planters common stock                 12/31/98

First Mutual Bancorp, Inc. and its
subsidiary First Mutual Bank,                                  Approximately 1,100,000 shares
S.D., Decatur, Illinois(4)                         370         of Union Planters common stock                 12/31/98

Southeast Bancorp, Inc. and
subsidiaries First National Bank &
Trust Company, Corbin, Kentucky,
and First State Bank of East                       335         Approximately 1,250,000 shares                 12/31/98
Tennessee N.A., LaFolette,                                     of Union Planters common stock.
Tennessee

First & Farmers Bancshares, Inc.
and subsidiaries First & Farmers
Bank of Somerset, Somerset,
Kentucky, and Bank of                              275         $76 million in cash                            1/31/99
Cumberland, Burkesville,
Kentucky

LaPlace Bancshares, Inc. and
Subsidiary Banks,  LaPlace of St.                              Approximately 412,000 shares of
John The Baptist Parish,                            70         Union Planters common stock                    12/31/98
                                                ------
Louisiana, LaPlace, Louisiana
                                                $3,445
                                 TOTAL
                                                ======
--------------------------------------

(1)       Approximate total assets on September 30, 1998.
(2) Assumes no adjustment to shares pursuant to exchange rates adjustment mechanisms.

(3) The purchase price of the premises and equipment to be purchased has not yet been determined.

(4) Union Planters intends to purchase in the open market, approximately one million Union Planters common shares to facilitate its purchase of First Mutual Bancorp, Inc.

          FOURTH QUARTER EARNINGS CONSIDERATIONS. It is expected that either Union Planters or the institutions acquired or to be acquired in connection with the merger and the Other Pending Acquisitions will incur charges arising from such acquisitions and from the assimilation of those institutions into the Union Planters organization. Anticipated charges would normally arise from matters such as, but not limited to:

          -    legal, accounting, financial advisory and consulting fees;

          - payment of contractual benefits triggered by a change of control, early retirement and involuntary separation and related benefits;

          - costs associated with elimination of duplicate facilities and branch consolidations;

          -    data processing charges;

          -    cancellation of vendor contracts; and

          - other contingencies and similar costs which normally arise from the consolidation of operational activities.

         For a discussion of Union Planters' acquisition program and the significant charges Union Planters has incurred over the past three years incidental to its acquisition program, see the caption "Acquisitions" on pages A-3, A-4 and A-5 in Union Planters' restated financial statements filed in Union Planters' September 30, 1998 Quarterly Report on Form 10-Q, Exhibit 99.1 and
Note 2 to Union Planters' audited Consolidated Financial Statements for the years ended December 31, 1997, 1996, and 1995 also contained in Union Planters' September 30, 1998 Quarterly Report on Form 10-Q, Exhibit 99.1. Reference is also made to pages 17, 18, 20, and 21 to Union Planters September 30, 1998 Quarterly Report on Form 10-Q for a discussion of significant charges incurred in the nine months ended September 30, 1998.

         The merger and the Other Pending Acquisitions (with the exception of the Indiana Branch Purchase) are expected to be accounted for as pooling-of-interests. Union Planters currently estimates incurring aggregate pre-tax and after-tax charges in the range of $5 million to $6 million in connection with completing the merger and the Other Pending Acquisitions. Union Planters also expects to incur expenses of approximately $30 million in the fourth quarter of 1998, both as a pretax and after-tax basis, primarily in connection with the settlement of employment agreements related to entities acquired in the third quarter of 1998. To the extent that Union Planters' recognition of these acquisition-related charges is contingent upon consummation of a particular transaction, those charges would be recognized in the period in which such transaction closes. See "SUMMARY - Historical and Pro Forma Per Share Data" and "PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION."

         The range of anticipated charges to be incurred in connection with consummating the merger and the Other Pending Acquisitions is a preliminary estimate of the significant charges which may, in the aggregate, be required and should be viewed accordingly. Moreover, this range has been based on the due diligence that has been performed to date in connection with the merger and the Other Pending Acquisitions. The range may be subject to change, and the actual charges incurred may be higher or lower than what is currently contemplated, once the acquired institutions are assimilated from an operational perspective and various contingencies are either satisfied or eliminated. Furthermore, the range of anticipated charges will change if additional entities are acquired. Union Planters regularly evaluates the potential acquisition of, and holds discussions with, various potential acquisition candidates. As a general rule, Union Planters will publicly announce such acquisitions only after a definitive agreement has been reached, and only then if Union Planters considers the acquisition to be of such a size as to be a significant acquisition. Since the range of anticipated acquisition-related charges is likely to change with additional acquisitions, and since Union Planters regularly engages in acquisitions, such range could change, and you should view such information accordingly.

         Since September 30, 1998, Union Planters has expensed that portion of certain restricted stock grants that would otherwise have remained unrecognized at the recipients earliest possible retirement age. This will have the effect of increasing benefits expense in the fourth quarter of 1998 by approximately $8.9 million pretax and $5.5 million on an after tax basis. Additionally, in connection with the consolidation of certain loan and deposit functions, Union Planters is implementing a plan to image all documents related to loans and deposits. During the fourth quarter of 1998, Union Planters will engage a third party to image all of its current documents. The total expenses estimated to be incurred in the fourth quarter of 1998 related to this project is approximately $4.8 million pretax and $3.29 million on an after tax basis.

         Certain acquisitions during 1998 have significantly increased the goodwill and other intangible costs to $361 million at September 30, 1998. Given changing market conditions, primarily interest rate and the related volatility of the mortgage markets, Union Planters plans to perform a review of the realization of these intangibles and other related assets such as investment securities premiums during the fourth quarter of 1998. The impact of this review cannot be quantified at this time.

                        CERTAIN REGULATORY CONSIDERATIONS

GENERAL

         Union Planters and FSB are bank holding companies registered with the Federal Reserve. As such, Union Planters and FSB and their non-bank subsidiaries are subject to the supervision, examination, and reporting requirements of the Bank Holding Company Act and the regulations of the Federal Reserve. The following discussion summarizes the regulatory framework applicable to banks and bank holding companies and provides certain specific information related to Union Planters. A more complete discussion is included in Union Planters' 1997 Annual Report on Form 10-K. See "WHERE YOU CAN FIND MORE INFORMATION."

          Bank holding companies are required to obtain the prior approval of the Federal Reserve before they may:

          - acquire direct or indirect ownership or control of more than 5% of the voting shares of any bank;

          -    acquire all or substantially all of the assets of any bank; or

          -    merge or consolidate with any other bank holding company.

          The Federal Reserve generally may not approve any transaction that would result in a monopoly or that would further a combination or conspiracy to monopolize banking in the United States. Nor can the Federal Reserve approve a transaction that could substantially lessen competition in any section of the country, that would tend to create a monopoly in any section of the country, or that would be in restraint of trade. But the Federal Reserve may approve any such transaction if it determines that the public interest in meeting the convenience and needs of the community served clearly outweigh the anticompetitive effects of the proposed transaction. The Federal Reserve is also required to consider the financial and managerial resources and future prospects of the bank holding companies and banks concerned, as well as the convenience and needs of the community to be served. Consideration of financial resources generally focuses on capital adequacy, which is discussed below. And consideration of convenience and needs includes the parties' performance under the Community Reinvestment Act of 1977.

          Another factor that is gaining increasing scrutiny in the application process is the Year 2000 readiness of the parties involved in acquisition transactions. Banking organizations whose Year 2000 readiness is in less than satisfactory condition are undergoing special scrutiny in connection with acquisition transactions requiring regulatory approval, and may not be eligible to use expedited application procedures for acquisition transactions

          Under the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 ("Interstate Banking Act"), Union Planters and any other bank holding company may now acquire a bank located in any state, subject to certain deposit-percentage limitations, aging requirements, and other restrictions. The Interstate Banking Act also generally permits a bank to branch interstate through acquisitions of banks in other states. By adopting legislation prior to June 1, 1997, a state had the ability either to "opt in" and accelerate the date after which interstate branching is permissible or "opt out" and prohibit interstate branching altogether. Texas, where Union Planters recently completed an acquisition, elected to "opt out," in legislation that expires

September 2, 1999. Union Planters has used the Interstate Banking Act to merge substantially all of Union Planters' banking subsidiaries with and into Union Planters Bank, National Association. As a result, that bank is now a multi-state national bank with branches in Alabama, Arkansas, Florida, Illinois, Iowa, Kentucky, Louisiana, Mississippi, Missouri, and Tennessee.

         The Bank Holding Company Act prohibits Union Planters from:

         (1) engaging in activities other than banking, managing, or controlling banks or other permissible subsidiaries; and

         (2) acquiring or retaining direct or indirect control of any company engaged in any activities other than those activities determined by the Federal Reserve to be so closely related to banking or managing or controlling banks as to be a proper incident thereto.

         In determining whether a particular activity is permissible, the Federal Reserve must consider whether the performance of such an activity reasonably can be expected to produce benefits to the public that outweigh possible adverse effects. Possible benefits the Federal Reserve considers include greater convenience, increased competition, or gains in efficiency. Possible adverse effects include undue concentration of resources, decreased or unfair competition, conflicts of interest, or unsound banking practices. The Federal Reserve has determined the following to be permissible activities of bank holding companies:

          -    factoring accounts receivable;

          -    acquiring or servicing loans;

          -    leasing personal property;

          -    conducting discount securities brokerage activities;

          -    performing certain data processing services;

          - acting as agent or broker in selling credit life insurance and certain other types of insurance in connection with credit transactions; and

          -    performing certain insurance underwriting activities.

         There are no territorial limitations on permissible non-banking activities of bank holding companies. Despite prior approval, the Federal Reserve has the power to order a holding company or its subsidiaries to terminate any activity or to terminate its ownership or control of any subsidiary when it has reasonable cause to believe that a serious risk to the financial safety, soundness, or stability of any bank subsidiary of that bank holding company may result from such activity.

          The banks owned by Union Planters are members of the Federal Deposit Insurance Corporation. Their deposits are insured by the Federal Deposit Insurance Corporation to the extent provided by law. Each bank is also subject to numerous state and federal statutes and regulations that affect its business, activities, and operations, and each is supervised and examined by one or more state or federal bank regulatory agencies.

          The Federal Deposit Insurance Corporation and the applicable state authority in the case of state-chartered nonmember banks, the Office of Thrift Supervision in the case of federally chartered thrift institutions, the Federal Reserve in the case of state-chartered member banks, and the Office of the Comptroller of the Currency in the case of national banks supervise the subsidiaries of Union Planters and FSB and regularly examine the operations of such institutions. They have authority to approve or disapprove mergers, consolidations, the establishment of branches, and similar corporate actions. The federal and state banking regulators also have the power to prevent the continuance or development of unsafe or unsound banking practices or other violations of law.

PAYMENT OF DIVIDENDS

          Union Planters is a legal entity separate and distinct from its banking, thrift, and other subsidiaries. The principal sources of cash flow of Union Planters, including cash flow to pay dividends to its shareholders, are dividends from its subsidiary depository institutions. There are statutory and regulatory limitations on the payment of dividends by these subsidiary depository institutions to Union Planters, as well as by Union Planters and FSB to their shareholders.

          As to the payment of dividends, each of Union Planters' state-chartered banking subsidiaries is subject to the laws and regulations of the state in which the bank is located, and to the regulations of the bank's primary federal regulator. Union Planters' subsidiaries that are thrift institutions are subject to the Office of Thrift Supervision's capital distributions regulations, and those that are national banks are subject to the regulations of the Office of the Comptroller of the Currency.

          If the federal banking regulator determines that a depository institution under its jurisdiction is engaged in or is about to engage in an unsafe or unsound practice, the regulator may require, after notice and hearing, that the institution cease and desist from such practice. Depending on the financial condition of the depository institution, an unsafe or unsound practice could include the payment of dividends. The federal banking agencies have indicated that paying dividends that deplete a depository institution's capital base to an inadequate level would be an unsafe and unsound banking practice. Under the Federal Deposit Insurance Corporation Improvement Act of 1991, a depository institution may not pay any dividend if payment would cause it to become undercapitalized or if it already is undercapitalized. See "-- Prompt Corrective

Action." The federal agencies have also issued policy statements that provide that bank holding companies and insured banks should generally only pay dividends out of current operating earnings.

          At September 30,1998, under dividend restrictions imposed under federal and state laws, Union Planters' banking subsidiaries, without obtaining governmental approvals, could declare aggregate dividends to Union Planters of approximately $119 million.

          The payment of dividends by Union Planters and its bank subsidiaries may also be affected or limited by other factors, such as the requirement to maintain adequate capital above regulatory guidelines.

CAPITAL ADEQUACY

          Union Planters and its banking subsidiaries are required to comply with the capital adequacy standards established by the Federal Reserve in the case of Union Planters, and the appropriate federal banking regulator in the case of each Union Planters bank. There are two basic measures of capital adequacy for bank holding companies and the depository institutions that they own: a risk-based measure and a leverage measure. All applicable capital standards must be satisfied for a bank holding company to be considered in compliance.

          The risk-based capital standards are designed to make regulatory capital requirements more sensitive to differences in risk profile among depository institutions and bank holding companies, to account for off-balance-sheet exposure, and to minimize disincentives for holding liquid assets. Assets and off-balance-sheet items are assigned to broad risk categories, each with appropriate weights. The resulting capital ratios represent capital as a percentage of total risk-weighted assets and off-balance-sheet items.

          The minimum guideline for the ratio ("Total Capital Ratio") of total capital ("Total Capital") to risk-weighted assets (including certain off-balance-sheet items, such as standby letters of credit) is 8.0%. At least half of Total Capital must be composed of common equity, undivided profits, minority interests in the equity accounts of consolidated subsidiaries, noncumulative perpetual preferred stock, and a limited amount of cumulative perpetual preferred stock, less goodwill and certain other intangible assets ("Tier 1 Capital"). The remainder may consist of subordinated debt, other preferred stock, and a limited amount of loan loss reserves ("Tier 2 Capital"). At September 30, 1998, Union Planters' consolidated Total Capital Ratio and its Tier 1 Capital Ratio (i.e., the ratio of Tier 1 Capital to risk-weighted assets) were 17.07% and 13.49%, respectively.

          In addition, the Federal Reserve has established minimum leverage ratio guidelines for bank holding companies. These guidelines provide for a minimum ratio (the "Leverage Ratio") of Tier 1 Capital to average assets, less goodwill and certain other intangible assets, of 3.0% for bank holding companies that meet certain specified criteria, including having the highest regulatory rating. All other bank holding companies generally are required to maintain a Leverage Ratio of at least 3.0%, plus an additional cushion of 100 to 200 basis points. Union Planters' Leverage Ratio at September 30, 1998, was 9.29%. The guidelines also provide that bank holding companies that experience internal growth or make acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels without significant reliance on intangible assets. The Federal Reserve will consider a "tangible Tier 1 Capital Leverage Ratio" (deducting all intangibles) and other indicia of capital strength in evaluating proposals for expansion or new activities.

         Each of the Union Planters' banks is subject to risk-based and leverage capital requirements adopted by its federal banking regulator. Those requirements are similar to those adopted by the Federal Reserve for bank holding companies. Banking regulators may establish higher capital requirements for a particular institution bused upon the institution's risk profile including, without limitation, exposure to interest rate risk. Each of Union Planters' banks was in compliance with those minimum capital requirements as of September 30, 1998. No federal banking agency has advised Union Planters or its bank subsidiaries of any specific minimum capital ratio requirement applicable to it.

         A bank or thrift that fails to meet its capital guidelines may be subject to a variety of enforcement remedies and certain other restrictions on its business. Remedies could include the issuance of a capital directive, the termination of deposit insurance by the Federal Deposit Insurance Corporation, and a prohibition on the taking of brokered deposits. As described below, substantial additional restrictions can be imposed upon Federal Deposit Insurance Corporation-insured depository institutions that fail to meet their capital requirements. See "-- Prompt Corrective Action."

         The federal bank regulators continue to indicate their desire to raise the capital requirements that apply to banks beyond their current levels. The Federal Reserve, the Federal Deposit Insurance Corporation, and the Office of the Comptroller of the Currency have proposed an amendment to the risk-based capital standards that would calculate the change in a bank's net economic value attributable to increases and decreases in market interest rates and would require banks with excessive interest rate risk exposure to hold additional amounts of capital against such exposures. The Office of Thrift Supervision has already included an interest-rate risk component in its risk-based capital guidelines for savings associations that it regulates.

SUPPORT OF SUBSIDIARY INSTITUTIONS

         Under Federal Reserve policy, Union Planters is expected to act as a source of financial strength for, and commit its resources to support, each Union Planters bank. This support may be required at times when Union Planters may not be inclined to provide it. In addition, any capital loans by a bank holding company to any of its bank subsidiaries are subordinate to the payment of deposits and to certain other indebtedness. In the event of a bank holding company's bankruptcy, any commitment by the bank holding company to a federal bank regulatory agency to maintain the capital of a bank subsidiary will be assumed by the bankruptcy trustee and entitled to a priority of payment.

         A depository institution insured by the Federal Deposit Insurance Corporation can be held liable for any loss incurred by, or reasonably expected to be incurred by, the Federal Deposit Insurance Corporation in connection with the default of a commonly controlled Federal Deposit Insurance Corporation-insured depository institution or any assistance provided by the Federal Deposit Insurance Corporation to any commonly controlled Federal Deposit Insurance Corporation-insured depository institution "in danger of default." "Default" is defined generally as the appointment of a conservator or receiver, and "in danger of default" is defined generally as the existence of certain conditions indicating that a default is likely to occur in the absence of regulatory assistance. The Federal Deposit Insurance Corporation's claim for damages is superior to claims of shareholders of the insured depository institution or its holding company, but is subordinate to claims of depositors, secured creditors, and holders of subordinated debt (other than affiliates) of the commonly controlled insured depository institution. Union Planters' banks are subject to these cross-guarantee provisions. As a result, any loss suffered by the Federal Deposit Insurance Corporation in respect of any of Union Planters' banks would likely result in assertion of the cross-guarantee provisions, the assessment of estimated losses against Union Planters' banking or thrift affiliates, and a potential loss of Union Planters' investments in its other banks.

PROMPT CORRECTIVE ACTION

Federal Deposit Insurance Corporation Improvement Act of 1991 establishes a system of prompt corrective action to resolve the problems of undercapitalized institutions. Under this system, which became effective in December 1992, the federal banking regulators are required to establish five capital categories (well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized). With respect to institutions in the three undercapitalized categories, the regulators must take certain supervisory actions, and are authorized to take other discretionary actions. The severity of the actions will depend upon the capital category in which the institution is placed. Generally, subject to a narrow exception, Federal Deposit Insurance Corporation Improvement Act of 1991 requires the banking regulator to appoint a receiver or conservator for an institution that is critically undercapitalized. The federal banking agencies have specified the relevant capital level for each category.

         An institution is deemed to be well capitalized if it

         -        has a Total Capital Ratio of 10% or greater;
         -        has a Tier 1 Capital Ratio of 6.0% or greater;
         -        has a Leverage Ratio of 5.0% or greater; and
         - is not subject to any written agreement, order, capital directive, or prompt corrective action directive issued by its federal banking agency.


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



          An institution is considered to be adequately capitalized if it has

          -    a Total Capital Ratio of 8.0% or greater;

          -    a Tier 1 Capital Ratio of 4.0% or greater; and

          -    a Leverage Ratio of 4.0% or greater.

          A depository institution is considered to be undercapitalized if it has

          - a Total Capital Ratio of less than 8.0%; o a Tier 1 Capital Ratio of less than 4.0%; or o a Leverage Ratio of less than 4.0%.

         A depository institution is considered to be significantly undercapitalized if it has

         -     a Total Capital Ratio of less than 6.0%;
         -     a Tier 1 Capital Ratio of less than 3.0%; or
         -     a Leverage Ratio of less than 3.0%.

         An institution that has a tangible equity capital to assets ratio equal to or less than 2.0% is deemed to be critically undercapitalized. "Tangible equity" includes core capital elements counted as Tier 1 Capital for purposes of the risk-based capital standards, plus the amount of outstanding cumulative perpetual preferred stock (including related surplus), minus all intangible assets, with certain exceptions. A depository institution may be deemed to be in a capitalization category that is lower than is indicated by its actual capital position if it receives an unsatisfactory examination rating.

         An institution that is categorized as undercapitalized, significantly undercapitalized, or critically undercapitalized is required to submit an acceptable capital restoration plan to its appropriate federal banking agency. In addition, a bank holding company must guarantee that a subsidiary bank meet its capital restoration plan. This obligation to fund a capital restoration plan is limited to the lesser of 5.0% of an undercapitalized subsidiary's assets or the amount required to meet regulatory capital requirements. Except in accordance with an accepted capital restoration plan or with the approval of the Federal Deposit Insurance Corporation, an undercapitalized institution is also generally prohibited from increasing its average total assets, making acquisitions, establishing any branches, or engaging in any new line of business. In addition, its federal banking agency is given authority with respect to any undercapitalized institution to take any of the actions it is required to or may take with respect to a significantly undercapitalized institution if it determines "that those actions are necessary to carry out the purpose" of FDICIA.

         For those institutions that are significantly undercapitalized or undercapitalized and either fail to submit an acceptable capital restoration plan or fail to implement an approved capital restoration plan, its federal banking agency must require the institution to:


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



          (1) sell enough shares, including voting shares, to become adequately capitalized;

          (2) merge with (or be sold to) another institution (or holding company), but only if grounds exist for appointing a conservator or receiver;

          (3)  restrict certain transactions with its banking affiliates;

          (4)  restrict transactions with bank or non-bank affiliates;

          (5) restrict interest rates that the institution pays on deposits to "prevailing rates" in the institution's "region;"

          (6)  restrict asset growth or reduce total assets;

          (7)  alter, reduce, or terminate activities;

          (8)  hold a new election of directors;

          (9) dismiss any director or senior executive officer who held office for more than 180 days immediately before the institution became undercapitalized, provided that in requiring dismissal of a director or senior officer, the agency must comply with certain procedural requirements, including the opportunity for an appeal in which the director or officer will have the burden of proving his or her value to the institution;

          (10) employ "qualified" senior executive officers;

          (11) cease accepting deposits from correspondent depository institutions;

          (12) divest certain nondepository affiliates which pose a danger to the institution; or

          (13) be divested by a parent holding company. In addition, without the prior approval of its federal banking agency, a significantly undercapitalized institution may not pay any bonus to any senior executive officer or increase the rate of compensation for such an officer.

                   DESCRIPTION OF UNION PLANTERS CAPITAL STOCK

         Union Planters' charter currently authorizes the issuance of 300,000,000 shares of Union Planters common stock and 10,000,000 shares of Union Planters Preferred Stock. On October 31, 1998, 136,063,035 shares of Union Planters common stock were outstanding and approximately 11,819,841 shares were earmarked for issuance in connection with currently outstanding Union Planters options, Union Planters' dividend reinvestment plan, two small convertible debt issues, and with respect to conversion rights of currently outstanding Union Planters Series E preferred stock. In addition, as of October 31, 1998, 968,865 shares of Union Planters' 8% Cumulative, Convertible Series E preferred stock, were outstanding. On October 31, 1998, none of Union Planters' 750,000 authorized shares of Series A preferred stock were issued and outstanding nor is management aware of the existence of circumstances from which it may be inferred that such issuance is imminent. THE CAPITAL STOCK OF UNION PLANTERS DOES NOT

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



REPRESENT OR CONSTITUTE A DEPOSIT ACCOUNT AND IS NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE BANK INSURANCE FUND, THE SAVINGS ASSOCIATION INSURANCE FUND, OR ANY GOVERNMENTAL AGENCY.

UNION PLANTERS COMMON STOCK

         GENERAL. Shares of Union Planters common stock may be issued at such time or times and for such consideration (not less than the par value thereof) as the Union Planters board of directors may deem advisable, subject to such limitations as may be set forth in the laws of the State of Tennessee, Union Planters' charter or bylaws or the rules of the New York Stock Exchange. Union Planters Bank is the Registrar, Transfer Agent and Dividend Disbursing Agent for shares of Union Planters common stock. Its address is Union Planters Bank, Corporate Trust Department,1 South Church Street, Belleville, Illinois 62220.

         DIVIDENDS. Subject to the preferential dividend rights applicable to outstanding shares of the Union Planters preferred stock and subject to applicable requirements, if any, with respect to the setting aside of sums for purchase, retirement, or sinking funds, if any, for all outstanding Union Planters preferred stock, the holders of the Union Planters common stock are entitled to receive, to the extent permitted by law, only such dividends as may be declared from time to time by the Union Planters board of directors.

         Union Planters has the right to, and may from time to time, enter into borrowing arrangements or issue other debt instruments, the provisions of which may contain restrictions on payment of dividends and other distributions on Union Planters common stock and Union Planters preferred stock. Union Planters has no such arrangements in effect at the date hereof. In December 1996, Union Planters caused to be issued $200,000,000 in aggregate liquidation amount of 8.20% Capital Trust Pass-through Securities ("Union Planters Capital Securities") through a Delaware trust subsidiary. Pursuant to the terms of the governing instruments, Union Planters would be prohibited from paying dividends on any Union Planters common stock or Union Planters preferred stock if all quarterly payments on the Union Planters Capital Securities had not been paid in full. The Union Planters Capital Securities mature in 2026 and may be redeemed under certain circumstances prior to maturity.

         LIQUIDATION RIGHTS. In the event of the voluntary or involuntary liquidation, dissolution, distribution of assets, or winding-up of Union Planters, after distribution in full of the preferential amounts required to be distributed to the holders of Union Planters preferred stock, holders of Union Planters common stock will be entitled to receive all of the remaining assets of Union Planters, of whatever kind, available for distribution to shareholders ratably in proportion to the number of shares of Union Planters common stock held. The Union Planters board of directors may distribute in kind to the holders of Union Planters common stock such remaining assets of Union Planters or may sell, transfer, or otherwise dispose of all or any part of such remaining assets to any other person or entity and receive payment therefor in cash, stock, or obligations of such other person or entity, and may sell all or any part of the consideration so received and distribute any balance thereof in kind to holders of Union Planters common stock. Neither the merger or consolidation of Union Planters into or with any other corporation, nor the merger of any other corporation into Union Planters, nor any purchase or redemption of shares of stock of Union Planters of any class, shall be deemed to be a dissolution, liquidation, or winding-up of Union Planters for purposes of this paragraph.

         Because Union Planters is a holding company, its right and the rights of its creditors and shareholders, including the holders of Union Planters preferred stock and Union Planters common stock, to participate in the distribution of assets of a subsidiary on its liquidation or recapitalization may be subject to prior claims of such subsidiary's creditors except to the extent that Union Planters itself may be a creditor having recognized claims against such subsidiary.

         For a further description of Union Planters common stock, see "EFFECT OF THE MERGER ON RIGHTS OF SHAREHOLDERS."

UNION PLANTERS PREFERRED STOCK

         SERIES A PREFERRED STOCK. Union Planters' charter provides for the issuance of up to 750,000 shares (subject to adjustment by action of the Union Planters board of directors) of Series A preferred stock under certain circumstances involving a potential change in control of Union Planters. None of such shares are outstanding and management is aware of no facts suggesting that issuance of such shares may be imminent. The Series A preferred stock is described in more detail in Union Planters' registration statement on Form 8-A, dated January 19, 1989, and filed February 1, 1989 (Securities and Exchange Commission File No. 0-6919) which is incorporated by reference herein.

         SERIES E PREFERRED STOCK. As of October 31, 1998, 968,865 shares of Series E preferred stock were outstanding. All shares of Series E preferred stock have a stated value of $25.00 per share. Dividends are payable at the rate of $0.50 per share per quarter and are cumulative. The Series E preferred stock is convertible at the rate of 1.25 shares of Union Planters common stock for each share of Series E preferred stock. The Series E preferred stock is not subject to any sinking fund provisions and has no preemptive rights. Such shares have a liquidation preference of $25.00 per share plus unpaid dividends accrued thereon and, at Union Planters' option and with the prior approval of the Federal Reserve, are subject to redemption by Union Planters at any time at a redemption price of $25.00 per share plus any unpaid dividends accrued thereon. Holders of Series E preferred stock have no voting rights except as required by law and in certain other limited circumstances. See "CERTAIN REGULATORY CONSIDERATIONS -- Payment of Dividends."



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



                                  OTHER MATTERS

As of the date of this proxy statement-prospectus, FSB's board of directors knows of no matters that will be presented for consideration at the special meeting other than as described in this proxy statement-prospectus. However, if any other matters properly come before the special meeting or any adjournment or postponement of the special meeting and are voted upon, the enclosed proxy will be deemed to confer discretionary authority to the individuals named as proxies to vote the shares represented by such proxy as to any such matters.


                              SHAREHOLDER PROPOSALS

Union Planters expects to hold its next annual meeting of shareholders in April 1999, after the merger. Under Securities and Exchange Commission rules, proposals of Union Planters shareholders intended to be presented at that meeting must be received by Union Planters at its principal executive offices no later than _______________, 1998.


                                     EXPERTS

The consolidated financial statements of Union Planters and subsidiaries incorporated in this proxy statement-prospectus by reference to Exhibit 99.1 to Union Planters' September 30, 1998 Quarterly Report on Form 10-Q have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

The financial statements of FSB, Inc. as of December 31, 1997 and 1996, and for each of the two years ended December 31, 1997 incorporated by reference into this proxy statement-prospectus have been included herein in reliance on the report of Whitehorn Tankersley & Co., PLLC, independent accountants, given on the authority of said firm as experts in accounting and auditing.


                                    OPINIONS

The legality of the shares of Union Planters common stock to be issued in the merger will be passed upon by E. James House, Jr., Secretary and Manager of the Legal Department of Union Planters. E. James House, Jr. is an officer of, and receives compensation from, Union Planters.

Certain tax consequences of the transaction have been passed upon by Wyatt, Tarrant & Combs for Union Planters and by Gerrish & McCreary, P.C. for FSB.


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



In addition, Gerrish & McCreary, P.C. joined Mercer in marketing FSB and soliciting prospective bidders, for which the firm will be paid a fee equal to 0.1875% of the value of the consideration received by FSB shareholders on the effective date.

                       WHERE YOU CAN FIND MORE INFORMATION

Union Planters files annual, quarterly and current reports, proxy and information statements, and other information with the Securities and Exchange Commission (the "Securities and Exchange Commission") under the Securities Exchange Act of 1934. You may read and copy this information at the Public Reference Section at the Securities and Exchange Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1- 800-Securities and Exchange Commission-0330. The Securities and Exchange Commission maintains an Internet site that contains reports, proxy and information statements, and other information about issuers that file electronically with the Securities and Exchange Commission. The address of that site is http://www.sec.gov. In addition, you can read and copy this information at the regional offices of the Securities and Exchange Commission at 7 World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You can also inspect reports, proxy and information statements, and other information about Union Planters at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005 and about FSB at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

Union Planters filed a registration statement with the Securities and Exchange Commission under the Securities Act of 1933, as amended , relating to the Union Planters common stock offered to the FSB shareholders. The registration statement contains additional information about Union Planters and the Union Planters common stock. The Securities and Exchange Commission allows Union Planters to omit certain information included in the registration statement from this proxy statement-prospectus. The registration statement may be inspected and copied at the Securities and Exchange Commission's public reference facilities described above.

This proxy statement-prospectus incorporates important business and financial information about Union Planters that is not included in or delivered with this proxy statement-prospectus. The following documents filed with the Securities and Exchange Commission by Union Planters are incorporated by reference in this proxy statement-prospectus (Securities and Exchange Commission File No. 1-10160):

         (1) Union Planters' Annual Report on Form 10-K for the year ended December 31, 1997 (provided that any information included or incorporated by reference in response to Items 402(a)(8), (i),
                  (k), or (l) of Regulation S-K of the Securities and Exchange Commission shall not be deemed to be incorporated herein and is not part of the Registration Statement);


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



         (2) Union Planters' Quarterly Report on Form 10-Q for the three months ended March 31, 1998 and the amendment thereto filed on Form 10-Q/A;

         (3) Union Planters' Quarterly Report on Form 10-Q for the six months ended June 30, 1998;

         (4) Union Planters' Quarterly Report on Form 10-Q for the nine months ended September 30, 1998 (which includes restated consolidated financial statements of Union Planters and related management's discussion and analysis of financial condition and results of operations of Union Planters, giving effect to the acquisitions Union Planters has consummated since December 31, 1997);

         (5) Union Planters' Current Reports on Form 8-K dated January 15, 1998, February 22, 1998, April 16, 1998, July 10, 1998 , July
                  16, 1998, September 1, 1998, September 8, 1998, October 15, 1998, and October 16, 1998;

         (6) The description of the current management and board of directors of Union Planters contained in the proxy statement of Union Planters filed pursuant to Section 14(a) of the Exchange Act for Union Planters' Annual Meeting of Share holders held on April 16, 1998;

         (7) Union Planters' Registration Statement on Form 8-A dated January 19, 1989, filed on February 1, 1989; (Securities and Exchange Commission File No. 0-6919) in connection with Union Planters' designation and authorization of its Series A Preferred Stock; and

         (8) The description of the Union Planters common stock contained in Union Planters' registration statement under Section 12(b) of the Exchange Act and any amendment or report filed for the purpose of updating such description.

         Union Planters also incorporates by reference additional documents filed by it pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this proxy statement-prospectus and prior to final adjournment of the special meeting. Any statement contained in this proxy statement-prospectus or in a document incorporated or deemed to be incorporated by reference in this proxy statement-prospectus shall be deemed to be modified or superseded to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. In particular, reference is made to the Union Planters' September 30, 1998 Quarterly Report on Form 10-Q, 1998, which includes in Exhibit 99.1 restated consolidated financial statements and the related management's discussion and analysis of financial condition and results of operations of Union Planters, giving effect to the acquisitions Union Planters has consummated since December 31, 1997. See "Business of Union Planters --Recent Developments."


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


You may obtain copies of the information incorporated by reference in this proxy statement-prospectus upon written or oral request. The inside front cover of this proxy statement-prospectus (page ii) contains information about how such requests should be made.

All information contained in this proxy statement-prospectus or incorporated herein by reference with respect to Union Planters was supplied by Union Planters, and all information contained in this proxy statement-prospectus with respect to FSB was supplied by FSB.

                                                                      APPENDIX A

                          AGREEMENT AND PLAN OF MERGER

                                 BY AND BETWEEN

                           UNION PLANTERS CORPORATION,

                       UNION PLANTERS HOLDING CORPORATION,

                    UNION PLANTERS BANK, NATIONAL ASSOCIATION

                                   FSB, INC.,

                                       AND

                          FIRST STATE BANK OF COVINGTON

                                   DATED AS OF

                                 AUGUST 4, 1998

                                TABLE OF CONTENTS

                                                                                                       Page
                                                                                                       ----
ARTICLE  1
                                TRANSACTIONS AND TERMS OF MERGER.......................................  1
         1.1      Merger...............................................................................  1
         1.2      Time and Place of Closing............................................................  1
         1.3      Effective Time.......................................................................  1
         1.4      Restructure of Transaction...........................................................  2

ARTICLE 2
                                         TERMS OF MERGER...............................................  2
         2.1      Charter..............................................................................  2
         2.2      Bylaws...............................................................................  2
         2.3      Directors and Officers...............................................................  2

ARTICLE 3
                                   MANNER OF CONVERTING SHARES.........................................  2
         3.1      Conversion of Shares.................................................................  2
         3.2      Anti-Dilution Provisions.............................................................  3
         3.3      Shares Held by Subject Company or Parent.............................................  3
         3.4      Fractional Shares....................................................................  3

ARTICLE 4
                                       EXCHANGE OF SHARES..............................................  3
         4.1      Exchange Procedures..................................................................  3
         4.2      Rights of Former Subject Company Shareholders........................................  4

ARTICLE 5
                        REPRESENTATIONS AND WARRANTIES OF SUBJECT COMPANY..............................  4
         5.1      Organization, Standing, and Power....................................................  5
         5.2      Authority; No Breach by Agreement....................................................  5
         5.3      Capital Stock........................................................................  5
         5.4      Subject Company Subsidiaries.........................................................  6
         5.5      Financial Statements.................................................................  6
         5.6      Absence of Undisclosed Liabilities...................................................  7
         5.7      Absence of Certain Changes or Events.................................................  7
         5.8      Tax Matters..........................................................................  7
         5.9      Assets...............................................................................  8
         5.10     Intellectual Property................................................................  9
         5.11     Environmental Matters................................................................  9
         5.12     Compliance With Laws.................................................................  9
         5.13     Labor Relations...................................................................... 10
         5.14     Employee Benefit Plans............................................................... 10
         5.15     Material Contracts................................................................... 11
         5.16     Legal Proceedings.................................................................... 12
         5.17     Reports.............................................................................. 12
         5.18     Statements True and Correct.......................................................... 12
         5.19     Accounting, Tax, and Regulatory Matters.............................................. 13
         5.20     Charter Provisions; Takeover Laws.................................................... 13


ARTICLE 6
                            REPRESENTATIONS AND WARRANTIES OF PARENT................................... 13
         6.1      Organization, Standing and Power..................................................... 13
         6.2      Authority; No Breach by Agreement.................................................... 13
         6.3      Capital Stock........................................................................ 14
         6.4      Parent Subsidiaries.................................................................. 14
         6.5      Financial Statements................................................................. 15
         6.6      Absence of Undisclosed Liabilities................................................... 15
         6.7      Absence of Certain Changes or Events................................................. 15
         6.8      Compliance With Laws................................................................. 15
         6.9      Legal Proceedings.................................................................... 16
         6.10     Reports.............................................................................. 16
         6.11     Statements True and Correct.......................................................... 16
         6.12     Accounting, Tax, and Regulatory Matters.............................................. 17
         6.13     Material Contracts................................................................... 17

ARTICLE 7
                            CONDUCT OF BUSINESS PENDING CONSUMMATION................................... 17
         7.1      Affirmative Covenants of Subject Company............................................. 17
         7.2      Negative Covenants of Subject Company................................................ 17
         7.3      Covenants of Parent.................................................................. 19
         7.4      Adverse Changes in Condition......................................................... 19
         7.5      Reports.............................................................................. 19

ARTICLE 8
                                      ADDITIONAL AGREEMENTS............................................ 20
         8.1      Registration Statement; Proxy Statement; Shareholder Approval........................ 20
         8.2      Exchange Listing..................................................................... 22
         8.3      Applications......................................................................... 22
         8.4      Filings With State Offices........................................................... 22
         8.5      Agreement as to Efforts to Consummate................................................ 22
         8.6      Investigation and Confidentiality.................................................... 22
         8.7      Press Releases....................................................................... 23
         8.8      Certain Actions...................................................................... 23
         8.9      Accounting and Tax Treatment......................................................... 24
         8.10     Agreement of Affiliates.............................................................. 24
         8.11     Employee Benefits and Contracts...................................................... 24
         8.12     Filing of Reports by Parent.......................................................... 25
         8.13     Employment Agreement................................................................. 25
         8.14     Director Retention and Advisory Service.............................................. 25

ARTICLE 9
                        CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE.............................. 26
         9.1      Conditions to Obligations of Each Party.............................................. 26
         9.2      Conditions to Obligations of Parent.................................................. 27
         9.3      Conditions to Obligations of Subject Company......................................... 28

ARTICLE 10
                                           TERMINATION................................................. 29
         10.1     Termination.......................................................................... 29
         10.2     Effect of Termination................................................................ 30
         10.3     Non-Survival of Representations and Covenants........................................ 30


ARTICLE 11
                                          MISCELLANEOUS............................................... 30
         11.1     Definitions......................................................................... 30
         11.2     Expenses............................................................................ 36
         11.3     Brokers and Finders................................................................. 37
         11.4     Entire Agreement.................................................................... 37
         11.5     Amendments.......................................................................... 37
         11.6     Waivers............................................................................. 37
         11.7     Assignment.......................................................................... 38
         11.8     Notices............................................................................. 38
         11.9     Governing Law....................................................................... 39
         11.10    Counterparts........................................................................ 39
         11.11    Captions............................................................................ 39
         11.12    Interpretations..................................................................... 39
         11.13    Enforcement of Agreement............................................................ 39
         11.14    Severability........................................................................ 39

                          AGREEMENT AND PLAN OF MERGER

         THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into as of August 4, 1998 by and between FSB, Inc., a Tennessee corporation having its principal office located in Covington, Tennessee ("Subject Company"), Union Planters Holding Corporation, a Tennessee corporation having its principal office located in Memphis, Tennessee ("Merger Subsidiary"), and joined in by Union Planters Corporation, a Tennessee corporation having its principal office located in Memphis, Tennessee ("Parent"). Union Planters Bank, National Association, a national banking association having its principal office located in Memphis, Tennessee ("UPB"), and First State Bank of Covington, a Tennessee banking corporation having its principal office located in Covington, Tennessee ('Bank") join in this Agreement for the purpose of joining in certain covenants and conditions.

                                    PREAMBLE

         The Board of Directors of each of Subject Company, Merger Subsidiary and Parent is of the opinion that the transactions described herein are in the best interests of such Party and its respective shareholders. This Agreement and the Plan of Merger attached hereto at Exhibit 1 and incorporated herein by reference provide for the acquisition of Subject Company by Parent pursuant to the merger of Subject Company with and into Merger Subsidiary. At the Effective Time, the outstanding shares of the common stock of Subject Company shall be converted into the right to receive shares of the common stock of Parent (except as provided in Sections 3.1, 3.3 and 3.4 of this Agreement). As a result, shareholders of Subject Company shall become shareholders of Parent, and Surviving Corporation shall continue to conduct its business and operations as a wholly-owned subsidiary of Parent. The transactions described in this Agreement are subject to the approvals of the shareholders of Subject Company, the FRB, the TDFI, and other applicable federal and state regulatory authorities, and the satisfaction of certain other conditions described in this Agreement. It is the intention of the parties to this Agreement that (i) for federal income tax purposes this Agreement shall constitute a plan of merger and the Merger shall qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code and (ii) for accounting purposes the Merger shall qualify for treatment as a pooling-of-interests.

         Certain terms used in this Agreement are defined in Section 11.1 of this Agreement.

         NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants, and agreements set forth herein, the parties agree as follows:

                                    ARTICLE 1
                        TRANSACTIONS AND TERMS OF MERGER

         1.1 Merger. Subject to the terms and conditions of this Agreement and the Plan of Merger, at the Effective Time, Subject Company shall be merged with and into Merger Subsidiary in accordance with the provisions of Section 48-21-109 of the TBCA, and with the effects provided in Section 48-21-108 of the TBCA (the "Merger"). Merger Subsidiary shall be the Surviving Corporation resulting from the Merger and shall continue to be governed by the Laws of the State of Tennessee. The Merger shall be consummated pursuant to the terms of this Agreement and the Plan of Merger, which have been approved and adopted by the respective Boards of Directors of Subject Company, Parent and Merger Subsidiary.

         1.2 Time and Place of Closing. The Closing will take place at 9:00 A.M. on the date on which the Effective Time is to occur (or the immediately preceding day if the Effective Time is to be earlier than 9:00 A.M.), or at such other time as the Parties, acting through their chief executive officers, may mutually agree. The Closing shall be held at such place as may be mutually agreed upon by the Parties.

         1.3 Effective Time. The Merger and other transactions contemplated by this Agreement shall become effective at the time the Articles of Merger reflecting the Merger shall become effective with the Secretary of State of the State of Tennessee (the "Effective Time"). Subject to the terms and conditions hereof, unless otherwise

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



mutually agreed upon in writing by the chief executive officers of each Party, the Parties shall use their reasonable efforts to cause the Effective Time to occur as soon as is reasonably practicable, but in no event later than 30 days following the last to occur of (i) the effective date of the last required Consent of any Regulatory Authority having authority over and approving or exempting the Merger (taking into account any requisite waiting period in respect thereof), (ii) the date on which the shareholders of Subject Company approve this Agreement, and (iii) the date on which all other conditions precedent (other than those conditions which relate to actions to be taken at the Closing) to each Party's obligations hereunder shall have been satisfied or waived (to the extent waivable by such Party). It is the intent of the Parties to use their respective best efforts to cause the Effective Time to occur on or before December 31, 1998.

         1.4 Restructure of Transaction. Parent shall, in its reasonable discretion, have the unilateral right to revise the structure of the Merger contemplated by this Agreement in order to achieve tax benefits or for any other reason which Parent may deem advisable; provided, however, that Parent shall not have the right, without the approval of the Board of Directors of Subject Company and, if required by the TBCA, the holders of the Subject Company Common Stock, to make any revision to the structure of the Merger which: (i) changes the amount of the consideration which the holders of shares of Subject Company Common Stock are entitled to receive (determined in the manner provided in Section 3.1 of this Agreement); (ii) changes the intended tax free effects of the Merger to Parent, Subject Company or the holders of shares of Subject Company Common Stock; (iii) would permit Parent to pay the consideration other than by delivery of Parent Common Stock registered with the SEC (in the manner described in Section 4.1 of this Agreement); (iv) would be adverse to the interests of Subject Company or adverse to the holders of shares of Subject Company Common Stock; (v) would impede or delay consummation of the Merger by more than 30 days; or (vi) would require a vote of Parent's shareholders under relevant state Law.

                                    ARTICLE 2
                                 TERMS OF MERGER

         2.1 Charter. The Charter of Merger Subsidiary in effect immediately prior to the Effective Time shall be the Charter of the Surviving Corporation until otherwise amended or repealed.

         2.2 Bylaws. The Bylaws of Merger Subsidiary in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until otherwise amended or repealed.

         2.3 Directors and Officers. The directors of Merger Subsidiary in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the directors of the Surviving Corporation from and after the Effective Time in accordance with the Bylaws of the Surviving Corporation. The officers of Merger Subsidiary in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the officers of the Surviving Corporation from the Effective Time in accordance with the Bylaws of the Surviving Corporation.

                                    ARTICLE 3
                           MANNER OF CONVERTING SHARES


         3.1 Conversion of Shares. Subject to the provisions of this Article 3 (and Article 3 of the Plan of Merger), at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Subsidiary, Subject Company, or the shareholders of any of the foregoing, the shares of the constituent corporations shall be converted as follows:

                  (a) Each share of Parent Capital Stock, including any associated Parent Rights, issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.


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



                  (b) Each share of Merger Subsidiary Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall represent one share of common stock of the Surviving Corporation from and after the Effective Time.

                  (c) Except for Dissenting Shares, each share of Subject Company Common Stock, (excluding shares held by Subject Company, any Subject Company Subsidiary, Parent or any Parent Subsidiary, in each case other than in a fiduciary capacity or as a result of debts previously contracted) issued and outstanding at the Effective Time shall cease to be outstanding and shall be converted into and exchanged for the right to receive 1.61 shares of Parent Common Stock (subject to possible adjustment as set forth in Section 3.2 of this Agreement, the "Exchange Ratio"). The Exchange Ratio shall be determined by dividing the average closing price for UPC Common Stock for the 20 trading days immediately preceding the date of the execution of this Agreement into $95.00. Pursuant to the Parent Rights Agreement, each share of Parent Common Stock issued in connection with the Merger upon conversion of Subject Company Common Stock shall be accompanied by a Parent Right.

                  (d) Dissenting Shares shall not be converted pursuant to
Section 3.1(c) in the Merger but, at and after the Effective Time, shall represent only the right to receive payment in accordance with the applicable provisions of Section 131 of the TBCA. If a holder of Dissenting Shares becomes ineligible for payment under Section 131 of the TBCA, then such holder's Dissenting Shares shall cease to be Dissenting Shares and shall be converted in the manner set forth in Section 3.1(c) effective as of the Effective Time.

         3.2 Anti-Dilution Provisions. In the event Parent changes the number of shares of Parent Common Stock issued and outstanding after the date of this Agreement and prior to the Effective Time as a result of a stock split, stock dividend, subdivision, reclassification, conversion or similar recapitalization with respect to such stock and the record date therefor (in the case of a stock dividend) or the effective date thereof (in the case of a stock split, subdivision, reclassification, conversion or similar recapitalization for which a record date is not established) shall be prior to the Effective Time, the Exchange Ratio shall be proportionately adjusted.

         3.3 Shares Held by Subject Company or Parent. Each of the shares of Subject Company Common Stock held by Subject Company, any Subject Company Subsidiary, Parent or any Parent Subsidiary, in each case other than in a fiduciary capacity or as a result of debts previously contracted, shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

         3.4 Fractional Shares. Notwithstanding any other provision of this Agreement, each holder of shares of Subject Company Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fractional share of Parent Common Stock (after taking into account all certificates delivered by such holder which, immediately prior to the Effective Time, represented shares of Subject Company Common Stock (each a "Subject Company Certificate") shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional share of Parent Common Stock multiplied by the closing price of Parent Common Stock on the NYSE- Composite Transactions List (as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source reasonably selected by Parent) on the last trading day preceding the Effective Time. No such holder will be entitled to dividends, voting rights, or any other rights as a shareholder in respect of any fractional shares.

                                    ARTICLE 4
                               EXCHANGE OF SHARES

         4.1 Exchange Procedures. As soon as reasonably practicable, after the Effective Time, Parent and Subject Company shall cause the exchange agent selected by Parent (the "Exchange Agent") to mail to each holder of record of a Subject Company Certificate appropriate transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the Subject Company Certificates shall pass, only upon proper delivery of such Subject Company Certificates to the Exchange Agent). Subject Company shall have the right to review and approve the transmittal materials. The Exchange Agent may establish reasonable and customary rules and procedures

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



in connection with its duties, provided such rules and procedures do not have the effect of unreasonably delaying or limiting or eliminating the obligation of Parent and/or Merger Subsidiary to deliver the consideration contemplated by
Article 3 of this Agreement. After the Effective Time, each holder of shares of Subject Company Common Stock (other than Dissenting Shares or shares to be canceled pursuant to Section 3.3 of this Agreement) issued and outstanding at the Effective Time shall surrender the certificate or certificates representing such shares to the Exchange Agent and shall promptly upon surrender thereof receive in exchange therefor the consideration provided in Section 3.1(c) of this Agreement, together with all undelivered dividends and other distributions, if any, in respect of such shares (without interest thereon) pursuant to Section
4.2 of this Agreement. To the extent required by Section 3.4 of this Agreement, each holder of shares of Subject Company Common Stock issued and outstanding at the Effective Time also shall receive, upon surrender of the certificate or certificates representing such shares, cash in lieu of any fractional share of Parent Common Stock to which such holder may be otherwise entitled (without interest). Parent shall not be obligated to deliver the consideration to which any former holder of Subject Company Common Stock is entitled as a result of the Merger until such holder surrenders such holder's Subject Company Certificates for exchange as provided in this Section 4.1 or in Section 4.2 of this Agreement. The Subject Company Certificates so surrendered shall be duly endorsed as the Exchange Agent may reasonably require. Any other provision of this Agreement notwithstanding, neither Parent, Merger Subsidiary nor the Exchange Agent shall be liable to a holder of Subject Company Common Stock for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property Law.

         4.2 Rights of Former Subject Company Shareholders. At the Effective Time, the stock transfer books of Subject Company shall be closed as to holders of Subject Company Common Stock immediately prior to the Effective Time and no transfer of Subject Company Common Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 4.1 of this Agreement, each certificate theretofore representing shares of Subject Company Common Stock (other than Dissenting Shares or shares to be canceled pursuant to Section 3.3 of this Agreement) shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided in Sections 3.1(c) and 3.4 of this Agreement in exchange therefor, subject, however, to the Surviving Corporation's obligations to pay any dividends or make any other distributions with a record date prior to the Effective Time which have been declared or made by Subject Company in respect of such shares of Subject Company Common Stock in accordance with the terms of this Agreement and which remain unpaid at the Effective Time. In addition, whenever a dividend or other distribution is declared by Parent on the Parent Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares of Parent Common Stock issuable pursuant to this Agreement, but no dividend or other distribution payable to the holders of record of Parent Common Stock as of any time subsequent to the Effective Time shall be delivered to the holder of any certificate representing shares of Subject Company Common Stock issued and outstanding at the Effective Time until such holder surrenders such certificate for exchange as provided in Section 4.1 of this Agreement. However, upon surrender of such Subject Company Common Stock certificate, both a Parent Common Stock certificate and any undelivered dividends and other distributions payable hereunder (without interest) shall be delivered and paid with respect to each share represented by such certificate. In the event any Subject Company Common Stock certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed and, if reasonably required by Parent, the posting by such person of a bond in such amount as Parent may reasonably direct as indemnity against any claim that may be made against it with respect to such certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed certificate the shares of Parent Common Stock and cash in lieu of fractional shares and dividends and other distributions deliverable in respect thereof pursuant to this Agreement.

                                    ARTICLE 5
                REPRESENTATIONS AND WARRANTIES OF SUBJECT COMPANY

         Subject Company hereby represents and warrants to Parent, except as set forth in the Subject Company Disclosure Memorandum, as follows:


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




         5.1 Organization, Standing, and Power. Subject Company is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Tennessee, and has the corporate power and authority to carry on its business as now conducted and to own, lease, and operate its Assets. Subject Company is duly qualified or licensed to transact business as a foreign corporation in good standing in each of the States of the United States and in each foreign jurisdiction where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Subject Company.

         5.2 Authority; No Breach by Agreement. (a) Subject Company has the corporate power and authority necessary to execute, deliver, and perform its obligations under this Agreement and the Plan of Merger and to consummate the transactions contemplated hereby and thereby. The execution, delivery, and performance of this Agreement and the Plan of Merger, and the consummation of the transactions contemplated herein and therein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Subject Company, subject to the approval of this Agreement and the Plan of Merger by the holders of the number of outstanding shares of Subject Company Common Stock required by the TBCA, which is the only shareholder vote required by Subject Company for approval of this Agreement and consummation of the Merger. Subject to such requisite shareholder approval, the receipt of all Consents required from Regulatory Authorities and the expiration of all mandatory waiting periods, and assuming due authorization, execution and delivery of this Agreement and the Plan of Merger by each of Parent and Merger Subsidiary, this Agreement and the Plan of Merger each represents a legal, valid, and binding obligation of Subject Company, enforceable against Subject Company in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws (including provisions of the U.S. and Tennessee Constitutions) affecting the enforcement of creditors' rights generally and except that the availability of equitable remedies is subject to the discretion of the court before which any proceeding may be brought).

                  (b) Neither the execution and delivery of this Agreement or the Plan of Merger by Subject Company, nor the consummation by Subject Company, of the transactions contemplated hereby, nor compliance by Subject Company with any of the provisions hereof or thereof, will (i) conflict with or result in a breach of any provision of the Articles of Incorporation or Bylaws of Subject Company, or (ii) constitute or result in a Default under, or require any Consent (excluding Consents required by Law or Order) pursuant to, or result in the creation of any Lien on any material Asset of Subject Company or any Subject Company Subsidiary under, any Contract or Permit of Subject Company or any Subject Company Subsidiary, except for such Defaults and Liens which are not, and for such Consents which, if not obtained, are not, reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Subject Company, or (iii) subject to receipt of the requisite Consents referred to in
Section 9.1(b) of this Agreement, violate any Law or Order applicable to Subject Company, its Subsidiaries or any of their respective material Assets.

                  (c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and other than Consents required from the FRB and from the TDFI, and other than Consents, filings, or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Subject Company, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by Subject Company of the Merger and the other transactions contemplated in this Agreement.

         5.3 Capital Stock. (a) The authorized capital stock of Subject Company consists solely of: (i) 2,500,000 shares of Subject Company Common Stock, of which not more than 563,610.7089 shares of Subject Company Common Stock are outstanding as of the date of this Agreement and not more than 563,610.7089 shares of Subject Company Common Stock will be issued and outstanding at the Effective Time. All of the issued and outstanding shares of Subject Company Common Stock are duly and validly issued and outstanding and are fully paid and nonassessable under the TBCA and Subject Company's Articles of Incorporation and Bylaws. None of

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



the outstanding shares of Subject Company Common Stock has been issued in violation of any preemptive rights of the current or past shareholders of Subject Company.

                  (b) Other than as set forth in Section 5.3(a) of this Agreement, there are no shares of capital stock or other equity securities of Subject Company outstanding and no outstanding Rights relating to the capital stock of Subject Company.

         5.4 Subject Company Subsidiaries. Subject Company has disclosed in
Section 5.4 of the Subject Company Disclosure Memorandum all of the Subject Company Subsidiaries that are corporations (identifying its jurisdiction of incorporation) and all of the Subject Company Subsidiaries that are general or limited partnerships or other non-corporate entities (identifying the Law under which such entity is organized, and the amount and nature of the ownership interest therein of Subject Company Subsidiaries). Except as set forth in
Section 5.4 of the Subject Company Disclosure Memorandum, Subject Company or one of its wholly-owned Subsidiaries owns all of the issued and outstanding shares of capital stock (or other equity interests) of each of the Subject Company Subsidiaries. Except as set forth in Section 5.4 of the Subject Company Disclosure Memorandum, no capital stock (or other equity interest) of any Subject Company Subsidiary is or may become required to be issued (other than to another Subject Company Subsidiary) by reason of any Rights, and there are no Contracts by which Subject Company or any of the Subject Company Subsidiaries is bound to issue (other than to Subject Company or another of the Subject Company Subsidiaries) additional shares of its capital stock (or other equity interests) or Rights or by which Subject Company or any of the Subject Company Subsidiaries is or may be bound to transfer any shares of the capital stock (or other equity interests) of any of Subject Company or any of the Subject Company Subsidiaries (other than to Subject Company or any of the Subject Company Subsidiaries). Except as set forth in Section 5.4 of the Subject Company Disclosure Memorandum, there are no Contracts relating to the rights of Subject Company or any Subject Company Subsidiary to vote or to dispose of any shares of the capital stock (or other equity interests) of Subject Company or any Subject Company Subsidiary. All of the shares of capital stock (or other equity interests) of each Subject Company Subsidiary held by Subject Company or any Subject Company Subsidiary are fully paid and are owned by Subject Company or a Subject Company Subsidiary free and clear of any Liens. Each Subject Company Subsidiary is either a bank or a corporation, and each such Subsidiary is duly organized, validly existing, and (as to corporations) in good standing under the Laws of the jurisdiction in which it is incorporated or organized, and has the corporate power and authority necessary for it to own, lease, and operate its Assets and to carry on its business as now conducted. Each Subject Company Subsidiary is duly qualified or licensed to transact business as a foreign corporation in good standing in each of the States of the United States and in each foreign jurisdiction where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Subject Company. The only Subject Company Subsidiary that is a depository institution is the Bank. The Bank is an "insured depository institution" as defined in Section 3(c)(2) of the Federal Deposit Insurance Act and applicable regulations thereunder. The deposits in the Bank are insured by the Federal Deposit Insurance Corporation to the maximum extent permitted by the Federal Deposit Insurance Act, as amended, and applicable regulations thereunder. The Bank is a member of the Bank Insurance Fund. The minute book and other organizational documents (and all amendments thereto) for Subject Company and each Subject Company Subsidiary that is a "Significant Subsidiary" (as such term is defined in Rule 1.02(w) of Regulation S-X promulgated under the Securities Laws) have been or will be made available to Parent for its review, and are true and complete (except as set forth in Section 5.4 of the Subject Company Disclosure Memorandum) in all material respects as in effect as of the date of this Agreement.

         5.5 Financial Statements. Subject Company has delivered to Parent (or will deliver, when available, with respect to periods ended after the date of this Agreement) true, correct and complete copies of (i) the audited consolidated statements of financial position (including related notes and schedules, if any) of Subject Company as of December 31, 1997, and as of December 31, 1996 and December 31, 1995, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows (including related notes and schedules, if any) for the years ended December 31, 1997, 1996 and 1995 (the "Audited Subject Company Financial Statements"); and (ii) the unaudited consolidated statements of financial position of Subject Company (including related notes and

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



schedules, if any) and related statements of operations, changes in stockholders' equity, and cash flows (including related notes and schedules, if any) of Subject Company with respect to any period ending subsequent to December 31, 1997, and prior to the Closing Date (the "Interim Subject Company Financial Statements" and, collectively with the Audited Subject Company Financial Statements, the "Subject Company Financial Statements"). Such Subject Company Financial Statements (i) were (or will be) prepared from the records of Subject Company and/or each Subject Company Subsidiary; (ii) were (or will be) prepared in accordance with GAAP (or, where applicable, regulatory accounting principles) consistently applied (except that substantially all of the disclosures and the statements of cash flows have been omitted from the Interim Subject Company Financial Statements); (iii) fairly present (or, when prepared, will fairly present) in all material respects Subject Company's consolidated financial condition and the consolidated results of its operations, changes in stockholders' equity and cash flows at the relevant dates thereof and for the periods covered thereby, except that the Interim Subject Company Financial Statements were or are subject to normal and recurring year-end adjustments which were or are not expected to be material in amount or effect; (iv) do contain or reflect (or, when prepared, will contain and reflect) all necessary adjustments and accruals for a fair presentation of Subject Company's consolidated financial condition and the consolidated results of its operations and cash flows for the periods covered by such financial statements; (v) do contain and reflect (or, when prepared, will contain and reflect) adequate provisions or allowances for loan losses and for other real estate and Taxes, with respect to the periods then ended; and (vi) do contain and reflect (or, when prepared, will contain and reflect) adequate provisions for all reasonably anticipated liabilities for Post Retirement Benefits Other Than Pensions ("OPEB") pursuant to SFAS Nos. 106 and 112.

         5.6 Absence of Undisclosed Liabilities. Neither Subject Company nor any of the Subject Company Subsidiaries has any Liabilities that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Subject Company, except Liabilities which are accrued or reserved against in the consolidated balance sheets of Subject Company as of December 31, 1997, or which are included in the Subject Company Financial Statements made available prior to the date of this Agreement or reflected in the notes and schedules, if any, thereto. Neither Subject Company nor any of the Subject Company Subsidiaries has incurred or paid any Liability since June 30, 1998, except for such Liabilities incurred or paid (i) in the ordinary course of business consistent with past business practice or which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Subject Company or (ii) in connection with the transactions contemplated by this Agreement.

         5.7 Absence of Certain Changes or Events. Since June 30, 1998, except as disclosed in Section 5.7 of the Subject Company Disclosure Memorandum, there have been no events, changes, or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Subject Company.

         5.8 Tax Matters. Except as set forth in Section 5.8 of the Subject Company Disclosure Memorandum:

                  (a) All material Tax Returns required to be filed by or on behalf of Subject Company or any of the Subject Company Subsidiaries have been timely filed or requests for extensions have been timely filed, granted, and have not expired for periods ended on or before December 31, 1997, and, to the knowledge of Subject Company, all such Tax Returns filed are complete and accurate in all material respects. All Taxes shown on filed Tax Returns have been paid. There is no audit examination or refund Litigation with respect to any material Taxes, except as reserved against in the Subject Company Financial Statements made available prior to the date of this Agreement. All Taxes and other Liabilities due with respect to completed and settled examinations or concluded Litigation related to Tax Returns and/or Taxes of Subject Company have been paid. There are no Liens with respect to Taxes upon any of the Assets of Subject Company or any of the Subject Company Subsidiaries.

                  (b) Neither Subject Company nor any of the Subject Company Subsidiaries has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due (excluding such statutes that relate to years currently under examination by the Internal Revenue Service or other applicable taxing authorities) that is currently in effect.

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




                  (c) Adequate provision for any Taxes due or to become due for Subject Company or the Subject Company Subsidiaries for the period or periods through and including the date of the respective Subject Company Financial Statements has been (or will be) made and is (or will be) reflected on such Subject Company Financial Statements.

                  (d) Material deferred Taxes of Subject Company and the Subject Company Subsidiaries have been provided for in accordance with GAAP.

                  (e) Subject Company and the Subject Company Subsidiaries are in compliance with, and the records of Subject Company and each of the Subject Company Subsidiaries contain all information and documents (including properly completed Internal Revenue Service Forms W-9) necessary to comply with, all applicable information reporting and Tax withholding requirements under federal, state, and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Internal Revenue Code, except for such instances of non-compliance and such omissions as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Subject Company.

                  (f) Neither Subject Company nor any of the Subject Company Subsidiaries has made any payments, is obligated to make any payments, or is a party to any Contract that could obligate it to make any payments that would be disallowed as a deduction under Section 280G or 162(m) of the Internal Revenue Code.

                  (g) There has not been an ownership change, as defined in Internal Revenue Code Section 382(g), of Subject Company or any of the Subject Company Subsidiaries that occurred during or after any Taxable Period in which Subject Company or any of the Subject Company Subsidiaries incurred a net operating loss that carries over to any Taxable Period ending after December 31, 1997.

                  (h) Neither Subject Company nor any of the Subject Company Subsidiaries is a party to any tax allocation or sharing agreement and neither Subject Company nor any of the Subject Company Subsidiaries has been a member of an affiliated group filing a consolidated federal income tax return (other than a group the common parent of which was Subject Company) or has any Liability for taxes of any Person (other than Subject Company and the Subject Company Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign Law) as a transferee or successor or by Contract or otherwise.

         5.9 Assets. Except as disclosed or reserved against in the Subject Company Financial Statements made available prior to the date of this Agreement, Subject Company and the Subject Company Subsidiaries have good and indefeasible title, free and clear of all Liens, to all of their respective material Assets reflected on the balance sheet as of June 30, 1998 included in such Subject Company Financial Statements, other than any of such Assets which have been sold or otherwise disposed of since June 30, 1998. All tangible properties used in the businesses of Subject Company and its Subsidiaries are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business of Subject Company and its Subsidiaries, except for instances in which the failure to so be is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Subject Company. All Assets which are material to Subject Company's business on a consolidated basis, held under leases or subleases by the Subject Company or any of the Subject Company Subsidiaries, are held under valid Contracts enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other Laws (including provisions of the U.S. and Tennessee Constitutions) affecting the enforcement of creditors' rights generally and except that the availability of equitable remedies is subject to the discretion of the court before which any proceedings may be brought), and each such Contract is in full force and effect. Subject Company and the Subject Company Subsidiaries currently maintain insurance in amounts and coverage which, in the reasonable opinion of management of Subject Company, are adequate for the operations of Subject Company and the Subject Company Subsidiaries. Neither Subject Company nor any of the Subject Company Subsidiaries has received notice from any insurance carrier that (i) insurance that is now in effect will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to policies of insurance that are now in effect will be substantially increased. There are presently no

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claims pending under any such policies of insurance and no notices have been given by Subject Company or any of the Subject Company Subsidiaries under such policies.

         5.10 Intellectual Property. Subject Company or a Subject Company Subsidiary owns, is the valid licensee of, or otherwise has the right to use, all Intellectual Property material to the business of Subject Company. To the Knowledge of Subject Company, none of the Intellectual Property material to the business conducted by Subject Company or the Subject Company Subsidiaries infringes upon or otherwise violates the rights of any Person, nor has any Person asserted a claim of such infringement or violation. Except as set forth in Section 5.10 of the Subject Company Disclosure Memorandum, neither Subject Company nor the Subject Company Subsidiaries is obligated to pay any royalties to any Person with respect to any such Intellectual Property. To the Knowledge of Subject Company, no officer, director, or employee of Subject Company or the Subject Company Subsidiaries is party to any Contract which requires such officer, director, or employee to assign any interest in any Intellectual Property or keep confidential any trade secrets, proprietary data, customer information, or other business information or which restricts or prohibits such officer, director, or employee from engaging in activities competitive with any Person, including Subject Company or any of the Subject Company Subsidiaries.

         5.11 Environmental Matters. Except as set forth in Section 5.11 of the Subject Company Disclosure Memorandum:

                  (a) To the Knowledge of Subject Company, each of Subject Company and the Subject Company Subsidiaries, its Participation Facilities, and its Operating Properties are, and have been, in compliance with all applicable Environmental Laws, except for instances of non-compliance which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Subject Company.

                  (b) To the Knowledge of Subject Company, there is no Litigation pending or threatened before any court, governmental agency, or authority or other forum in which Subject Company, any of the Subject Company Subsidiaries or any of their respective Operating Properties or Participation Facilities has been or, with respect to threatened Litigation, may be named as a defendant (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material, whether or not occurring at, on, under, adjacent to, or affecting a site owned, leased, or operated by Subject Company or any of the Subject Company Subsidiaries or any of their respective Operating Properties or Participation Facilities, except for such Litigation pending or threatened that is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Subject Company, nor, to the Knowledge of Subject Company, is there any reasonable basis for any Litigation of a type described in this sentence.

                  (c) During the period of (i) Subject Company's or any of the Subject Company Subsidiaries' ownership or operation of any of their respective current properties, (ii) Subject Company's or any of the Subject Company Subsidiaries' participation in the management of any Participation Facility, or
(iii) Subject Company's or any of the Subject Company Subsidiaries' holding of a security interest in an Operating Property, to the Knowledge of Subject Company, there have been no releases of Hazardous Material in, on, under, adjacent to, or affecting such properties, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Subject Company. Prior to the period of (i) Subject Company's or any of the Subject Company Subsidiaries' ownership or operation of any of their respective current properties, (ii) Subject Company's or any of the Subject Company Subsidiaries' participation in the management of any Participation Facility, or (iii) Subject Company's or any of the Subject Company Subsidiaries' holding of a security interest in an Operating Property, to the Knowledge of Subject Company, there were no releases of Hazardous Material in, on, under, or affecting any such property, Participation Facility or Operating Property, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Subject Company.

         5.12 Compliance With Laws. Subject Company is duly registered as a bank holding company under the BHC Act. Each of Subject Company and the Subject Company Subsidiaries has in effect all Permits necessary for it to own, lease, or operate its material Assets and to carry on its business as now conducted, except where the failure to hold such Permits would not be reasonably likely to have, individually or in the aggregate, a Material

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Adverse Effect on Subject Company. Neither Subject Company nor any of the
Subject Company Subsidiaries:

                  (a) is in violation of any Laws, Orders, or Permits applicable to its business or employees conducting its business, except for any such violations as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Subject Company; or

                  (b) has received any notification or communication since January 1, 1996 from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that Subject Company or any of the Subject Company Subsidiaries is in violation of any of the Laws or Orders which such governmental authority or Regulatory Authority enforces (excluding violations which would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Subject Company), (ii) threatening to revoke any material Permits, or (iii) requiring Subject Company or any of the Subject Company Subsidiaries to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment, or memorandum of understanding, or to adopt any Board of Directors resolution or similar undertaking, which is still in effect and which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies, its management, or the payment of dividends.

         5.13 Labor Relations. Neither Subject Company nor any of the Subject Company Subsidiaries is the subject of any Litigation asserting that Subject Company or any of the Subject Company Subsidiaries has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state Law) or seeking to compel Subject Company or any of the Subject Company Subsidiaries to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute (excluding matters which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Subject Company) involving Subject Company or any of the Subject Company Subsidiaries, pending or, to the Knowledge of Subject Company, threatened, nor to the Knowledge of Subject Company, is there any activity involving Subject Company's or any of the Subject Company Subsidiaries' employees seeking to certify a collective bargaining unit or engaging in any other collective bargaining organizational activity.

         5.14 Employee Benefit Plans. (a) Subject Company has disclosed in
Section 5.14(a) of the Subject Company Disclosure Memorandum, and has delivered or made available to Parent prior to the execution of this Agreement copies of, all pension, retirement, profit sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus, or other material incentive plans, all other written employee programs, arrangements, or agreements, all medical, vision, dental, or other health plans, all life insurance plans, and all other material employee benefit or fringe benefit plans, including "employee benefit plans" as that term is defined in Section 3(3) of ERISA, currently adopted, maintained by, sponsored in whole or in part by, or contributed to by Subject Company, the Subject Company Subsidiaries or any ERISA Affiliate thereof for the benefit of employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries of Subject Company or any Subject Company Subsidiary and under which employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries of Subject Company or any Subject Company Subsidiary are eligible to participate (collectively, the "Subject Company Benefit Plans"). Any of the Subject Company Benefit Plans which is an "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA, is referred to herein as a "Subject Company ERISA Plan." Neither Subject Company nor any Subject Company Subsidiary maintains any "defined benefit plan" (as defined in Section 414(j) of the Internal Revenue Code). No Subject Company ERISA Plan is or has been a multiemployer plan within the meaning of Section 3(37) of ERISA.

                  (b) To the knowledge of Subject Company, all Subject Company Benefit Plans are in compliance in all material respects with the applicable terms of ERISA, the Internal Revenue Code, and any other applicable Laws the breach or violation of which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Subject Company. Each Subject Company ERISA Plan that is intended to be qualified under Section 401(a) of the Internal Revenue Code either is a standardized prototype plan or has received a favorable determination letter from the Internal Revenue Service, and Subject Company is not aware of any circumstances likely to result in revocation of any such favorable determination letter. To the Knowledge of Subject Company,

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neither Subject Company nor any of the Subject Company Subsidiaries is subject to a Tax imposed by Section 4975 of the Internal Revenue Code or a civil penalty imposed by Section 502(i) of ERISA.

                  (c) No "defined benefit plan" (as defined in Section 414(j) of the Internal Revenue Code) or any "single-employer plan," within the meaning of
Section 4001(a)(15) of ERISA, formerly maintained by Subject Company or any of the Subject Company Subsidiaries, or the single-employer plan of any entity which is considered one employer with Subject Company under Section 4001 of ERISA or Section 414 of the Internal Revenue Code or Section 302 of ERISA (whether or not waived) (an "ERISA Affiliate") has an "accumulated funding deficiency" within the meaning of Section 412 of the Internal Revenue Code or
Section 302 of ERISA. Neither Subject Company nor any of the Subject Company Subsidiaries has provided, or, to Subject Company's knowledge, is required to provide, security to any single-employer plan of an ERISA Affiliate pursuant to
Section 401(a)(29) of the Internal Revenue Code.

                  (d) Within the six year period preceding the Effective Time, no material Liability under Subtitle C or D of Title IV of ERISA has been incurred by Subject Company or any of the Subject Company Subsidiaries with respect to any current, frozen, or terminated single-employer plan or the single-employer plan of any ERISA Affiliate. Neither Subject Company nor any of the Subject Company Subsidiaries has incurred any withdrawal Liability with respect to a multiemployer plan under Subtitle E of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate). No notice of a "reportable event," within the meaning of Section 4043 of ERISA for which the 30 day reporting requirement has not been waived, has been required to be filed for any Subject Company Pension Plan or by any ERISA Affiliate within the 12 month period ending on the date hereof.

                  (e) Neither Subject Company nor any of the Subject Company Subsidiaries has any material Liability for retiree health and life benefits under any of the Subject Company Benefit Plans, and there are no restrictions on the rights of Subject Company or any of the Subject Company Subsidiaries to amend or terminate any such retiree health or benefit Plan without incurring Liability thereunder.

                  (f) Except as set forth in Section 5.14(f) of the Subject Company Disclosure Memorandum, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation or golden parachute) becoming due to any director or any employee of Subject Company or any of the Subject Company Subsidiaries from Subject Company or any of the Subject Company Subsidiaries under any Subject Company Benefit Plan, (ii) increase any benefits otherwise payable under any Subject Company Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit.

                  (g) The actuarial present values of all accrued deferred compensation entitlements (including entitlements under any executive compensation, supplemental retirement, or employment agreement) of employees and former employees of any Subject Company Subsidiary and their respective beneficiaries, other than entitlements accrued pursuant to funded retirement plans subject to the provisions of Section 412 of the Internal Revenue Code or
Section 302 of ERISA, have been fully reflected on the Audited Subject Company Financial Statements to the extent required by and in accordance with GAAP.

         5.15 Material Contracts. Except as set forth in Section 5.15 of the Subject Company Disclosure Memorandum, neither Subject Company, the Subject Company Subsidiaries, nor any of their respective Assets, businesses or operations, is a party to, or is bound or affected by, or receives benefits under, (i) any employment, severance, termination, consulting, or retirement Contract, (ii) any Contract relating to the borrowing of money by Subject Company or any of the Subject Company Subsidiaries or the guarantee by Subject Company or any of the Subject Company Subsidiaries of any such obligation (other than Contracts evidencing deposit liabilities, purchases of federal funds, Federal Home Loan Bank advances, fully-secured repurchase agreements, trade payables, and Contracts relating to borrowings or guarantees made in the ordinary course of business), (iii) any Contracts which prohibit or restrict Subject Company or any of the Subject Company Subsidiaries from engaging in any business activities in any geographic area, line of business, or otherwise in competition with any other Person, (iv) any

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Contracts between or among Subject Company and the Subject Company Subsidiaries,
(v) any exchange-traded or over-the-counter swap, forward, future, option, cap, floor, or collar financial Contract, or any other interest rate or foreign currency protection Contract (not disclosed in the Subject Company Financial Statements delivered prior to the date of this Agreement) which is a financial derivative Contract (including various combinations thereof), and (vi) any other Contract or amendment thereto that would be required to be filed as an exhibit to a Subject Company SEC Document which would have been filed by Subject Company prior to the date of this Agreement if Subject Company was required to file SEC Documents (together with all Contracts referred to in Sections 5.9 and 5.14(a) of this Agreement, the "Subject Company Contracts"). With respect to each Subject Company Contract: (i) the Contract is in full force and effect; (ii) neither Subject Company nor any Subject Company Subsidiary is in Default thereunder, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Subject Company);
(iii) neither Subject Company nor any Subject Company Subsidiary has repudiated or waived any material provision of any such Contract; and (iv) no other party to any such Contract is, to the Knowledge of Subject Company, in Default in any material respect or has repudiated or waived any material provision thereunder. Except as set forth in Section 5.15 of the Subject Company Disclosure
Memorandum, all of the indebtedness of Subject Company or any Subject Company Subsidiary for money borrowed is prepayable at any time by Subject Company or the particular Subject Company Subsidiary without material penalty or premium.

         5.16 Legal Proceedings. There is no Litigation instituted or pending, or, to the Knowledge of Subject Company, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against Subject Company or any of the Subject Company Subsidiaries, or against any Asset, employee benefit plan, interest, or right of any of them, that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Subject Company, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against Subject Company or any of the Subject Company Subsidiaries. Section 5.16 of the Subject Company Disclosure Memorandum includes a summary report of all material Litigation as of the date of this Agreement which names Subject Company or a Subject Company Subsidiary as a defendant or cross-defendant.

         5.17 Reports. Since January 1, 1995, or the applicable date of organization if later, Subject Company and each Subject Company Subsidiary has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with (i) the SEC, if any, (ii) other Regulatory Authorities, and (iii) any applicable state securities or banking authorities, except untimely filings or failures to file which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Subject Company. As of its respective date (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws. As of its respective date (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), no Subject Company document or report contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. None of the Subject Company Subsidiaries is required to file any SEC Documents.

         5.18 Statements True and Correct. None of the information supplied or to be supplied by Subject Company expressly for inclusion in the Registration Statement to be filed by Parent with the SEC will, when the Registration Statement becomes effective, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein not misleading. None of the information supplied or to be supplied by Subject Company expressly for inclusion in the Subject Company Proxy Statement to be mailed to Subject Company's shareholders in connection with the Subject Company Shareholders' Meeting, and any other documents to be filed by Subject Company with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Subject Company Proxy Statement, when first mailed to the shareholders of Subject Company, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Subject Company Proxy

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Statement or any amendment thereof or supplement thereto, at the time of the
Subject Company Shareholders' Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement made by Subject Company in any earlier communication with respect to the solicitation of any proxy for the Subject Company Shareholders' Meeting. All documents that Subject Company or any Subject Company Subsidiary is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

         5.19 Accounting, Tax, and Regulatory Matters. Neither Subject Company nor any of the Subject Company Subsidiaries has taken any action or has any Knowledge of any fact or circumstance relating to Subject Company that is reasonably likely to (i) prevent the transactions contemplated hereby, including the Merger, from qualifying for pooling-of-interests accounting treatment or as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (ii) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 9.1(b) of this Agreement.

         5.20 Charter Provisions; Takeover Laws. Subject Company has taken all action so that the entering into of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement do not and will not result in the grant of any rights to any Person under the Articles of Incorporation, Bylaws or other governing instruments of Subject Company or any Subject Company Subsidiary or restrict or impair the ability of Parent or any of the Parent Subsidiaries to vote, or otherwise to exercise the rights of a shareholder with respect to, shares of Subject Company or any Subject Company Subsidiary. Subject Company has taken all necessary action to exempt this Agreement and the Plan of Merger from, and the transactions contemplated hereby and thereby are exempt from, any "super-majority" voting requirements or the requirements of any "moratorium," "fair price," "business combination," "control share," or other anti-takeover provisions under applicable Laws, or the Articles of Incorporation or Bylaws of the Subject Company or any Subject Company Subsidiary (collectively, "Takeover Laws").

                                    ARTICLE 6
                    REPRESENTATIONS AND WARRANTIES OF PARENT


                  Parent hereby represents and warrants to Subject Company, except as set forth in Parent's Disclosure Memorandum, as follows:

         6.1 Organization, Standing and Power. Parent is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Tennessee, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets. Parent is duly qualified or licensed to transact business as a foreign corporation in good standing in each of the States of the United States and in each foreign jurisdiction where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Parent.

         6.2 Authority; No Breach by Agreement. (a) Parent and Merger Subsidiary each have the corporate power and authority necessary to execute, deliver and perform its respective obligations under this Agreement and the Plan of Merger and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the Plan of Merger by Parent and Merger Subsidiary and the consummation of the transactions contemplated herein and therein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Parent and Merger Subsidiary, subject to the adoption of an amendment to the Restated Charter of Incorporation of Parent to increase the number of authorized shares of Parent Common Stock. Subject to the receipt of all Consents required from Regulatory Authorities and the expiration of all mandatory waiting periods, assuming the due authorization, execution and delivery of this Agreement and the Plan of Merger by Subject Company, this Agreement and the Plan of Merger each represents a legal, valid, and binding obligation of each of Parent and Merger Subsidiary, enforceable against each of them in

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accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws (including provisions of the U.S., Tennessee and Tennessee Constitutions) affecting the enforcement of creditors' rights generally and except that the availability of equitable remedies is subject to the discretion of the court before which any proceeding may be brought).

                  (b) Neither the execution and delivery of this Agreement or the Plan of Merger by Parent and/or Merger Subsidiary, nor the consummation by Parent and Merger Subsidiary, of the transactions contemplated hereby or thereby, nor compliance by Parent and Merger Subsidiary with any of the provisions hereof or thereof will (i) conflict with or result in a breach of any provision of Parent's Restated Charter of Incorporation or Bylaws or of Merger Subsidiary's Charter of Incorporation or Bylaws, or (ii) constitute or result in a Default under, or require any Consent (excluding Consents required by Law or Order) pursuant to, or result in the creation of any Lien on any material Asset of Parent or any Parent Subsidiary under, any Contract or Permit of Parent or any Parent Subsidiary, except for such Defaults and Liens which are not, and for such Consents which, if not obtained, are not, reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Parent or Merger Subsidiary, or (iii) subject to receipt of the requisite Consents referred to in
Section 9.1(b) of this Agreement, violate any Law or Order applicable to Parent or any Parent Subsidiary or any of their respective material Assets.

                  (c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and rules of the NYSE, and other than Consents required from the FRB under Sections 3 and 4 of the BHC Act and from the TDFI, and other than Consents, filings, or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Parent, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by Parent and Merger Subsidiary of the Merger and the other transactions contemplated in this Agreement.

         6.3 Capital Stock. The authorized capital stock of Parent consists solely of (i) 300,000,000 shares of Parent Common Stock, of which 85,073,166 shares were issued and outstanding as of June 30, 1998, and (ii) 10,000,000 shares of Parent Preferred Stock, of which 1,109,270 shares of Parent Series E Preferred Stock were issued and outstanding as of June 30, 1998. All of the issued and outstanding shares of Parent Capital Stock are, and all of the shares of Parent Common Stock to be issued in exchange for shares of Subject Company Common Stock upon consummation of the Merger, when issued in exchange for shares of Subject Company Common Stock upon consummation of the Merger and in accordance with the terms of this Agreement, will be, duly and validly authorized, issued and outstanding, and fully paid and nonassessable under the TBCA and Parent's Restated Charter of Incorporation and Bylaws. All shares of Parent Common Stock to be issued upon consummation of the Merger, when issued in accordance with this Agreement, will be, at the time of their delivery, free and clear of all Liens. None of the outstanding shares of Parent Capital Stock has been, and none of the shares of Parent Common Stock to be issued in exchange for shares of Subject Company Common Stock upon consummation of the Merger will be, issued in violation of any preemptive rights of any Person. As of the date hereof and as of the Closing Date, to the Knowledge of Parent, none of the issued and outstanding shares of Parent Capital Stock has been or will have been issued in violation of the Securities Laws or any other applicable securities Laws. To the Knowledge of Parent, there are no facts or circumstances that would preclude the Parent Common Stock to be issued in the Merger from being approved for listing on the NYSE.

         6.4 Parent Subsidiaries. Except as set forth in Section 6.4 of the Parent Disclosure Memorandum, Parent owns all of the issued and outstanding capital stock of Merger Subsidiary, and Parent or one of its wholly-owned Subsidiaries owns all of the issued and outstanding shares of capital stock (or other equity interests) of each of the other Parent Subsidiaries which would qualify as a "Significant Subsidiary" (as such term is defined in Rule 1.02(w) of Regulation S-X promulgated under the Securities Laws) of Parent. No capital stock (or other equity interest) of any Parent Subsidiary which would qualify as a Significant Subsidiary of Parent, is or may become required to be issued (other than to another Parent Subsidiary) by reason of any Rights, and there are no Contracts by which Parent or any of the Parent Subsidiaries which is a Significant Subsidiary of Parent, is bound to issue (other than to Parent or any of the Parent Subsidiaries) additional shares of its capital stock (or other equity interests) or Rights or by which Parent or any of such significant Parent Subsidiaries is or may be bound to transfer any shares

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of the capital stock (or other equity interests) of any of Parent or any of the
Parent Subsidiaries (other than to Parent or any of the Parent Subsidiaries). There are no Contracts relating to the rights of Parent or any Parent Subsidiary which would qualify as a Significant Subsidiary of Parent, to vote or to dispose of any shares of the capital stock (or other equity interests) of any of the Parent Subsidiaries. All of the shares of capital stock (or other equity interests) of each Parent Subsidiary which would qualify as a Significant Subsidiary of Parent and held by Parent or any Parent Subsidiary have been duly and validly authorized and issued and are fully paid and nonassessable (except pursuant to 12 U.S.C. Section 55 in the case of national banks and comparable, applicable state Law, if any, in the case of state depository institutions) under the applicable corporation or similar Law of the jurisdiction in which such Subsidiary is incorporated or organized and are owned by Parent or a Parent Subsidiary free and clear of any Liens. None of the issued and outstanding shares of capital stock of Merger Subsidiary, and none of the issued and outstanding stock of any other Parent Subsidiary which qualifies as a Significant Subsidiary of Parent, has been issued in violation of any preemptive rights of any Person. Each Parent Subsidiary is either a bank, federal savings bank, or a savings association, partnership, limited liability company or a corporation, and each such Parent Subsidiary which qualifies as a Significant Subsidiary of Parent is duly organized, validly existing and (as to corporations) in good standing under the Laws of the jurisdiction in which it is incorporated or organized, and has the corporate power and authority necessary for it to own, lease, and operate its Assets and to carry on its business as now conducted. Each Parent Subsidiary which qualifies as a Significant Subsidiary of Parent is duly qualified or licensed to transact business as a foreign corporation in good standing in each of the States of the United States and in each foreign jurisdiction where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Parent.

         6.5 Financial Statements. Each of the Parent Financial Statements (including, in each case, any related notes) contained in the Parent SEC Documents, including any Parent SEC Document filed after the date of this Agreement until the Effective Time,: (i) complied, or will comply, as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, (ii) was prepared, or will be prepared, in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim statements, as permitted by Regulation S-X promulgated under the Securities Laws), (iii) fairly presented, or will fairly present, in all material respects the consolidated financial position of Parent and the Parent Subsidiaries as at the respective dates and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect.

         6.6 Absence of Undisclosed Liabilities. Neither Parent nor any of the Parent Subsidiaries has any Liabilities that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Parent, except Liabilities which are accrued or reserved against in the consolidated balance sheets of Parent as of December 31, 1997, or which are included in the Parent Financial Statements made available prior to the date of this Agreement, or reflected in the notes and schedules, if any, thereto. Neither Parent nor any of the Parent Subsidiaries has incurred or paid any Liability since June 30, 1998, except for such Liabilities incurred or paid (i) which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Parent or (ii) in connection with the transactions contemplated by this Agreement.

         6.7 Absence of Certain Changes or Events. Since June 30, 1998, except as disclosed in the Parent SEC Documents made available prior to the date of this Agreement, there have been no events, changes, or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Parent.

         6.8 Compliance With Laws. Parent is duly registered as a bank holding company under the BHC Act. Each of Parent and the Parent Subsidiaries has in effect all Permits necessary for it to own, lease, or operate its material Assets and to carry on its business as now conducted, except where the failure to hold such permits would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Parent. Neither

                      FSB, Inc. - Merger Agreement Page 15

Parent nor any of the Parent Subsidiaries:

                  (a) is in violation of any Laws, Orders, or Permits applicable to its business or employees conducting its business, except for such violations which would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Parent; or

                  (b) has received any notification or communication since January 1, 1996 from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that Parent or any Parent Subsidiary is in violation of any of the Laws or Orders which such governmental authority or Regulatory Authority enforces (excluding violations which would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Parent), (ii) threatening to revoke any material Permits, or (iii) requiring Parent or any Parent Subsidiary to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment or memorandum of understanding, or to adopt any Board resolution or similar undertaking, which is still in effect and which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies, its management, or the payment of dividends.

         6.9 Legal Proceedings. There is no Litigation instituted or pending, or, to the Knowledge of Parent, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against Parent or any Parent Subsidiary, or against any Asset, employee benefit plan, interest, or right of any of them, that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Parent, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against Parent or any Parent Subsidiary.

         6.10 Reports. Since January 1, 1995, or the applicable date of organization if later, Parent and each Parent Subsidiary has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with (i) the SEC, including, but not limited to, Forms 10-K, Forms 10-Q, Forms 8-K, and proxy statements, (ii) other Regulatory Authorities, and (iii) any applicable state securities or banking authorities, except untimely filings or failures to file which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Parent. As of its respective date (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws. As of its respective date, no Parent document or report contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. Except for Parent Subsidiaries that are registered as a broker, dealer, or investment advisor, no Parent Subsidiary is required to file any SEC Documents.

         6.11 Statements True and Correct. None of the information supplied or to be supplied by Parent or any Parent Subsidiary expressly for inclusion in the Registration Statement to be filed by Parent with the SEC, will, when the Registration Statement becomes effective, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein not misleading. None of the information supplied or to be supplied by Parent or any Parent Subsidiary expressly for inclusion in the Subject Company Proxy Statement to be mailed to Subject Company's shareholders in connection with the Subject Company Shareholders' Meeting, and any other documents to be filed by Parent or any Parent Subsidiary with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Subject Company Proxy Statement, when first mailed to the shareholders of Subject


                      FSB, Inc. - Merger Agreement Page 16

Company, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Subject Company Proxy Statement or any amendment thereof or supplement thereto, at the time of the Subject Company Shareholders' Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any information supplied or to be supplied by Parent or any Parent Subsidiary which was contained in any earlier communication with respect to the solicitation of any proxy for the Subject Company Shareholders' Meeting. All documents that Parent or any Parent Subsidiary is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

         6.12 Accounting, Tax, and Regulatory Matters. Neither Parent nor any Parent Subsidiary has taken any action or has any Knowledge of any fact or circumstance relating to Parent that is reasonably likely to (i) prevent the transactions contemplated hereby, including the Merger, from qualifying for treatment as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (ii) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 9.1(b) of this Agreement, or (iii) prevent the transactions contemplated hereby, including the Merger, from qualifying for pooling-of-interests accounting treatment.

         6.13 Material Contracts. Except as set forth in Section 6.13 of the Parent Disclosure Memorandum, neither Parent, the Parent Subsidiaries, nor any of their respective Assets, businesses or operations is a party to, or is bound or affected by, or receives benefits under, any Contract or amendment thereto that falls within the definition of a "Material Contract" contained in Item 601 of Regulation S-K promulgated under the Securities Laws (the "Parent Material Contracts") that has not been filed as an exhibit to a Parent SEC Document filed by Parent prior to the date of this Agreement. With respect to each Parent Material Contract: (i) the Contract is in full force and effect; (ii) neither Parent nor any Parent Subsidiary is in Default thereunder, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Parent; (iii) neither Parent nor any Parent Subsidiary has repudiated or waived any material provision of any such Contract; and (iv) no other party to any such Contract is, to the Knowledge of Parent, in Default in any material respect or has repudiated or waived any material provisions thereunder.


                                    ARTICLE 7
                    CONDUCT OF BUSINESS PENDING CONSUMMATION

         7.1 Affirmative Covenants of Subject Company. Unless the prior written consent of Parent shall have been obtained, and except as otherwise expressly contemplated herein or expressly provided for in the Subject Company Disclosure Memorandum, from the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, Subject Company shall and shall cause each of the Subject Company Subsidiaries to (i) operate its business only in the usual, regular, and ordinary course, (ii) use reasonable efforts to preserve intact its business organization and Assets and maintain its rights and franchises, and (iii) take no action which would (a) materially adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby or prevent the transactions contemplated hereby, including the Merger, from qualifying for pooling-of-interests accounting treatment or as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (b) materially adversely affect the ability of any Party to perform its covenants and agreements under this Agreement.

         7.2 Negative Covenants of Subject Company. Except as specifically permitted by this Agreement or as and to the extent expressly disclosed or provided for in the Subject Company Disclosure Memorandum, from the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, Subject Company covenants and agrees that it will not do or agree or commit to do, or permit any of the Subject Company Subsidiaries to do or agree or commit to do, any of the following without the prior written consent of the chief executive officer, president, or chief financial officer of Parent, which consent shall not be unreasonably withheld:

                  (a) amend the Articles of Incorporation, Bylaws, or other governing instruments of Subject Company or any Subject Company Subsidiary; or

                  (b) incur any additional debt obligation for borrowed money (other than indebtedness of Subject Company or the Subject Company Subsidiaries to each other) in excess of an aggregate of $50,000 (for Subject Company and the Subject Company Subsidiaries on a consolidated basis) except in the ordinary course of the


                      FSB, Inc. - Merger Agreement Page 17
business of the Subject Company Subsidiaries consistent with past practices (which shall include, for the Subject Company Subsidiaries that are depository institutions, creation of deposit liabilities, purchases of federal funds, advances from the Federal Reserve Bank or Federal Home Loan Bank, and entry into repurchase agreements fully secured by U.S. government or agency securities), or impose, or suffer the imposition, on any material Asset of Subject Company or any of the Subject Company Subsidiaries of any Lien or permit any such Lien to exist (other than in connection with deposits, repurchase agreements, bankers acceptances, "treasury tax and loan" accounts established in the ordinary course of business and the satisfaction of legal requirements in the exercise of trust powers and Liens in effect as of the date hereof that are disclosed in the Subject Company Disclosure Memorandum); or

                  (c) repurchase, redeem, or otherwise acquire or exchange (other than exchanges in the ordinary course under employee benefit plans), directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of Subject Company or any of the Subject Company Subsidiaries, or declare or pay any dividend or make any other distribution in respect of Subject Company's capital stock, provided that Subject Company may (to the extent legally and contractually permitted to do so), but shall not be obligated to, declare and pay regular cash dividends on the shares of Subject Company Common Stock in an amount not in excess of $0.45 per share per quarter during 1998, and $0.45 per share per quarter during 1999; provided, that, notwithstanding the provisions of Section 1.3, the Parties shall cooperate in selecting the Effective Time to ensure that, with respect to the period in which the Effective Time occurs, the holders of Subject Company Common Stock do not become entitled to receive both a dividend in respect of their Subject Company Common Stock and a dividend in respect of Parent Common Stock or fail to be entitled to receive any dividend; or

                  (d) except for this Agreement, issue, sell, pledge, encumber, authorize the issuance of, enter into any Contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of common stock or any other capital stock of Subject Company or any Subject Company Subsidiary, or any stock appreciation rights, or any option, warrant, conversion, or other Right to acquire any such stock, or any security convertible into any such stock; or

                  (e) adjust, split, combine or reclassify any capital stock of Subject Company or any of the Subject Company Subsidiaries or issue or authorize the issuance of any other securities in respect of or in substitution for shares of Subject Company Common Stock, or sell, lease, mortgage or otherwise dispose of or otherwise encumber any shares of capital stock of any Subject Company Subsidiary (unless any such shares of stock are sold or otherwise transferred to another Subject Company Subsidiary) or any Asset having a book value in excess of $50,000 other than in the ordinary course of business for reasonable and adequate consideration; or

                  (f) except for purchases of investment securities acquired in the ordinary course of business consistent with past practice, purchase any securities or make any material investment, either by purchase of stock or securities, contributions to capital, Asset transfers, or purchase of any Assets, in any Person other than a wholly-owned Subsidiary of Subject Company, or otherwise acquire direct or indirect control over any Person, other than in connection with (i) foreclosures in the ordinary course of business, (ii) acquisitions of control by a depository institution Subsidiary in its fiduciary capacity, or (iii) the creation of new wholly-owned Subsidiaries organized to conduct or continue activities otherwise permitted by this Agreement; or

                  (g) except as set forth in Section 7.2(g) of the Subject Company Disclosure Memorandum, grant any increase of more than 5% in annual compensation or benefits to any employees or officers of Subject Company or the Subject Company Subsidiaries whose total compensation after such increase would exceed $25,000 per year, except in the ordinary course of business consistent with past practice or as required by Law; pay any severance or termination pay or any bonus other than pursuant to written policies or written Contracts in effect on the date of this Agreement; enter into or amend any severance agreements with officers of Subject Company or the Subject Company Subsidiaries; grant any material increase in fees or other increases in compensation or other benefits to directors of Subject Company or the Subject Company Subsidiaries; or voluntarily accelerate the vesting of any stock options or other stock-based compensation or employee benefits (other than the acceleration of vesting which occurs

                      FSB, Inc. - Merger Agreement Page 18
under a benefit plan upon a change of control of Subject Company); or

                  (h) enter into or amend any employment Contract between Subject Company or any Subject Company Subsidiary and any Person (unless such amendment is required by Law) that Subject Company does not have the unconditional right to terminate without Liability (other than Liability for services already rendered), at any time on or after the Effective Time; or

                  (i) adopt any new employee benefit plan of Subject Company or the Subject Company Subsidiaries or terminate or withdraw from, or make any material change in or to, any existing employee benefit plans of Subject Company or any of the Subject Company Subsidiaries, other than any such change that is required by Law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan, nor shall Subject Company or any Subject Company Subsidiary make any distributions from such employee benefit plans, except as required by Law, by the terms of such plans, or in a manner consistent with past practices with respect to the applicable plan; or

                  (j) make any material change in any Tax or accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in Tax Laws or regulatory accounting requirements or GAAP; or

                  (k) commence any Litigation other than in accordance with past practice, settle any Litigation involving any Liability of Subject Company or any Subject Company Subsidiary for material money damages or restrictions upon the operations of Subject Company or any Subject Company Subsidiary; or

                  (l) except as set forth in Section 7.2(g) of the Subject Company Disclosure Memorandum, other than in the ordinary course consistent with past practice, enter into, modify, amend, or terminate any material Contract (excluding any loan Contract) or waive, release, compromise, or assign any material rights or claims.

         7.3 Covenants of Parent. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, Parent covenants and agrees that it shall (i) continue to conduct its business and the business of the Parent Subsidiaries in a manner designed in its reasonable judgment to enhance the long-term value of the Parent Common Stock and the business prospects of Parent and the Parent Subsidiaries, and (ii) take no action which would (a) materially adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby or prevent the transactions contemplated hereby, including the Merger, from qualifying for pooling-of-interests accounting treatment or as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (b) materially adversely affect the ability of any Party to perform its covenants and agreements under this Agreement.

         7.4 Adverse Changes in Condition. Each Party agrees to give written notice promptly to the other Party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries which (i) is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on it or (ii) would cause or constitute a material breach of any of its representations, warranties, or covenants contained herein or which would prevent the satisfaction of the conditions precedent set forth in Article 9 of this Agreement, and to use its reasonable efforts to prevent or promptly to remedy the same.

         7.5 Reports. Each Party and its Subsidiaries shall file all reports required to be filed by it with Regulatory Authorities between the date of this Agreement and the Effective Time and, to the extent permitted by Law, shall deliver to the other Party copies of all such reports promptly after the same are filed.



                      FSB, Inc. - Merger Agreement Page 19

                                    ARTICLE 8
                              ADDITIONAL AGREEMENTS

         8.1 Registration Statement; Proxy Statement; Shareholder Approval. (a) As soon as reasonably practicable after the execution of this Agreement, each of Parent and Subject Company shall cooperate in the preparation and filing of, and Parent will file, the Registration Statement, with the SEC. The Subject Company Proxy Statement shall form a part of such Registration Statement. Each of the Parties will, as promptly as practicable after the date hereof, furnish all such data and information relating to it and its Subsidiaries as any of the other Parties may reasonably request for the purpose of including such data and information in the Registration Statement and the Subject Company Proxy Statement. Parent shall use its reasonable efforts to cause the Registration Statement to become effective under the 1933 Act as soon as reasonably practicable, and Parent shall take any action required to be taken under the applicable state Blue Sky or securities Laws in connection with the issuance of the shares of Parent Common Stock upon consummation of the Merger. Subject Company shall furnish all information concerning it and the holders of its capital stock as Parent may reasonably request in connection with such action. Parent shall use all reasonable efforts to cause the Registration Statement to become effective under the 1933 Act as soon as reasonably practicable, and shall take any action required to be taken under any applicable federal or state securities Laws in connection with the issuance of shares of Parent Common Stock in the Merger. Parent shall use its commercially reasonable best efforts to cause the Registration Statement to remain effective through the Effective Time. No amendment or supplement to the Registration Statement shall be made by Parent without the approval of Subject Company. Parent and Subject Company each will advise the other, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order suspending the effectiveness of the Registration Statement, the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, any request by the staff of the SEC for amendment of the Registration Statement or the Subject Company Proxy Statement, the receipt from the staff of the SEC of comments thereon or any request by the staff of the SEC for additional information with respect thereto. All documents that Parent is responsible for filing with the SEC in connection with the transactions contemplated hereby shall at the time of filing comply as to form in all material respects with the applicable requirements of the 1933 Act and the 1934 Act. Subject Company shall call the Subject Company Shareholders' Meeting for the purpose of voting upon approval of this Agreement and the Plan of Merger and such other related matters as it deems appropriate. Subject Company shall call the Subject Company Shareholders' Meeting as soon as practicable after the Registration Statement is declared effective by the SEC. In connection with the Subject Company Shareholders' Meeting, (i) at least a majority of the Board of Directors of Subject Company shall recommend (subject to compliance with its fiduciary duties as advised by counsel) to its shareholders the approval of the Merger, (ii) at least a majority of the Board of Directors (subject to compliance with its fiduciary duties as advised by counsel) and officers of Subject Company shall use their reasonable efforts to obtain shareholder approval of the Merger, and (iii) at least a majority of the Board of Directors shall vote all of the shares of Subject Company Common Stock over which such Directors have voting control, by ownership or otherwise, in favor of the Merger at the meeting of shareholders of Subject Company to be called for the purpose of approving the Merger (the "Meeting"). Subject Company further agrees that it shall use its good faith best efforts to cause Subject Company's Board of Directors to unanimously undertake the actions enumerated in clauses (i), (ii), and (iii) of the preceding sentence.

         (b) As to the obligations undertaken in the foregoing clauses (i),
(ii), and (iii) of Section 8.1(a) Subject Company and Parent understand and agree that a majority, or more, of the members of the Subject Company Board of Directors shall not be obligated to recommend the approval of the Merger, use reasonable efforts to obtain shareholder approval of the Merger, or personally vote in favor of the Merger if both of the following conditions are satisfied on the Determination Date:

                  a. the Average Closing Price is less than the product of
(i) 0.80 and (ii) the Starting Price; and

                  b. the Average Closing Price divided by the Starting Price (the "UPC Ratio") is less

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



than the Index Price on the Determination Date divided by the Index Price on the Starting Date minus 0.15 (the "Index Ratio").

         For purposes of this Section 8.1(b), the following terms shall have the meanings indicated:

         "Average Closing Price" shall mean the average of the daily last sales prices of UPC Common Stock as reported on the NYSE (as reported by the Wall Street Journal or, if not reported thereby, another authoritative source as chosen by UPC) for the 20 consecutive full trading days in which such shares are traded on the NYSE ending at the close of trading on the Determination Date.

         "Determination Date" shall mean the last full trading day on the NYSE immediately preceding the date that the Registration Statement becomes effective with the SEC.

         "Index Group" shall mean the 15 bank holding companies listed below, the common stocks of all of which shall be publicly traded, and as to which there shall not have been, since the Starting Date and before the Determination Date, any public announcement of a proposal for such company to be acquired or for such company to acquire another company or companies in transactions with a value exceeding 25% of the acquiror's market capitalization as of the Starting Date. In the event that any such company or companies are removed from the Index Group as a result of any of the events described in the preceding sentence, the weights (which shall be determined based upon the number of outstanding shares of common stock) shall be redistributed proportionately for purposes of determining the Index Price. The 14 bank holding companies and the weights attributed to them are as follows

            Bank Holding Companies                      Weighting

 AmSouth Bancorporation                                     6.89%
 BB&T Corporation                                           8.03
 Compass Bancshares                                         3.99
 Crestar Financial Corporation                              6.38
 First Virginia Banks, Inc.                                 2.95
 First Security Corporation                                10.12
 First Tennessee National Corporation                       7.27
 Hibernia Corporation                                       8.67
 Huntington Bancshares, Inc.                               10.94
 Marshall & Ilsley Corporation                              6.02
 Mercantile Bancorporation, Inc.                            7.58
 National Commerce Bancorp                                  2.80
 Old Kent Financial Corporation                             5.17
 SouthTrust Corporation                                     9.13
 Trustmark Corporation                                      4.18
                                                         -------
         Total                                            100.00%
                                                         =======

         "Index Price" on a given date shall mean the weighted average (weighted in accordance with the factors listed above) of the closing prices of the companies composing the Index Group.

         "Starting Date" shall mean the last full trading day on the NYSE immediately preceeding the date of this Agreement.

         "Starting Price" shall mean the closing price per share of UPC Common Stock as reported on the NYSE (as reported by The Wall Street Journal or, if not reported thereby, another authoritative source as chosen by UPC) on the Starting Date.


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



         If Parent or any company belonging to the Index Group declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares, or similar transaction between the date of this Agreement and the Determination Date, the prices for the common stock of such company or UPC shall be appropriately adjusted for the purposes of applying this
Section 8.1(b)

         8.2 Exchange Listing. Parent shall use its reasonable efforts to list, prior to the Effective Time, on the NYSE, subject to official notice of issuance, the shares of Parent Common Stock to be issued to the holders of Subject Company Common Stock pursuant to the Merger, and Parent shall give all notices and make all filings with the NYSE required in connection with the transactions contemplated herein.

         8.3 Applications. As soon as reasonably practicable after the date hereof, Parent or UPB, as appropriate, shall prepare and file, and Subject Company and Bank shall cooperate in the preparation and, where appropriate, filing of, applications with all Regulatory Authorities having jurisdiction over the transactions contemplated by this Agreement seeking the requisite Consents necessary to consummate the transactions contemplated by this Agreement. Parent or UPB shall provide Subject Company and Bank and its counsel with copies of such applications prior to filing. Each of the Parties shall deliver to each of the other Parties copies of all filings, correspondence and orders sent by such Party to and copies of all filings, correspondence and orders received by such Party from all Regulatory Authorities in connection with the transactions contemplated hereby as soon as practicable upon their becoming available.

         8.4 Filings With State Offices. Upon the terms and subject to the conditions of this Agreement, Parent, Merger Subsidiary and Subject Company each agree to execute and file Articles of Merger with the Secretary of State of the State of Tennessee in connection with the Closing.

         8.5 Agreement as to Efforts to Consummate. Subject to the terms and conditions of this Agreement, each Party agrees to use, and to cause its Subsidiaries to use, its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws to consummate and make effective, as soon as practicable after the date of this Agreement, the transactions contemplated by this Agreement, including using its reasonable efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated herein and to cause to be satisfied the conditions referred to in
Article 9 of this Agreement. Each Party shall use, and shall cause each of its Subsidiaries to use, its reasonable efforts to obtain all Consents necessary or desirable for the consummation of the transactions contemplated by this Agreement.

         8.6 Investigation and Confidentiality. (a) Prior to the Effective Time, each Party shall keep the other Parties advised of all material developments relevant to its business and to consummation of the Merger and shall permit the other Parties to make or cause to be made such investigation of the business and properties of it and its Subsidiaries and of their respective financial and legal conditions as any other Party reasonably requests, provided that such investigation shall be reasonably related to the transactions contemplated hereby and shall not interfere unnecessarily with normal operations. No Party shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of such Party's customers, jeopardize any attorney-client privilege or contravene any Law, rule, regulation, Order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The Parties will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply. No investigation by a Party shall affect the representations and warranties of any other Party.

                  (b) Each Party will hold, and will cause its respective Affiliates and their respective officers, directors, employees, agents, consultants, and other representatives to hold, in strict confidence, unless compelled to disclose by judicial or administrative process (including without limitation in connection with obtaining the necessary Consents of Regulatory Authorities) or by other requirements of Law, all confidential documents and confidential or proprietary information concerning the other Parties gathered from the other Parties, or their respective officers, directors, employees, agents, consultants or Representatives, pursuant to this Agreement, except

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



to the extent that such documents or information can be shown to have been (i) previously lawfully known by the Party receiving such documents or information,
(ii) in the public domain through no fault of such receiving Party, or (iii) later acquired by the receiving party from other sources not themselves bound by, and in breach of, a confidentiality agreement. Except as provided in Sections 8.1, 8.2 and 8.3 hereof, no Party will disclose or otherwise provide any confidential or proprietary documents or information of another Party to any other Person, except to the Party's auditors, Representatives and other consultants and advisors who need such documents or information in connection with this Agreement and the transactions contemplated hereby, and the Parties agree to cause each of the foregoing to be subject to and bound by the confidentiality provisions hereof.

         8.7 Press Releases. Prior to the Effective Time, Subject Company and Parent shall consult with each other as to the form and substance of any press release or other public disclosure materially related to this Agreement or any other transaction contemplated hereby; provided, that nothing in this Section
8.7 shall be deemed to prohibit any Party from making any disclosure which its counsel reasonably deems necessary or advisable in order to satisfy such Party's disclosure obligations imposed by Law. Parent and Subject Company agree to use their reasonable best efforts to issue a press release announcing the execution and delivery of this Agreement within two (2) days after the date of this Agreement.

         8.8 Certain Actions. (a) Except with respect to this Agreement and the transactions contemplated hereby, after the date of this Agreement, neither Subject Company, the Subject Company Subsidiaries nor any Representatives thereof retained by Subject Company or the Subject Company Subsidiaries shall directly or indirectly solicit any Acquisition Proposal by any Person. Except to the extent necessary to comply with the fiduciary duties of Subject Company's Board of Directors as advised by counsel, Subject Company, the Subject Company Subsidiaries, or Representatives thereof shall not furnish any non-public information that it is not legally obligated to furnish, negotiate with respect to, or enter into any Contract with respect to, any Acquisition Proposal, but Subject Company may communicate information about such an Acquisition Proposal to its shareholders if and to the extent that it is required to do so in order to comply with its legal obligations as advised by counsel. Subject Company shall promptly notify Parent orally and in writing in the event that it receives any Acquisition Proposal or inquiry related thereto. Subject Company shall (i) immediately cease and cause to be terminated any existing activities, discussions, or negotiations with any Persons conducted heretofore with respect to any of the foregoing, and (ii) direct and use its reasonable efforts to cause all of its Representatives not to engage in any of the foregoing.

                  (b) As a condition of and as an inducement to Parent's entering into this Agreement, Subject Company covenants, acknowledges, and agrees that it shall be a specific, absolute, and unconditionally binding condition precedent to Subject Company's entering into a letter of intent, agreement in principle, or definitive agreement (whether or not considered binding, non-binding, conditional or unconditional) with any third party with respect to an Acquisition Proposal, or supporting or indicating an intent to support an Acquisition Proposal, other than this Agreement and the transactions contemplated in this Agreement, regardless of whether Subject Company has otherwise complied with the provisions of Section 8.8(a) hereof, that Subject Company or such third party which is a party of the Acquisition Proposal shall have paid Parent, as liquidated damages, the sum of Two Million, Four Hundred Thousand Dollars ($2,400,000), which sum represents the (i) direct costs and expenses (including, but not limited to, fees and expenses incurred by Parent's financial or other consultants, printing costs, investment bankers, accountants, and counsel) incurred by or on behalf of Parent in negotiating and undertaking to carry out the transactions contemplated by this Agreement; and (ii) indirect costs and expenses of Parent in connection with the transactions contemplated by this Agreement, including Parent's management time devoted to negotiation and preparation for the transactions contemplated by this Agreement; and (iii) Parent's loss as a result of the transactions contemplated by this Agreement not being consummated. Accordingly, Subject Company hereby stipulates and covenants that prior to Subject Company's entering into a letter of intent, agreement in principle, or definitive agreement, (whether binding or non-binding, conditional or unconditional) with any third party with respect to an Acquisition Proposal or supporting or indicating an intent to support an Acquisition Proposal, either Subject Company or such third party shall have paid to Parent the amount set forth above in immediately available funds to satisfy the specific, absolute, and unconditionally binding condition precedent imposed by this Section 8.8. Notwithstanding anything to the contrary in this Section 8.8(b), in the event such Acquisition Proposal should be

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the result of a hostile takeover of Subject Company, any sums due Parent hereunder shall be paid only at the closing of the transactions set forth in such Acquisition Proposal. Parent acknowledges that under no circumstances shall any officer or director of Subject Company) (unless such officer or director shall have an interest in a potential acquiring party in any Acquisition Proposal) be held personally liable to Parent for any amount of the foregoing payment. On payment of such amount to Parent, Parent shall have no cause of action or claim (either in law or equity) whatsoever against Subject Company, or any officer of director of Subject Company, with respect to or in connection with such Acquisition Proposal or this Agreement.

                  (c) The requirements, conditions, and obligations imposed by
Section 8.8(b) shall continue in full force and effect from the date of this Agreement until the earlier of (i) the Effective Time; (ii) September 30, 1999; or (iii) the date on which this Agreement shall have been terminated (A) mutually by the Parties pursuant to Section 10.1(a) of this Agreement; (B) by Subject Company pursuant to Section 10.1(b) or 10.1(c) of this Agreement; (C) by Subject Company pursuant to Section 10.1(e) or Section 10.1(f), unless the failure to consummate the transactions contemplated by this Agreement by June 1, 1999 results from or is related to pending or threatened Litigation arising out of or in connection with the Merger or an Acquisition Proposal related to Subject Company or any Subject Company Subsidiary, in which case the date shall be extended to that date which is thirty (30) days after the final termination of such Litigation or threatened Litigation; or (D) by either Party pursuant to
Section 10.1(d)(i) of this Agreement.

         8.9 Accounting and Tax Treatment. Each of the Parties undertakes and agrees to use its reasonable efforts to cause the Merger, and to take no action which would cause the Merger not, to qualify for pooling-of-interests accounting treatment and treatment as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code for federal income tax purposes.

         8.10 Agreement of Affiliates. Subject Company has disclosed in Section
8.10 of the Subject Company Disclosure Memorandum each Person whom it reasonably believes may be deemed to be an "affiliate" of Subject Company as of the date of this Agreement for purposes of Rule 145 under the 1933 Act. Subject Company shall use its reasonable efforts to cause each such Person to deliver to Parent, not later than 40 days prior to the Effective Time, a written agreement, substantially in the form of Exhibit 2, providing that such Person: (i) will not sell, transfer, or otherwise dispose of the shares of Subject Company Common Stock held by such Person, except as contemplated by such agreement or by this Agreement, and (ii) will not sell, transfer, or otherwise dispose of the shares of Parent Common Stock to be received by such Person upon consummation of the Merger except in compliance with applicable provisions of the 1933 Act and the rules and regulations thereunder and until such time as financial results covering at least 30 days of combined operations of Parent and Subject Company have been published within the meaning of Section 201.01 of the SEC's Codification of Financial Reporting Policies. If the Merger will qualify for pooling-of-interests accounting treatment, shares of Parent Common Stock issued to such affiliates of Subject Company in exchange for shares of Subject Company Common Stock shall not be transferable until such time as financial results covering at least 30 days of combined operations of Parent and Subject Company have been published within the meaning of Section 201.01 of the SEC's Codification of Financial Reporting Policies, regardless of whether each such affiliate has provided the written agreement referred to in this Section 8.10 (and Parent shall be entitled to place restrictive legends upon certificates for shares of Parent Common Stock issued to affiliates of Subject Company pursuant to this Agreement to enforce the provisions of this Section 8.10). Parent shall not be required to maintain the effectiveness of the Registration Statement under the 1933 Act for the purposes of resale of Parent Common Stock by such affiliates.

         8.11 Employee Benefits and Contracts. Following the Effective Time, Parent shall provide to officers and employees of the Subject Company and any Subject Company Subsidiary, employee benefits under employee benefit and welfare plans of Parent or the Parent Subsidiaries on terms and conditions which when taken as a whole are substantially similar to those currently provided by Parent or a Parent Subsidiary to their similarly situated officers and employees. For purposes of participation, vesting, and benefit accrual under such employee benefit plans, the service of the employees of the Subject Company and any Subject Company Subsidiary prior to the Effective Time shall be treated as service with Parent or a Parent Subsidiary participating in such employee benefit

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plans. At and after the Effective Time, all contributions under Subject
Company's Employee Stock Ownership Plan ("ESOP") and 401(k) Plan ("Plan") as in effect on the date of the Agreement shall cease and employees of Subject Company and the Subject Company Subsidiaries who continue their employment with Parent or Parent's Subsidiaries after the Effective Time shall be entitled to participate in Parent's 401(k) Plan to the same extent as other employees of Parent as of immediately after the Effective Time. Subject Company, in coordination with Parent's Human Resources Department, shall take such steps as necessary to terminate its 401(k) Plan as of or immediately prior to the Effective Time of the Merger. Upon the Effective Time of the Merger, all participants in Subject Company's ESOP Plan and 401(k) Plan shall become fully vested, and all benefit distributions will be made in accordance with Subject Company's ESOP Plan and 401(k) Plan provisions. Any such benefit distributions will include the option to roll distributions into the UPC 401(k) Plan. Prior to the Effective Time, Subject Company shall fully reserve for all anticipated costs and expenses related to its Plan and termination thereof. Subject Company, in coordination with Parent's Human Resources Department, shall obtain such regulatory determinations regarding the termination of Subject Company's Plan, as may be appropriate to ensure the qualified status of such plans and related trusts under the Code. Additionally, after the Effective Time, the continuing employees of Subject Company and any Subject Company Subsidiary shall be immediately eligible to receive group hospitalization, medical, life, disability, and other employee welfare benefits no less than those provided to other employees of Parent or Parent Subsidiaries holding comparable positions. Notwithstanding anything to the contrary above, beginning with the first calendar day of the first calendar year following the Effective Time, Subject Company employees shall become subject to Parent's policies and procedures relative to accrued vacation, sick leave and other paid time-off benefits. For the remainder of the calendar year in which the Effective Time of the Merger occurs, however, all existing Subject Company vacation, sick leave and other paid time-off benefits will remain in force and effect as to the then former Subject Company employees and shall be administered in accordance with the terms of such plans and consistent with past practices. On January 1st next following the Effective Time of the Merger, the Subject Company vacation, sick leave and other paid time-off benefit plans and arrangements shall terminate. In their place Parent's vacation, sick leave and other paid time-off benefit plans, arrangements and policies shall become effective and applicable to the then former Subject Company employees who are still employed by Parent or any of its Subsidiaries. The applicable then former Subject Company employees shall not be allowed to carryover or carry forward any accrued vacation, sick leave or other paid time-off benefits under the former Subject Company plans and neither Subject Company, any Subject Company Subsidiary, Parent nor any Parent Subsidiary shall pay for any of the accrued vacation, sick leave other paid time-off days or benefits under the Subject Company plans unless payment for lost accrued days or benefits is specifically provided for in the respective plans as they exist on the date hereof. The agreement of Parent to provide Subject Company employees with credit for prior service is based on the representation by Subject Company that its vacation, sick leave and other paid time-off benefit plans do not provide for payment of unused days or benefits upon termination of the plans or should the employee's employment with Subject Company or any Subject Company Subsidiary be terminated for any reason.

         8.12 Filing of Reports by Parent. During the six-month period following the Effective Time, Parent shall use its commercially reasonable best efforts to timely file all SEC Documents required to be filed by it and will issue press releases concerning earnings in accordance with its established practice. Parent agrees, for a period of three years after the Effective Time of the Merger, to file on a timely basis all reports required to be filed by it pursuant to
Section 13 of the Securities Exchange Act of 1934, as amended, so that the public information provisions of Rule 145(d) promulgated by the SEC as the same are presently in effect will be available to the shareholders of Subject Company in the event such shareholders desire to transfer any shares of Parent issued pursuant to the Merger.

         8.13 Employment Agreement. Parent and Merger Subsidiary agree to cause UPB to enter into employment agreements, no later than the Closing Date, with Theodore B. Sloan and Jerry L. DuPriest, respectively, which agreements shall be substantially in the form of Exhibit 4 attached hereto.

         8.14 Director Retention and Advisory Service. The directors of Subject Company in office immediately prior to the Effective Time shall serve as the Directors of the Bank, from and after the Effective Time, in accordance

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with the terms of certain Director Retention and Advisory Service Agreements between Subject Company and its directors.

                                    ARTICLE 9
                CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

         9.1 Conditions to Obligations of Each Party. The respective obligations of each Party to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to Section 11.6 of this Agreement:

                  (a) Shareholder Approval. The shareholders of Subject Company shall have approved this Agreement and the consummation of the transactions contemplated hereby and thereby, including the Merger, by the vote, as and to the extent required by Law, or by the provisions of any governing instruments (without regard to any shares which are voted pursuant to irrevocable proxies, the validity of which has been contested by the underlying owner, unless the underlying owner has given written instructions with respect to the voting of such shares in connection with this Agreement).

                  (b) Regulatory Approvals. All Consents of, filings, and registrations with, and notifications to, all Regulatory Authorities required for consummation of the Merger shall have been obtained or made and shall be in full force and effect, and all waiting periods required by Law shall have expired. If, in Parent's discretion, Parent determines that Bank shall be merged with and into UPNB (the "Bank Merger") simultaneously with the consummation of the Merger, then all Consents, filings, and registrations with, and notifications to, all Regulatory Authorities required for such Bank Merger shall also have been obtained or made and shall also be in full force and effect, and all waiting periods required by Law shall have expired. No Consent obtained from any Regulatory Authority which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in any manner reasonably deemed to be material by Parent.

                  (c) Legal Proceedings. No court or governmental or regulatory authority of competent jurisdiction shall have enacted, issued, promulgated, enforced, or entered by Law or Order (whether temporary, preliminary, or permanent) or taken any other action which prohibits, restricts in any manner reasonably deemed to be material by a party, or makes illegal consummation of the transactions contemplated by this Agreement.

                  (d) Registration Statement. The Registration Statement shall be effective under the 1933 Act, no stop orders suspending the effectiveness of the Registration Statement shall have been issued, no action, suit, proceeding, or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing, and all necessary approvals under state securities Laws or the 1933 Act or 1934 Act relating to the issuance or trading of the shares of Parent Common Stock issuable pursuant to the Merger shall have been received.

                  (e) Exchange Listing. The shares of Parent Common Stock issuable pursuant to the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

                  (f) Tax Matters. Parent shall have received a written opinion of counsel from Wyatt, Tarrant & Combs, and Subject Company shall have received a written opinion of counsel from Gerrish & McCreary, P.C., in form and substance reasonably satisfactory to Parent and Subject Company, respectively, dated as of the Closing Date, in each case substantially to the effect that (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, (ii) Parent, Merger Subsidiary and Subject Company will each be "a party to a reorganization" within the meaning of Section 368(b) of the Internal Revenue Code; (iii) no gain or loss will be recognized by the shareholders of Subject Company who exchange all of their Subject Company Common Stock solely for Parent Common Stock pursuant to the Merger (except with respect to cash received in lieu of a fractional share interest in Parent Common Stock),
(iv) the tax basis of the Parent Common Stock received by shareholders of Subject Company who exchange Subject Company Common Stock solely for Parent Common Stock in the Merger will be the same as the tax basis of the Subject Company Common Stock surrendered in

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



exchange therefor (reduced by any amount allocable to a fractional share interest for which cash is received) (v) the holding period of the Parent Common Stock received by shareholders of Subject Company in the Merger will include the period during which the shares of Subject Company Common Stock surrendered in exchange therefor were held, provided such Subject Company Common Stock was held as a capital asset by the holder of such Subject Company Common Stock at the Effective Time, and (vi) neither Subject Company nor Parent will recognize gain or loss as a consequence of the Merger. In rendering such Tax Opinion, such counsel shall require and be entitled to rely upon representations and covenants of officers of Parent, Subject Company, shareholders of Subject Company and others reasonably satisfactory in form and substance to such counsel.

         9.2 Conditions to Obligations of Parent. The obligations of Parent to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Parent pursuant to Section 11.6(a) of this Agreement:

                  (a) Representations and Warranties. For purposes of this
Section 9.2(a), the accuracy of the representations and warranties of Subject Company set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made immediately prior to the Effective Time (provided that representations and warranties which are confined to a specific date shall speak only as of such date). The representations and warranties of Subject Company set forth in Sections 5.1, 5.2, 5.3, 5.19 and 5.20 of this Agreement shall each be true and correct in all material respects. There shall not exist inaccuracies in the representations and warranties of Subject Company set forth in this Agreement (including the representations and warranties set forth in Sections 5.1, 5.2, 5.3, 5.19 and 5.20) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Material Adverse Effect on Subject Company, provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to "material" or "Material Adverse Effect" or "Knowledge" shall be deemed not to include such qualifications.

                  (b) Performance of Agreements and Covenants. Each and all of the agreements and covenants of Subject Company to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

                  (c) Certificates. Subject Company shall have delivered to Parent (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its secretary/treasurer, to the effect that the conditions of its obligations set forth in Sections 9.2(a) and 9.2(b) of this Agreement have been satisfied, and (ii) certified copies of resolutions duly adopted by Subject Company's Board of Directors and shareholders evidencing the taking of all corporate action necessary to authorize the execution, delivery, and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as Parent shall request.

                  (d) Pooling Letter. Parent shall have received a letter, dated as of the date of filing of the Registration Statement with the SEC and as of the Closing Date, addressed to it and in a form reasonably acceptable to it, from Price Waterhouse LLP to the effect that the Merger will qualify for pooling-of-interests accounting treatment; provided, however, this shall not be a condition precedent to Parent's obligation to perform this Agreement and consummate the Merger and the other transactions contemplated hereby if Parent takes actions which prevent the transactions contemplated by the Agreement, including the Merger, from qualifying for such accounting treatment..

                  (e) Consents and Approvals. Subject Company shall have obtained any and all Consents required to be obtained by it for consummation of the Merger, or if applicable, the Bank Merger (other than those set forth in Section 9.1(b) of this Agreement) or for the preventing of any Default under any Contract or Permit of such Party which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Subject Company or Parent.

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                  (f) Legal Opinion. Subject Company shall have delivered to
Parent an opinion of counsel, dated as of the Closing Date, addressed to and in form and substance reasonably satisfactory to Parent, to the effect that:

                            (i)  Subject Company is a corporation duly
organized, validly existing, and in good standing under the laws of the State of Tennessee.

                           (ii)  This Agreement, including the Plan of Merger
attached hereto as Exhibit 1, has been duly and validly authorized, executed and delivered on behalf of Subject Company, and (assuming this Agreement is a binding obligation of Parent and Merger Subsidiary) constitute a valid and binding obligation of Subject Company, enforceable in accordance with its terms, subject as to enforceability to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and subject to the application of equitable principles and judicial discretion;

                           (iii)  The execution, delivery and performance of
this Agreement and the Plan of Merger, and the consummation of the transactions contemplated herein and therein, including the Merger, have been duly and validly authorized by all necessary corporate and shareholder action in respect thereof on the part of Subject Company.

                  (g) Non-Compete Agreements. A majority of the directors of Subject Company and the Bank, and the president and chief executive officer of Bank, shall have entered into a Non-Compete Agreement with Parent, Merger Subsidiary and Union Planters Bank, National Association substantially in the form of Exhibit 3 attached hereto. Subject Company further agrees that it shall use its good faith best efforts to cause each of Subject Company's and Bank's directors to enter into such Non-Compete Agreements.

         9.3 Conditions to Obligations of Subject Company. The obligations of Subject Company to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Subject Company pursuant to Section 11.6(b) of this Agreement.

                  (a) Representations and Warranties. For purposes of this
Section 9.3(a), the accuracy of the representations and warranties of Parent set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made immediately prior to the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties of Parent set forth in Sections 6.1, 6.2, 6.3 and 6.12 of this Agreement shall each be true and correct in all material respects. There shall not exist inaccuracies in the representations and warranties of Parent set forth in this Agreement (including the representations and warranties set forth in Sections 6.1, 6.2, 6.3 and 6.12 such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Material Adverse Effect on Parent; provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to "material" or "Material Adverse Effect" or "Knowledge" shall be deemed not to include such qualifications.

                  (b) Performance of Agreements and Covenants. Each and all of the agreements and covenants of Parent and/or Merger Subsidiary to be performed and complied with by Parent and/or Merger Subsidiary pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

                  (c) Certificates. Parent shall have delivered to Subject Company (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions of its obligations set forth in Sections 9.3(a) and 9.3(b) of this Agreement have been satisfied, and (ii) certified copies of resolutions duly adopted by Parent's and Merger Subsidiary's Boards of Directors and Parent's Shareholders evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such

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reasonable detail as Subject Company shall request.

                  (d) Consents and Approvals. Parent and/or Merger Subsidiary shall have obtained any and all Consents required to be obtained by either of them for consummation of the Merger (other than those set forth in Section 9.1(b) of this Agreement) or for the preventing of any Default under any Contract or Permit of such Party which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Parent.

                  (e) Legal Opinion. Parent and Merger Subsidiary shall have delivered to Subject Company an opinion of counsel, dated as of the Closing Date, addressed to and in form and substance reasonably satisfactory to Subject Company, to the effect that:

                           (i)   Parent and Merger Subsidiary each is a
corporation duly organized, validly existing, and in good standing under the laws of the State of Tennessee.

                           (ii)  This Agreement, including the Plan of Merger
attached hereto as Exhibit 1, has been duly and validly authorized, executed and delivered on behalf of Parent and Merger Subsidiary, and (assuming this Agreement is a binding obligation of Subject Company) constitute a valid and binding obligation of Parent and Merger Subsidiary, enforceable in accordance with its terms, subject as to enforceability to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and subject to the application of equitable principles and judicial discretion;

                           (iii) The execution, delivery and performance of this
Agreement and the Plan of Merger, and the consummation of the transactions contemplated herein and therein, including the Merger, have been duly and validly authorized by all necessary corporate and shareholder action in respect thereof on the part of Parent and Merger Subsidiary.

                  (f) Fairness Opinion. Subject Company will have received, on the date of this Agreement, an opinion of Mercer Capital Management to the effect that the financial terms of the Merger are fair from a financial point of view to the shareholders of Subject Company.

                  (g) Employment Agreements. Employment Agreements, in form substantially similar to that attached as Exhibit 4, will have been duly executed and delivered by Parent, Theodore B. Sloan, and Jerry L.
DuPriest.

                                   ARTICLE 10
                                   TERMINATION

         10.1 Termination. Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement by the shareholders of Subject Company, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

                  (a) By mutual consent of the respective Boards of Directors of Parent and Subject Company; or

                  (b) By the Board of Directors of Parent or the Board of Directors of Subject Company (provided that the terminating Party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in Section 9.2(a) of this Agreement in the case of Subject Company and Section 9.3(a) in the case of Parent or in material breach of any covenant or other agreement contained in this Agreement) in the event of an inaccuracy of any representation or warranty of the other Party contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such inaccuracy and which inaccuracy would provide the terminating Party the ability to refuse to consummate the Merger under the applicable standard set forth in Section 9.2(a) of this Agreement in the case of Subject Company and

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Section 9.3(a) of this Agreement in the case of Parent; or

                  (c) By the Board of Directors of Parent or the Board of Directors of Subject Company (provided that the terminating Party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in Section 9.2(a) of this Agreement in the case of Subject Company and Section 9.3(a) in the case of Parent or in material breach of any covenant or other agreement contained in this Agreement) in the event of a material breach by the other Party of any covenant or agreement contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such breach; or

                  (d) By the Board of Directors of Parent or the Board of Directors of Subject Company in the event (i) any Consent of any Regulatory Authority required for consummation of the Merger, or Bank Merger, if applicable, and the other transactions contemplated hereby shall have been denied by final non-appealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal, or (ii) the shareholders of Subject Company fail to vote their approval of this Agreement and the transactions contemplated hereby as required by the TBCA and this Agreement at the Subject Company Shareholders' Meeting where the transactions were presented to such shareholders for approval and voted upon; or

                  (e) By the Board of Directors of Parent or the Board of Directors of Subject Company in the event that the Merger shall not have been consummated by June 1, 1999, if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any willful breach of this Agreement by the Party electing to terminate pursuant to this Section 10.1(e);

                  (f) By the Board of Directors of Parent or the Board of Directors of Subject Company in the event that any condition to Closing set forth in Article 9 hereof cannot be met by June 1, 1999 and has not been waived by each Party in whose favor such condition inures; provided that the inability to satisfy such condition to Closing on or before June 1, 1999 is not caused by any willful breach of this Agreement by the Party electing to terminate pursuant to this Section 10.1(f); or

         10.2 Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 10.1 of this Agreement, this Agreement and the Plan of Merger shall become void and have no effect, except that (i) the provisions of this Section 10.2, Section 8.6(b), Section 8.8,
Section 11.2 and Section 11.3 of this Agreement shall survive any such termination and abandonment, and (ii) a termination pursuant to the terms of Sections 10.1(b) or 10.1(c) hereof shall not relieve the breaching Party from Liability for an uncured breach of a representation, warranty, covenant, or agreement.

         10.3 Non-Survival of Representations and Covenants. The respective representations, warranties, obligations, covenants, and agreements of the Parties shall not survive the Effective Time except for those covenants and agreements which by their terms apply in whole or in part after the Effective Time.

                                   ARTICLE 11
                                  MISCELLANEOUS

         11.1 Definitions. (a) Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

         "Acquisition Proposal" with respect to a Party shall mean any tender offer or exchange offer or any proposal for a merger, acquisition of all of the stock or assets of, or other business combination involving such Party or any of its Subsidiaries or the acquisition of a substantial equity interest in, or a substantial portion of the Assets of, such Party or any of its Subsidiaries.

         "Affiliate" of a Person shall mean any other Person, directly or indirectly through one or more

                      FSB, Inc. - Merger Agreement Page 30
intermediaries, controlling, controlled by, or under common control with such Person.

         "Agreement" shall mean this Agreement and the Exhibits delivered pursuant hereto and incorporated herein by reference.

         "Articles of Merger" shall mean the Articles of Merger and Certificate of Merger to be executed by Parent, Merger Subsidiary and Subject Company and filed with the Secretary of State of the State of Tennessee and the Secretary of State of the State of Tennessee, respectively, relating to the Merger as contemplated by Section 1.1 of this Agreement.

         "Assets" of a Person shall mean all of the assets, properties, businesses, and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise, wherever located.

         "Bank" shall mean First State Bank of Covington.

         "BHC Act" shall mean the federal Bank Holding Company Act of 1956, as amended.

         "Closing Date" shall mean the date on which the Closing occurs.

         "Consent" shall mean any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order or Permit.

         "Contract" shall mean any legally binding written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, obligation, plan, practice, restriction, understanding, or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets or business.

         "Default" shall mean (i) any breach or violation of or default under any Contract, Order, or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of or default under any Contract, Order, or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right to terminate or revoke, change the current terms of, or renegotiate, or to accelerate, increase or impose any Liability under, any Contract, Order or Permit.

         "Dissenting Shares" shall mean any shares of Subject Company Common Stock with respect to which the record or beneficial holder has properly perfected the holder's rights to dissent under Section 131 of the TBCA.

         "Effective Time" shall have the meaning ascribed to such term in
Section 1.3 of this Agreement.

         "Environmental Laws" shall mean all Laws relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata) and which are administered, interpreted or enforced by the United States Environmental Protection Agency and state and local agencies with jurisdiction over, and including common law in respect of, pollution or protection of the environment, including the Comprehensive Environmental Response Compensation and Liability Act, as amended, 42 U.S.C. 9601 et seq. ("CERCLA"), the Resource Conservation and Recovery Act, as amended, 42 U.S.C. 6901 et seq.("RCRA"), and other Laws relating to emissions, discharges, releases, or threatened releases of any Hazardous Material, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of any Hazardous Material.

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

         "ERISA Affiliate" shall mean any trade or business, whether or not incorporated, that together with the

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



entity under consideration would be deemed a "single employer" within the meaning of section 4001(b) of ERISA.

         "Exchange Agent" shall have the meaning ascribed to such term in
Section 4.1 of this Agreement.

         "Exchange Ratio" shall have the meaning ascribed to such term in
Section 3.1(c) of this Agreement.

         "Exhibits" shall mean the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof.

         "FRB" shall mean the Board of Governors of the Federal Reserve System or applicable Federal Reserve Bank.

         "GAAP" shall mean generally accepted accounting principles, consistently applied during the periods involved.

         "Hazardous Material" shall mean (i) any hazardous substance, hazardous material, hazardous waste, regulated substance, or toxic substance (as those terms are defined by any applicable Environmental Laws) and (ii) any chemicals, pollutants, contaminants, petroleum, petroleum products, or oil (and specifically shall include asbestos requiring abatement, removal, or encapsulation pursuant to the requirements of governmental authorities and any polychlorinated biphenyls).

         "HSR Act" shall mean Section 7A of the Clayton Act, as added by Title II of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

         "Intellectual Property" shall mean copyrights, patents, trademarks, service marks, service names, trade names, applications therefor, technology rights and licenses, computer software (including any source or object codes therefor or documentation relating thereto), trade secrets, franchises, know-how, inventions, and other intellectual property rights.

         "Internal Revenue Code" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

         "Knowledge" as used with respect to a Person (including references to such Person being aware of a particular matter) shall mean those facts that are known by the Chairman, President, Chief Financial Officer, Chief Accounting Officer, Chief Credit Officer, or General Counsel of such Person.

         "Law" shall mean any code, law, ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities or business, including those promulgated, interpreted, or enforced by any Regulatory Authority.

         "TBCA" shall mean the Tennessee Business Corporation Law.

         "Liability" shall mean any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost, or expense (including costs of investigation, collection, and defense), claim, deficiency, guaranty, or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

         "Lien" shall mean any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention, or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest, other than (i) Liens for current Taxes upon the assets or properties of

                      FSB, Inc. - Merger Agreement Page 32
a Party or its Subsidiaries which are not yet delinquent, (ii) for depository institution Subsidiaries of a Party, pledges to secure deposits, and other Liens incurred in the ordinary course of banking business, (iii) minor imperfections of title, and encumbrances, if any, which have arisen in the ordinary course of business, which are not substantial in character, amount or extent and which do not materially detract from the value of or interfere with the present or contemplated use of any of the properties subject thereto or affected thereby or otherwise materially impair the business operations conducted or contemplated by a party, (iv) mortgages and encumbrances which secure indebtedness, which is properly reflected in the Subject Company Financial Statements or Parent Financial Statements delivered prior to the date of this Agreement, and (v) liens arising as a matter of law in the ordinary course of business with respect to obligations incurred after the date of such Subject Company Financial Statements or Parent Financial Statements, provided that such obligations are not delinquent or are being contested in good faith.

         "Litigation" shall mean any action, arbitration, cause of action, claim, complaint, criminal prosecution, demand letter, governmental or other examination or investigation, hearing, inquiry, administrative or other proceeding, or notice (written or oral) by any Person alleging potential Liability or requesting information relating to or affecting a Party, its business, its Assets (including Contracts related to it), or the transactions contemplated by this Agreement, but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities.

         "TDFI" shall mean the Tennessee Department of Financial Institutions

         "Material Adverse Effect" on a Party shall mean an event, change, or occurrence which, individually or together with any other event, change, or occurrence, has a material adverse impact on (i) the financial condition, business, or results of operations of such Party and its Subsidiaries, taken as a whole, or (ii) the ability of such Party to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement in accordance with applicable Law, provided that "Material Adverse Effect" and "material adverse impact" shall not be deemed to include the impact of (a) changes in banking and similar Laws of general applicability or interpretations thereof by courts or governmental authorities, (b) changes in GAAP or regulatory accounting principles generally applicable to banks and their holding companies, (c) actions or omissions of a Party (or any of its Subsidiaries) taken with the prior written consent of the other Party, (d) changes in economic conditions or interest rates generally affecting financial institutions, (e) the direct effects of compliance with this Agreement (including the expense associated with the vesting of benefits under the various employee benefit plans of Subject Company as a result of the Merger constituting a change of control) on the operating performance of the Parties, including expenses incurred by the Parties in consummating the transactions contemplated by the Agreement or, (f) any Liability disclosed in the Subject Company Disclosure Memorandum.

         "Merger" shall mean the merger of Subject Company with and into Merger Subsidiary.

         "Merger Subsidiary" shall mean Union Planters Holding Corporation, a wholly-owned subsidiary of Parent organized under the Laws of the State of Tennessee.

         "Merger Subsidiary Common Stock" shall mean the $1.00 par value common stock of Merger Subsidiary.

         "NASD" shall mean the National Association of Securities Dealers, Inc.

         "NYSE" shall mean the New York Stock Exchange, Inc.

         "1933 Act" shall mean the Securities Act of 1933, as amended.

         "1934 Act" shall mean the Securities Exchange Act of 1934, as amended.

         "Operating Property" shall mean any property owned by the Party in question or by any of its Subsidiaries

                      FSB, Inc. - Merger Agreement Page 33
or in which such Party or Subsidiary holds a security interest, and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

         "Order" shall mean any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local, or foreign or other court, arbitrator, mediator, tribunal, administrative agency, or Regulatory Authority.

         "Parent" shall mean Union Planters Corporation, a Tennessee corporation.

         "Parent Capital Stock" shall mean, collectively, the Parent Common Stock, the Parent Preferred Stock and any other class or series of capital stock of Parent.

         "Parent Common Stock" shall mean the $5.00 par value common stock of Parent.

         "Parent Disclosure Memorandum" shall mean the written information entitled "Parent Disclosure Memorandum" delivered prior to the date of this Agreement to Subject Company describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made.

         "Parent Financial Statements" shall mean (i) the consolidated balance sheets (including related notes and schedules, if any) of Parent and related statements of earnings, changes in stockholders' equity, and cash flows (including related notes and schedules, if any), as of December 31, 1997 and for each of the two years ended December 31, 1996 and 1995, as filed by Parent in SEC Documents, and (ii) the consolidated balance sheets of Parent (including related notes and schedules, if any) and related statements of earnings, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) included in SEC Documents filed with respect to periods ended subsequent to December 31, 1997.

         "Parent Material Contracts" shall have the meaning ascribed to such term in Section 6.13 of this Agreement.

         "Parent Preferred Stock" shall mean the no par value preferred stock of Parent and shall include the (i) Series A Preferred Stock and (ii) Series E 8% Cumulative, Convertible Preferred Stock, of Parent ("Parent Series E Preferred Stock").

         "Parent Rights" shall mean the preferred stock purchase rights issued pursuant to the Parent Rights Agreement.

         "Parent Rights Agreement" shall mean that certain Rights Agreement, dated January 19, 1989, between Parent and Union Planters Bank, National Association, as Rights Agent.

         "Parent Subsidiaries" shall mean the Subsidiaries of Parent and any corporation, bank, or other organization acquired as a Subsidiary of Parent in the future and owned by Parent at the Effective Time.

         "Participation Facility" shall mean any facility or property in which the Party in question or any of its Subsidiaries participates in the management and, where required by the context, said term means the owner or operator of such facility or property, but only with respect to such facility or property.

         "Party" shall mean Subject Company, Merger Subsidiary, Parent, UPB or Bank and "Parties" shall mean, collectively, Subject Company, Merger Subsidiary, Parent, UPB, and Bank.

         "Permit" shall mean any federal, state, local, and foreign governmental approval, authorization, certificate, franchise, license, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets or business.

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




         "Person" shall mean a natural person or any legal, commercial, or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert, or any person acting in a representative capacity.

         "Plan of Merger" shall mean the Plan of Merger of even date herewith entered into by Parent, Merger Subsidiary and Subject Company, in the form of
Exhibit 1.

         "Registration Statement" shall mean the Registration Statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, filed with the SEC by Parent under the 1933 Act with respect to the shares of Parent Common Stock to be issued to the shareholders of Subject Company in connection with the transactions contemplated by this Agreement.

         "Regulatory Authorities" shall mean, collectively, the FRB, the Department of Financial Institutions of the State of Tennessee, all state regulatory agencies having jurisdiction over any of the Parties or their respective Subsidiaries, the NYSE, the NASD, and the SEC.

         "Representative" shall mean any investment banker, financial advisor, attorney, accountant, consultant, or other representative of a Person.

         "Rights" shall mean all arrangements, calls, commitments, Contracts, options, rights to subscribe to, scrip, warrants, or other binding obligations of any character whatsoever by which a Person is or may be bound to issue additional shares of its capital stock or other rights, or securities or rights convertible into or exchangeable for, shares of the capital stock of a Person.

         "SEC" shall mean the Securities and Exchange Commission.

         "SEC Documents" shall mean all forms, proxy statements, registration statements, reports, schedules, and other documents filed, or required to be filed, by a Party or any of its Subsidiaries with the SEC pursuant to the Securities Laws.

         "Securities Laws" shall mean the 1933 Act, the 1934 Act, the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations of any Regulatory Authority promulgated thereunder.

         "Significant Subsidiary" shall have the meaning ascribed such to such term in Rule 1-02(w) of Regulation S-X promulgated under the Securities Laws.

         "Subject Company" shall mean FSB, Inc., a Tennessee corporation.

         "Subject Company Benefit Plans" shall have the meaning ascribed to such term in Section 5.14(a) of this Agreement.

         "Subject Company Common Stock" shall mean the common stock, $10.00 par value per share, of Subject Company.

         "Subject Company Contracts" shall have the meaning ascribed to such term in Section 5.15 of this Agreement.

         "Subject Company Disclosure Memorandum" shall mean the written information entitled "Subject Company Disclosure Memorandum" delivered prior to the date of this Agreement to Parent describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made.

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




         "Subject Company ERISA Plan" shall have the meaning ascribed to such term in Section 5.14(a) of this Agreement.

         "Subject Company Financial Statements" shall have the meaning ascribed thereto in Section 5.5 of this Agreement.

         "Subject Company Proxy Statement" shall mean the proxy statement used by Subject Company to solicit the approval of its shareholders of the transactions contemplated by this Agreement, which shall include the prospectus of Parent relating to the issuance of the Parent Common Stock to holders of Subject Company Common Stock.

         "Subject Company Shareholders' Meeting" shall mean the meeting of the shareholders of Subject Company to be held pursuant to Section 8.1 of this Agreement, including any adjournment or adjournments thereof.

         "Subject Company Subsidiaries" shall mean the Subsidiaries of Subject Company, which shall include Subject Company Subsidiaries described in Section
5.4 of this Agreement and any corporation, bank, or other organization acquired as a Subsidiary of Subject Company in the future and owned by Subject Company at the Effective Time.

         "Subsidiaries" shall mean all those corporations, banks, associations, or other entities of which the entity in question owns or controls 10% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 10% or more of the outstanding equity securities is owned directly or indirectly by its parent; provided, there shall not be included any such entity acquired through foreclosure or any such entity the equity securities of which are owned or controlled in a fiduciary capacity.

         "Surviving Corporation" shall mean Merger Subsidiary as the surviving corporation resulting from the Merger.

         "Takeover Laws" shall have the meaning ascribed to such term in Section
5.20 of this Agreement.

         "Tax" or "Taxes" shall mean all taxes, charges, fees, levies or other assessments, including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, estimated, severance, stamp, occupation, property or other taxes, customs duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority (domestic or foreign).

         "Tax Returns" shall mean all returns and reports of or with respect to any Tax which are required to be filed by or with respect to the applicable Party.

         "TBCA" shall mean the Tennessee Business Corporation Act.

         (b) Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words "include," "includes," or "including" are used in this Agreement, they shall be deemed followed by the words "without limitation."

         11.2 Expenses. (a) Except as otherwise provided in this Section 11.2 and in Section 8.8, each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel, except that each of the Parties shall bear and pay the filing fees payable in connection with the Registration Statement and the Subject Company Proxy Statement and printing and mailing costs incurred in connection with the printing and mailing of the Registration Statement and the Subject Company Proxy Statement in such proportion as the parties shall agree

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



upon prior to filing the Registration Statement and the Subject Company Proxy Statement.

                  (b) Nothing contained in this Section 11.2 shall constitute or shall be deemed to constitute liquidated damages for the willful breach by a Party of the terms of this Agreement or otherwise limit the rights of the non-breaching Party.

         11.3 Brokers and Finders. Each of the Parties represents and warrants that neither it nor any of its officers, directors, employees, or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers' fees, brokerage fees, commissions, or finders' fees in connection with this Agreement or the transactions contemplated hereby, except as disclosed in Section 11.3 of such Party's Disclosure Memorandum. In the event of a claim by any broker or finder based upon his or its representing or being retained by or allegedly representing or being retained by Subject Company or Parent other than those disclosed in accordance with the previous sentence, each of Subject Company and Parent, as the case may be, agrees to indemnify and hold the other Party harmless of and from any Liability incurred by such Party in respect of any such claim.

         11.4 Entire Agreement. Except as otherwise expressly provided herein, this Agreement (including the other documents and instruments referred to herein) constitutes the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral, between Parent and Subject Company. Nothing in this Agreement expressed or implied is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement, other than as provided in Section 8.11 of this Agreement.

         11.5 Amendments. To the extent permitted by Law, this Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of the Boards of Directors of each of the Parties, whether before or after shareholder approval of this Agreement has been obtained. Notwithstanding the foregoing, the amount or nature of the consideration to be received by the shareholders of Subject Company may not be amended at any time following the date of the meeting of shareholders of Subject Company at which the Subject Company shareholders vote as to approval of this Agreement.

         11.6 Waivers. (a) Prior to or at the Effective Time, Parent, acting through its Board of Directors, chief executive officer, or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by Subject Company, to waive or extend the time for the compliance or fulfillment by Subject Company of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Parent under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Parent. Notwithstanding the foregoing, the amount or nature of the consideration to be received by the shareholders of Subject Company may not be waived at any time following the date of the meeting of shareholders of Subject Company at which the shareholders vote as to approval of this Agreement.

                  (b) Prior to or at the Effective Time, Subject Company, acting through its Board of Directors, chief executive officer, or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by Parent and/or Merger Subsidiary, to waive or extend the time for the compliance or fulfillment by Parent and/or Merger Subsidiary of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Subject Company under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Subject Company.

                  (c) The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more

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



instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

         11.7 Assignment. Except in accordance with Section 1.4 of this Agreement, neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

         11.8 Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage prepaid, or by courier or overnight carrier, to the person at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

Subject Company:                      FSB, Inc.
                                      P.O. Box 808
                                      103 E. Pleasant Avenue
                                      Covington, TN  38019
                                      Attention:  Theodore B. Sloan
                                                 Chairman& CEO
                                      Telephone Number: (901) 475-5000
                                      Telecopy Number:  (504) 475-5014

Copy to Subject Company Counsel:      Gerrish & McCreary, P.C.
                                      700 Colonial Road
                                      Memphis, Tennessee   38117
                                      Attention: Jeffrey C. Gerrish, Esq. and
                                      Ann W. Langston, Esq.
                                      Telephone Number: (901) 767-0900
                                      Telecopy Number: (901) 684-2339

Parent:                               Union Planters Corporation
                                      7130 Goodlett Farms Parkway
                                      Memphis, Tennessee  38018
                                      Attention:  Jackson W. Moore
                                                  President and COO
                                      Telephone Number: (901) 580-6093
                                      Telecopy Number: (901) 580-2939


                      FSB, Inc. - Merger Agreement Page 38

Copy to Parent Counsel:               Union Planters Corporation
                                      7130 Goodlett Farms Parkway
                                      Memphis, Tennessee  38018
                                      Attention:  E. James House, Jr., Esq.
                                                  Manager, Legal Division
                                      Telephone Number: (901) 590-6596
                                      Telecopy Number: (901) 580-2939

                                      and

                                      Wyatt, Tarrant & Combs
                                      6075 Poplar Avenue, Suite 650
                                      Memphis, Tennessee 38017
                                      Attention:  Virginia B. Wilson, Esq.
                                      Telephone Number: (901)537-1000
                                      Telecopy Number:  (901) 537-1010

         11.9 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Tennessee, without regard to any applicable conflicts of Laws.

         11.10 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

         11.11 Captions. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

         11.12 Interpretations. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any Party, whether under any rule of construction or otherwise. No Party to this Agreement shall be considered the draftsman. The Parties acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all Parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of all Parties hereto.

         11.13 Enforcement of Agreement. The Parties agree that time is of the essence in the performance of their respective obligations under this Agreement. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

         11.14 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.


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



                  IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf and its corporate seal to be hereunto affixed and attested by officers thereunto as of the day and year first above written.

                                        FSB, Inc.


                                        By: /s/
                                           ------------------------------------
                                           Theodore B. Sloan, Chairman and CEO



ATTEST:


By: /s/
   ---------------------------------
          Rita Hubbard, Secretary

                                        FIRST STATE BANK OF COVINGTON


                                        By: /s/
                                           ------------------------------------
                                           Theodore B. Sloan, Chairman and CEO

ATTEST:


By: /s/
   --------------------------------
         Rita Hubbard, Secretary



                                        UNION PLANTERS CORPORATION


                                        By: /s/
                                           ------------------------------------
                                           Jackson W. Moore
                                           President & Chief Operating Officer
ATTEST:


By: /s/
   --------------------------------
    E. James House, Jr., Secretary

                                        UNION PLANTERS HOLDING CORPORATION


                                        By: /s/
                                           ------------------------------------
                                            Jackson W. Moore
                                            President & Chief Operating Officer



                      FSB, Inc. - Merger Agreement Page 40

ATTEST:


By: /s/
   -------------------------------------
     E. James House, Jr., Secretary


                                      UNION PLANTERS BANK, NATIONAL ASSOCIATION


                                      By: /s/
                                         --------------------------------------
                                           Jackson W. Moore
                                           President & Chief Operating Officer


ATTEST:


                      FSB, Inc. - Merger Agreement Page 41

                                                                      APPENDIX B


                                    Exhibit 1

                                 PLAN OF MERGER
                                       OF
                                    FSB, Inc.
                                  WITH AND INTO
                       UNION PLANTERS HOLDING CORPORATION

         Pursuant to this Plan of Merger ("Plan of Merger"), FSB, Inc. ("Subject Company"), a corporation organized and existing under the laws of the State of Tennessee, shall be merged with and into Union Planters Holding Corporation ("Merger Subsidiary"), a corporation organized and existing under the laws of the State of Tennessee and which is a wholly-owned subsidiary of Union Planters Corporation ("Parent").

         Except as otherwise provided herein, the capitalized terms set forth below shall have the meanings ascribed thereto in that certain Agreement and Plan of Merger dated as of July 31, 1998 between Parent, Merger Subsidiary, and Subject Company (the "Agreement"), of which this Plan of Merger is Exhibit 1.

                                    ARTICLE 1
                                 TERMS OF MERGER

         1.1 Merger. Subject to the terms and conditions of the Agreement and this Plan of Merger, at the Effective Time, Subject Company shall be merged with and into Merger Subsidiary in accordance with the provisions of Section 48-21-109 of the TBCA and with the effects provided in Section 48-21-108 of the TBCA (the "Merger"). Merger Subsidiary shall be the Surviving Corporation resulting from the Merger and shall continue to be governed by the Laws of the State of Tennessee. The Merger shall be consummated pursuant to the terms of the Agreement and this Plan of Merger, which have been approved and adopted by the respective Boards of Directors of Subject Company, Parent and Merger Subsidiary.

         1.2 Time and Place of Closing. The Closing will take place at 9:00 A.M. on the date on which the Effective Time is to occur (or the immediately preceding day if the Effective Time is to be earlier than 9:00 A.M.), or at such other time as the Parties, acting through their chief executive officers, may mutually agree. The Closing shall be held at such place as may be mutually agreed upon by the Parties.

         1.3 Effective Time. The Merger and other transactions contemplated by the Agreement and this Plan of Merger shall become effective at the time the Articles of Merger reflecting the Merger shall become effective with the Secretary of State of the States of Tennessee and Tennessee (the "Effective Time").

         1.4 Restructure of Transaction. Subject to the terms of the Agreement, Parent shall, in its reasonable discretion, have the unilateral right to revise the structure of the Merger contemplated by the Agreement and this Plan of Merger in order to achieve tax benefits or for any other reason which Parent may deem advisable.

                                    ARTICLE 2
                                 TERMS OF MERGER

         2.1 Charter. The Charter of Merger Subsidiary in effect immediately prior to the Effective Time shall be the Charter of the Surviving Corporation until otherwise amended or repealed.

         2.2 Bylaws. The Bylaws of Merger Subsidiary in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until otherwise amended or repealed.

         2.3 Directors and Officers. The directors of Merger Subsidiary in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the directors of the Surviving Corporation from and after the Effective Time in accordance with the Bylaws of the Surviving Corporation. The officers

                        FSB, Inc. - Plan of Merger Page 1
of Merger Subsidiary in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the officers of the Surviving Corporation from the Effective Time in accordance with the Bylaws of the Surviving Corporation.

                                    ARTICLE 3
                           MANNER OF CONVERTING SHARES

         3.1 Conversion of Shares. Subject to the provisions of this Article 3 (and Article 3 of the Agreement), at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Subsidiary, Subject Company, or the shareholders of any of the foregoing, the shares of the constituent corporations shall be converted as follows:

                  (a) Each share of Parent Capital Stock, including any associated Parent Rights, issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

                  (b) Each share of Merger Subsidiary Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall represent one share of common stock of the Surviving Corporation from and after the Effective Time.

                  (c) Except for Dissenting Shares, each share of Subject Company Common Stock (excluding shares held by Subject Company, any Subject Company Subsidiary, Parent or any Parent Subsidiary, in each case other than in a fiduciary capacity or as a result of debts previously contracted) issued and outstanding at the Effective Time shall cease to be outstanding and shall be converted into and exchanged for the right to receive shares of Parent Common Stock (subject to possible adjustment as set forth in Section 3.2 of the Agreement, the "Exchange Ratio"). Pursuant to the Parent Rights Agreement, each share of Parent Common Stock issued in connection with the Merger upon conversion of Subject Company Common Stock shall be accompanied by a Parent Right.

                  (d) Dissenting Shares shall not be converted pursuant to
Section 3.1(c) in the Merger but, at and after the Effective Time, shall represent only the right to receive payment in accordance with the applicable provisions of the TBCA. If a holder of Dissenting Shares becomes ineligible for payment under the TBCA, then such holder's Dissenting Shares shall cease to be Dissenting Shares and shall be converted in the manner set forth in Section 3.1(c) effective as of the Effective Time.

         3.2 Anti-Dilution Provisions. In the event Parent changes the number of shares of Parent Common Stock issued and outstanding after the date of this Plan of Merger and prior to the Effective Time as a result of a stock split, stock dividend, subdivision, reclassification, conversion or similar recapitalization with respect to such stock and the record date therefor (in the case of a stock dividend) or the effective date thereof (in the case of a stock split, subdivision, reclassification, conversion or similar recapitalization for which a record date is not established) shall be prior to the Effective Time, the Exchange Ratio shall be proportionately adjusted.

         3.3 Shares Held by Subject Company or Parent. Each of the shares of Subject Company Common Stock held by Subject Company, any Subject Company Subsidiary, Parent or any Parent Subsidiary, in each case other than in a fiduciary capacity or as a result of debts previously contracted, shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

         3.4 Fractional Shares. Notwithstanding any other provision of this Plan of Merger, each holder of shares of Subject Company Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fractional share of Parent Common Stock (after taking into account all certificates delivered by such holder which, immediately prior to the Effective Time, represented shares of Subject Company Common Stock (each a "Subject Company Certificate")) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional share of Parent Common Stock multiplied by the closing price of Parent Common Stock on the NYSE-Composite Transactions List (as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source reasonably selected by Parent) on the last trading day preceding the Effective Time. No such holder will be entitled to dividends, voting rights, or any other

                        FSB, Inc. - Plan of Merger Page 2
rights as a shareholder in respect of any fractional shares.

                                    ARTICLE 4
                               EXCHANGE OF SHARES

         4.1 Exchange Procedures. As soon as reasonably practicable after the Effective Time, Parent and Subject Company shall cause the exchange agent selected by Parent (the "Exchange Agent") to mail to each holder of record of a Subject Company Certificate appropriate transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the Subject Company Certificates shall pass, only upon proper delivery of such Subject Company Certificates to the Exchange Agent). Subject Company shall have the right to review and approve the transmittal materials. The Exchange Agent may establish reasonable and customary rules and procedures in connection with its duties, provided such rules and procedures do not have the effect of unreasonably delaying or limiting or eliminating the obligation of Parent and/or Merger Subsidiary to deliver the consideration contemplated by Article 3 of this Plan of Merger. After the Effective Time, each holder of shares of Subject Company Common Stock (other than Dissenting Shares or shares to be canceled pursuant to Section 3.3 of this Plan of Merger) issued and outstanding at the Effective Time shall surrender the certificate or certificates representing such shares to the Exchange Agent and shall promptly upon surrender thereof receive in exchange therefor the consideration provided in Section 3.1(c) of this Plan of Merger, together with all undelivered dividends and other distributions, if any, in respect of such shares (without interest thereon) pursuant to Section
4.2 of this Plan of Merger. To the extent required by Section 3.4 of this Plan of Merger, each holder of shares of Subject Company Common Stock issued and outstanding at the Effective Time also shall receive, upon surrender of the certificate or certificates representing such shares, cash in lieu of any fractional share of Parent Common Stock to which such holder may be otherwise entitled (without interest). Parent shall not be obligated to deliver the consideration to which any former holder of Subject Company Common Stock is entitled as a result of the Merger until such holder surrenders such holder's Subject Company Certificates for exchange as provided in this Section 4.1 or in
Section 4.2 hereof. The Subject Company Certificates so surrendered shall be duly endorsed as the Exchange Agent may reasonably require. Any other provision of the Agreement or this Plan of Merger notwithstanding, neither Parent, Merger Subsidiary nor the Exchange Agent shall be liable to a holder of Subject Company Common Stock for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property Law.

         4.2 Rights of Former Subject Company Shareholders. At the Effective Time, other than with respect to Dissenting Shares, the stock transfer books of Subject Company shall be closed as to holders of Subject Company Common Stock immediately prior to the Effective Time and no transfer of Subject Company Common Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 4.1 of this Plan of Merger, each certificate theretofore representing shares of Subject Company Common Stock (other than Dissenting Shares or shares to be canceled pursuant to Section 3.3 of this Plan of Merger) shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided in Sections 3.1(c) and 3.4 of this Plan of Merger in exchange therefor, subject, however, to the Surviving Corporation's obligations to pay any dividends or make any other distributions with a record date prior to the Effective Time which have been declared or made by Subject Company in respect of such shares of Subject Company Common Stock in accordance with the terms of this Plan of Merger and which remain unpaid at the Effective Time. In addition, whenever a dividend or other distribution is declared by Parent on the Parent Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares of Parent Common Stock issuable pursuant to this Plan of Merger, but no dividend or other distribution payable to the holders of record of Parent Common Stock as of any time subsequent to the Effective Time shall be delivered to the holder of any certificate representing shares of Subject Company Common Stock issued and outstanding at the Effective Time until such holder surrenders such certificate for exchange as provided in Section 4.1 of this Plan of Merger. However, upon surrender of such Subject Company Common Stock certificate, both a Parent Common Stock certificate and any undelivered dividends and other distributions payable hereunder (without interest) shall be delivered and paid with respect to each share represented by such certificate. In the event any Subject Company Common Stock certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed and, if reasonably required by Parent, the posting by such person of a bond in such amount as Parent may reasonably direct as indemnity against any claim that may be made against it with respect to such certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed certificate the shares of Parent Common Stock

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



and cash in lieu of fractional shares and dividends and other distributions deliverable in respect thereof pursuant to this Plan of Merger.

                                    ARTICLE 5
                                  MISCELLANEOUS

         5.1 Conditions Precedent. Consummation of the Merger by Merger Subsidiary shall be conditioned on the satisfaction of or waiver by Parent of the conditions precedent to the Merger set forth in Sections 9.1 and 9.2 of the Agreement. Consummation of the Merger by Subject Company shall be conditioned on the satisfaction of, or waiver by Subject Company of, the conditions precedent to the Merger set forth in Sections 9.1 and 9.3 of the Agreement.

         5.2 Termination. This Plan of Merger may be terminated at any time prior to the Effective Time by the Parties hereto as provided in Article 10 of the Agreement.

         5.3 Amendments. To the extent permitted by Law, this Plan of Merger may be amended by a subsequent writing signed by each of the Parties upon the approval of the Boards of Directors of each of the Parties, whether before or after shareholder approval of the Agreement and this Plan of Merger has been obtained; provided, that the amount or nature of the consideration to be received by the shareholders of Subject Company may not be amended at any time following the date of the meeting of shareholders of Subject Company at which the shareholders vote as to approval of this Agreement.

         5.4 Assignment. Except as expressly contemplated hereby, neither this Plan of Merger nor the Agreement, nor any of the rights, interests, or obligations hereunder or thereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Parties. Subject to the preceding sentence, the Agreement and this Plan of Merger will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

         5.5 Governing Law. This Plan of Merger shall be governed by and construed in accordance with the Laws of the State of Tennessee, without regard to any applicable conflicts of Laws.

         5.6 Counterparts. This Plan of Merger may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same document.

         5.7 Captions. The captions contained in this Plan of Merger are for reference purposes only and are not part of this Plan of Merger.


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



                  IN WITNESS WHEREOF, each of the Parties hereto has duly executed and delivered this Plan of Merger or has caused this Plan of Merger to be executed and delivered in its name and on its behalf by its representatives thereunto duly authorized, all as of the date first written above.


                                     FSB, INC.


                                     By:/s/ Theodore B. Sloan
                                        -------------------------------------
                                         Theodore B. Sloan, Chairman and CEO


ATTEST:


By:/s/ Rita Hubbard
   -------------------------------------
          Rita Hubbard, Secretary


                                     UNION PLANTERS CORPORATION


                                     By:/s/ Jackson W. Moore
                                        ------------------------------------
                                         Jackson W. Moore
                                         President & Chief Operating Officer
ATTEST:


By:/s/ E. James House, Jr.
   -------------------------------------
     E. James House, Jr., Secretary

                                     UNION PLANTERS HOLDING CORPORATION


                                     By:/s/ Jackson W. Moore
                                        -------------------------------------
                                         Jackson W. Moore
                                         President & Chief Operating Officer


ATTEST:


By:/s/ E. James House, Jr.
  -------------------------------------
      E. James House, Jr., Secretary





                        FSB, Inc. - Plan of Merger Page 5

                                    Exhibit 2


                               AFFILIATE AGREEMENT


Union Planters Corporation
7130 Goodlett Farms Parkway
Memphis, Tennessee  38108
Attention:  Jackson W. Moore, President
and Chief Operating Officer

Gentlemen:

         The undersigned is a shareholder of FSB, Inc., ("Subject Company") a corporation organized and existing under the laws of the State of Tennessee, and will become a shareholder of Union Planters Corporation ("Parent") pursuant to the transactions described in the Agreement and Plan of Merger, dated as of July 31, 1998 (the "Agreement"), by and between Parent, Union Planters Holding Corporation ("Merger Subsidiary"), and Subject Company. Under the terms of the Agreement, Subject Company will be merged with and into Merger Subsidiary (the "Merger"), and shares of the $10.00 par value common stock of Subject Company ("Subject Company Common Stock") will be converted into and exchanged for shares of the $5.00 par value common stock of Parent ("Parent Common Stock"). This Affiliate Agreement represents an agreement between the undersigned and Parent regarding rights and obligations of the undersigned in connection with the shares of Parent Common Stock to be received by the undersigned as a result of the Merger. Except as otherwise provided herein, capitalized terms set forth below shall have the meanings ascribed thereto in the Agreement.

         In consideration of the Merger and the mutual covenants contained herein, the undersigned and Parent hereby agree as follows:

         1. Affiliate Status. The undersigned understands and agrees that as to Subject Company the undersigned may be deemed to be an "affiliate" under Rule 145(c) as defined in Rule 405 of the Rules and Regulations of the Securities and Exchange Commission ("SEC") under the Securities Act of 1933, as amended ("1933 Act"), and the undersigned anticipates that the undersigned may be deemed to be such an "affiliate" at the time of the Merger.

         2. Initial Restriction on Disposition. The undersigned agrees that the undersigned will not sell, transfer, or otherwise dispose of the undersigned's interest in, or reduce the under-signed's risk relative to, any of the shares of Parent Common Stock into which the undersigned's shares of Subject Company Common Stock are converted upon consummation of the Merger until such time as the requirements of SEC Accounting Series Release Nos. 130 and 135 ("ASR 130 and 135") have been met. The undersigned understands that ASR 130 and 135 relate to publication of financial results of post-Merger combined operations of Parent and Subject Company. Parent agrees that it will publish such results within 45 days after the end of the first fiscal quarter of Parent containing the required period of post-Merger combined operations and that it will notify the undersigned promptly following such publication.

         3. Covenants and Warranties of Undersigned. The undersigned represents, warrants, and agrees that:

         (a) During the 30 days immediately preceding the Effective Time of the Merger, the undersigned will not sell, transfer or otherwise dispose of the undersigned's interest in, or reduce the undersigned's risk relative to, any of the shares of Subject Company Common Stock beneficially owned by the undersigned as of the date of the Subject Company Shareholders' Meeting held to approve the Merger.


                     FSB, Inc. - Affiliate Agreement Page 1

         (b) The Parent Common Stock received by the undersigned as a result of the Merger will be taken for the undersigned's own account and not for others, directly or indirectly, in whole or in part.

         (c) Parent has informed the undersigned that any distribution by the undersigned of Parent Common Stock has not been registered under the 1933 Act and that shares of Parent Common Stock received pursuant to the Merger can only be sold by the undersigned (1) following registration under the 1933 Act, or (2) in conformity with the volume and other requirements of Rule 145(d) promulgated by the SEC as the same now exists or may hereafter be amended, or (3) to the extent some other exemption from registration under the 1933 Act might be available. The undersigned understands that, except as set forth in the Agreement and in paragraph 6 hereof, Parent is under no obligation to file a registration statement with the SEC covering the disposition of the undersigned's shares of Parent Common Stock or to take any other action necessary to make compliance with an exemption from such registration available.

         (d) The undersigned will register, and will cause each of the other parties whose shares may be deemed to be beneficially owned by the undersigned pursuant to Section 8 hereof to have all shares of Subject Company Common Stock beneficially owned by the undersigned registered in the name of the undersigned or such parties, as applicable, prior to the Effective Date of the Merger and not in the name of any bank, broker-dealer, nominee, or clearinghouse.

         (e) The undersigned is aware that Parent intends to treat the Merger as a tax-free reorganization under Section 368 of the Internal Revenue Code ("Code") for federal income tax purposes. The undersigned agrees to treat the transaction in the same manner as Parent for federal income tax purposes. The undersigned acknowledges that Section 1.368-1(b) of the Income Tax Regulations requires "continuity of interest" in order for the Merger to be treated as tax-free under Section 368 of the Code. This requirement is satisfied if, taking into account those Subject Company shareholders who receive cash in exchange for their stock, who receive cash in lieu of fractional shares, or who dissent from the Merger, there is no plan or intention on the part of the Subject Company shareholders to sell or otherwise dispose of the Parent Common Stock to be received in the Merger.

         4. Restrictions on Transfer. The undersigned understands and agrees that stop order instructions with respect to the shares of Parent Common Stock received by the undersigned pursuant to the Merger will be given to Parent's transfer agent and that there will be placed on the certificates for such shares, or shares issued in substitution thereof, a legend stating in substance:

         "The shares represented by this certificate were issued pursuant to a business combination which is accounted for as a "pooling-of-interests" and may not be sold, nor may the owner thereof reduce his risks relative thereto in any way, until such time as Union Planters Corporation ("Parent") has published the financial results covering at least 30 days of combined operations after the effective date of the merger through which the business combination was effected. In addition, the shares represented by this certificate may not be sold, transferred, or otherwise disposed of except or unless (1) covered by an effective registration statement under the Securities Act of 1933, as amended, (2) in accordance with (i) Rule 145(d) (in the case of shares issued to an individual who is not an affiliate of Parent) or
         (ii) Rule 144 (in the case of shares issued to an individual who is an affiliate of Parent) of the Rules and Regulations of such Act, or (3) in accordance with a legal opinion satisfactory to counsel for Parent that such sale or offer is otherwise exempt from the registration requirements of such Act."

         Such legend will also be placed on any certificate representing Parent securities issued subsequent to the original issuance of the Parent Common Stock pursuant to the Merger as a result of any exchange of such shares or any stock dividend, stock split, or other recapitalization as long as the Parent Common Stock issued to the undersigned pursuant to the Merger has not been transferred in such manner to justify the removal of the legend therefrom. Upon the request of the undersigned, Parent shall cause the certificates representing the shares of Parent Common Stock issued to the undersigned in connection with the Merger to be reissued free of any legend relating

                     FSB, Inc. - Affiliate Agreement Page 2
to restrictions on transfer by virtue of ASR 130 and 135 as soon as practicable after the requirements of ASR 130 and 135 have been met. In addition, if the provisions of Rules 144 and 145 are amended to delete restrictions applicable to the Parent Common Stock received by the undersigned pursuant to the Merger, or at the expiration of the restrictive period set forth in Rule 145(d), Parent, upon the request of the undersigned, will cause the certificates representing the shares of Parent Common Stock issued to the undersigned in connection with the Merger to be reissued free of any legend relating to the restrictions set forth in Rules 144 and 145(d) upon receipt by Parent of an opinion of its counsel to the effect that such legend may be removed.

         5. Understanding of Restrictions on Dispositions. The undersigned has carefully read the Agreement and this Affiliate Agreement and discussed their requirements and impact upon his ability to sell, transfer, or otherwise dispose of the shares of Parent Common Stock received by the undersigned, to the extent he believes necessary, with his counsel or counsel for Subject Company.

         6. Filing of Reports by Parent. Parent agrees, for a period of three years after the Effective Time of the Merger, to file on a timely basis all reports required to be filed by it pursuant to Section 13 of the Securities Exchange Act of 1934, as amended, so that the public information provisions of Rule 145(d) promulgated by the SEC as the same are presently in effect will be available to the undersigned in the event the undersigned desires to transfer any shares of Parent Common Stock issued to the undersigned pursuant to the Merger.

         7. Transfer Under Rule 145(d). If the undersigned desires to sell or otherwise transfer the shares of Parent Common Stock received by him in connection with the Merger at any time during the restrictive period set forth in Rule 145(d), the undersigned will provide the necessary representation letter to the transfer agent for Parent Common Stock together with such additional information as the transfer agent for Parent Common Stock may reasonably request. If Parent's counsel concludes that such proposed sale or transfer complies with the requirements of Rule 145(d), Parent shall cause such counsel to provide such opinions as may be necessary to Parent's transfer agent so that the undersigned may complete the proposed sale or transfer.

         8. Acknowledgments. The undersigned recognizes and agrees that the foregoing provisions also apply to all shares of the capital stock of Subject Company and Parent received by him in connection with the Merger that are deemed to be beneficially owned by the undersigned pursuant to applicable federal securities laws, which the undersigned agrees may include, without limitation, shares owned or held in the name of (i) the undersigned's spouse, (ii) any relative of the undersigned or of the undersigned's spouse who has the same home as the undersigned, (iii) any trust or estate in which the undersigned, the undersigned's spouse, and any such relative collectively own at least a 10% beneficial interest or of which any of the foregoing serves as trustee, executor, or in any similar capacity, and (iv) any corporation or other organization in which the undersigned, the undersigned's spouse and any such relative collectively own at least 10% of any class of equity securities or of the equity interest. The undersigned further recognizes that, in the event that the undersigned is a director or officer of Parent or becomes a director or officer of Parent upon consummation of the Merger, among other things, any sale of Parent Common Stock by the undersigned within a period of less than six months following the Effective Time of the Merger may subject the undersigned to liability pursuant to Section 16(b) of the Securities Exchange Act of 1934, as amended.

         9. Miscellaneous. This Affiliate Agreement is the complete agreement between Parent and the undersigned concerning the subject matter hereof. Any notice required to be sent to any party hereunder shall be sent by registered or certified mail, return receipt requested, using the addresses set forth herein or such other address as shall be furnished in writing by the parties. This Affiliate Agreement shall be governed by the laws of the State of Tennessee.


                     FSB, Inc. - Affiliate Agreement Page 3

                  This Affiliate Agreement is executed as of the 31st day of July, 1998.

                                            Very truly yours,


                                            ------------------------------
                                            Affiliate Signature


                                            Robert Donaldson
                                            Printed Name

                                            ------------------------------
                                            ------------------------------
                                            ------------------------------

                  Add below the signatures of all registered owners of shares which may be deemed to be beneficially owned by the Affiliate.


                                        ---------------------------------------
                                        Name:
                                             ----------------------------------


                                        ---------------------------------------
                                        Name:
                                             ----------------------------------


                                        ---------------------------------------
                                        Name:
                                             ----------------------------------


AGREED TO AND ACCEPTED as of ______________________, 1998.

                                       UNION PLANTERS CORPORATION


                                        By: /s/
                                            -----------------------------------
                                            Jackson W. Moore
                                            President & Chief Operating Officer


                     FSB, Inc. - Affiliate Agreement Page 4

                                    Exhibit 3

                            NONCOMPETITION AGREEMENT

         This Non-Competition Agreement made and entered into as of the _ day of____________, 1998, by and between Union Planters Corporation ("UPC"), a Tennessee Corporation, having its principal offices located in Memphis, Tennessee; First State Bank of Covington ("Bank"), a Tennessee banking corporation with its main office located in Covington, Tennessee and _______________________, an adult resident citizen of the State of Tennessee and who serves as an executive officer or director of FSB, Inc., a Tennessee corporation ("FSB"). For the purposes of this Noncompetition Agreement, First State Bank of Covington or "Bank" shall be interpreted to include any successor entity that may result from a future merger of Bank into a subsidiary of UPC.

         WHEREAS, UPC, Union Planters Holding Corporation ("UP Holding") and FSB have entered into that certain Agreement and Plan of Merger dated as of July 31, 1998 (the "Merger Agreement"), providing for the acquisition by UPC of all of the outstanding common stock, $10.00 par value per share, of FSB ("FSB Common Stock") through the merger of FSB with and into UP Holding, with UP Holding surviving the merger (the "Merger"); and

         WHEREAS, _____________________ was a shareholder as well as a director or executive officer of {FSB and Bank} and has long been associated with {FSB and Bank} and has developed a relationship with the customer base of {FSB and Bank} and possesses confidential information regarding the direct and indirect business operation of {FSB and Bank}; and

         WHEREAS, as a condition precedent to the obligations of UPC and UP Holding to consummate the proposed Merger, ___________________ has agreed to, and does hereby, enter into this Non-Competition Agreement as set forth below.

         NOW THEREFORE, for and in consideration of the cash consideration set forth below, the receipt and sufficiency of which as consideration for this Non-Competition Agreement is hereby acknowledged by _____________________, and in consideration of UPC's agreement to acquire FSB pursuant to the Merger Agreement, the parties hereto intending to be legally bound hereby agree as follows:

         1. Consideration. UPC shall pay to _______________ the sum of Ten Dollars ($10.00) on the date hereof.

         2. Covenant Not to Compete/Term. (a) UPC, UP Holding, and _____________________ acknowledge and agree that: (i) various business connections, clientele and customers of UPC and its subsidiaries, including but not limited to, UP Holding and Bank (collectively, the "Union Planters Companies"), have been established and are maintained at a great expense to the Union Planters Companies; (ii) by virtue of his or her close relationship with, and service as a member of the Board of Directors or executive officer of, {FSB and/or Bank}, and in connection with the Merger, _____________________ has become familiar with the names and lists, and the business needs of the customers and clientele of certain of the Union Planters Companies, including, but not limited to, {Bank}; (iii) __________________, through his or her representation of or association with {FSB and Bank} and his or her business dealings with {FSB or Bank} has become personally acquainted with such customers and prospective customers of the Union Planters Companies; and (iv) UP Holding, Bank and the other Union Planters Companies, will sustain great loss and damage if _________________ violates the covenants and agreements hereinafter set forth, for which loss and damage none of the Union Planters Companies has an adequate remedy at law.

         (b) Based on the foregoing, _____________ hereby expressly covenants and agrees, which covenants and agreements are the essence of this Non-Competition Agreement, that:

                  (i) for a period of two (2) years from the later of the date hereof or the date ______________

            FSB, Inc. - - Form of Noncompetition Agreement - - Page 5 ceases to serve on the Board of Directors of, or as an officer of, or as a consultant or advisory director for any of the Union Planters Companies, including, but not limited to Bank, _________________ shall not, unless acting with the prior written consent of UPC and Bank, directly or indirectly, own, manage, operate, join, control, or finance any business engaged in the business of banking, or that of managing or controlling a bank or banks (which term shall include savings and loan associations), in Tipton County, Tennessee.

                  (ii) for a period of two (2) years from the later of the date hereof or the date ______________ ceases to serve on the Board of Directors of, or as an officer of, or as a consultant or advisory director for any of the Union Planters Companies, including but not limited to Bank, _________________ shall not, unless acting with the prior written consent of UPC and Bank, participate in the ownership, management operation or control of, or serve as a director, officer, employee, or consultant, or become a partner or stockholder of any business engaged in the business of banking, or that of managing or controlling a bank or banks (which term shall include savings and loan associations), in Tipton County, Tennessee.

                  (iii) The limitations stated above in paragraphs (i) and (ii) shall not include any stock owned as of the date of this agreement, or securities purchased in the market, solely as an investment, registered under
Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended, and listed or admitted for trading on any United States national securities exchange or quoted on the National Association of Securities Dealers Automated Quotations System, or any similar automated system for the dissemination of securities price quotations in common use, provided, however, that ______________ is not a member of any control group (within the meaning of the rules and regulations of the Securities and Exchange Commission or the Federal Reserve Board) of any issuer of such securities.

         (c) Further, ________________covenants and agrees that for the same period of time described in paragraphs b(i) and b(ii), ______________ will not solicit the business of any Person known by _____________ to be a customer of Bank or any of the Union Planters Companies with respect to any products or activities which compete in whole or in part with the products or activities of Bank or the Union Planters Companies, in Tipton County, Tennessee.

         (d) _________________ further acknowledges and agrees that during his or her employment with and service on the Board of Directors or as an officer of {FSB and or Bank} prior to the date hereof, as well as after the Effective Time of the Merger with or for any of the Union Planters Companies, including but not limited to Bank, that certain highly confidential information, including, but not being limited to, customer lists, individual customer habits, and other confidential customer and corporate information has been, and will be in the event of continued employment or service, imparted to him or her. Due to the highly confidential nature of said information, _______________ covenants and agrees that he or she will not, during or for a period of one (1) year after the term of his or her employment or service with or for any of the Union Planters Companies, disclose any such confidential information to any person or entity not employed by UPC, or any of the Union Planters Companies, and authorized by UPC to receive such information. This provision shall not apply to the extent that confidential information can be shown (i) to have been disclosed pursuant to judicial or administrative process, (ii) to have been previously lawfully known to _________, (iii) to be in the public domain through no fault of _________, or (iv) to have been later acquired by ____ from other sources either not subject to a confidentiality agreement or without violating any such agreement.

         (e) ________________ acknowledges and agrees that any violation by him or her of the covenants set forth in this Non-Competition Agreement would cause irreparable injury to the Union Planters Companies. _______________ further acknowledges and agrees that in the event of a breach or threatened breach of the provisions of this confidentiality covenant, _____________ or UPC shall be entitled to injunctive relief against him or her by any court of competent jurisdiction having the authority to grant such relief. Nothing herein, however, shall be construed as prohibiting any of the Union Planters Companies from pursuing any other remedies which may be available to them for such a breach or threatened breach, including the recovery of damages from ______________ to any other person or entity.

            FSB, Inc. - - Form of Noncompetition Agreement - - Page 6

         (f) Notwithstanding anything to the contrary in this Agreement, it shall not be a violation hereof for Walker Tipton to provide legal services to banks or other financial institutions, wherever located.

         3. Successors and Assigns. This Non-Competition Agreement shall inure to the benefit of UPC, UP Holding, and Bank, and their respective successors and assigns, including, without limitation, any corporation or agency which may acquire all or substantially all of UPC's, UP Holding's, or Bank's assets and businesses or with which UPC, UP Holding, or Bank may be consolidated or merged.

         4. Entire Agreement. This Non-Competition Agreement contains the entire understanding of the parties. It may not be changed orally but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, notification or discharge is sought.

         5. Severability. The invalidity or unenforceability of any provision hereof in no way affects the validity or enforceability of any other provision.

         6. Waiver of Breach. Failure to insist upon strict compliance with any terms, covenants or conditions hereof shall not be deemed a waiver or relinquishment of such right or power at any other time or times.

         7. Applicable Law. This Non-Competition Agreement shall be governed by the laws of the State of Tennessee.


                                      UNION PLANTERS CORPORATION


                                      By:/s/
                                         --------------------------------------
                                         Jackson W. Moore
                                         President and Chief Operating Officer




                                      FIRST STATE BANK OF COVINGTON


                                      By:/s/
                                         --------------------------------------
                                                   Theodore B. Sloan
                                                   Chairman and CEO


                                      {OFFICER}


                                      -----------------------------------------




            FSB, Inc. - - Form of Noncompetition Agreement - - Page 7

                                                                      APPENDIX C

                            FSB, INC. AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF CONDITION
                                 (IN THOUSANDS)


                                                               SEPTEMBER 30          DECEMBER 31
                                                               ------------     ----------------------
                                                                   1998           1997          1996
                                                               ------------     --------      --------
                                                               (UNAUDITED)
                            ASSETS

CASH AND DUE FROM BANKS ..................................      $   4,120       $  4,659      $  5,656
FEDERAL FUNDS SOLD .......................................          5,249          4,100         3,900
                                                                ---------       --------      --------
   CASH AND CASH EQUIVALENTS .............................          9,369          8,759         9,556
                                                                ---------       --------      --------

INVESTMENT SECURITIES ....................................         29,353         36,149        38,671
                                                                ---------       --------      --------

LOANS AND DISCOUNTS, net of unearned discounts and finance
 charges .................................................        103,948         98,063        84,912
   Less reserve for possible loan losses .................          1,163          1,021           964
                                                                ---------       --------      --------
                                                                  102,785         97,042        83,948
                                                                ---------       --------      --------
BANK PREMISES AND EQUIPMENT, at cost, less  accumulated
 depreciation ............................................          2,320          2,439         2,660
                                                                ---------       --------      --------

OTHER ASSETS .............................................          2,103          1,499         1,494
                                                                ---------       --------      --------

      TOTAL ASSETS .......................................      $ 145,930       $145,888      $136,329
                                                                =========       ========      ========

                      LIABILITIES AND STOCKHOLDERS' EQUITY

DEPOSITS
   Demand ................................................      $  16,360       $ 18,076      $ 15,862
   NOW accounts ..........................................         26,783         28,254        31,174
   Savings ...............................................          7,501          7,201         6,766
   Time, $100,000 and over ...............................         11,696         12,472         6,669
   Other time ............................................         52,499         50,296        49,651
                                                                ---------       --------      --------
                                                                  114,839        116,299       110,122
                                                                ---------       --------      --------
OTHER LIABILITIES
   Accrued interest ......................................            478            419           487
   Accrued taxes and other expenses ......................            519            614           322
   Federal and state income taxes ........................            (69)            90            78
   Federal Home Loan Bank advances .......................         10,519          9,454         9,827
   Deferred federal and state income taxes ...............          1,033          1,233           681
                                                                ---------       --------      --------
                                                                   12,480         11,810        11,395
                                                                ---------       --------      --------
COMMITMENTS AND CONTINGENT LIABILITIES

STOCKHOLDERS' EQUITY
   Common stock, par value $10 per share; shares
    authorized, 2,500,000; shares issued and
    outstanding, 563,610 at September 30, 1998,
    557,357 at December 31, 1997 and 548,957 at
    December 31, 1996.....................................          5,636          5,574         5,490
   Capital surplus .......................................          2,437          2,114         1,842
   Undivided profits .....................................          8,811          7,827         6,257
   Valuation allowance for available for sale
    securities............................................          1,727          2,264         1,223
                                                                ---------       --------      --------
                                                                   18,611         17,779        14,812
                                                                ---------       --------      --------

      TOTAL LIABILITIES AND
         STOCKHOLDERS' EQUITY.............................      $ 145,930       $145,888      $136,329
                                                                =========       ========      ========


See notes to consolidated financial statements

                            FSB, INC. AND SUBSIDIARY
                       CONSOLIDATED STATEMENTS OF EARNINGS
                                 (IN THOUSANDS)

                                                                  NINE MONTHS
                                                                      ENDED             YEAR ENDED
                                                                  SEPTEMBER 30          DECEMBER 31
                                                                  ------------   -----------------------
                                                                     1998          1997           1996
                                                                  ------------   --------       --------
                                                                  (UNAUDITED)
INTEREST INCOME
   Interest and fees on loans ...............................      $ 7,282       $  9,024       $  8,175
   Interest and dividends on investment securities
      Taxable ...............................................          865          1,414          1,464
      Exempt from federal taxes .............................          438            714            761
   Interest on federal funds sold ...........................          224             42            111
   Interest on bank deposits ................................           67             83             76
                                                                   -------       --------       --------
        TOTAL INTEREST INCOME ...............................        8,876         11,277         10,587
                                                                   -------       --------       --------

INTEREST EXPENSE
   Interest on deposits .....................................        3,435          4,362          4,328
   Interest on federal funds purchased ......................            1             53             20
   Other interest ...........................................          465            568            441
                                                                   -------       --------       --------
        TOTAL INTEREST EXPENSE ..............................        3,901          4,983          4,789
                                                                   -------       --------       --------

NET INTEREST INCOME .........................................        4,975          6,294          5,798

PROVISION FOR POSSIBLE LOAN LOSSES ..........................         (273)          (123)           (93)
                                                                   -------       --------       --------

NET INTEREST INCOME AFTER PROVISION FOR
LOAN LOSSES .................................................        4,702          6,171          5,705
                                                                   -------       --------       --------

OTHER INCOME
   Service charges on deposits, collections, exchange charges
    and fees ................................................          700            909            874
   Mortgage banking fees ....................................          432            337            320
   Investment securities gains ..............................           23             25              3
   Other ....................................................           99            123            100
                                                                   -------       --------       --------
        TOTAL OTHER INCOME ..................................        1,254          1,394          1,297
                                                                   -------       --------       --------

OTHER EXPENSE
   Salaries and wages .......................................        1,409          1,787          1,715
   Employee benefits ........................................          424            532            507
   Occupancy expense ........................................          569            769            759
   Other operating expenses .................................          958          1,153          1,086
                                                                   -------       --------       --------
        TOTAL OTHER EXPENSE .................................        3,360          4,241          4,067
                                                                   -------       --------       --------

EARNINGS BEFORE INCOME TAXES ................................        2,596          3,324          2,935

APPLICABLE INCOME TAXES .....................................          819          1,007            844
                                                                   -------       --------       --------

NET EARNINGS ................................................      $ 1,777       $  2,317       $  2,091
                                                                   =======       ========       ========

EARNINGS PER SHARE ..........................................      $  3.16       $   4.19       $   3.79
                                                                   =======       ========       ========

See notes to consolidated financial statements

                            FSB, INC. AND SUBSIDIARY
                       CONSOLIDATED STATEMENTS OF CHANGES
                             IN STOCKHOLDERS' EQUITY
                                 (IN THOUSANDS)

                                                                                                      NET UNREALIZED
                                                                                                      GAIN (LOSS) ON
                                                       COMMON STOCK                                     AVAILABLE
                                                    -------------------       CAPITAL      UNDIVIDED     FOR SALE
                                                    SHARES      AMOUNT        SURPLUS       PROFITS     SECURITIES        TOTAL
                                                    ------      -------       -------      ---------  --------------    --------

BALANCE AT DECEMBER 31, 1995 ..................       551       $ 5,514       $ 1,850       $ 4,811       $ 1,026       $ 13,201

   Net earnings for the year ..................        --            --            --         2,091            --          2,091
   Cash dividends - $1.08 per share ...........        --            --            --          (595)           --           (595)
   Purchase and retirement of common stock ....        (2)          (24)           (8)          (50)           --            (82)
   Change in valuation allowance for
    available for sale securities .............        --            --            --            --           197            197
                                                      ---       -------       -------       -------       -------       --------

BALANCE AT DECEMBER 31, 1996 ..................       549         5,490         1,842         6,257         1,223         14,812

   Net earnings for the year ..................        --            --            --         2,317            --          2,317
   Cash dividends - $1.30 per share ...........        --            --            --          (718)           --           (718)
   Purchase and retirement of common stock ...         (1)           (9)           (3)          (29)           --            (41)
   Sale of common stock through dividend
    reinvestment plan .........................         9            93           275            --            --            368
   Change in valuation allowance for
    available for sale securities .............        --            --            --            --         1,041          1,041
                                                      ---       -------       -------       -------       -------       --------

BALANCE AT DECEMBER 31, 1997 ..................       557         5,574         2,114         7,827         2,264         17,779

   Net earnings for the year (unaudited) ......        --            --            --         1,777            --          1,777
   Cash dividends - $1.32 per share (unaudited)        --            --            --          (739)           --           (739)
   Purchase and retirement of common
     stock (unaudited) ........................        (1)          (10)           (4)          (54)           --            (68)
   Sale of common stock through dividend
    reinvestment plan (unaudited) .............         7            72           327            --            --            399
   Change in valuation allowance for
    available for sale securities (unaudited)          --            --            --            --          (537)          (537)
                                                      ---       -------       -------       -------       -------       --------

BALANCE AT SEPTEMBER 30,
  1998 (UNAUDITED) ............................       563       $ 5,636       $ 2,437       $ 8,811       $ 1,727       $ 18,611
                                                      ===       =======       =======       =======       =======       ========

See notes to consolidated financial statements

                            FSB, INC. AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)


                                                                          NINE MONTHS
                                                                             ENDED                     YEAR ENDED
                                                                          SEPTEMBER 30                 DECEMBER 31
                                                                          ------------        ---------------------------
                                                                             1998               1997               1996
                                                                          -----------         --------           --------
                                                                          (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES
   Interest and dividends received ...................................      $ 8,051           $ 10,637           $  9,796
   Fees and commissions received .....................................        1,608              1,835              1,694
   Interest paid .....................................................       (3,842)            (5,052)            (4,714)
   Cash paid to suppliers and employees ..............................       (3,188)            (3,638)            (3,555)
   Income taxes paid .................................................       (1,022)            (1,035)              (813)
                                                                            -------           --------           --------
      Net cash provided by (used in) operating activities ............        1,607              2,747              2,408
                                                                            -------           --------           --------

CASH FLOWS FROM INVESTING ACTIVITIES
   Purchases of available for sale and equity securities .............       (3,657)            (4,519)            (8,095)
   Proceeds from sales of available for sale and equity securities ...        7,266              4,190                 --
   Proceeds from maturities of available for sale securities .........        2,255              5,652             10,081
   Purchases of held to maturity securities ..........................         (532)            (1,481)            (1,195)
   Proceeds from maturities of held to maturity securities ...........          736                500              1,000
   Net (increase) in customer loans ..................................       (6,259)           (13,252)           (11,779)
   Purchase of bank premises and equipment ...........................         (139)              (176)              (183)
   Proceeds from sale of equipment ...................................           --                  8                 33
   Proceeds from sale of real estate owned other than
    bank premises ....................................................          135                121                297
                                                                            -------           --------           --------
      Net cash provided by (used in) investing activities ............         (195)            (8,957)            (9,841)
                                                                            -------           --------           --------

CASH FLOWS FROM FINANCING ACTIVITIES
   Net increase (decrease) in demand deposits, NOW accounts
    and savings accounts .............................................       (2,886)              (271)              (566)
   Net increase in certificates of deposit ...........................        1,426              6,448              1,239
   Repayments of Federal Home Loan Bank advances .....................         (936)              (923)            (1,189)
   Proceeds from Federal Home Loan Bank advances .....................        2,000                550              3,282
   Purchase and retirement of the Company's common stock .............          (68)               (42)               (82)
   Sale of the Company's common stock ................................          400                368                 --
   Cash dividends paid ...............................................         (738)              (717)              (595)
                                                                            -------           --------           --------
      Net cash provided by (used in) financing activities ............         (802)             5,413              2,089
                                                                            -------           --------           --------

NET INCREASE (DECREASE) IN CASH AND CASH
 EQUIVALENTS .........................................................          610               (797)            (5,344)
                                                                            -------           --------           --------

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR .......................        8,759              9,556             14,900
                                                                            -------           --------           --------

CASH AND CASH EQUIVALENTS AT END OF YEAR .............................      $ 9,369           $  8,759           $  9,556
                                                                            =======           ========           ========

See notes to consolidated financial statements

                            FSB, INC. AND SUBSIDIARY
                CONSOLIDATED STATEMENTS OF CASH FLOWS - CONTINUED
                                 (IN THOUSANDS)



                                                                           NINE MONTHS
                                                                              ENDED                    YEAR ENDED
                                                                           SEPTEMBER 30                DECEMBER 31
                                                                           ------------         -------------------------
                                                                              1998                1997             1996
                                                                           ------------         -------           -------
                                                                           (UNAUDITED)
RECONCILIATION OF NET EARNINGS TO NET CASH
 PROVIDED BY OPERATING ACTIVITIES

NET EARNINGS ............................................................     $ 1,777           $ 2,317           $ 2,091

ADJUSTMENTS TO RECONCILE NET EARNINGS TO
 NET CASH PROVIDED BY OPERATING ACTIVITIES
   Depreciation .........................................................         258               396               412
   Reserve for possible loan losses .....................................         273               123                93
   Discount accretion and premium amortization ..........................        (119)             (160)             (339)
   (Gain) loss on sale of securities ....................................         (23)              (25)               --
   (Gain) loss on sale of bank premises and equipment ...................          --                (7)               (7)
   (Gain) loss on sale of real estate owned other than bank premises ....         (20)               (7)               (1)
   Deferred income taxes (credits) ......................................          --               (40)              (18)
   (Increase) decrease in assets
      Other assets, excluding real estate owned other than
       bank premises and deferred income taxes ..........................        (345)              (86)               58
   Increase (decrease) in liabilities
      Accrued interest ..................................................          59               (68)               75
      Accrued taxes and other expenses ..................................         (50)              292                42
      Federal and state income taxes ....................................        (203)               12                 2
                                                                              -------           -------           -------

                                                                              $ 1,607           $ 2,747           $ 2,408
                                                                              =======           =======           =======

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING
 ACTIVITIES

Real estate owned other than bank premises acquired through
 satisfaction of loans ..................................................     $   164           $    35           $   410
                                                                              =======           =======           =======

See notes to consolidated financial statements

                            FSB, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     YEARS ENDED DECEMBER 31, 1997 AND 1996


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF OPERATIONS AND PRINCIPLES OF CONSOLIDATION - The consolidated financial statements include the accounts of FSB, Inc. (the Company) and its wholly-owned subsidiary, (First State Bank of Covington, Tennessee) (the Bank). The consolidated financial statements also include the accounts of two wholly-owned inactive subsidiaries that were purchased from FSB, Inc. by the Bank in 1997. All significant inter-company transactions, profits and balances have been eliminated in consolidation.

First State Bank of Covington, Tennessee provides a variety of banking services to individuals and businesses in Tipton County and the surrounding area. Its primary deposit products are demand deposits, NOW accounts and certificates of deposits, and its primary lending products are commercial business, real estate mortgage and installment loans.

USE OF ESTIMATES - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

A material estimate that is particularly susceptible to significant change relates to the determination of the allowance for losses on loans as discussed in LOANS AND ALLOWANCE FOR LOAN LOSSES below.

INVESTMENT SECURITIES - In accordance with Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities, management of the Company has classified debt securities held as available for sale or held to maturity. Debt securities and marketable equity securities classified as available for sale are included at fair value in the accompanying consolidated statements of condition. Unrealized gains or losses on debt and marketable equity securities available for sale are recorded as a separate component of stockholders' equity (net of applicable deferred income taxes of $1,385,625 and $789,290 for debt securities at December 31, 1997 and 1996, respectively). Debt securities classified as held to maturity are stated at cost adjusted for amortization of premiums and accretion of discounts, computed by the interest method. Other equity securities are carried at the lower of cost or estimated fair value at the balance sheet date. Realized gains and losses on the sale of securities are recognized upon sale of the securities and are computed on the basis of specific identification of the adjusted basis of each security.

                            FSB, INC. AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
                     YEARS ENDED DECEMBER 31, 1997 AND 1996


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - CONTINUED

LOANS AND ALLOWANCE FOR LOAN LOSSES - Loans are stated net of unearned discounts and finance charges and are reduced by an allowance for loan losses. Unearned discount on installment loans is recognized as income over the terms of the loans by the Rule of 78's and interest methods. In the accompanying financial statements, unearned discount is not materially different from that which would be recognized had the interest method been used exclusively. Interest on other loans is calculated by using the simple interest method on daily balances of the principal amount outstanding.

The allowance for loan losses is maintained at a level which, in management's judgment, is adequate to absorb credit losses inherent in the loan portfolio. The amount of the allowance is based on management's evaluation of the collectibility of the loan portfolio, including the nature of the portfolio, credit concentrations, trends in historical loss experience, specific impaired loans and economic conditions. Allowances for impaired loans are generally determined based on collateral values or the present value of estimated cash flows. The allowance is increased by a provision for loan losses, which is charged to expense and reduced by charge-offs, net of recoveries. Changes in the allowance relating to impaired loans are charged or credited to the provision for loan losses. Because of uncertainties inherent in the estimation process, management's estimate of credit losses inherent in the loan portfolio and the related allowance may change in the near term.

Accrual of interest is discontinued on a loan when management believes, after considering economic and business conditions and collection efforts, that the borrowers' financial condition is such that collection of interest is doubtful or when a loan is specifically determined to be impaired. Any unpaid interest previously accrued on those loans is reversed from income. Interest income generally is not recognized on specific impaired loans unless the likelihood of further loss is remote. Interest payments received on such loans are applied as a reduction of the loan principal balance. Interest income on other nonaccrual loans is recognized only to the extent of interest payments received.

LOAN ORIGINATION FEES AND COSTS - Loan origination fees and certain direct origination costs, if material, are deferred and amortized as a yield adjustment over the lives of the related loans.

BANK PREMISES AND EQUIPMENT - Bank premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed using straight-line and accelerated methods over the estimated useful lives of the various classes of assets. Repairs and

                            FSB, INC. AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
                     YEARS ENDED DECEMBER 31, 1997 AND 1996


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - CONTINUED

BANK PREMISES AND EQUIPMENT - CONTINUED

maintenance are charged to operations as incurred while expenditures for renewals and betterments are capitalized. When property is sold or otherwise disposed of, the cost and related accumulated depreciation are removed from the respective accounts and the resulting gains or losses are reflected in operations.

INCOME TAXES - Deferred income taxes have been provided in recognition of temporary differences in the basis of certain balance sheet items for income tax and financial accounting purposes.

EARNINGS PER SHARE - Earnings per share have been computed using the weighted average number of common shares outstanding during each year -- 553,742 in 1997 and 551,019 in 1996.

OTHER - Other real estate (Note 6) acquired through partial or total satisfaction of loans is carried at the lower of cost (the recorded balance satisfied at date of acquisition) or fair value less estimated costs to sell and is included in Other Assets. Any loss incurred at the date of acquisition is charged to the Reserve for Possible Loan Losses. Subsequent gains or losses on disposition of such assets and operating income and expenses relating to such assets are reported in Other Income or Other Expenses, as appropriate.

STATEMENTS OF CASH FLOWS - For purposes of the Consolidated Statements of Cash Flows, the Company's policy is to consider cash on hand, amounts due from banks and federal funds sold as cash and cash equivalents. Generally, federal funds are purchased and sold for one-day periods.

FAIR VALUES OF FINANCIAL INSTRUMENTS - Statement of Financial Accounting Standards No. 107, Disclosures about Fair Value of Financial Instruments, requires disclosure of fair value information about financial instruments, whether or not recognized in the statements of financial condition. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instruments. Statement No. 107

                            FSB, INC. AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
                     YEARS ENDED DECEMBER 31, 1997 AND 1996


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - CONTINUED

FAIR VALUES OF FINANCIAL INSTRUMENTS - CONTINUED

excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of FSB, Inc. and Subsidiary.

The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

     Cash and cash equivalents: The carrying amounts reported in the statement of condition for cash and cash equivalents approximate those assets' fair values.

     Investment securities (including mortgage-backed securities): Fair values for investment securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

     Loans: For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying amounts. The fair values for other loans (for example, fixed rate commercial real estate and rental property mortgage loans and commercial and industrial loans) are estimated using discounted cash flow analysis, based on interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Loan fair value estimates include judgments regarding future expected loss experience and risk characteristics. The carrying amount of accrued interest receivable approximates its fair value.

     Deposits: The fair values disclosed for demand deposits (for example, NOW accounts and passbook accounts) are, by definition, equal to the amount payable on demand at the reporting date (that is, their carrying amounts). The fair value for certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated contractual maturities on such time deposits. The carrying amount of accrued interest payable approximates fair value.

     Federal Home Loan Bank Advances: Fair value for Federal Home Loan Bank advances is estimated using discounted cash flow analysis, based on interest rates currently available.

                            FSB, INC. AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
                     YEARS ENDED DECEMBER 31, 1997 AND 1996


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - CONTINUED

FAIR VALUES OF FINANCIAL INSTRUMENTS - CONTINUED

     Off-balance-sheet instruments: The Bank has commitments to extend credit and standby letters of credit. These types of credit are made at market rates; therefore, there would be no market risk associated with these credits which would create a significant fair value liability for the Bank.

RECLASSIFICATIONS - For comparability, amounts for 1996 have been reclassified where appropriate to conform to the 1997 financial statement presentation.


NOTE 2 - INVESTMENT SECURITIES

The amortized cost and fair values of investments in securities are as follows:


                                                              GROSS           GROSS
                                            AMORTIZED       UNREALIZED      UNREALIZED          FAIR
                                              COST            GAINS           LOSSES            VALUE
                                           -----------      ----------      -----------      -----------

          DECEMBER 31, 1997

AVAILABLE FOR SALE
   U.S. Government obligations ......      $ 1,987,703      $   12,922      $        --      $ 2,000,625
   U.S. Government agency obligations       13,450,215          75,813           15,918       13,510,110
   Obligations of states and other
    political subdivisions ..........        8,333,862         227,017            3,239        8,557,640
   Mortgage-backed securities .......        2,240,251          22,510           15,543        2,247,218
   Marketable equity securities .....        1,092,377       3,346,663               --        4,439,040
                                           -----------      ----------      -----------      -----------
                                            27,104,408       3,684,925           34,700       30,754,633
                                           -----------      ----------      -----------      -----------
HELD TO MATURITY
   Obligations of states and other
    political subdivisions ..........        4,063,815         137,439               --        4,201,254
                                           -----------      ----------      -----------      -----------

OTHER EQUITY SECURITIES .............        1,330,117         160,988               --        1,491,105
                                           -----------      ----------      -----------      -----------

                                           $32,498,340      $3,983,352      $    34,700      $36,446,992
                                           ===========      ==========      ===========      ===========

                                                                              11
                            FSB, INC. AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
                     YEARS ENDED DECEMBER 31, 1997 AND 1996


NOTE 2 - INVESTMENT SECURITIES - CONTINUED

                                                              GROSS           GROSS
                                            AMORTIZED       UNREALIZED      UNREALIZED           FAIR
                                              COST            GAINS           LOSSES             VALUE
                                           -----------      ----------      -----------      -----------

          DECEMBER 31, 1996

AVAILABLE FOR SALE
   U.S. Government obligations ......      $ 3,982,081      $   35,984      $        --      $ 4,018,065
   U.S. government agency obligations       14,722,068          69,780           43,383       14,748,465
   Obligations of states and other
    political subdivisions ..........        8,742,382         260,073            2,033        9,000,422
   Mortgage-backed securities .......        2,877,396          34,538           30,320        2,881,614
   Marketable equity securities .....        1,079,114       1,704,556           66,451        2,717,219
                                           -----------      ----------      -----------      -----------
                                            31,403,041       2,104,931          142,187       33,365,785
                                           -----------      ----------      -----------      -----------
HELD TO MATURITY
   Obligations of states and other
    political subdivisions ..........        4,070,078         118,200            1,016        4,187,262
                                           -----------      ----------      -----------      -----------

OTHER EQUITY SECURITIES .............        1,235,130         136,115               --        1,371,245
                                           -----------      ----------      -----------      -----------

                                           $36,708,249      $2,359,246      $   143,203      $38,924,292
                                           ===========      ==========      ===========      ===========


Carrying amounts on the consolidated statements of condition are as follows:

                                                              DECEMBER 31
                                                     ----------------------------
                                                        1997              1996
                                                     -----------      -----------

Securities available for sale (fair value) ....      $30,754,633      $33,365,785
Securities held to maturity and other equity
 securities (amortized cost) ..................        5,393,932        5,305,208
                                                     -----------      -----------

                                                     $36,148,565      $38,670,993
                                                     ===========      ===========

                            FSB, INC. AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
                     YEARS ENDED DECEMBER 31, 1997 AND 1996


NOTE 2 - INVESTMENT SECURITIES - CONTINUED

The amortized cost and fair value of debt securities at December 31, 1997, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                       AVAILABLE FOR SALE                        HELD TO MATURITY
                                                -------------------------------           ------------------------------
                                                 AMORTIZED              FAIR              AMORTIZED             FAIR
                                                   COST                 VALUE                COST               VALUE
                                                -----------          -----------          ----------          ----------

Due in one year or less .....................   $14,367,499          $14,405,809          $  733,200          $  743,980
Due after one year through five years .......     7,807,802            7,974,709           2,520,615           2,626,959
Due after five years through ten years ......     1,273,123            1,330,749             810,000             830,315
Due after 10 years ..........................       323,356              357,108                  --                  --
                                                -----------          -----------          ----------          ----------
                                                 23,771,780           24,068,375           4,063,815           4,201,254
Mortgage-backed securities ..................     2,240,251            2,247,218                  --                  --
                                                -----------          -----------          ----------          ----------

                                                $26,012,031          $26,315,593          $4,063,815          $4,201,254
                                                ===========          ===========          ==========          ==========


Proceeds from sales of available for sale securities were $3,553,466 in 1997. There were gross realized gains of $54,591 and gross realized losses of $76,041 on those sales. There were no sales of available for sale securities in 1996.

Investment securities with a carrying amount of $18,089,444 and approximate market value of $18,227,000 at December 31, 1997 ($21,178,033 carrying amount and approximate market value of $21,296,000 at December 31, 1996) were pledged to secure public deposits.

                                                                              13
                            FSB, INC. AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
                     YEARS ENDED DECEMBER 31, 1997 AND 1996


NOTE 3 - LOANS

Major classifications of loans are as follows:

                                                   DECEMBER 31
                                    ------------------------------------
                                         1997                    1996
                                    -------------           ------------

Commercial and industrial ....      $   9,320,796           $  7,880,755
Real estate - construction ...          8,320,108              4,869,196
Real estate - other ..........         66,843,645             60,388,096
Farmers ......................          2,808,119              2,300,346
Consumer installment .........         10,057,726              9,478,980
Other ........................          2,794,040              2,325,907
                                    -------------           ------------
                                      100,144,434             87,243,280
Unearned discount ............         (2,080,964)            (2,331,230)
                                    -------------           ------------

                                    $  98,063,470           $ 84,912,050
                                    =============           ============


The Bank grants loans to customers located in Tipton County and the surrounding area. It is the policy of the Bank to require adequate collateral for all loans, as deemed necessary. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment and income producing commercial properties.

There were no nonaccrual loans at December 31, 1997 or 1996.

Loans included $25,000 and $115,000 in participation loans at December 31, 1997 and 1996, respectively.

                                                                              14
                            FSB, INC. AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
                     YEARS ENDED DECEMBER 31, 1997 AND 1996


NOTE 4 - RESERVE FOR POSSIBLE LOAN LOSSES

Changes in the reserve for possible losses are summarized below:

                                                      YEAR ENDED DECEMBER 31
                                                 -------------------------------
                                                    1997                  1996
                                                 -----------           ---------

Balance at beginning of year ..............      $   964,537           $ 980,666
Provision charged to operations ...........          123,000              93,000
Loans charged off, net of recoveries of
 $56,128 in 1997 and $22,205 in 1996 ......          (66,048)           (109,129)
                                                 -----------           ---------

Balance at end of year ....................      $ 1,021,489           $ 964,537
                                                 ===========           =========


NOTE 5 - BANK PREMISES AND EQUIPMENT

Investment in bank premises and equipment is summarized as follows:

                                               DECEMBER 31
                                  ---------------------------------
                                      1997                  1996
                                  -----------           -----------

Land .........................    $   192,757           $   192,757
Buildings ....................      2,538,019             2,538,019
Furniture and fixtures .......      2,061,596             1,898,189
                                  -----------           -----------
                                    4,792,372             4,628,965
Accumulated depreciation .....     (2,352,882)           (1,968,607)
                                  -----------           -----------

                                  $ 2,439,490           $ 2,660,358
                                  ===========           ===========


Depreciation expense, included in occupancy expense on the Consolidated Statements of Earnings, amounted to $396,234 and $411,555 in 1997 and 1996, respectively.

                            FSB, INC. AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
                     YEARS ENDED DECEMBER 31, 1997 AND 1996


NOTE 6 - OTHER ASSETS

Other assets are summarized as follows:

                                                     DECEMBER 31
                                           ------------------------------
                                              1997                 1996
                                           ----------          ----------

Accrued interest receivable ........       $1,075,554          $1,075,325
Real estate owned other than bank
 premises (Note 1) .................           34,600             114,663
Other ..............................          389,523             304,046
                                           ----------          ----------

                                           $1,499,677          $1,494,034
                                           ==========          ==========


NOTE 7 - DEPOSITS

At December 31, 1997, the scheduled maturities of certificates of deposit are as follows:


1998 ....................     $40,226,109
1999 ....................      20,552,948
2000 ....................       1,024,246
2001 ....................              --
2002 ....................         965,224
                              -----------

                              $62,768,527
                              ===========


NOTE 8 - FEDERAL HOME LOAN BANK ADVANCES

The Bank has advances from the Federal Home Loan Bank of Cincinnati of $9,454,476 and $9,827,201 at December 31, 1997 and 1996, respectively. The advances have interest rates from 5.05% to 6.55% with maturity dates ranging from September 25, 2002 to February 1, 2009. At December 31, 1997, the Bank had pledged as collateral on these advances $14,265,326 of its loans secured by mortgages on one-to-four family residential properties and 11,958 shares of Federal Home Loan Bank stock with a carrying value (cost) of $1,195,800.

                            FSB, INC. AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
                     YEARS ENDED DECEMBER 31, 1997 AND 1996


NOTE 8 - FEDERAL HOME LOAN BANK ADVANCES - CONTINUED

Future minimum payments related to Federal Home Loan Bank advances at December 31, 1997 are as follows:


               1998..........................................    $3,919,175
               1999..........................................        736,271
               2000..........................................        781,179
               2001..........................................        828,504
               2002..........................................      1,404,371
            Later years......................................      1,784,976
                                                                  ----------

                                                                  $9,454,476
                                                                  ==========


NOTE 9 - EMPLOYEE STOCK OWNERSHIP PLAN

The Bank maintains the FSB Employee Stock Ownership Plan (with 401(k) Provisions). Under the plan, both basic contributions and optional matching contributions are determined annually by the Bank's Board of Directors. Voluntary contributions by the participants are permitted. The plan covers essentially all full-time employees of the Bank. Total compensation expense related to this plan (included in employee benefits) was $156,000 in 1997 and 144,000 in 1996. The FSB Employee Stock Ownership Plan held 95,176 and 92,096 shares of the Company's common stock at December 31, 1997 and 1996, respectively.


NOTE 10 - INCOME TAXES

Federal and state income taxes on earnings consist of the following:

                                                             YEAR ENDED DECEMBER 31
                                                        -------------------------------
                                                            1997                1996
                                                        -----------           ---------

         Current
             Federal .............................      $   844,420           $ 682,055
             State ...............................          202,225             179,755
                                                        -----------           ---------
                                                          1,046,645             861,810
         Deferred income tax expense (benefit) ...          (40,020)            (17,710)
                                                        -----------           ---------

                                                        $ 1,006,625           $ 844,100
                                                        ===========           =========

                            FSB, INC. AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
                     YEARS ENDED DECEMBER 31, 1997 AND 1996


NOTE 10 - INCOME TAXES - CONTINUED

Deferred federal and state income tax assets and liabilities arise from temporary differences in the bases of certain balance sheet items for income tax and financial reporting purposes. The differences relate principally to the allowance for loan losses, bank premises and equipment, computer software and the deferred compensation agreement liability.

At December 31, 1997, there was a net deferred federal and state income tax liability of $1,233,610 composed of total deferred tax assets of $309,180 and total deferred tax liabilities of $1,542,790.

At December 31, 1996, there is a net deferred federal and state income tax liability of $680,700, composed of total deferred tax assets of $282,900 and total deferred tax liabilities of $963,600.

The reasons for the differences in income tax expense on earnings before income taxes and the amount computed by applying the statutory federal income tax rates are as follows:

                                                                        YEAR ENDED DECEMBER 31
                                               ----------------------------------------------------------------
                                                            1997                                1996
                                               ----------------------------         ---------------------------
                                                                    % OF                                % OF
                                                                   PRE-TAX                             PRE-TAX
                                                  AMOUNT           EARNINGS           AMOUNT           EARNINGS
                                               -----------         --------         -----------        --------

Earnings before income taxes ...........       $ 3,324,046           100%           $ 2,935,202           100%
                                               ===========           ===            ===========           ===

Tax expense at statutory rates .........       $ 1,130,176            34%           $   997,969            34%
Add (deduct)
    State income taxes net of federal
     tax benefit .......................           128,423             4                116,236             4
    Nondeductible expenses .............             2,276            --                  1,277            --
    Federal income tax benefit
     arising from nontaxable
     income (primarily interest) .......          (254,250)           (8)              (271,382)           (9)
                                               -----------           ---            -----------           ---

        Total ..........................       $ 1,006,625            30%           $   844,100            29%
                                               ===========           ===            ===========           ===

                                                                              18
                            FSB, INC. AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
                     YEARS ENDED DECEMBER 31, 1997 AND 1996


NOTE 11 - DIVIDEND RESTRICTIONS

Cash dividends are restricted to payment from undivided profits under applicable state banking laws. Under state law, at least 10% of annual earnings of the Bank must be transferred to capital surplus until capital surplus equals the par value of outstanding common stock. Capital surplus of the bank was $1,132,300 in excess of the par value of common stock of the Bank recorded as outstanding at December 31, 1997 and 1996.


NOTE 12 - COMMITMENTS AND CONTINGENT LIABILITIES

FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK - In the normal course of business, the Bank makes various commitments and incurs certain liabilities that are not presented in the accompanying consolidated financial statements. The commitments and contingent liabilities include commitments to extend credit and letters of credit.

Commitments to extend credit were approximately $7,800,000 and $5,735,000 at December 31, 1997 and 1996, respectively. Substantially all commitments were at variable interest rates. Letters of credit of approximately $333,000 and $390,000 were outstanding at December 31, 1997 and 1996, respectively. In the opinion of management, no material adverse effect on the consolidated financial position or results of operations is anticipated as a result of these items. Those instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the consolidated statement of condition. The contract amounts of those instruments reflect the extent of involvement the Bank has in particular classes of financial instruments.

The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and letters of credit written is represented by the contractual notional amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet financial instruments.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each

                                                                              19
                            FSB, INC. AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
                     YEARS ENDED DECEMBER 31, 1997 AND 1996


NOTE 12 - COMMITMENTS AND CONTINGENT LIABILITIES - CONTINUED

FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK - CONTINUED

customer's creditworthiness on a case-by-case basis. The amount of collateral obtained by the Bank upon extension of credit is based on management's credit evaluation of the customer. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment and income producing commercial properties.

Letters of credit written are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. All guarantees are considered short-term and expire within five years. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers.

CONCENTRATION OF CREDIT RISK - The Bank maintains its cash in bank deposit accounts which, at times, may exceed federally insured limits. The Bank has not experienced any losses in such accounts. The Bank believes it is not exposed to any significant credit risk on cash and cash equivalents.

DEFERRED COMPENSATION AGREEMENT - On March 16, 1990, the Board of Directors approved a deferred compensation agreement for the directors. Under the plan, each director has elected to defer receipt of a portion of fees to be earned during the deferral period (60 month period beginning January 1, 1990). Deferred fees will be paid to the director in 120 monthly installments or as a lump sum beginning on the first business day of the month following the latter of completion of the deferral period or the date upon which the director attains the age of 65, or upon the director's death if such shall occur first. Payments of $8,097 and $6,034 were made to directors and former directors in 1997 and 1996, respectively. Included in accrued taxes and other expenses in the accompanying consolidated statement of condition at December 31, 1997 is approximately $118,200 for future payments required under this agreement ($97,900 at December 31, 1996).

SEVERANCE PAY AGREEMENTS - The Bank has entered into severance pay agreements with certain of its officers to pay amounts in the event of certain terminations of their employment after a change in control of the Bank.

OPERATING LEASE COMMITMENTS - The Bank leases vehicles under noncancelable operating lease agreements. Lease expense under these agreements was $16,867 and $1,493 for the years ended December 31, 1997 and 1996, respectively.

                                                                              20
                            FSB, INC. AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
                     YEARS ENDED DECEMBER 31, 1997 AND 1996


NOTE 12 - COMMITMENTS AND CONTINGENT LIABILITIES - CONTINUED

OPERATING LEASE COMMITMENTS - CONTINUED

Future minimum lease commitments are summarized as follows:

   YEAR ENDING DECEMBER 31                                            AMOUNT
   -----------------------                                            ------
            1997.................................................     $18,226
            1998.................................................      13,345
            1999.................................................       1,359
                                                                      -------

                                                                      $32,930
                                                                      =======


NOTE 13 - FAIR VALUES OF FINANCIAL INSTRUMENTS

The estimated fair values (Note 1) of the Company's financial instruments are as follows:

                                                     DECEMBER 31, 1997                    DECEMBER 31, 1996
                                              --------------------------------     -------------------------------

                                                 CARRYING            FAIR             CARRYING           FAIR
                                                  AMOUNT             VALUE             AMOUNT            VALUE
                                              ---------------   --------------     --------------   --------------

Financial assets:
    Cash and cash equivalents...............  $  8,758,552      $  8,758,552       $  9,556,310     $  9,556,310
    Investment securities...................    36,148,565        36,446,992         38,670,993       38,924,292
    Loans, net of allowance.................    97,041,981        96,755,408         83,947,513       84,230,677

Financial liabilities:
    Deposits................................   116,299,157       116,534,336        110,122,062      110,137,647
    Federal Home Loan Bank
     advances...............................     9,454,476         9,534,484          9,827,201        9,681,739


The carrying amounts in the preceding table are included in the Consolidated Statements of Condition under the applicable captions.

                            FSB, INC. AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
                     YEARS ENDED DECEMBER 31, 1997 AND 1996


NOTE 14 - RELATED PARTY TRANSACTIONS

In the ordinary course of business, the Bank makes loans to its principal officers and directors and their associates. These loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other borrowers. Loans to such borrowers amounted to approximately $2,238,000 and $1,500,000 at December 31, 1997 and 1996, respectively.


NOTE 15 - REGULATORY CAPITAL MATTERS

The Bank is subject to various regulatory capital requirements administered by its primary federal regulator, the Federal Deposit Insurance Corporation (FDIC). Failure to meet the minimum regulatory capital requirements can initiate certain mandatory, and possibly additional discretionary actions by regulators, that if undertaken, could have a direct material affect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measure of the Bank's assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (as set forth in the table below) of total and Tier I capital to risk-weighted assets (all as defined in the regulations), and of Tier I capital to average assets (as defined). Management believes, as of December 31, 1997, that the Bank meets all the capital adequacy requirements to which it is subject.

As of December 31, 1997 and 1996, the most recent notification from the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the table. There are no conditions or events since the most recent notification that management believes have changed the Bank's prompt corrective action category.

                            FSB, INC. AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
                     YEARS ENDED DECEMBER 31, 1997 AND 1996


NOTE 15 - REGULATORY CAPITAL MATTERS - CONTINUED

The Bank's actual capital amounts and ratios as of December 31, 1997 and 1996, are also presented in the table below.

                                                                                                TO BE WELL
                                                                                             CAPITALIZED UNDER
                                                                     FOR CAPITAL             PROMPT CORRECTIVE
                                            ACTUAL                  AGENCY PURPOSES          ACTION PROVISIONS
                                    ---------------------       ----------------------    -----------------------
                                     AMOUNT         RATIO         AMOUNT        RATIO       AMOUNT         RATIO
                                    ---------       -----       ----------    --------    ----------     --------

                                   (dollars in                 (dollars in               (dollars in
                                    thousands)                  thousands)                thousands)
AS OF DECEMBER 31, 1997:
  Total Capital (to
   Risk-Weighted Assets)..........  $  15,122       16.48%       >=$ 7,339    >=  8.00%    >=$ 9,174     >= 10.00%

  Tier I Capital (to
   Risk-Weighted Assets)..........     14,100       15.37%       >=  3,669    >=  4.00%    >=  5,504     >=  6.00%

  Tier I Capital (to
   Average Assets)................     14,100       10.14%       >=  4,173    >=  3.00%    >=  6,955     >=  5.00%


AS OF DECEMBER 31, 1996:
  Total Capital (to
   Risk-Weighted Assets)..........     13,947       17.12%       >=  6,518    >=  8.00%    >=  8,148     >= 10.00%

  Tier I Capital (to
   Risk-Weighted Assets)..........     12,982       15.93%       >=  3,259    >=  4.00%    >=  4,889     >=  6.00%

  Tier I Capital (to
   Average Assets)................     12,982       10.01%       >=  3,888    >=  3.00%    >=  6,480     >=  5.00%

                                                                      APPENDIX D



                                 August 4, 1998


The Board of Directors
c/o Mr. Theodore B. Sloan
    Chairman of the Board of Directors
    FSB, Inc.
    103 Pleasant Avenue
    Covington, Tennessee 38019


Re: Preliminary Fairness Opinion regarding the Proposed Acquisition of FSB,
    Inc., by Union Planters Corporation


Dear Directors:

Mercer Capital Management, Inc. ("Mercer Capital") has been retained by the Board of Directors of FSB, Inc. ("FSB") to issue a fairness opinion regarding the financial terms for the proposed merger between FSB and Union Planters Corporation ("UPC"). The preliminary fairness opinion is issued from a financial point of view on behalf of FSB shareholders.

Under the terms of the Agreement and Plan of Merger ("the Agreement") by and among Union Planters Corporation, Union Planters Holding Corporation, Union Planters Bank, FSB, Inc. and First State Bank of Covington, dated August 4, 1998, FSB shall be merged with and into Union Planters Holding Corporation, a wholly owned subsidiary of UPC. At the Effective Time (as defined in the Agreement), each outstanding FSB common share shall be converted into 1.61 UPC common shares. The Exchange Ratio (as defined in the Agreement) is based upon a negotiated value of $95.00 per share for FSB and the average closing price for UPC for the twenty trading days ended August 3, 1998. The ultimate value of the merger to FSB stockholders, however, will be contingent upon the market value of UPC's Common Stock on the Effective Date.

We understand that the Merger is conditioned upon, among other things, receipt of opinions to the effect that the Merger will qualify for treatment as a tax-free reorganization and as a pooling of interests for accounting purposes.

                                 Mr. Theodore B. Sloan
                                 August 4, 1998
                                 Page 2


Mercer Capital, as part of its investment banking and general valuation businesses, is engaged to assist financial institutions and businesses in merging with and acquiring other entities, and to value businesses and their securities in connection with mergers and acquisitions, private placements, corporate reorganization, estate tax matters, and other purposes. We have acted as FSB's Financial Advisor in connection with, and have participated in certain negotiations leading to, the Agreement.

As part of the engagement, representatives of Mercer Capital visited with FSB management in Covington, Tennessee and on prior occasions with UPC management in Memphis, Tennessee.(1) Factors considered in rendering the opinion include:

     1.   The terms of the Agreement, dated August 4, 1998;

     2. The process by which the Board solicited offers for FSB from various regional bank holding companies and the subsequent arms' length negotiations which occurred between representatives of FSB and UPC;

     3. The valuation analysis of FSB presented by Mercer Capital to the Board of Directors at the July 10, 1998 meeting;

     4. An analysis of the estimated pro-forma changes in book value per share, earnings per share, and dividends per share from the perspective of the FSB shareholders;

     5. A review of FSB's audited financial statements, internally prepared financial statements, and certain regulatory financial data for the fiscal years ended December 31, 1993, 1994, 1995, 1996, and 1997 and the quarters ended March 31, 1998 and June 30;

     6. A review of UPC's Annual Report to Shareholders and Annual Reports on Form 10-K for each of the years ended December 31, 1995, 1996, and 1997 and quarterly financial information for the quarter ended March 31, 1998 on Form 10-Q;

     7. A review of UPC's historical trading price and volume on an absolute basis and on a relative basis in comparisons to companies deemed to be comparable to UPC;


-------------
(1) A representative of Mercer Capital will visit with UPC management prior to the issuance of the updated opinion which will be included in the proxy-prospects mailed to shareholders.

                                 Mr. Theodore B. Sloan
                                 August 4, 1998
                                 Page 3



     8. A comparison of the financial terms, to the extent publicly available, of certain acquisition transactions which we deemed to be relevant for purposes of this opinion; and,

     9.   Tax consequences of the merger for FSB shareholders.

Mercer Capital neither compiled nor audited FSB's or UPC's financial statements; nor have we independently verified the information reviewed. We have relied upon such information as being complete and accurate in all material respects. We have not made an independent valuation of the loan portfolio, adequacy of the loan loss reserve or other assets or liabilities of either institution.

Our opinion does not constitute a recommendation to any shareholder as to how the shareholder should vote on the proposed merger; nor have we expressed any opinion as to the prices at which any security of UPC or FSB might trade in the future. The opinion is necessarily based on economic, market, financial and other conditions as they exist on, and on the information made available to us, as of the date of this letter. Although it is anticipated that an updated opinion will be provided to coincide with the mailing of the proxy-prospectus to shareholders, Mercer Capital is not obligated to provide such an opinion.

Based upon our analysis of the proposed transaction, it is our opinion as of the date hereof that the Exchange Ratio is fair from a financial point of view to the common shareholders of FSB.


                                        Sincerely yours,

                                        MERCER CAPITAL MANAGEMENTS, INC.


                                        Jeff K. Davis, CFA, ASA
                                        Vice President

                                                                      APPENDIX E

                                   CHAPTER 23

                               DISSENTERS' RIGHTS

SECTION

                  PART 1--RIGHT TO DISSENT AND
                  OBTAIN PAYMENT FOR SHARES

48-23-101.        Definitions.
48-23-102.        Right to dissent.
48-23-103.        Dissent by nominees and beneficial
                  owners.


                  PART 2--PROCEDURE FOR EXERCISE OF
                  DISSENTERS' RIGHTS

48-23-201.        Notice of dissenters' rights.
48-23-202.        Notice of intent to demand payment.

SECTION

48-23-203.        Dissenters' notice.
48-23-204.        Duty to demand payment.
48-23-205.        Share restrictions.
48-23-206.        Payment.
48-23-207.        Failure to take action.
48-23-208.        After-acquired shares.
48-23-209.        Procedure if shareholder dissatisfied
                  with payment or offer.


                  PART 3--JUDICIAL APPRAISAL OF SHARES

48-23-301.        Court action.
48-23-302.        Court costs and counsel fees.

             PART 1--RIGHT TO DISSENT AND OBTAIN PAYMENT FOR SHARES

  48-23-101. DEFINITIONS--As used in this chapter, unless the context otherwise requires:
  (1) "Beneficial shareholder" means the person who is a beneficial owner of shares held by a nominee as the record shareholder;
  (2) "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer;
  (3) "Dissenter" means a shareholder who is entitled to dissent from corporate action under ss. 48-23-102 and who exercises that right when and in the manner required by Part 2 of this chapter;
  (4) "Fair value", with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action;
  (5) "Interest" means interest from the effective date of the corporate action that give rise to the shareholder's right to dissent until the date of payment, at the average auction rate paid on United States treasury bills with a maturity of six (6) months (or the closest maturity thereto) as of the auction date for such treasury bills closest to such effective date;
  (6) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation; and
  (7) "Shareholder" means the record shareholder or the beneficial shareholder. [Acts 1986, ch. 887, ss. 13.01]

  48-23-102. RIGHT TO DISSENT.--(a) A shareholder is entitled to dissent from, and obtain payment of the fair value of the shareholder's shares in the event of, any of the following corporate actions:

  (1) Consummation of a plan of merger to which the corporation is a party:
         (A) If shareholder approval is required for the merger by ss. 48-21-104 or the charter and the shareholder is entitled to vote on the merger; or
         (B) If the corporation is a subsidiary that is merged with its parent under ss. 48-21-105;
  (2) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

  (3) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one
(1) year after the date of sale;
  (4) An amendment of the charter that materially and adversely affects rights in respect of a dissenter's shares because it:
         (A) Alters or abolishes a preferential right of the shares;
         (B) Creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares;
         (C) Alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities; (D) Excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights; or
         (E) Reduces the number of shares owned by the shareholder to a fraction of a share, if the fractional share is to be acquired for cash under ss. 48-16-104; or
  (5) Any corporate action taken pursuant to a shareholder vote to the extent the charter, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.
  (b) A shareholder entitled to dissent and obtain payment for the shareholder's shares under this chapter may not challenge the corporate action creating the shareholder's entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.
  (c) Notwithstanding the provisions of subsection (a), no shareholder may dissent as to any shares of a security which, as of the date of the effectuation of the transaction which would otherwise give rise to dissenters' rights, is listed on an exchange registered under ss. 6 of the Securities Exchange Act of 1934, as amended, or is a "national market system security," as defined in rules promulgated pursuant to the Securities Exchange Act of 1934, as amended. [Acts 1986, ch. 887, ss. 13.02.]

  48-23-103. DISSENT BY NOMINEES AND BENEFICIAL OWNERS.--(a) A record shareholder may assert dissenters' rights as to fewer than all the shares registered in the record shareholder's name only if the record shareholder dissents with respect to all shares beneficially owned by any one (1) person and notifies the corporation in writing of the name and address of each person on whose behalf the record shareholder asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which the partial dissenter dissents and the partial dissenter's other shares were registered in the names of different shareholders.
  (b) A beneficial shareholder may assert dissenters' rights as to shares of any one (1) or more classes held on the beneficial shareholder's behalf only if the beneficial shareholder:
  (1) Submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and
  (2) Does so with respect to all shares of the same class of which the person is the beneficial shareholder or over which the person has power to direct the vote. [Acts 1986, ch. 887, ss. 13.03.]

              PART 2--PROCEDURE FOR EXERCISE OF DISSENTERS' RIGHTS

  48-23-201. NOTICE OF DISSENTERS' RIGHTS.--(a) If proposed corporate action creating dissenters' rights under ss. 48-23-102 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this chapter and be accompanied by a copy of this chapter.
  (b) If corporate action creating dissenters' rights under ss. 48-23-102 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in ss. 48-23-203.
  (c) A corporation's failure to give notice pursuant to this section will not invalidate the corporate action. [Acts 1986, ch. 887, ss. 13.20.]

  48-23-202. NOTICE OF INTENT TO DEMAND PAYMENT.--(a) If proposed corporate action creating dissenters' rights under ss. 48-23-102 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights must:

  (1) Deliver to the corporation, before the vote is taken, written notice of the shareholder's intent to demand payment for the shareholder's shares if the proposed action is effectuated; and
  (2) Not vote the shareholder's shares in favor of the proposed action. No such written notice of intent to demand payment is required of any shareholder to whom the corporation failed to provide the notice required by ss. 48-23-201.
  (b) A shareholder who does not satisfy the requirements of subsection
(a) is not entitled to payment for the shareholder's shares under this chapter. [Acts 1986, ch. 887, ss. 13.21.]

  48-23-203. DISSENTERS' NOTICE.--(a) If proposed corporate action creating dissenters' rights under ss. 48-23-102 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of ss. 48-23-202.
  (b) The dissenters' notice must be sent no later than ten (10) days after the corporate action was authorized by the shareholders or effectuated, whichever is the first to occur, and must:
  (1) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;
  (2) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;
  (3) Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the principal terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether or not the person asserting dissenters' rights acquired beneficial ownership of the shares before that date;
  (4) Set a date by which the corporation must receive the payment demand, which date may not be fewer than one (1) nor more than two (2) months after the date the subsection (a) notice is delivered; and
  (5) Be accompanied by a copy of this chapter if the corporation has not previously sent a copy of this chapter to the shareholder pursuant to ss. 48-23-201. [Acts 1986, ch. 887 ss. 13.22.]

  48-23-204. DUTY TO DEMAND PAYMENT.--(a) A shareholder sent a dissenters' notice described in ss. 48-23-203 must demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date required to be set forth in the dissenters' notice pursuant to ss. 48-23-203 (b)(3), and deposit the shareholder's certificates in accordance with the terms of the notice.
  (b) The shareholder who demands payment and deposits the shareholder's share certificates under subsection (a) retains all other rights of a shareholder until these rights are cancelled or modified by the effectuation of the proposed corporate action.
  (c) A shareholder who does not demand payment or deposit the shareholder's share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for the shareholder's shares under this chapter.
  (d) A demand for payment filed by a shareholder may not be withdrawn unless the corporation with which it was filed, or the surviving corporation, consents thereto. [Acts 1986, ch. 887 ss. 13.23.]

  48-23-205. SHARE RESTRICTIONS.--(a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is effectuated or the restrictions released under ss. 48-23-207.
  (b) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are cancelled or modified by the effectuation of the proposed corporate action. [Acts 1986, ch. 887 , ss. 13.24.]

  48-23-206. PAYMENT.--(a) Except as provided in ss. 48-23-208, as soon as the proposed corporate action is effectuated, or upon receipt of a payment demand, whichever is later, the corporation shall pay each dissenter who complied with ss. 48-23-204 the amount the corporation estimates to be the fair value of each dissenter's shares, plus accrued interest.
  (b) The payment must be accompanied by:
  (1) The corporation's balance sheet as of the end of a fiscal year ending not more than sixteen (16) months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;
  (2) A statement of the corporation's estimate of the fair value of the shares;
  (3) An explanation of how the interest was calculated;

  (4) A statement of the dissenter's right to demand payment under ss. 48-23-209; and
  (5) A copy of this chapter if the corporation has not previously sent a copy of this chapter to the shareholder pursuant to ss. 48-23-201 or ss. 48-23-203. [Acts 1986, ch. 887, ss. 13.25.]

  48-23-207. FAILURE TO TAKE ACTION.--(a) If the corporation does not effectuate the proposed action that gave rise to the dissenters' rights within two (2) months after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.
  (b) If after returning deposited certificates and releasing transfer restrictions, the corporation effectuates the proposed action, it must send a new dissenters' notice under ss. 48-23-203 and repeat the payment demand procedure. [Acts 1986, ch. 887, ss. 13.26.]

  48-23-208. AFTER-ACQUIRED SHARES.--(a) A corporation may elect to withhold payment required by ss. 48-23-206 from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the principal terms of the proposed corporate action.
  (b) To the extent the corporation elects to withhold payment under subsection
(a), after effectuating the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of the dissenter's demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter's right to demand payment under ss. 48-23-209. [Acts 1986, ch. 887, ss. 13.27.]

    48-23-209. PROCEDURE IF SHAREHOLDER DISSATISFIED WITH PAYMENT OR OFFER.--(a) A dissenter may notify the corporation in writing of the dissenter's own estimate of the fair value of his the dissenter's shares and amount of interest due, and demand payment of the dissenter's estimate (less any payment under ss. 48-23-206), or reject the corporation's offer under ss. 48-23-208 and demand payment of the fair value of the dissenter's shares and interest due, if:
  (1) The dissenter believes that the amount paid under ss. 48-23-206 or offered under ss. 48-23-208 is less than the fair value of the dissenter's shares or that the interest due is incorrectly calculated;
  (2) The corporation fails to make payment under ss. 48-23-206 within two (2) months after the date set for demanding payment; or
  (3) The corporation, having failed to effectuate the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within two (2) months after the date set for demanding payment.
  (b) A dissenter waives the dissenter's right to demand payment under this section unless the dissenter notifies the corporation of the dissenter's demand in writing under subsection (a) within one (1) month after the corporation made or offered payment for the dissenter's shares. [Acts 1986, ch. 887, ss. 13.28.]

                      PART 3--JUDICIAL APPRAISAL OF SHARES

  48-23-301. COURT ACTION.--(a) If a demand for payment under ss. 48-23-209 remains unsettled, the corporation shall commence a proceeding within two (2) months after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the two-month period, it shall pay each dissenter whose demand remains unsettled the amount demanded.
  (b) The corporation shall commence the proceeding in a court of record having equity jurisdiction in the county where the corporation's principal office (or, if none in this state, its registered office) is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.
  (c) The corporation shall make all dissenters (whether or not residents of this state) whose demands remain unsettled, parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.
  (d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) is plenary and exclusive. The court may appoint one (1) or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.
  (e) Each dissenter made a party to the proceeding is entitled to judgment:
  (1) For the amount, if any, by which the court finds the fair value of the dissenter's shares, plus accrued interest, exceeds the amount paid by the corporation; or
  (2) For the fair value, plus accrued interest, of the dissenter's after-acquired shares for which the corporation elected to withhold payment under ss. 48-23-208. [Acts 1986, ch. 887, ss. 13.30.]

  48-23-302. COURT COSTS AND COUNSEL FEES.--(a) The court in an appraisal proceeding commenced under ss. 48-23-301 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under ss. 48-23-209.
  (b) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable against:
  (1) The corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of Part 2 of this chapter; or
  (2) Either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.
  (c) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.
[Acts 1986, ch. 887, 13.31.]

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The Restated Charter of the Registrant provides as follows:

TWELFTH:          INDEMNIFICATION OF CERTAIN PERSONS:

       To the fullest extent permitted by Tennessee law, the Corporation may indemnify or purchase and maintain insurance to indemnify any of its directors, officers, employees or agents and any persons who may serve at the request of the Corporation as directors, officers, employees, trustees or agents of any other corporation, firm, association, national banking association, state-chartered bank, trust company, business trust, organization or any other type of entity whether or not the Corporation shall have any ownership interest in such entity. Such indemnification(s) may be provided for in the Bylaws, or by resolution of the Board of Directors or by appropriate contract with the person involved.

Article V, INDEMNIFICATION, of the Registrant's Amended and Restated Bylaws provides as follows:

       The Corporation does hereby indemnify its directors and officers to the fullest extent permitted by the laws of the State of Tennessee and by ARTICLE TWELFTH of its Charter. The Corporation may indemnify any other person to the extent permitted by the Charter and by applicable law.

       Indemnification of corporate directors and officers is governed by Sections 48-18-501 through 48-18-509 of the Tennessee Business Corporation Act (the "Act"). Under the Act, a person may be indemnified by a corporation against judgments, fines, amounts paid in settlement and reasonable expenses (including attorneys' fees) actually and necessarily incurred by him in connection with any threatened or pending suit or proceeding or any appeal thereof (other than an action by or in the right of the corporation), whether civil or criminal, by reason of the fact that he is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director or officer, employee or agent of another corporation of any type or kind, domestic or foreign, if such director or officer acted in good faith for a purpose which he reasonably believed to be in the best interest of the corporation and, in criminal actions or proceedings only, in addition, had no reasonable cause to believe that his conduct was unlawful. A Tennessee corporation may indemnify a director or officer thereof in a suit by or in the right of the corporation against amounts paid in settlement and reasonable expenses, including attorneys' fees, actually and necessarily incurred as a result of such suit unless such director or officer did not act in good faith or with the degree of diligence, care and skill which ordinarily prudent men exercise under similar circumstances and in like positions.

       A person who has been wholly successful, on the merits or otherwise, in the defense of any of the foregoing types of suits or proceedings is entitled to indemnification for the foregoing amounts. A person who has not been wholly successful in any such suit or proceeding may be indemnified only upon the order of a court or a finding that the director or officer met the required statutory standard of conduct by (i) a majority vote of a disinterested quorum of the

Board of Directors, (ii) the Board of Directors based upon the written opinion of independent legal counsel to such effect, or (iii) a vote of the shareholders.

ITEM 21.   EXHIBITS.

       The following exhibits are filed herein or have been, as noted, previously filed:


    Exhibit
      No.                                  Description
-------------------------------------------------------------------------------
     2.1                Agreement and Plan of Merger, dated as of August 4,
                        1998, by and between Union Planters Corporation, Union
                        Planters Holding Corporation and FSB, Inc. (Included as
                        Appendix A to the Proxy Statement included as part of
                        this Registration Statement.)
     2.2                Plan of Merger of FSB, Inc. into and with Union Planters
                        Holding Corporation.  (Included as Appendix B to the Proxy
                        Statement included as part of this Registration Statement.)
     4.1                Restated Charter of Union Planters Corporation.
                        (Incorporated by reference to Exhibit 3(a) to the Quarterly
                        Report on Form 10-Q of UPC for the fiscal quarter ended
                        March 31, 1998.)
     4.2                Amended and Restated Bylaws of Union Planters
                        Corporation.  (Incorporated by reference to Exhibit 3(d) to the
                        Annual Report on Form 10-K of UPC for the fiscal year
                        ended December 31, 1996 (File No. 0-6919).)
     5.1                Opinion of E. James House, Jr., Secretary and Manager of the
                        Legal Department of Union Planters Corporation, as to the
                        validity of the shares of UPC Common Stock.
     8.1                Opinion of Wyatt, Tarrant & Combs as to federal income tax consequences.
    23.1                Consent of PricewaterhouseCoopers LLP.
    23.2                Consent of Whitehorn Tankersley & Co., PLLC, independent
                        auditors for FSB, Inc.
    23.3                Consent of Mercer Capital Management Inc.
    23.4                Consent of E. James House, Jr., Secretary and Manager of the
                        Legal Department of Union Planters Corporation (included in
                        Exhibit 5.1).
    23.5                Consent of Wyatt Tarrant & Combs (included in Exhibit 8.1).
    24.1                Power of Attorney (contained on the signature page hereof).
    99.1                Form Proxy Appointment Card of FSB, Inc.

ITEM 22.   UNDERTAKINGS.

         The undersigned Registrant hereby undertakes:

         (1) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (2) That for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

         (3) That for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         (5) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

         (6) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

         (7) That prior to any public reoffering of the securities registered hereunder through the use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

         (8) That every prospectus: (i) that is filed pursuant to Paragraph (7) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Memphis, State of Tennessee on this the 17th day of October, 1998.

                                       REGISTRANT


                                       UNION PLANTERS CORPORATION


                                       By:  /s/ Benjamin W. Rawlins, Jr.
                                            -------------------------------
                                            Benjamin W. Rawlins, Jr.
                                            Chairman of the Board and Chief
                                             Executive Officer

         We, the undersigned directors and officers of Union Planters Corporation do hereby constitute and appoint E. James House, Jr. and M. Kirk Walters, and each of them, our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for us and in our name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and we do hereby ratify and confirm all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and at the dates indicated.

         SIGNATURES                                 TITLE                                        DATE
         ----------                                 -----                                        ----

/s/  Benjamin W. Rawlins, Jr.              Chairman of the Board,                        October 15, 1998
------------------------------------       Chief Executive Officer, Director
     Benjamin W. Rawlins, Jr.               (Principal Executive Officer)



/s/ Jackson W. Moore                      President, Chief Operating Officer,            October 15, 1998
------------------------------------        Director
     Jackson W. Moore


/s/ John W. Parker                        Executive Vice President and                   October 15, 1998
------------------------------------        Chief Financial Officer
     John W. Parker                         (Principal Financial Officer)



/s/  M. Kirk Walters                      Senior Vice President, Treasurer,              October 15, 1998
------------------------------------        and Chief Accounting Officer
     M. Kirk Walters


SIGNATURES                                  TITLE                                                DATE
----------                                  -----                                                ----

                                          Director
------------------------------------
Albert M. Austin


/s/  Marvin E. Bruce                      Director                                       October 15, 1998
------------------------------------
     Marvin E. Bruce


/s/  George W. Bryan                      Director                                       October 15, 1998
------------------------------------
     George W. Bryan


/s/  James E. Harwood                     Director                                       October 15, 1998
------------------------------------
     James E. Harwood


/s/  Parnell S. Lewis, Jr.                Director                                       October 15, 1998
------------------------------------
     Parnell S. Lewis, Jr.


/s/  C.J. Lowrance, III                   Director                                       October 15, 1998
------------------------------------
     C.J. Lowrance, III


/s/ Stanley D. Overton                    Director                                       October 15, 1998
------------------------------------
     Stanley D. Overton


/s/  Dr. V. Lane Rawlins                  Director                                       October 15, 1998
------------------------------------
     Dr. V. Lane Rawlins


/s/  Donald F. Schuppe                    Director                                       October 15, 1998
------------------------------------
     Donald F. Schuppe

/s/  David M. Thomas                      Director                                       October 15, 1998
------------------------------------
     David M. Thomas


                                          Director
------------------------------------
Richard A. Trippeer, Jr.


/s/  Spence L. Wilson                     Director                                       October 15, 1998
------------------------------------
     Spence L. Wilson

                                  EXHIBIT INDEX

The following exhibits are filed herein or have been, as noted, previously filed:



Exhibit                                                    Description
No.
-------------        ------------------------------------------------------------------------

    2.1              Agreement and Plan of Merger, dated as of August 4, 1998,
                     by and between Union Planters Corporation, Union Planters
                     Holding Corporation and FSB, Inc. (Included as Appendix A
                     to the Proxy Statement included as part of this
                     Registration Statement.)
    2.2              Plan of Merger of FSB, Inc. into and with Union Planters
                     Holding Corporation. (Included as Appendix B to the Proxy
                     Statement included as part of this Registration Statement.)
    4.1              Restated Charter of Union Planters Corporation.  (Incorporated by
                     reference to Exhibit 3(a) to the Quarterly Report on Form 10-Q of UPC
                     for the fiscal quarter ended March 31, 1998.)
    4.2              Amended and Restated Bylaws of Union Planters Corporation.
                     (Incorporated by reference to Exhibit 3(d) to the Annual
                     Report on Form 10-Q of UPC for the quarter ended March 31,
                     1998 (File No. 0-6919).
    5.1              Opinion of E. James House, Jr., Secretary and Manager of the Legal
                     Department of Union Planters Corporation, as to the validity of the shares of UPC Common Stock.
    8.1              Opinion of Wyatt, Tarrant & Combs as to federal income tax consequences.
   23.1              Consent of PricewaterhouseCoopers LLP.
   23.2              Consent of Whitehorn Tankersley & Co., PLLC, independent auditors for FSB, Inc.
   23.3              Consent of Mercer Capital Management Inc.
   23.4              Consent of E. James House, Jr., Secretary and Manager of the Legal
                     Department of Union Planters Corporation (included in Exhibit 5.1).
   23.5              Consent of Wyatt Tarrant & Combs (included in Exhibit 8.1).
   24.1              Power of Attorney (contained on the signature page hereof).
   99.1              Form Proxy Appoint Card of FSB, Inc.